As filed with the Securities and Exchange Commission on July 18, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABOVE FOOD INGREDIENTS INC.

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	2000 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

2305 Victoria Avenue #001

Regina, Saskatchewan, S4P 0S7

306-779-2268

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400	Sharagim Habibi Gowling WLG (Canada) LLP 421 7 Ave SW Suite #1600 Calgary, AB T2P 4K9, Canada (416) 346-1504

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated July 18, 2024.

PROSPECTUS

Above Food Ingredients Inc.

20,272,598 Common Shares

350,000 Common Shares Issuable Upon Exercise of Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of:

•	up to 2,299,996 common shares (“Common Shares”) of Above Food Ingredients Inc. (“we” or the “Company”) of certain Selling Securityholders, including (i) 8,557,495 common shares of Above Food Corp. (“Above Food”) issued in a private placement pursuant to the Enhol SPA and Enhol Subscription Agreement (each as defined herein) consummated prior to the Business Combination (as defined herein) for a purchase price of approximately $10.00 per share (after giving effect to the conversion), which shares were converted into 1,799,996 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 500,000 Common Shares received from Smart Dine, LLC (the “Sponsor”) as incentive shares for nominal consideration;

•	up to 1,382,550 Common Shares of certain Selling Securityholders, including (i) 2,519,707 common shares of Above Food purchased in a private placement pursuant to subscription agreements certain investors consummated prior to the Business Combination for a purchase price of approximately $4.46 per share (after giving effect to the conversion and issuance of incentive shares as described below), which shares were converted into 530,000 Common Shares on a one-for-0.2103419 basis as part of the Business Combination (ii) 1,533,456 common shares of Above Food issued as a deposit for a future transaction prior to the Business Combination, which shares were converted into 322,550 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (iii) 530,000 Common Shares received from the Sponsor as incentive shares for nominal consideration;

•	up to 1,917,417 Common Shares of certain Selling Securityholders including (i) 5,217,125 common shares of Above Food issued in a private placement pursuant to that certain Convertible Loan Agreement (as defined below) to the lenders thereto (the “Convertible Lenders”) prior to the Business Combination for a purchase price of approximately USD $5.53 per share (after giving effect to the conversion and issuance of incentive shares as described below), which shares were converted into 1,097,380 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 820,037 Common Shares received from the Sponsor as incentive shares for nominal consideration;

•

up to 3,525,579 Common Shares (“Bite Founder Shares”) issued to the Sponsor, certain founding members and partners of the Sponsor and management of Bite Acquisition Corp. (“Bite”) and their transferees (i) including 3,192,766 Common Shares in exchange for their Bite common stock, par value $0.0001 per share (“Bite Common Stock”) on a one-for-one basis pursuant to the Business Combination, which shares of Bite Common Stock were originally issued in private placements by Bite for a purchase price of approximately $0.0058 per share (the Bite Founder Shares are subject to transfer restrictions in the Stock Escrow Agreement (as defined below)) and (ii) 332,813 Common Shares received from the Sponsor as incentive shares for nominal consideration;

•	up to 150,000 Common Shares of certain Selling Securityholders issued to the Sponsor in exchange for Bite Common Stock on a one-for-one basis pursuant to the Business Combination in a private placement prior to the Business Combination and subsequently transferred to Gowling WLG (Canada) LLP (“Gowling”) from the Sponsor pursuant to an expense note issued by the Company and the Sponsor in favor of Gowling as partial consideration for services rendered by Gowling to the Company in connection with the Business Combination;

•	up to 10,018,936 Common Shares issued to certain former securityholders (the “Above Food Holders”) of Above Food pursuant to the Business Combination in exchange for securities of Above Food acquired by executives and founders that in most cases were issued for nominal consideration or pursuant to grants to such executives under Above Food’s equity incentive plans (ninety (90%) percent of which are subject to transfer restrictions set forth in the Plan of Arrangement (as defined below));

•	up to 978,120 Common Shares of certain Selling Securityholders, of which (i) 728,120 Common Shares were received upon conversion of 3,461,602 Above Food common shares issued in a private placement pursuant to an asset purchase agreement (the “NRGene APA”) with NRGene Technologies Ltd. (“NRGene”) consummated prior to the Business Combination (as defined herein) for a purchase price of approximately $13.73 per share, which shares were converted into Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 250,000 Common Shares received by NRGene and its affiliates from the Sponsor as incentive shares for nominal consideration;

•

Up to 350,000 Common Shares issuable upon exercise of the warrants of the Company (“Company Warrants”) issued to the Sponsor, Lexington Capital, SAPI DE CV (“Lexington”) and EarlyBird Capital, Inc. (“EBC”) in exchange for the Bite private placement warrants on a one-for-one basis pursuant to the Business Combination, of which (i) 260,000 Bite private placement warrants were originally purchased in a private placement in connection with the Bite IPO (as defined below) for a purchase price of $10.00 per Bite Unit, consisting of one (1) share of Bite Common Stock and one-half (1/2) of one Bite private placement warrant (each, a “Bite Unit”), (ii) 75,000 Bite private placement warrants issued to the Sponsor upon conversion of the Bite Working Capital Loans (as defined below) into Bite Units at a price of $10.00 per unit at Bite’s option at the Closing of the Business Combination and (iii) 15,000 warrants included as part of the private placement units sold by Bite to EBC.

We will not receive any proceeds from the sale of the New Above Food Common Shares by the Selling Securityholders pursuant to this prospectus.

In connection with the Business Combination, holders of 19,949,562 Bite Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.30 per share, for an aggregate redemption price of approximately $201,072,373. In addition, holders of 518,880 Bite Common Stock exercised their rights to redeem those shares for cash at a price of approximately $10.70 per share on February 13, 2024. On April 29, 2024, additional holders of 2,308,860 Bite Common Stock exericed their rights to redeem those shares for cash at price of approximately $10.91 per share. At the closing of the Business Combination, there were 27,804,607 Common Shares issued and outstanding. As of the date of this prospectus, there were 28,532,656 Common Shares issued and outstanding. The total number of Common Shares that may be offered and sold under this prospectus by the Selling Securityholders (the “Total Resale Shares”) represents a substantial percentage of the total outstanding Common Shares as of the date of this prospectus. The Total Resale Shares being offered for resale in this prospectus represent approximately 71% of our current total outstanding Common Shares. Further, certain Selling Securityholders beneficially own a significant percentage of our outstanding Common Shares. As of July 18, 2024, (i) the Above Food Holders beneficially owned, in the aggregate 10,018,936 Common Shares, representing approximately 35% of all outstanding Common Shares and (ii) the Sponsor beneficially owned 2,293,616 Common Shares, representing approximately 8% of all outstanding Common Shares. Approximately ninety (90%) percent of those Common Shares are subject to transfer restrictions set forth in the Plan of Arrangement, and the Company Warrants are subject to the Stock Escrow Agreement that expire on December 28, 2024 for non-affiliates and June 28, 2025 for affiliates of the Company. Those Common Shares and Company Warrants thereafter may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Shares. Even if the current trading price of the Common Shares is at or significantly below the price at which the Bite Units were issued in the Bite IPO, some of the Selling Securityholders may still have an incentive to sell because they could still profit on sales due to the lower purchase price they paid with respect to their securities compared to public securityholders. Public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Common Shares or Company Warrants, except with respect to amounts received by us upon the exercise of the Company Warrants. Whether holders will exercise their Company Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Common Shares. Each Company Warrant is exercisable for one Common Share at an exercise price of $11.50. Therefore, if and when the trading price of the Common Shares is less than $11.50, we expect that holders would not exercise their Company Warrants. The last reported sales price for the Common Shares on the Nasdaq Stock Market LLC (“Nasdaq”) on July 9, 2024 was $2.33 per share. Company Warrants may not be in the money during the period they are exercisable and prior to their expiration, and the Company Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, the Company Warrants may expire worthless and we may receive minimal proceeds, if any, from the exercise of Company Warrants. To the extent that any of the Company Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Company Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

We are registering the shares for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the New Above Food Common Shares. The Selling Securityholders may offer, sell or distribute all or a portion of their New Above Food Common Shares publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the New Above Food Common Shares.

We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Common Shares or Company Warrants. See “Plan of Distribution.”

The Common Shares are listed on Nasdaq under the symbol “ABVE”. On July 9, 2024, the last reported sales price of the Common Shares on Nasdaq was $2.33 per share.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Our business and investment in our securities involves significant risks. These risks are described in the section titled “Risk Factors” beginning on page 9 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of these securities, or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is [ ● ], 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 20,622,598 New Above Food Common Shares (including 350,000 Common Shares issuable upon exercise of Company Warrants) from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

This prospectus also relates to the issuance by us of the Common Shares issuable upon the exercise of the Company Warrants. We will not receive any proceeds from the sale of Common Shares underlying the Company Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Company Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

None of us or the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We have used, registered, and/or applied to register certain trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name and logos are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “New Above Food” refer to the consolidated operations of Above Food Ingredients Inc. and its subsidiaries. References to “Bite” refer to Bite Acquisition Corp. prior to the consummation of the Business Combination and references to “Above Food” refer to Above Food Corp. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•	general economic uncertainty;

•	the ability to maintain the listing of the New Above Food Common Shares and Company Warrants on Nasdaq or any other national stock exchange;

•	potential disruption in the Company’s employee retention as a result of the Business Combination;

•	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving the Company, including in relation to the Business Combination;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the effectiveness of the Company’s internal controls and its corporate policies and procedures;

•	changes in personnel and availability of qualified personnel;

•	potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by the Company due to the Business Combination;

•	the limited experience of certain members of the Company’s management team in operating a public company in the United States;

•	the volatility of the market price and liquidity of the Common Shares;

•	the significant increased expenses and administrative burdens that the Company will incur as a public company;

•	the occurrence of an uninsurable event;

•	internal control weaknesses and any misstatements of financial statements or the Company’s inability to meet periodic reporting obligations;

•	foreign currency and interest rate fluctuations;

•	the risk that the COVID-19 pandemic continues to cause disruptions in economic activity internationally and on the financial condition and results of operations of the Company;

•	failure to comply with anticorruption, economic sanctions, and anti-money laundering laws; and

•	other risks and uncertainties described in this registration statement, including those under the section entitled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 9 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our New Above Food Common Shares.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company,” “New Above Food,” “we,” “our,” “us” and other similar terms refer to Above Food Ingredients Inc. and its consolidated subsidiaries.

Overview

The Company is a Saskatchewan-based regenerative ingredient company with a vertically integrated supply chain that produces products made with carefully sourced ingredients, with a priority on chain of custody, nutrition, flavor and transparency. Our vision is to create a healthier world – one seed, one field, and one bite at a time. With a priority on chain of custody plant proteins, enabled by scaled operations and infrastructure in primary agriculture and ingredient processing, we aim to deliver food to business and consumers with traceability, quantifiable sustainability, and nutrient density.

Our ingredients are inside some of the most successful branded consumer products, with products available online and in natural grocers across Canada and the USA. Our railway infrastructure, grain storage terminals, private railcar fleet, and strategic farm acres provide reliability and agility across the supply chain. From partnering to purchase next year’s planting seed to measuring the results of regenerative farming practices, we take the long view. We believe the Company is poised to expand its platform through innovation and organic growth along with acquisition opportunities in the regenerative ingredient space.

We have three main product lines and operate in two reportable segments: Disruptive Agriculture and Rudimentary Ingredients, and Consumer Packaged Goods (“CPG”). The Disruptive Agriculture and Rudimentary Ingredients segment concentrates on the provisioning of discrete genetics, origination, purchasing, grading, primary processing and sale of regeneratively grown grain, as well as the origination, purchase, and sale of bespoke ingredients products, processed primarily through the Company-owned ingredient facilities. The CPG segment formulates, manufactures, sells, distributes, and markets proprietary consumer product formulations in owned brands and focuses on manufacturing and distribution for private-labeled retail owned brands. The Company also has a corporate department that carries out the centralized functions of accounting, treasury, information technology, legal, and human resources. Given that this department does not undertake business activities and does not recognize revenue that are more than incidental to the Company’s activities, it is not considered to be a separate operating segment.

We have experienced a decrease in sales for the year ended January 31, 2024 (“FY24”) in comparison to the year ended January 31, 2023 (“FY23”), with both years having a large increase over the year ended January 31, 2022 (“FY22”). Revenues decreased to $368.4 million for FY24 from $396.5 million for FY23. Revenues for FY22 were $198.9 million. Disruptive Agriculture and Rudimentary Ingredients revenues decreased to $356.4 million in FY24 from $387.0 million in FY23, which increased from $198.7 million in FY22. CPG revenues increased to $11.6 million in FY24 from $9.4 million FY23, largely due to acquisitions that closed in May and June 2022 being included in the full FY24, compared to partial inclusion in FY23 (from the respective dates of acquisition to January 31, 2023). CPG revenues in FY22 were approximately $0.2 million, as the Company launched this segment towards the end of calendar 2021.

We have generated a net loss in each of FY24, FY23, and FY22. Net losses in FY24, FY23, and FY22 were $53.3 million, $45.5 million, and $5.8 million, respectively. The Company incurred significant losses in FY24 and FY23 relating to significant professional fees relating to consulting and accounting as the Company prepares to go public, expenditures in order to fulfill sales contracts, continued investment in innovation and growth of our business, and implementation of the systems, processes and tools to be public ready. The loss in FY22 was largely related to expenses incurred in scaling up the business and beginning the process to go public. These losses specifically relate to operations, interest, and income taxes, and do not reflect specific capital expenditures or acquisitions.

The Business Combination

On June 28, 2024 (the “Closing Date”), the Company consummated its previously announced business combination, pursuant to the Business Combination Agreement, dated as of April 29, 2023 as amended on March 12, 2024 (the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), with Bite Acquisition Corp., a Delaware corporation (“Bite”), Above Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), the Company and Above Food Corp., a corporation incorporated under the laws of Saskatchewan, Canada (“Above Food”).

As part of the Business Combination, on May 6, 2024, Above Food continued from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta) (the “ABCA”).

On the Closing Date, pursuant to a court-approved plan of arrangement (the “Plan of Arrangement”), approved by the Court of King’s Bench of Alberta (the “Court”) pursuant to the Final Order of the Court dated June 18, 2024 (the “Final Order”), Above Food’s shareholders effected a share exchange pursuant to which, among other things, Above Food became a direct, wholly owned subsidiary of New Above Food; and following the completion of the share exchange, Merger Sub merged with and into Bite pursuant to a Delaware statutory merger (the “Merger”), with Bite continuing as the surviving corporation following the Merger (“Surviving Bite”), as a result of which Surviving Bite became a direct, wholly owned subsidiary of the Company.

On the Closing Date, pursuant to the Plan of Arrangement and prior to the effective time of the Merger (the “Merger Effective Time”), among other things, (i) the holders of common shares of Above Food (“Above Food Common Shares”) received, in the aggregate, 21,964,098 common shares of the Company (“Common Shares” or “New Above Food Common Shares”) in exchange for their Above Food Common Shares (the “Share Exchange”), (ii) the holders of warrants to purchase Above Food Common Shares pursuant to the Warrant Indenture, dated January 18, 2021, as supplemented by a Supplemental Warrant Indenture dated May 6, 2024, between Above Food, as issuer, and Odyssey Trust Company, as warrant agent, as amended by the Amended and Restated Warrant Indenture dated June 28, 2024 (the “A&R Warrant Indenture”) (the “Above Food Indenture Warrants”) received 10,611,244 warrants to purchase Common Shares, as adjusted in accordance with the Plan of Arrangement (the “Company Legacy Indenture Warrants”), in exchange for their Above Food Indenture Warrants and in the numbers determined in accordance with the Plan of Arrangement and (iii) the holders of warrants to purchase Above Food Common Shares pursuant to certificates of Above Food dated 19 January, 2021 representing an aggregate of 682,061 warrants (the “Above Food Non-Indenture Warrants”) received 682,061 warrants to purchase Common Shares, as adjusted in accordance with the Plan of Arrangement (the “Company Legacy Non-Indenture Warrants” and collectively with the Company Legacy Indenture Warrants, the “Company Legacy Warrants”).

On the Closing Date, at the Merger Effective Time, (i) holders of Bite common stock, par value $0.001 per share (“Bite Common Stock”) (after giving effect to the stockholder redemptions of the Bite Common Stock) received, in aggregate, 5,840,438 Common Shares for their shares of Bite Common Stock and (ii) private placement warrants to purchase shares of Bite pursuant to the Warrant Agreement, dated February 11, 2021, between Bite and Continental Stock Transfer & Trust Company, held by the Sponsor were converted into 275,000 warrants to purchase Common Shares (the “Company Warrants”) pursuant to the Amended and Restated Warrant Agreement, dated June 28, 2024, between the Company, Above Food, Bite and Continental Stock Transfer & Trust Company (the “A&R Warrant Agreement”). In addition, immediately prior the Merger Effective time (i) the outstanding units of Bite were each automatically separated into one share of Bite Common Stock and one-half of one Bite Public Warrant, which were exchanged for Common Shares and Company Warrants.

Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into that certain Convertible Subordinated Loan Agreement, dated as of December 29, 2022 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Convertible Loan Agreement”), pursuant to which the investors party thereto have loaned, an aggregate of USD $9,200,000 to Above Food. On the Closing Date, a portion of the debt amount of $8.1 million (as defined in the Convertible Loan Agreement) was converted into 1,097,380 Above Food Common Shares equal to the principal amount of the Loan (plus the interest paid on the Closing Date in the form of Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement) divided by USD $10.00, which Above Food Common Shares were converted into an aggregate of approximately 1,097,380 Common Shares pursuant to the Plan of Arrangement.

In connection with the closing of the Business Combination (the “Closing”), the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Above Food was been determined to be the accounting acquirer.

The rights of holders of our New Above Food Common Shares are governed by our articles (the “New Above Food Articles”), our amended and restated by-law no. 1 (the “New Above Food Bylaws”), and the applicable laws of Alberta, Canada, including the ABCA.

Recent Developments

Arcadia Biosciences, Inc. (“Arcadia”), Arcadia Wellness, LLC, (“Arcadia Wellness” and together with Arcadia, the “Sellers”), Above Food, and Above Food Ingredients Corp. (“Above Food Arcadia Sub”) entered into an Asset Purchase Agreement, dated May 14, 2024, pursuant to which Above Food Arcadia Sub purchased inventory and intellectual property assets and agreed to provide a $6,000,000 promissory note (the “Arcadia Promissory Note”) to the Sellers, among other assets and agreements, and in exchange the Sellers paid USD $2,000,000 to Above Food.

The Arcadia Promissory Note is repayable to Arcadia in yearly installments of USD $2,000,000 annually on the anniversary of the Arcadia Promissory note, and interest payable annually on each anniversary of the Arcadia Promissory Note at the current applicable prime rate. Arcadia also has the right to obtain publicly traded New Above Food Common Shares in the amount of USD $2,000,000 until the second anniversary of the Arcadia Promissory Note, instead of receiving one of the installment payments in cash. If Arcadia elects to receive New Above Food Common Shares in lieu of a cash payment, New Above Food is required to file a resale registration statement on Form F-1 within 20 days to register the resale of such New Above Food Common Shares.

On June 13, 2024, Above Food and Enhol entered into the Common Share Subscription Agreement (“Enhol Subscription Agreement”), pursuant to which Enhol agreed to purchase 2,377,082 Above Food Common Shares at a price of $2.103419 per share for an aggregate purchase price of USD $5,000,000. On June 19, 2024, Above Food issued 2,377,082 Above Food Common Shares to Enhol, which converted into 499,998 New Above Food Common Shares (the “Enhol Shares”) at the Closing of the Business Combination and are subject to registration rights pursuant to the Registration Rights Agreement, 50% of which are locked up for 60 days and 50% of which are locked up for 180 days, as further described in that certain Lock-Up Agreement, dated June 19, 2024, by and between Above Food and Enhol.

On June 19, 2024, Above Food acquired all the shares of Brotalia, S.L. (“Brotalia”) from Enhol and Mr. Gonzalo Agorreta Preciado. Brotalia is (A) a subsidiary of Enhol which is engaged in (a) the development, production and commercialization of (i) precooked processed animal protein products and (ii) products made with alternative protein, for human consumption, (b) the development and research of new products, technologies or processes for the manufacture of edible products for human consumption, and (c) food tech project acceleration consultancy, (the “Enhol Business”) and (B) the sole shareholder of Naturcook Innovaciones, S.L. (the “Subsidiary” and jointly with the Company, the “Companies”) pursuant to a share purchase agreement (the “Enhol SPA”) for an aggregate purchase price of $13,000,000, on the assumption that the net debt of the acquired business will be zero. The purchase price was paid by the delivery of 6,180,413 Above Food Common Shares, which converted into 1,299,998 New Above Food Common Shares at the Closing of the Business Combination. Pursuant to the Enhol SPA, Above Food agreed that Enhol and Mr. Preciado’s shares under the Enhol SPA would participate in the Share Exchange. The parties to the Enhol SPA agreed that no later than 10 business days following the Closing, Above Food would cause New Above Food to file a resale registration statement on Form F-1 to register the resale of Enhol and Mr. Preciado’s shares. The parties agreed that the shares issued pursuant to the Enhol SPA will be locked up for 12 months.

On June 19, 2024, New Above Food and Enhol entered into a Nomination Rights Agreement (“Nomination Agreement”), pursuant to which New Above Food agreed that Enhol has the right to designate one nominee to the board of directors of New Above Food (the “New Above Food Board”), so long as Enhol holds at least 50% of the issued and outstanding New Above Food Common Shares held by Enhol as of the date of the Closing of the Business Combination, commencing at the next meeting of the New Above Food shareholders after the Closing.

On June 19, 2024, Above Food, New Above Food, Sponsor, Enhol and Mr. Preciado entered into the Joinder to Registration Rights Agreement, pursuant to which Enhol and Mr. Preciado agreed to be bound by and become parties to the Registration Rights Agreement, dated June 28, 2024, by and among Above Food, New Above Food, Sponsor, and certain other investors set forth therein.

Above Food entered into the PIPE Subscription Agreements, under which the investors agreed to purchase 530,000 units of Above Food at a purchase price of $10.00 per unit for a total purchase price of $5,300,000, which units included one Above Food common share and one additional Above Food common share provided from the Sponsor or from treasury (the “Advantage Shares”), which Above Food common shares, besides the Advantage Shares, converted into 530,000 New Above Food Common Shares, 25% of which are locked up for 90 days beginning on July 1, 2024.

In addition, 1,533,456 common shares of Above Food were issued to the same group of shareholders prior to the Business Combination as a deposit for a future transaction, which shares were converted into 322,550 Common Shares on a one-for-0.2103419 basis as part of the Business Combination.

On June 27, 2024, Bite issued a Promissory Note in favor of the Sponsor (“Bite Promissory Note”), which amended, replaced and superseded that certain promissory note, dated January 22, 2024 between Bite and the Sponsor for $3,250,000. Under the Bite Promissory Note, Bite promised to pay Sponsor an interest-free, principle amount of $3,500,000, but Sponsor could elect to convert the outstanding principle into Working Capital Units upon consummation of Bite’s initial business combination. Sponsor elected to convert principle amount of $1,500,000 into Working Capital Units at the closing of the Business Combination. New Above Food and Sponsor entered into a Secured Convertible Promissory Note, dated June 27, 2024, pursuant to which New Above Food promised to pay Sponsor $2,000,000 in principle on the maturity date of June 27, 2026, with interest accruing on the unpaid principal amount at a rate equal to six percent (6%) per quarter, compounded quarterly. The entire principle amount is convertible into New Above Food Common Shares at Sponsor’s election.

As a result of the consummation of the business combination with Bite on June 28, 2024, the Company acquired the remaining 66.94% interest in ANF in exchange for 1,604,253 New Above Food Common Shares.

Above Food, NRGene Technologies Ltd. and NRGene Canada Inc. ("NRGene Canada" and together with NRG Technologies Ltd., the “Sellers”), entered into an Amendment to Asset Purchase Agreement, dated June 26, 2024, to amend that certain Asset Purchase Agreement, dated August 28, 2023, pursuant to which Above Food agreed to participate in the private financial round of NRGene Canada and allocate up to $1,000,000 of excess proceeds from any sale of New Above Food Common Shares to an investment under a SAFE investment agreement. Above Food agreed to provide the Sellers a non-recourse, interest-bearing loan in the amount of $2,362,500, for a period of six (6) months from the date of disbursement, bearing an annual interest rate of 3% per annum. Above Food also agreed to deliver to the Sellers 250,000 New Above Food Common Shares.

Use of Proceeds

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Common Shares or Company Warrants, except with respect to amounts received by us upon the exercise of the Company Warrants. Whether holders will exercise their Company Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Common Shares. Each Company Warrant is exercisable for one Common Share at an exercise price of $11.50. Therefore, if and when the trading price of the Common Shares is less than $11.50, we expect that holders would not exercise their Company Warrants. The last reported sales price for the Common Shares on the Nasdaq Stock Market LLC (“Nasdaq”) on July 9, 2024 was $2.33 per share. Company Warrants may not be in the money during the period they are exercisable and prior to their expiration, and the Company Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, the Company Warrants may expire worthless and we may receive minimal proceeds, if any, from the exercise of Company Warrants. To the extent that any of the Company Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Company Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

Summary Risk Factors

Above Food is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

Risks Related to Above Food’s Business, including that:

•	We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.

•	We have incurred net losses for the two preceding fiscal years and may continue to incur losses and have a working capital deficiency as at January 31, 2024. Our recurring net losses, negative operating cash flows and violations of certain covenants under our lending arrangements raise substantial doubt about our ability to continue as a going concern.

•	Above Food currently is in default under the terms of the Convertible Loan Agreement. Although Above Food is in the process of negotiating an amendment to the Convertible Loan Agreement to extend the maturity date to a date following the closing of the Business Combination, there can be no assurance that Above Food will successfully extend the maturity date.

•	We expect we will need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.

•	We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.

•	Our lack of long-term purchase orders and commitments from our customers may lead to a rapid decline in our sales.

•	Our ability to contract for sufficient acreage with the appropriate nutrient profile on a cost-effective basis presents challenges.

•	Products that we develop, and food containing our products, may fail to meet standards established by third-party verification organizations that provide food certifications, such as non-GMO and gluten-free, which could reduce the value of our products to customers.

•	To the extent we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.

•	We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of New Above Food’s consolidated financial statements or cause New Above Food to fail to meet its periodic reporting obligations.

•	We outsource to third parties certain supply-chain functions, including growing our seeds and processing our harvest.

•	The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.

•	Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions, all of which may be made worse by climate change, can impose significant costs and losses on our business.

•	Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

•	If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

Risks Related to Regulatory, Legal and Intellectual Property Matters, including that:

•	Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

•	Our products and operations are subject to government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements, or to respond to changes in regulations applicable to our business could adversely affect our business, financial condition, results of operations and cash flows.

•	We are subject to numerous environmental, health and safety laws and regulations relating to our use of biological materials and our food production operations. Compliance with such laws and regulations could be time consuming and costly.

•	We may not be able to protect our differentiated process adequately, which may impact our commercial success.

•	We may be unsuccessful in developing, licensing or acquiring intellectual property that may be required to develop and commercialize our products.

General Risk Factors Related to Above Food, including that:

•	Our business and reputation could be negatively impacted by the increased scrutiny from our stakeholders and institutional investors on ESG practices.

•	Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.

•	Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.

•	Our results of operations may suffer due to certain risks related to our operations in Latin America.

Risks Related to Ownership of New Above Food Common Shares, including that:

•	The price of New Above Food Common Shares may be volatile in the future, which could lead to losses by investors and costly securities litigation.

•	The rights of holders of New Above Food Common Shares may be impaired by the possible future issuance of preferred stock.

•	New climate-related disclosure obligations in proposed SEC rule amendments could have uncertain impacts on our business, impose additional reporting obligations on us, and increase our costs.

Risks Related to the Business Combination and Post-Closing Operations of New Above Food, including that:

•	Some of Above Food’s relationships with its customers, distributors and vendors may experience disruptions in connection with the Business Combination, which may limit New Above Food’s business.

•	As a “foreign private issuer” under the rules and regulations of the SEC, New Above Food is permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

•	The Company will incur significant increased expenses and administrative burdens as a public company.

•	The Company may identify internal control weaknesses in the future or otherwise fail to develop and maintain an effective system of internal controls, which may result in material misstatements of financial statements and/or the Company’s inability to meet periodic reporting obligations.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote of shareholders on executive compensation, shareholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

New Above Food may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the first sale of common equity securities pursuant to an effective registration statement. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the prior July 31st, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING

Securities offered by the
Selling Securityholders	We are registering the resale by Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 20,622,598 Common Shares (including 350,000 Common Shares issuable upon exercise of Company Warrants).

Risk factors	You should carefully read the “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in New Above Food Common Shares.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the Common Shares and Company Warrants registered under this prospectus for resale.

Shares outstanding prior to the offering	As of July 18, 2024, we had 28,532,656 Common Shares outstanding. The number of Common Shares outstanding prior to this offering excludes (a) up to 10,350,000 Common Shares issuable upon the exercise of Company Warrants, with an exercise price of $11.50 per share, and (b) up to 2,375,455 Common Shares issuable upon the exercise of (i) 10,611,244 Company Legacy Warrants, with an exercise price of USD $13.31 and (ii) 682,061 Company Legacy Non-Indenture Warrants with an exercise price of USD $28.34.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in New Above Food Common Shares. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of New Above Food Common Shares could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of New Above Food Common Shares in the public market by the Selling Securityholders and/or by our existing shareholders could cause the price of New Above Food Common Shares to fall.

The Selling Securityholders can sell, under this prospectus, up to (a) 20,622,598 New Above Food Common Shares (including 350,000 Common Shares issuable upon exercise of Company Warrants) constituting approximately 71% of our issued and outstanding New Above Food Common Shares.

Sales of a substantial number of New Above Food Common Shares in the public market by the Selling Securityholders and/or by our other existing shareholders, or the perception that those sales might occur, could depress the market price of our New Above Food Common Shares and could impair our ability to raise capital through the sale of additional shares. We are unable to predict the effect that such sales may have on the prevailing market price of our New Above Food Common Shares.

Risks Related to Our Business and Industry

References in this section of the Registration Statement to “our”, “we” and “us” are intended to refer to Above Food and its subsidiaries, unless the context indicates otherwise.

We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.

We are an early-stage food technology and food production company with a limited operating history, which may make it difficult to evaluate our current business and our prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, gaining market acceptance of the products made using novel technologies, managing a complex regulatory landscape and developing new products. These risks are exacerbated by the additional requirements, and associated costs of compliance, we face as a publicly traded company. We may also face challenges in scaling our supply chain in a cost-effective manner, as we will rely on contracting with seed production companies, seed distributors, farmers, crushers, millers, refiners, food companies and retailers, and logistics and transportation providers, in order to get our products to market. We may not be able to fully implement or execute on our business strategy or realize, in whole or in part within our expected time frames, the anticipated benefits of our growth strategies. You should consider our business and prospects in light of the risks and difficulties we face as an early-stage company focused on developing specialized food products.

We have incurred net losses for the two preceding fiscal years, and may continue to incur losses and have a working capital deficiency as at January 31, 2024. Our recurring net losses, negative operating cash flows for prior fiscal years and violations of certain covenants under our lending arrangements raise substantial doubt about our ability to continue as a going concern.

We reported a net loss of approximately $53.3 million for the fiscal year ended January 31, 2024, a net loss of approximately $45.4 million for the fiscal year ended January 31, 2023. We had an accumulated deficit of approximately $103.9 million as of January 31, 2024 compared to an accumulated deficit of $50.6 million as of January 31, 2023. We were also in violation of certain covenant requirements under our lending arrangements related to approximately $66 million of our aggregate borrowings as of January 31, 2024. These conditions cast substantial doubt around our ability to continue as a going concern meaning that we may be unable to continue our activities for the foreseeable future and discharge liabilities in the ordinary course of operations. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Our activities and growth have historically been supplemented through private placements of equity securities and debt, however there can be no assurance the Company will be successful in obtaining further equity and debt financing nor can there be any assurance that the Company will be able to maintain the support of its current lenders, particularly as it relates to the indebtedness currently in default of restrictive covenants.

We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future or at all, which may depress the New Above Food Common Share price. Our future success will depend, in part, on our ability to grow revenue associated with specialty-ingredient supply, sale of consumer-packaged goods, and licensing of our intellectual property. Further, over time our operating expenses and capital expenditures may increase as we hire additional employees; support our customer relationships; innovate and commercialize products; build our brand, expand our marketing channels and drive consumer adoption of our products; continue to invest to expand our production capacity through our own internal production facilities, domestically and abroad; build out our office spaces; increase our customer base, supplier network and agricultural partners; scale production across distribution channels; pursue geographic expansion; and enhance our technology and production capabilities. These efforts may prove more expensive than we anticipate, and we may not succeed in increasing our revenues and margins sufficiently to offset the anticipated higher expenses. We incur significant expenses in developing our innovative products, building out our facilities, securing an adequate supply of raw materials, obtaining and storing ingredients and other products and marketing the products we offer. In addition, many of our expenses, including some of the costs associated with our existing and any future facilities, are fixed. Accordingly, we may not be able to successfully increase our revenues sufficiently to become consistently profitable and may incur significant losses for the foreseeable future.

If we are unsuccessful in our effects to become profitable, our cash balances and operating cash flow alone will be insufficient to fund our longer-term capital and liquidity needs. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. Our business plan and financing needs are subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors, the market price of New Above Food’s Common Shares may decline.

We expect we will need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.

As of January 31, 2024, we had cash and cash equivalents of approximately $1.0 million, short-term debt of $36.0 million, bank indebtednessof $12.3 million and long-term debt of $31 million and an accumulated deficit of approximately $103.9 million. While we believe that our cash and cash equivalents on hand as of January 31, 2024 and additional funding raised in connection with the Business Combination are sufficient to meet the needs of operations, including working capital requirements, debt requirements and our currently planned capital expenditure requirements for a period of at least 12 months from the date of this Registration Statement, and assuming satisfaction of the minimum cash condition, we expect we will need to raise additional funding to achieve our strategic goals and execute our business plan.

Our business prospects are subject to risks, expenses, and uncertainties frequently encountered by emerging growth companies, including access to capital. To date, we have been funded primarily by equity and debt financings.

Attaining and maintaining profitable operations is also dependent upon future events, including maintaining and growing our relationships with farmers, specialty manufacturers, specialty ingredient sellers and retailers, expanding our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel.

We do not expect that we will be able to fund our longer-term capital and liquidity needs based on our current cash balances and operating cash flow alone. To the extent we continue to incur losses, our liquidity needs could increase. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. However, our business plan and financing needs are subject to change depending on, among other things:

•	the number and characteristics of any additional products or agricultural or production processes we develop or acquire to serve new or existing markets;

•	the scope, progress, results and costs of researching and developing future products or improvements to existing products or agricultural processes;

•	the expenses associated with our sales and marketing initiatives;

•	our investment to expand production capacity;

•	the costs required to fund domestic and international growth;

•	any lawsuits commenced against us, whether related to our products or otherwise

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company;

•	the costs associated with environmental, climate and weather risks, including any major natural disaster or severe weather event in areas where our facilities are located or negative effects from climate change;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our intellectual property rights, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of any future products, or royalties from any future licensing of our intellection property rights, if any.

We are continuously assessing our business plans and capital structure. In order to fund our longer-term capital and liquidity needs and grow our business, we expect we will need to secure additional capital, which could be through debt or equity financing and may lead to dilution of New Above Food’s shareholders. We are seeking and may continue to seek to obtain additional funds through public or private equity or debt financings or other sources, such as strategic collaborations. Although we may seek to obtain additional financing through non-dilutive means, we may be unable to do so.

Accordingly, additional financings may result in dilution to New Above Food’s shareholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than the New Above Food Common Shares, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. We cannot guarantee that we will be able to meet existing financial covenants or that new financing will be available to us on favorable terms, or at all. Our failure to raise capital as and when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit, reduce or terminate its agriculture, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary to generate revenue and achieve profitability, any of which could have significant negative consequences for our business, financial condition and results of consolidated operations.

Increased debt levels may impair New Above Food’s ability to borrow additional capital on a timely basis to fund opportunities as they arise.

From time to time, New Above Food may enter into transactions to acquire assets or shares of other entities. These transactions may be financed in whole, or in part, with debt, which may increase New Above Food’s debt levels above standards for companies of similar size in the same industry as Above Food. Depending on future growth plans, New Above Food may require additional debt financing that may not be available or, if available, may not be available on favorable terms. New Above Food’s constating documents do not limit the amount of indebtedness that New Above Food may incur. The level of New Above Food’s indebtedness from time to time could impair New Above Food’s ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise.

We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.

The market for plant-based products is highly competitive, and we face significant direct and indirect competition in several aspects of our business. Numerous brands and products compete for limited retailer shelf space, foodservice customers and consumers. In our market, competition is based on, among other things, taste, nutritional profile, ingredients, texture, ease of integration into the consumer diet, low-carbohydrate, low-sugar, high fiber and protein, lack of cholesterol, soy, gluten and genetic engineering (“GMOs”), convenience, price and promotion tactics, brand awareness and loyalty among customers, media spending, product variety and packaging, access to major retailer shelf space and retail locations, access to major foodservice outlets and integration into menus, innovation and intellectual property protection for products and branding. Mergers and acquisitions in the plant science, specialty food ingredient, and agricultural biotechnology and seed industries may result in the further concentration of resources among a smaller number of our competitors.

Most of our competitors have substantially greater financial, technical, marketing, sales, distribution, supply chain infrastructure, and other resources than we do, such as larger research and development staff, more experienced marketing, manufacturing, and supply chain organizations and more well-established sales forces. As a result, we may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins and/or reduced market share for our products. We expect to continue to face significant competition in the markets in which we operate and in which we intend to commercialize our products.

Many of our competitors engage in ongoing research and development, and technological developments by our competitors could render our products less competitive or obsolete, resulting in reduced sales compared to our expectations. Our ability to compete effectively and to achieve commercial success depends in part on our ability to control manufacturing and marketing costs, effectively price and market our products, successfully develop an effective marketing program and an efficient supply chain, develop new products with properties attractive to customers, and commercialize our products quickly without incurring major regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.

From time to time, certain companies that are potential competitors of ours may seek new traits or trait development technologies and may seek to license our technology for such purposes. We have entered into such licensing arrangements and may enter into similar arrangements in the future. Some of these companies may have significantly greater financial resources than we do and may compete with our business, which could enable such competitors to use our technologies to develop their own products that would compete with our products.

We also anticipate increased future competition as new companies, including large multinational companies who are established in the food industry and have significantly greater resources and operations than us, enter the market and new technologies become available. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by our competitors that are more effective or that enable them to develop and commercialize products more quickly, more efficiently or with lower expense than we do. Our ability to generate revenues from the commercialization of our products may be limited or prevented if for any reason our technology becomes obsolete or uneconomical relative to that of our competitors’ technologies.

We also compete with other food brands, including brands affiliated with conventional animal-protein companies and other large food operators, that develop and sell plant-based meat products, and with companies which may be more innovative, have more resources and be able to bring new products to market faster and to more quickly exploit and serve niche markets. For example, a number of U.S. and international companies are working on developing lab-grown meat or “clean meat,” an animal-protein product cultivated from cells taken from animals, which could have a similar appeal to consumers as plant-based meat products. We compete with these competitors for foodservice customers, retailer shelf space and consumers.

Any collaboration arrangements that we may enter into may not be successful, which could adversely affect our ability to develop and commercialize our products.

We have previously entered into and may seek to enter into collaboration arrangements in the future with third parties for the development or commercialization of our products. For example, we previously had collaboration agreements with the Saskatchewan Food Industry Development Centre Inc. and Northern Alberta Institute of Technology to develop certain consumer packaged goods and ingredients. To the extent that we decide to enter additional collaboration arrangements, we will face significant competition in seeking appropriate partners, and we will likely have limited control over the amount and timing of resources that any future collaborators dedicate to the development or commercialization of our products. In addition, future collaborators may have significantly greater financial resources than we do and may compete with our business, which could enable such competitors to use our technologies to develop their own products that would compete with our products. Our ability to generate revenue from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them. If our collaborations do not result in the successful development and commercialization of products, or if any of our collaborators terminates its agreement with us, we may not receive any milestone or royalty or other payments under the collaborations. If we do not receive the payments we expect under these agreements, our development of products could be delayed and we may need additional resources to develop our products. In addition, if any collaborator terminates its agreement with us, we may find it more difficult to attract new collaborators and our reputation among the business and financial communities could be adversely affected.

Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. To the extent that we seek to enter into collaboration agreements in the future, we may not be successful in our efforts to establish and implement such collaboration or other alternative arrangements in a timely manner, on favorable terms, or at all. If we are unable to do so, we may have to curtail the development of the product for which we are seeking to collaborate, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable or timely terms, or at all. If we do not have sufficient funds, we may not be able to further develop our products or bring them to market and generate product revenue.

To compete effectively and grow our business, we must introduce new products that achieve market acceptance.

In order to remain competitive and increase revenue, we must introduce new products from our pipeline of products. If we fail to anticipate or respond to technological developments, market requirements, or consumer preferences, or if we are significantly delayed in developing and introducing products, our revenues will not increase.

Development of successful agricultural products requires significant levels of investment in research and development, including laboratory, greenhouse and field testing, to demonstrate product effectiveness and can take several years or more. We incurred research and development expenses of $0.17 million for the period ended January 31, 2024 and $0.43 million in the period ended January 31, 2024. We must commit significant resources and may incur obligations (such as royalty obligations or milestone fees) to develop new products before knowing whether our investments will result in products the market will accept and without knowing the levels of revenue, if any, that may be derived from these products.

Development of new or improved agricultural products involve risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:

•	our products may not perform as expected in the field;

•	our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

•	consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;

•	our competitors may develop new products that taste better or have other more appealing characteristics than our products;

•	certain of our products may not receive secure placement in the meat case;

•	our products may be viewed as too expensive by our customers as compared to competitive products;

•	our products may be difficult to produce on a large scale or may not be economical to grow;

•	intellectual property and other proprietary rights of third parties may prevent us or our collaborators from producing, marketing or selling our products;

•	we may be unable to, or choose not to, obtain intellectual property protection for our discoveries in all relevant jurisdictions and we may be unable to adequately enforce our intellectual property rights even in the jurisdictions where we obtain protection;

•	we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all; and

•	third parties may develop superior or equivalent products.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.

Our lack of long-term purchase orders and commitments from some of our customers may lead to a rapid decline in our sales.

Some of our customers issue purchase orders solely at their own discretion, often shortly before the requested date of shipment. Our customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice. In addition, our current customers may decide not to purchase products from us for any reason. If those customers do not continue to purchase our products, our sales volume could decline rapidly with little or no warning.

We cannot currently rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. The uncertainty of product orders makes it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels and the amounts we invest in capital equipment and new product development costs are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. As a result of our lack of long-term purchase orders and purchase commitments, we may experience a rapid decline in our sales.

As a result of these and other factors, investors should not rely on our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. If our quarterly revenues or results of operations fall below the expectations of investors or public market analysts, the price of New Above Food Common Shares could fall substantially.

Our ability to contract for sufficient acreage with the appropriate nutrient profile on a cost-effective basis presents challenges.

In order to increase revenues, we continue to need production acreage with the appropriate nutrient profile. The costs of contracting acreage have recently increased and, if this persists, we will be challenged to balance our need for planned inventory levels against our future forecasts. We cannot assure you that we will be able to obtain the acreage and nutrient profile we need in order to expand our production in a timely or cost-effective manner, or at all. Even if we are able to increase the number of acres under contract and/or to move production into new geographical locations and realize our nutrient profile targets, we may face challenges that can impede our ability to produce as much inventory as we anticipated. For example, when we move production into new geographical locations, we may find it difficult to identify growers with the expertise to grow our seed crops, and we may not have sufficient company personnel available in such new locations to provide production advice on a timely basis. Our prediction methods for identifying the right planting location may not generate the desired nutrient profile. If we are unable to secure the acreage we need at the appropriate nutrient profile to meet our planned production for the crop year, our results of operations could suffer, as could our reputation.

If we fail to manage our future growth effectively, our business could be materially adversely affected.

We have grown rapidly since inception and anticipate further growth. For example, our revenues from continuing operations increased from $198.9 million in the fiscal year ended January 31, 2022 to $396.4 million and $368.4 million in fiscal years ended January 31, 2023 and 2024, respectively. This growth has and is likely to continue to place significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business and our product offerings will continue to require significant additional resources to meet our needs, which may not be available in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm our business, brand, results of operations and financial condition.

Products that we develop, and food containing our products, may fail to meet standards established by third-party verification organizations that provide food certifications, such as non-GMO and gluten-free, which could reduce the value of our products to customers.

Certain third-party organizations offer verification programs that seek to provide customer desired certifications, such as non-GMO and gluten-free. These organizations provide certifications based on independently developed standards, and often authorize the display of specific markers or labels illustrating such status on the verified product’s packaging. Standards established by such third-party organizations may differ from applicable regulatory legal standards applied by U.S. regulators. As a result, notwithstanding a determination as to the non-regulated status of a product pursuant to the regulatory procedures of the Animal and Plant Health Inspection Service of the U.S. Department of Agriculture (the “USDA”) (or a similar determination in other jurisdictions), our products, and third-party products that utilize our gene-edited products as ingredients, may fail to meet more restrictive or non-scientific standards imposed by these independent verification organizations, which could result in reduced sales of such products and have an adverse effect on our revenues.

If we are sued for defective products and if such lawsuits were determined adversely, we could be subject to substantial damages, for which insurance coverage is not available.

We may be held liable if any product we develop, or any product that uses or incorporates any of our technologies, is found unsuitable for use or consumption during marketing, sale, or consumption of our products. For example, the detection of an unintended trait in a commercial seed variety or the crops and products produced may result in governmental actions such as mandated crop destruction, product recalls or environmental cleanup or monitoring. Concerns about seed quality could also lead to additional regulations being imposed on our business, such as regulations related to testing procedures, mandatory governmental reviews of biotechnology advances, or additional regulations relating to the integrity of the food supply chain from the farm to the finished product.

Failure to continually innovate and successfully introduce and commercialize new products or successfully improve existing products may adversely affect our ability to continue to grow.

A key element of our long-term growth strategy depends on our ability to develop and market new products and improvements to our existing products that meet our standards for quality and appeal to consumer preferences. The success of our innovation and product development efforts is affected by our ability to anticipate changes in consumer preferences, accurately predict taste preferences and purchasing habits of consumers in new geographic markets, the technical capability of our innovation staff in developing and testing product prototypes, including complying with applicable governmental regulations, commercialization and scale-up of new products, and the success of our management and sales and marketing teams in introducing and marketing new products. Failure to develop, commercialize and market new products that appeal to consumers may lead to a decrease in our growth, sales and profitability.

Additionally, the development and introduction of new products requires substantial research, development and marketing efforts. Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If we experience technical problems or delays, further improvements in our products and the introduction of future products could be adversely impacted, and we could incur significant additional expenses and our business may fail. Additionally, we may be unable to recoup the research, development and marketing expenditures if the new products do not gain widespread market acceptance, limiting our ability to develop new products or product improvement in the future. If we are unsuccessful in meeting our objectives with respect to new or improved products, our business could be harmed.

To the extent we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.

We may pursue acquisitions or investments that we believe will help us achieve our strategic objectives. However, we may not be able to find acquisition candidates in the future, and even if we do, we may not be able to complete acquisitions on favorable terms, if at all, and any such candidates may not be suitable for our business. If we do complete acquisitions, we may not ultimately achieve our goals or realize the anticipated benefits. The pursuit of such acquisitions could divert management time and focus from operation of our then-existing business and any integration process will require significant time and resources, which we may not be able to manage successfully. In addition, any acquisitions we complete could be viewed negatively by our customers or consumers and cause decreases in customer loyalty or product orders, which could negatively impact our financial condition. An acquisition, investment or other transaction may also result in unforeseen operating difficulties and expenditures by disrupting our ongoing operations, subjecting us to additional liabilities (both known and unknown) and increasing our expenses, any of which could have an adverse effect on our business, financial condition and operating results. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, we fail to retain and develop the acquired workforce, fail to integrate financial reporting systems, fail to manage the effects of unknown contingent liabilities, or are otherwise unable to successfully integrate the acquired business into our company. To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our securities and could result in dilution to our shareholders. If we incur more debt it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. The integration of an acquired business, whether or not successful, requires significant efforts which may result in additional expenses and divert the attention of our management and technical personnel from other projects, which could disrupt our business and harm our business, financial condition and results of operations.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of New Above Food’s consolidated financial statements or cause New Above Food to fail to meet its periodic reporting obligations.

Section 404(a) (“Section 404(a)”) of the Sarbanes-Oxley Act requires that, beginning with the second annual report following the Business Combination, management of New Above Food assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that apply to us as a public company. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject New Above Food to adverse regulatory consequences and could harm investor confidence and the market price of New Above Food’s securities.

In connection with the preparation and audit of Above Food’s consolidated financial statements, management identified material weaknesses in our internal control over financial reporting as of October 31, 2023. Management has concluded that these material weaknesses are due to the fact that Above Food is a private company with limited resources. The material weaknesses relate to not appropriately designing and implementing controls, including maintaining sufficient written formal policies, procedures and written analyses related to complex accounting matters, including the use of appropriate technical expertise in the areas of business combinations, deferred share issuance costs, share based compensation, goodwill impairment and equity accounting. In addition, a material weakness related to the fair value measurement of commodity inventory and contracts was identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses have not been remediated at the time of filing this Registration Statement.

In order to improve the effectiveness of our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight, including hiring additional financial and accounting personnel, engaging outside consultants and adopting a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. New Above Food’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. At such time, New Above Food’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect New Above Food’s business and operating results and could cause a decline in investor confidence and the price of New Above Food’s securities.

Our violation of certain covenant requirements, working capital deficiency and recurring net losses raise substantial doubt about our ability to continue as a “going concern.”

As of January 31, 2024, Above Food had an accumulated deficit of $103.8 million, negative working capital of $85.4 million, had violated covenant requirements under its lending agreements as at January 31, 2024 and incurred a net loss from continuing operations of $53.3 million and may not have sufficient liquidity to fund its working capital needs. As of January 31, 2024, the Company is in default of the repayment terms of a loan payable to Bank of Montreal of $40,000 because the loan was not repaid by December 31, 2023.

As of January 31, 2024, the Company was in violation of restrictive covenants related to approximately $66 million of its aggregate borrowings of RBC and Bank of Nova Scotia (“BNS”). In accordance with the debt agreement with RBC and BNS, the Company must maintain a) fixed charge coverage ratio of 1.1:1.0 or greater, and b) a tangible net worth equal or greater than $11,000,000, both of which are tested monthly. The Company violated these covenants (as well as the requirement to provide audited financial statements by the required deadline).

As of January 31, 2024, and as a result of covenant violations under lending agreements with Royal Bank of Canada and Bank of Nova Scotia, Above Food is in default of the terms of various other loans as well, including the loans from Lexington, Grupo Vida Canada, the Sponsor and Orionsea Enterprises.

Further, Above Food has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Above Food cannot assure you that its plans to raise capital will be successful. These factors, among others, indicate that a material uncertainty exists that may cast significant doubt on Above Food’s ability to continue as a going concern. The financial statements contained elsewhere in this Registration Statement do not include any adjustments that might result from its inability to continue as a going concern.

Our risk management strategies may not be effective.

Our business includes contracting with farmers to plant and harvest our proprietary seeds. While our proprietary seeds are not commodities, we purchase crops using a commodity base price. Therefore, we can be affected by fluctuations in agricultural commodity prices. Also, our business is affected by fluctuations in agricultural commodity prices to the extent we purchase commodity seeds for processing at our processing facilities. From time to time, we engage in hedging transactions to manage risks associated with the fluctuation of commodity prices. Continued commodity volatility is expected and our commodity hedging activities may not sufficiently offset this volatility.

Entering into hedging transactions or utilizing other hedging techniques may not always be possible, our exposures may not always be fully hedged, and our hedging strategies may not be successful in mitigating our exposure to the financial risks presented by fluctuations in agricultural commodity prices. In addition, the use of hedging transactions involves certain risks, including the risk of an imperfect correlation between the risk sought to be hedged and the hedging transaction used, the possibility that our counterparty fails to honor its obligations, and the risk that we are unable to close out or unwind a hedging transaction on terms that are favorable to us, if at all. While we have implemented risk management policies, practices, and procedures to mitigate potential losses, they may not in all cases be successful in anticipating significant risk exposures and mitigating losses that have the potential to impair our financial position. Although we may enter into hedging transactions to seek to reduce the risks associated with fluctuations in agricultural commodity prices, we cannot make assurances that such hedging transactions will adequately protect us against these risks, and they may instead result in a poorer overall performance than if we had not engaged in such hedging transactions.

We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.

Changes in our management could have an adverse effect on our business, and in particular while our staff is relatively small with approximately 211 employees, we are dependent upon the active participation of several key management personnel, including Lionel Kambeitz, our Executive Chairman and Chief Executive Officer. Mr. Kambeitz is critical to the strategic direction and overall management of our company as well as our research and development process. The loss of Mr. Kambeitz could adversely affect our business, financial condition and operating results. We do not carry key person life insurance on any of our senior management or other key personnel.

We need to hire and retain highly skilled technical personnel as employees and independent contractors in order to develop our products and grow our business, including persons with skills in a range of disciplines, including biology, biochemistry, plant genetics, agronomics, mathematics, agribusiness, and other subjects relevant to our operations. The competition for highly skilled technical, managerial and other personnel is at times intense. Our human capital and labor issues related to recruiting and retention success is substantially dependent upon our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits we offer to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel required to be successful, our business, operating results and financial condition could be materially adversely affected.

Further, our success depends in part upon our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and can represent our brand effectively and establish credibility with our business partners and consumers. We believe a critical component of our success has been our company culture and long-standing core values. We have invested substantial time and resources in building our team. If we are unable to hire and retain employees capable of meeting our business needs and expectations, or if we fail to preserve our company culture among a larger number of employees dispersed in various geographic regions as we continue to grow and develop the infrastructure associated with being a more mature public company, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.

We are highly dependent on the services of Lionel Kambeitz, our Founder and Chief Executive Officer.

We are highly dependent on the services of Lionel Kambeitz, Founder, President, Chief Executive Officer and Executive Chairman of Above Food, who also serves as the President, Chief Executive Officer and Executive Chairman of New Above Food upon consummation of the Business Combination. Mr. Kambeitz is deeply involved in all aspects of our business, operation and strategy. Although Mr. Kambeitz spends a significant amount of time on Above Food and is highly active in our management, he does not devote his full time and attention to Above Food. In addition to his positions with Above Food, he also currently serves as Chief Executive Officer and Chairman of the board of directors of HTC Extraction Systems, a public company listed on the Toronto Stock Exchange that specializes in hemp biomass extraction and formulation and the provision of related products and services, and serves as a director and advisor for other food companies. There are no assurances that our business and operations may not be adversely impacted in future periods as a result of the time he may devote to his other business interests instead of a sole focus by him on the affairs of our company.

We outsource to third parties certain supply-chain functions, including growing our seeds and processing our harvest.

We rely on third-party farmers and processers to grow our seeds and process our harvest. We cannot guarantee that these providers will fulfill their respective responsibilities in a timely manner in accordance with the contract terms, in which case our operations and output could be adversely affected. Also, we cannot guarantee that our contracts with these third-party farmers and processors will be renewed, in which case we would have to transition these functions in-house or secure new third-party famers and processors, which could have a material adverse effect on our business if the transition is not executed appropriately.

Additionally, there are increasing expectations that companies monitor the environmental and social performance of their suppliers, including compliance with a variety of labor practices, as well as consider a wider range of potential environmental and social matters. Compliance can be costly, require us to establish or augment programs to diligence or monitor our suppliers, or to design supply chains to avoid certain suppliers altogether. Failure to comply with such regulations can result in fines, reputational damage, import or export ineligibility for certain products or raw materials, or otherwise adversely impact our business.

The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.

Conditions in the U.S. and Canadian agricultural industries significantly impact our operating results. Changes in the prices of commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products. We are susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions, all of which may be made worse by climate change, can impose significant costs and losses on our business.

The ability to grow our products is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, the effects of which may be influenced and intensified by ongoing global climate change. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. Such adverse conditions can result in harvesting delays or loss of crops for farmers and cause us to be delayed, or to fail entirely, in delivering product to customers, resulting in loss of revenue. Furthermore, significant fluctuations in market prices for agricultural inputs and crops could also have an adverse effect on the prices of our products.

The ability to grow our products is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied, climatic conditions and the risks associated with ongoing global climate change. The costs to control disease and infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to remedy or control such diseases and infestations will continue to be effective. These diseases and infestations can also increase costs, decrease revenues and lead to additional changes to earnings, which may have a material adverse effect on our business, financial position and results of operations.

Risks Related to Regulatory, Legal and Intellectual Property Matters

Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell or involving our suppliers or manufacturers could result in the discontinuance of sales of these products or cessation of our relationships with such suppliers, or otherwise result in increased operating costs, lost sales, regulatory enforcement actions or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients and raw materials, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination, grain contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, manufacturers, distributors or our retail customers, depending on the circumstances, to conduct a recall in accordance with United States Food and Drug Administration (the “FDA”), regulations, Health Canada and Canada’s Food and Drugs Act (the “FADA”), and Safe Food for Canadians Act (the “SFCA”), and regulations promulgated thereunder, and comparable foreign laws and regulations, as well as other regulations and laws in the other jurisdictions in which we operate. Product recalls could result in significant losses due to their associated costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors, retail customers and shelf space or e-commerce prominence, and a potential negative impact on our ability to attract new customers and consumers, and maintain our current customer and consumer base due to negative consumer experiences or because of an adverse impact on our brands and reputation. The costs of a recall could exceed or be outside the scope of our existing or future insurance policy coverage or limits. While we maintain batch and lot tracking capability to identify potential causes for any discovered problems, there is no guarantee that in the case of a potential recall, we will effectively be able to isolate all product that might be associated with any alleged problem, or that we will be able to quickly and conclusively determine the root cause or narrow the scope of the recall. Our potential inability to affect a recall quickly and effectively, or manage the consumer and retailer communication in a way that mitigates concerns, might create adverse effects on our business and reputation, including large recall and disposal costs and significant loss of revenue, and violations of applicable laws which could result in prosecution or monetary penalties.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. The FDA enforces laws and regulations, such as the Food Safety Modernization Act, that require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. Similar preventative control requirements are set out in the Safe Food for Canadians Regulations (the “SFCR”). If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition, results of operations and cash flows. Most countries in which we operate have comparable laws, such as Canada’s SFCA and its regulations, that we endeavor to comply with, but any failure to meet regulators’ or customers’ expectations could impact our business in these markets and have a material adverse effect on our reputation as well as our business, financial condition, results of operations and cash flows.

Our products and operations are subject to government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements, or to respond to changes in regulations applicable to our business could adversely affect our business, financial condition, results of operations and cash flows.

The manufacture, marketing and distribution of food products is highly regulated. We, along with our suppliers and manufacturers, are subject to a variety of laws and regulations internationally, which apply to many aspects of our and their businesses, including the sourcing of raw materials, manufacturing, packaging, labeling, distribution, advertising, sale, quality and safety of our products, facility licensing, as well as the health and safety of employees and the protection of the environment.

Our products and operations and those of our suppliers and manufacturers are subject to oversight by multiple U.S. and international regulatory agencies including the United States Department of Agriculture, or the USDA, the FDA, the Federal Trade Commission (the “FTC”), the Environmental Protection Agency, or the EPA, Health Canada, the Canadian Food Inspection Agency (the “CFIA”), the Canadian Grain Commission (“CGC”), Canada’s Competition Bureau, Environment and Climate Change Canada, as well as state, provincial, and municipal regulators. These agencies regulate, among other things, with respect to our products and operations:

•	design, development and manufacturing;

•	testing, labeling, content and language of instructions for use and storage;

•	product safety;

•	marketing, sales and distribution;

•	record keeping procedures;

•	advertising and promotion;

•	recalls and corrective actions; and

•	product import and export.

In the United States, for example, we are subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. In Canada, we are subject to the requirements of the FADA and the SFCA and their regulations, the standards under which are set by Health Canada and enforced by the CFIA. These comprehensive regulatory schemes govern, among other things, the manufacturing, composition and ingredients, packaging, testing, labeling, marketing, promotion, advertising, storage, distribution and safety of food. Under these laws, that facilities that manufacture food products are required to comply with a range of requirements, including hazard analysis and preventative controls regulations, current good manufacturing practices (“cGMPs”) and supplier verification requirements. Similar requirements exist in Canada under the FADA, Food and Drug Regulations (the “FDR”), SFCA and SFCR. Our Canadian grain production and processing facilities are also subject to the Canada Grain Act, and its regulations, enforced by the CGC.

Certain of our facilities, as well as those of our suppliers and manufacturers, may be subject to licensing and permitting requirements, and periodic inspection by federal, state, provincial and local authorities. We do not control the manufacturing processes of, but rely upon, our third-party suppliers and manufacturers for compliance with applicable cGMP requirements for the manufacturing of certain products. If we or our suppliers and manufacturers cannot successfully manufacture products that conform to our specifications and the strict regulatory requirements of the FDA, Health Canada, CFIA, or other federal, state or provincial regulatory agencies, we or they may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, could result in our manufacturing or co-packing partners’ inability to continue manufacturing for us or could result in a recall of our product that has already been distributed. In addition, we rely upon these parties to maintain adequate quality control, quality assurance and qualified personnel.

Failure by us, or our suppliers to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to our or our suppliers or manufacturing and co-packing partners’ operations could subject us to civil remedies or penalties, including, but not limited to, fines, injunctions, recalls or seizures, warning letters, untitled letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions or prosecution, which could result in increased operating costs or loss of revenue, resulting in a material effect on our business, financial condition, results of operations and cash flows.

The regulations to which we are subject are complex and have tended to become more stringent over time. New labeling, packaging, and food safety laws could restrict our ability to carry on or expand our operations, result in higher than anticipated costs or lower than anticipated sales, and otherwise make it more difficult for us to realize our goals of achieving a more integrated global supply chain due to the differences in regulations around the world.

Advertising inaccuracies and product mislabeling may have an adverse effect on our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

Certain of our products are advertised with claims as to their origin, ingredients or health, method of production, wellness, environmental or other potential benefits, including, by way of example, the use of the terms “natural”, “organic”, “vegan”, “gluten-free”, “clean”, “sustainably produced”, “no artificial sweeteners,” or similar synonyms or implied statements relating to such benefits. However, there is often no single, universally-accepted definition or regulatory requirement for use of such terms for the various categories of product we sell in each of the countries in which we operate. For example, although the FDA, the USDA, and the CFIA have each issued statements and adopted policies regarding the appropriate use of the word “natural,” there is no single, universal definition of the term “natural” for various categories we sell. This is also true for many other adjectives common in the healthy or sustainable products industry. The resulting uncertainty has led to, and could lead to in the future, consumer confusion, distrust, and legal challenges.

In addition, the FDA and CFIA enforce their respective regulations with respect to nutrient content claims, unauthorized health claims (e.g., claims that characterize the relationship between a food or food ingredient and a disease or health condition) and other claims that impermissibly suggest therapeutic benefits of certain foods or food components, or that misrepresent or improperly characterize the nutrient content in conventional food products. Moreover, the FTC and Canada’s Competition Bureau have articulated a robust substantiation standard for health claims on foods and dietary supplements and have pursued investigations and litigation against companies where the regulator has concern that the claims being made are not properly substantiated. Examples of causes of action that may be asserted in a consumer class action lawsuit include fraud, unfair trade practices and breach of state or provincial consumer protection statutes. The FTC, CFIA, Competition Bureau, and/or state attorneys general, amongst others, may bring legal action that seeks removal of a product from the marketplace and imposes fines and penalties. Further, consumer class action false advertising litigation relating to claims remains a persistent threat in our industry. Even when unmerited, class action claims, actions by the FTC, CFIA, Competition Bureau, other regulatory agency, or state attorneys general enforcement actions, amongst others, can be expensive to defend and adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image, which could have a material and adverse effect on our business, financial condition, results of operations or cash flows.

The USDA, CFIA, and Canada’s Competition Bureau enforce federal standards for organic production and use of the term “organic” on product labeling. These laws prohibit a company from selling or labeling products as organic unless they are produced and handled in accordance with the applicable federal law. By definition, organic products are not genetically modified or do not include genetically modified (bioengineered) ingredients. In Canada, producers of products labeled as organic must be prepared to demonstrate that such claims are truthful and not misleading, and there are specific certification requirements within the SFCR for products making organic claims. We only use suppliers who have obtained and adhere to specific certifications but those certifications vary depending on our customers’ requirements or consumer product claims, which can be costly and challenging. Our failure, or failure on the part of our suppliers to comply with these ingredient and product specifications, to maintain appropriate certifications, or to label organic products in compliance with federal, state, or provincial laws, may subject us to liability or regulatory enforcement. Consumers may also pursue state law claims, particularly pursuant to California’s organic laws, challenging use of the organic label as being intentionally mislabeled or misleading or deceptive to consumers. Such consumer-led actions for false and misleading representations may also be pursued in Canada under the federal Competition Act and/or provincial consumer protection legislation.

The regulatory environment in which we operate could also change significantly and adversely in the future. New or changing regulations could impact the way consumers view our products, such as potential new labeling regulations or enforcement of a standard of identity for terms used to market our products that would require us to list certain ingredients by specific names that could confuse our consumers into thinking we may use different types of ingredients than they originally thought or that the quality of our ingredients is different to what they anticipated.

Any loss of confidence on the part of consumers in the truthfulness of our labeling, advertising or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Any of these events could adversely affect our brands and decrease our sales, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Any changes in applicable laws, regulations or policies of the FDA or USDA, state regulators or similar foreign regulatory authorities that relate to the use of words describing meat products in connection with plant-based products could adversely affect our business, prospects, results of operations or financial condition.

Although we are unaware of any particular regulation that prohibits the use of words describing meat products (e.g., “steak,” “chicken,” “beef”) for plant-based products, in the future, the FDA, the USDA, state regulators or similar foreign regulatory authorities, such as Health Canada, the CFIA, or Canada’s Competition Bureau, could take action to impact our ability to use these terms to describe certain of our products. For example, the state of Missouri passed a law in 2018 (and other states have since passed similar laws) to prohibit any person engaged in advertising, offering for sale, or sale of food products from misrepresenting a product as meat that is not derived from harvested production livestock or poultry. While the state of Missouri Department of Agriculture clarified its interpretation that products that include prominent disclosure that the product is “made from plants,” or comparable disclosure such as through the use of the phrase “plant-based,” are not misrepresented under the Missouri law, other regulators could always take a different position. Canada’s FDR also provide requirements for “simulated meat” products, including requirements around composition and naming.

In addition, a food may be deemed misbranded if its labeling is false or misleading in any particular way, and the FDA, CFIA, Canada’s Competition Bureau, or other regulators could interpret the use of terms referring to meat products to describe our plant-based products as false or misleading or likely to create an erroneous impression regarding their composition. Should regulatory authorities take action with respect to the use of terms describing meat products, such that we are unable to use those terms with respect to our plant-based products, we could be subject to enforcement action or recall of our products marketed with these terms, we may be required to modify our marketing strategy, and our business, prospects, results of operations or financial condition could be adversely affected.

Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.

Agricultural production and trade flows are subject to government policies and regulations. Governmental policies and approvals of technologies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products can influence the planting of certain crops, the location and size of crop production, and the volume and types of imports and exports. In addition, as we grow our business, we may be required to secure additional permits and licenses. In addition, future government policies in the United States, Canada or in other countries may discourage our customers from using our products or encourage the use of products more advantageous to our competitors, which would put us at a commercial disadvantage and could negatively impact our future revenues and results of operations.

We are subject to numerous environmental, health and safety laws and regulations relating to our use of biological materials and our food production operations. Compliance with such laws and regulations could be time consuming and costly.

We are subject to numerous federal, state, provincial, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters. Our research and development processes involve the controlled use of hazardous materials, including biological materials. Certain environmental laws impose strict, joint and several liability, and we may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remediate such contamination. Our liability may exceed any insurance coverage and our total assets. Compliance with environmental, health and safety laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These current or future laws and regulations may impair our research, development or production efforts or result in increased expense of compliance.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

From time to time, we may be a party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates. We are not currently party to any material litigation. Even when these claims and proceedings are meritless, defense thereof may divert management’s attention, and we may incur significant expenses in such defense. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

We may not be able to protect our differentiated process adequately, which may impact our commercial success.

Our commercial success depends in part on our ability to protect our intellectual property and differentiated process. We rely on a combination of plant breeders’ rights, copyrights, trade secrets and trademark laws, as well as confidentiality and other contractual restrictions to protect our differentiated process. However, these legal means afford only limited protection and may not adequately protect our differentiated process or permit us to gain or keep any competitive advantage.

Our confidentiality agreements with our employees and certain of our consultants, contract workers, suppliers and independent contractors, including some of our co-manufacturers who use our formulations to manufacture our products, generally require that all information made known to them be kept strictly confidential. Nevertheless, trade secrets are difficult to protect. Although we attempt to protect our trade secrets, our confidentiality agreements may not effectively prevent disclosure of our proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of such information. If we do not keep our trade secrets confidential, others may produce products with our recipes or formulations. In addition, others may independently discover our trade secrets, in which case we would not be able to assert trade secret rights against such parties. Further, some of our formulations have been developed by or with our suppliers and co-manufacturers. As a result, we may not be able to prevent others from using similar formulations.

We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed directly through a lawsuit in court or through administrative procedures at the United States Patent and Trademark Office (USPTO), the Canadian Intellectual Property Office (CIPO) or other foreign intellectual property offices. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use trademarks, including names and logos, similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of our brand and products, in some cases causing a depreciation of goodwill. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may have a material adverse effect on our business, results of operations and financial condition.

We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Securing registered intellectual property rights in all countries and jurisdictions throughout the world would be prohibitively expensive. Moreover, our intellectual property rights in some countries outside the United States and Canada could be less extensive than those in the United States and Canada, assuming that rights are obtained in the United States and Canada. Competitors may use our technologies in jurisdictions where we or our licensors do not pursue and obtain intellectual property protection. Moreover, failure to obtain adequate trademark rights in these foreign jurisdictions could negatively impact our ability to expand our business and launch products in certain international markets.

The laws of some countries do not protect intellectual property rights to the same extent as U.S. and Canadian laws and those countries may lack adequate rules and procedures for defending our intellectual property rights. As a result, we may not be able to effectively prevent third parties from infringing or otherwise misappropriating our intellectual property rights in such jurisdictions, or from selling or importing products made using our inventions or using our trademarks in and into the United States, Canada or other jurisdictions. These products may compete with our products and our intellectual property rights and such rights may not be effective or enough to prevent such competition.

Furthermore, proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our intellectual property at risk of being invalidated or interpreted narrowly, could put our or our licensors’ applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful, while the damages and other remedies we may be ordered to pay to such third parties may be significant. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Any one of these occurrences could reduce our competitive position or otherwise have a material adverse effect on our business, results of operations and financial condition.

Third parties may assert rights to inventions we develop or otherwise regard as our own.

Third parties may in the future make claims challenging the inventorship or ownership of our or our licensors’ intellectual property. We may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective or are in conflict with prior or competing contractual obligations of assignment. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property and associated products and technology or may lose our rights in that intellectual property.

We may be unsuccessful in developing, licensing or acquiring intellectual property that may be required to develop and commercialize our products.

Our current or future products may require the use of intellectual property or proprietary rights held by third parties. The growth of our business may depend in part on our ability to acquire, in-license or use these intellectual property and proprietary rights; however, we may be unable to acquire or in-license such rights. Even if we can acquire or in-license such rights, we may be unable to do so on commercially reasonable terms. The licensing and acquisition of third-party intellectual property and proprietary rights is a competitive area, and several more established companies may also be pursuing strategies to license or acquire third-party intellectual property and proprietary rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources, or agricultural development and commercialization capabilities.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property and proprietary rights to us. If we are unable to successfully acquire or in-license rights to required third-party intellectual property and proprietary rights or maintain the existing intellectual property and proprietary rights we have, we may have to cease the development, marketing, sale or other commercialization of the relevant product, which could have a material adverse effect on our business.

General Risk Factors Related to Above Food

Our business and reputation could be negatively impacted by the increased scrutiny from our stakeholders and institutional investors on ESG practices.

There is an increased focus from a variety of stakeholders on corporate ESG practices, including climate change and related ESG disclosure requirements. Expectations regarding voluntary ESG initiatives and disclosures may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other adverse impacts to our business, financial condition, or results of operations.

While we may at times engage in voluntary initiatives (such as voluntary disclosures, certifications, or goals, among others) to improve the ESG profile of our company and/or products, such initiatives or achievements of such commitments may be costly and may not have the desired effect. Expectations around the management of ESG matters continues to evolve rapidly, in many instances due to factors that are out of our control. For example, we may not ultimately be able to complete certain goals or initiatives, either on the timelines originally anticipated or at all, due to technical, cost, or other factors, which may be in or out of our control. Moreover, actions or statements that we may take based on expectations, assumptions, or third-party information that we currently believe to be reasonable may subsequently be determined to be erroneous or be subject to misinterpretation. Even if this is not the case, our current actions may subsequently be determined to be insufficient by various stakeholders, including activist groups, and we may be subject to investor or regulator engagement on our ESG initiatives and disclosures, even if such initiatives are currently voluntary.

Certain market participants, including stockholders and other capital providers, use third-party benchmarks or scores to measure a company’s ESG practices and decide whether to invest in their common stock or engage with them to require changes to their practices. In addition, certain influential institutional investors are also increasing their focus on ESG practices and are placing importance on the implications and social cost of their investments. If our ESG practices do not meet the standards set by these stockholders, they may choose not to invest in our common stock or if our peer companies outperform us in their ESG initiatives, potential or current investors may elect to invest with our competitors instead. Increasing governmental and societal attention to ESG matters, including expanding mandatory and voluntary reporting, diligence and disclosure on topics such as climate change, human capital, labor and risk oversight, including such risk as it relates to suppliers, could also expand the nature, scope and complexity of matters that we are required to control, assess and report. For example, to the extent ESG matters negatively impact our reputation, even if concerns over such matters are based on inaccurate or misleading information, it may also impede our ability to compete as effectively to attract and retain employees, customers, or business partners, which may adversely impact our operations. We may be especially subject to scrutiny and liability on such matters given our efforts to portray our operations and products as a more sustainable and conscientious alternative to certain competitor products. As another example, the SEC has proposed rules that would require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply, including the implementation of significant additional internal controls processes and procedures regarding matters that have not been subject to such controls in the past, and impose increased oversight obligations on our management and the board of directors of Above Food (the “Above Food Board”). These and other regulations, disclosure-related and otherwise, may increase our costs as well as increase scrutiny regarding our ESG efforts, which may enhance the risks discussed in this risk factor. If we do not comply with investor or stockholder expectations and standards in connection with our ESG initiatives, are perceived to have not responded appropriately to address ESG issues within our company or within our suppliers, or fail to adapt to or comply with all laws, regulations, policies and related interpretations, our business and reputation could be negatively impacted and our share price and access to cost of capital could be materially and adversely affected. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.

The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where our products are sold, man-made or natural disasters, actual or threatened war (such as the current conflict in Ukraine), terrorist activity, political unrest, civil strife, adverse developments impacting financial institutions, and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact distributor, retailer, food service and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, co-manufacturers, distributors, retailers, food service customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and recent international trade disputes. In particular, consumers may reduce the amount of plant-based food products that they purchase where there are conventional animal-based protein offerings, which generally have lower retail prices. In addition, consumers may choose to purchase private label products rather than branded products because they are generally less expensive. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on food prepared away from home. Distributors, retailers and food service customers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors, retailer and food service customers, our ability to attract new consumers, the financial condition of our consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis. In addition, adverse developments that affect financial institutions, transactional counterparties, or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems, which could have material adverse impacts on our business, financial condition, or results of operations.

Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.

A majority of our sales and business costs are denominated in Canadian Dollars (“CAD $”). As our business grows, both our sales and production costs may increasingly be denominated in other currencies. Where such sales or production costs are denominated in other currencies, they are converted to Canadian Dollars for the purpose of calculating any sales or costs to us. Our sales may decrease as a result of any appreciation of the Canadian Dollar against these other currencies.

The majority of our current expenditures are incurred in Canadian Dollars. If the pegged exchange rates change adversely or are allowed to float up, additional Canadian Dollars will be required to fund our expenditures.

Although we do not currently enter into currency option contracts or engage in other hedging activities, we may do so in the future. There is no assurance that we will undertake any such hedging activities or that, if we do so, they will be successful in reducing the risks to us of our exposure to foreign currency fluctuations.

Our results of operations may suffer due to certain risks related to our operations in Latin America.

We are subject to risks relating to our significant presence in Latin American countries. Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations. Particularly, the Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of New Above Food Common Shares. Any further downgrading of Brazil’s credit rating could reduce the trading price of our common shares. Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future could harm our business and the price of New Above Food Common Shares. Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or similar anti-bribery laws in other jurisdictions in which we operate.

The U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (U.K. Bribery Act), and similar anti-bribery and anticorruption laws in other jurisdictions in which we (or third parties acting on our behalf) conduct activities generally prohibit companies and their intermediaries from making corrupt payments to public officials for the purpose of obtaining or retaining business, directing business to another, or securing an advantage. In addition, the FCPA requires U.S. public companies to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. The U.K. Bribery Act 2010 also prohibits “commercial” bribery not involving government officials. As such, if we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, operating results and financial condition.

We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies. Our products are subject to U.S. export controls, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions regulations established by the Treasury Department’s Office of Foreign Assets Controls, and exports of our products must be made in compliance with these laws. Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products could be provided to those targets or provided by our customers despite such precautions. Any such provision could have negative consequences, including government investigations, penalties and reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.

A cybersecurity incident, other technology disruptions or failure to comply with laws and regulations relating to privacy and the protection of data relating to individuals could negatively impact our business, our reputation and our relationships with customers.

Our business involves the processing of information about individuals (including personal information about our customers, suppliers and employees), numerous classes of sensitive and/or confidential information (such as trade secrets and financial and strategic information about us and our business partners) and intellectual property. We use computers in substantially all aspects of our business operations. We also use mobile devices, social networking and other online activities to connect with our employees, suppliers, co-manufacturers, distributors, customers and consumers. Our processing of data inherently gives rise to the risk of a security incident, such as a physical breach — specifically, our processing via these channels makes it more likely that the security incident will come from a cybersecurity risk. As we pursue new initiatives that improve our operations and cost structure, including acquisitions, we may also expand and improve our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. Finally, security incidents can take a variety of forms and are constantly evolving due to the increasing sophistication of threat actors, each of which increases the difficulty of detecting and successfully defending against them. If we fail to assess and identify cybersecurity risks associated with new initiatives or acquisitions or the increasing sophistication of hackers, we may become increasingly vulnerable to such risks.

The Company’s material vendors and/or suppliers are farms and, as such, the cybersecurity risks in the Company’s supply chain are ultimately low. Like most companies, the Company makes use of IT products and services, most of which are provided by established and sophisticated vendors used by many companies. Given this limited exposure and risk profile, while we have an informal procedure in place to review potential vendors before entering into agreements with them, we do not yet have a formal vendor assessment procedure in place. We expect to develop such a program following the closing of the Business Combination.

While we have implemented measures to prevent security incidents, there can be no assurances that the privacy and security-related measures and safeguards we have put in place, including in relation to third parties processing personal information on our behalf, will be effective to protect us and/or the relevant information from the risks associated with the processing of such information. In addition to breach notification laws that include requirements in the event that information subject to such laws is accessed by unauthorized persons, we may also be contractually required to notify customers or other counterparties of a security incident. Maintaining industry standard safeguards and, if needed, addressing a security incident could be costly. In addition, the theft, destruction, loss, misappropriation, or release of personal information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage all of which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to laws, rules and regulations in the United States and Canada, and potentially other jurisdictions, relating to the collection, use, security and other processing of personal information and data about individuals. These privacy and data protection-related laws, rules and regulations are ever-evolving, which can lead to complex and at times conflicting interpretations. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (the “CCPA”), imposes data privacy on companies handling data of California residents, such as required disclosures to consumers, and creates individual privacy rights for California consumers. The CCPA gives California residents rights to access, delete or correct their personal information, opt out of the use or disclosure of their personal information, and receive detailed information about how their personal information is used. Similarly, comprehensive state privacy laws have been enacted in Virginia, Colorado, Connecticut, Utah, Indiana and Iowa. Canada currently has four different privacy laws that may apply depending on the jurisdiction in which affected persons reside; three of the four of these require mandatory reporting to privacy regulators and the laws set different legal tests to determine whether reporting is required. Canada is in the process of replacing its federal law, which also applies in all provinces without superseding provincial laws, with a stricter and more comprehensive law that grants affected individuals a private right to sue in the event they suffer harm from a data breach. While the food supply chain is not currently subject to an incoming federal Canadian cyber security law that imposes cyber security obligations on sectors vital to national security or public safety, this may change, and thus we may face additional compliance costs in obligations in Canada in the future. Many other states are currently reviewing or proposing the need for greater regulation of the collection, sharing, use and other processing of information related to individuals and there remains increased interest at the federal level as well. In addition, in the United States, the Federal Trade Commission and state regulators enforce a variety of data privacy laws and regulations, such as promises made in privacy policies or failures to appropriately protect information about individuals, as unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws. Such data privacy laws, regulations and other obligations (such as contractual obligations) may require us to change our business practices and may negatively impact our ability to expand our business and pursue business opportunities. We may incur significant expenses to comply with the laws, regulations and other obligations that apply to us. Privacy and data protection-related laws and regulations also may be interpreted and enforced inconsistently over time and from jurisdiction to jurisdiction. Any actual or perceived inability to comply with applicable privacy or data protection laws, regulations, or other obligations could result in significant cost and liability, litigation or governmental investigations, damage our reputation, and adversely affect our business.

We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to effectively operate our business.

We are dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of our business. If these information technology systems are inadequate or fail to perform as anticipated, it could cause interruptions, delays, cessation of service and loss of existing or potential customers. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures and viruses. Any such damage or interruption could negatively impact our business.

Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.

Our current headquarters and research and development facilities, which include an office, laboratories, greenhouses, field testing acreage and demonstration test kitchens, are primarily located in Saskatchewan, Canada. In addition, we acquired an established plant-based consumer product production business in Nashville, NC in December 2022. Our seed production, field-testing and production and research take place primarily in Canada and the United States, with concentration in certain geographic regions. Third party warehousing for seed storage, and our limited number of processing partners (e.g., storage, transportation, crushers and refiners) are predominantly located in Canada and the United States. We take precautions to safeguard our facilities, including through insurance coverage and by implementing health and safety protocols, however our insurance may not cover certain losses or our losses may exceed our coverage limits. A natural disaster, such as a hurricane, drought, fire, flood, tornado, earthquake, or other intentional or negligent acts, including acts of vandalism, could damage or destroy our equipment, inventory, development projects, field trials or data, and cause us to incur significant additional expenses to repair or replace the damaged physical facilities, which in the case of seed production may be the result of years of development work that is not easily or quickly reproduced, and could lengthen the development schedule for our pipeline of products.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food” in this Registration Statement. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, inventories, product warranty reserves, accounting for income taxes, and stock-based compensation expense. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our common stock.

We may be unable to successfully integrate new strategic acquisitions and investments, which could materially adversely affect our business, results of operations and financial condition.

In the past we have made, and in the future we may make, acquisitions of, and investments in, businesses, products and technologies that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully integrate the acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses and write-downs of acquired assets. We perform periodic reviews to determine if these investments are impaired, but such reviews are difficult and rely on significant judgment about the company’s technology, ability to obtain customers, and ability to become cash flow positive and profitable. We may take future impairment charges which will have an adverse impact of on our results of operations.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and results of operations.

Risks Related to Ownership of New Above Food’s Securities

New Above Food’s stock price may be volatile in the future, which could lead to losses by investors and costly securities litigation.

The trading price of New Above Food Common Shares may be subject to wide fluctuations in response to quarter-to-quarter variations in results of operations, announcements of technological innovations or new products introduced by us or our competitors, general conditions in the plant-based food and food technology industries, changes in earnings estimates by analysts or other events or factors. In addition, the public stock markets recently have experienced high price and trading volatility. The risks related to rising inflation and rising interest rates could have a material impact on our revenues and costs. This volatility has significantly affected the market prices of securities of many of our publicly traded competitors for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of New Above Food Common Shares.

You may not be able to resell your New Above Food Common Shares at an attractive price due to a number of factors such as those listed in “Risks Related to Above Food’s Business” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	any significant change in our management;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	future sales of our common shares or other securities;

•	investor perceptions or the investment opportunity associated with our common shares relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	the development and sustainability of an active trading market for our common shares;

•	actions by institutional or activist stockholders;

•	the impact of the COVID-19 pandemic and its effect on our business and financial conditions;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other events or factors, including those resulting from natural disasters, war, or the threat of war, in particular, the current conflict in Ukraine, acts of terrorism or responses to these events.

Broad market and industry fluctuations may adversely affect the market price of New Above Food Common Shares, regardless of actual operating performance, financial results or prospects. In addition, price volatility may be greater if the public float and trading volume of New Above Food Common Shares is low. Some companies that have had volatile market prices for their securities have been the target of a hostile takeover or subject to involvement by activist stockholders. If New Above Food were to become the target of such a situation, it could result in substantial costs and divert resources and the attention of executive management from the business.

The current market price of Bite common stock may not be indicative of future market prices or intrinsic value, and we may not be able to sustain or increase the value of an investment in New Above Food’s securities. Investors in New Above Food’s securities may experience a decrease, which could be substantial, in the value of their securities, including decreases unrelated to our operating performance, financial results or prospects. Your only opportunity to achieve a return on your investment in New Above Food’s securities may be if the market price of such securities appreciates and you sell your securities at a profit. The market price for New Above Food’s securities may never exceed, and may fall below, the price that you paid for such securities. You could lose all or part of your investment in New Above Food as a result.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Above Food becomes involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the business regardless of the outcome of such litigation.

Because New Above Food [became] a public reporting company by means other than a traditional underwritten public offering, New Above Food’s shareholders may face additional risks and uncertainties.

Because New Above Food became a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there [was] no independent third-party underwriter selling the New Above Food Common Shares, and, accordingly, New Above Food’s shareholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because New Above Food [did not become] a public reporting company by means of a traditional underwritten public offering, there are material risks, including the absence of due diligence conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Because no independent third-party underwriter sold the New Above Food Common Shares, you must rely on the information included in this Registration Statement. Although Bite performed a due diligence review and investigation of Above Food in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in New Above Food because it may not have uncovered facts that would be important to a potential investor.

In addition, because New Above Food [did] not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New Above Food. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of New Above Food than they might if New Above Food became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Above Food as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the New Above Food Common Shares could have an adverse effect on New Above Food’s ability to develop a liquid market for the New Above Food Common Shares.

The rights of holders of New Above Food Common Shares may be impaired by the possible future issuance of preferred stock.

The New Above Food Board has the right, without approval of the holders of New Above Food Common Shares, to issue preferred stock with voting, dividend, conversion, liquidation and other rights which could adversely affect the voting power and equity interest of the holders of New Above Food Common Shares, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change-of-control. The possible negative impact on takeover attempts could adversely affect the price of New Above Food Common Shares. Although there is no present intention to issue any additional shares of preferred stock, New Above Food may issue these shares in the future.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future on New Above Food Common Shares.

We have not paid cash dividends on our common shares to date and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on New Above Food Common Shares will depend on earnings, financial condition, and other business and economic factors affecting us at such time as the New Above Food Board may consider relevant. If New Above Food does not pay dividends, New Above Food Common Shares may be less valuable because a return on a stockholders’ investment will only occur if the stock price appreciates. There are no accrued dividends currently payable to holders of our common shares, and no preferred stock is outstanding.

The New Above Food Articles, together with the New Above Food Bylaws, and Canadian laws and regulations applicable to New Above Food may adversely affect New Above Food’s ability to take actions that could be deemed beneficial to New Above Food Shareholders (as defined below).

New Above Food is subject to different corporate requirements than a corporation organized under the laws of the United States. The New Above Food Articles, the New Above Food Bylaws as well as the ABCA, set forth various rights and obligations that are unique to New Above Food as a company incorporated under the laws of Alberta. These requirements may limit or otherwise adversely affect New Above Food’s ability to take actions that could be beneficial to the holders of New Above Food Common Shares issued and outstanding at such time (the “New Above Food Shareholders”).

Provisions of the laws of the Province of Alberta and the federal laws of Canada may also have the effect of delaying or preventing a Change of Control (as defined in the New Above Food Articles) or changes in New Above Food’s management. For example, the ABCA includes provisions that require any shareholder proposal that includes nominations for the election of directors to be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting at which the proposal is to be presented.

The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. As a “Canadian business,” an acquisition of control of New Above Food by a non-Canadian would be subject to a suspensory review if these thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold New Above Food Common Shares may be imposed by the Competition Act. This legislation permits the Commissioner of Competition appointed under the Competition Act to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in New Above Food.

New Above Food Articles permit it to issue an unlimited number of New Above Food Common Shares without additional shareholder approval.

New Above Food Articles permit it to issue an unlimited number of New Above Food Common Shares. New Above Food may, from time to time, issue additional New Above Food Common Shares in the future. Subject to the requirements of the Nasdaq, New Above Food will not be required to obtain the approval of shareholders for the issuance of additional New Above Food Common Shares. Any further issuances of New Above Food Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

Our issuance of additional New Above Food Common Shares, warrants or convertible securities may dilute your ownership interest in us and could adversely affect our share price.

From time to time in the future, we may issue additional New Above Food Common Shares, warrants or other securities convertible into New Above Food Common Shares pursuant to a variety of transactions, including acquisitions. Additional New Above Food Common Shares may also be issued upon exercise of outstanding stock options and warrants. The issuance by us of additional New Above Food Common Shares, warrants or other securities convertible into New Above Food Common Shares would dilute your ownership interest in us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our New Above Food Common Shares and warrants. Subject to the satisfaction of vesting conditions and the expiration of our lock-up, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional New Above Food Common Shares or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional New Above Food Common Shares, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our New Above Food Common Shares and warrants, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our New Above Food Common Shares. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of New Above Food Common Shares and warrants bear the risk that our future offerings may reduce the market price of our New Above Food Common Shares and warrants and dilute their percentage ownership.

Future sales, or the perception of future sales, of our New Above Food Common Shares and warrants by us or our existing securityholders in the public market could cause the market price for our New Above Food Common Shares and warrants to decline.

The sale of substantial amounts of New Above Food Common Shares or warrants in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our New Above Food Common Shares and warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

On June 13, 2024, Above Food and Enhol entered into the Enhol Subscription Agreement under which Enhol agreed to purchase 2,377,082 Above Food Common Shares at a price of $2.103419 per share ($10.00 per share of New Above Food Common Shares), which Above Food common shares converted into 500,000 New Above Food Common Shares at closing of the Business Combination, and 50% of Enhol’s shares (250,000 shares) are locked up for 60 days and the remaining 50% of Enhol’s shares (250,000 shares) are locked up for 180 days after the Closing Date. Further, Above Food entered into subscription agreements with several investors to purchase 530,000 New Above Food Common Shares, 25% of which are locked up for 90 days beginning July 1, 2024. In addition, Above Food, Enhol, and Gonzalo Agorreta Preciado entered into the Enhol SPA under which Above Food agreed that Enhol and Mr. Preciado’s shares under the Enhol SPA would participate in the Share Exchange and such shares issued pursuant to the Enhol SPA are locked up for 12 months, beginning July 1, 2024.

Pursuant to the terms of the Plan of Arrangement approved by the Court in the Final Order dated June 18, 2024, all New Above Food Common Shares issued to former Above Food shareholders in exchange for their Above Food Common Shares held immediately prior to the effective time of the Plan of Arrangement are subject to certain restrictions on transfer and exceptions, whereby 90% of each such former Above Food shareholder’s New Above Food Common Shares issued under the Plan of Arrangement may not be transferred without the consent of New Above Food, except in certain circumstances, until the earlier of the date that is: (a) (i) the six month anniversary of the effective date of the Plan of Arrangement (the “Effective Date”), or (ii) in the case of certain designated holders, the twelve month anniversary of the Effective Date; (b) such time, if ever, after 150 calendar days after the Effective Date that the volume-weighted average trading price of the New Above Food Common Shares on the national stock exchange on which such security is trading equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the Effective Date; and (c) such date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.

Upon the expiration or waiver of the lock-up provisions described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144.

As restrictions on resale end, the market price of shares of our New Above Food Common Shares and warrants could drop significantly if the holders of these shares or warrants sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our New Above Food Common Shares or other securities.

In addition, the New Above Food Common Shares reserved for future issuance under the omnibus equity incentive plan of New Above Food (the “New Above Food Equity Incentive Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up provisions and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of New Above Food Common Shares that are available for issuance under the New Above Food Equity Incentive Plan is equal to (i) 5,531,914 Common Shares and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2025, equal to the lesser of (A) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the New Above Food Board. The maximum number of New Above Food Common Shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the New Above Food Equity Incentive Plan is equal to 27,659,567 shares. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our New Above Food Common Shares or securities convertible into or exchangeable for New Above Food Common Shares issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Because Above Food operated previously as a private company, New Above Food has limited experience complying with public company obligations and fulfilling these obligations could be expensive and time consuming and may divert management’s attention from the day-to-day operation of its business.

Above Food operated historically as a privately-owned company and, accordingly, many of its senior management have limited experience managing a publicly-traded company and have limited experience complying with the increasingly complex laws pertaining to public companies. In particular, the significant regulatory oversight and reporting obligations imposed on public companies require substantial attention from Above Food’s senior management and may divert attention away from the day-to-day management of its businesses, which could have a material adverse effect on Above Food’s business, financial condition and results of operations. Similarly, new corporate governance obligations, including with respect to the adoption and implementation of the appropriate corporate governance policies, and concurrent service on the Above Food Board and possibly multiple board committees, may impose additional burdens on Above Food’s non-executive directors.

New Above Food incurs significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

New Above Food faces a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that Above Food did not historically incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. These expenses may increase even more after New Above Food is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Above Food to carry out activities Above Food has not done previously. For example, New Above Food will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Above Food could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Above Food’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for New Above Food to obtain certain types of insurance, including director and officer liability insurance, and New Above Food may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for New Above Food to attract and retain qualified persons to serve on the New Above Food Board, board committees or as executive officers. Furthermore, if New Above Food is unable to satisfy its obligations as a public company, it could be subject to delisting of its common shares, fines, sanctions and other regulatory action and potentially civil litigation. We cannot predict or estimate the amount or timing of additional costs New Above Food may incur to respond to these requirements.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Above Food to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on New Above Food’s business, operating results and stock price.

Prior to the consummation of the Business Combination, Above Food was neither a publicly listed company, nor an affiliate of a publicly listed company, and had not dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Above Food as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are be applicable after the Business Combination. If New Above Food is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of New Above Food common shares.

Prior to the Business Combination, neither Above Food nor its auditors were required to perform an evaluation of internal control over financial reporting as of January 31, 2023 and 2024 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. Following the Business Combination, New Above Food’s independent registered public accounting firm will not be required to report on the effectiveness of its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until New Above Food’s first annual report on Form 20-F following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by our management, and those control deficiencies could also represent one or more material weaknesses. In addition, New Above Food cannot predict the outcome of this determination and whether New Above Food will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years New Above Food is unable to assert that New Above Food’s internal control over financial reporting is effective, or if New Above Food’s auditors express an opinion that New Above Food’s internal control over financial reporting is ineffective, New Above Food may fail to meet the future reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause our investors to have less confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of New Above Food’s securities.

New Above Food will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, New Above Food’s common shares may be less attractive to investors.

New Above Food will be deemed to be an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including:

•	not being required to comply with the auditor attestation requirements in the assessment of New Above Food’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in periodic reports and registration statements; and

•	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

New Above Food may take advantage of these reporting exemptions until it is no longer an emerging growth company. New Above Food will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which New Above Food has total annual gross revenue of at least $1.235 billion, or (c) in which New Above Food is deemed to be a large accelerated filer, which means the market value of New Above Food common shares that is held by non-affiliates exceeds $700 million as of the prior July 31st, and (2) the date on which New Above Food has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Above Food is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Above Food has elected to avail itself of this exemption from new or revised accounting standards and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the New Above Food common shares less attractive because New Above Food relies on these exemptions, which may result in a less active trading market for the New Above Food common shares and the price of the New Above Food common shares may be more volatile.

New Above Food cannot predict if investors will find its common shares less attractive because it will rely on the accommodations and exemptions available to emerging growth companies. If some investors find New Above Food common shares less attractive as a result, there may be a less active trading market for common shares and New Above Food’s share price may be more volatile.

New Above Food is a foreign private issuer and, as a result, New Above Food is not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Because New Above Food qualifies as a foreign private issuer under the Exchange Act, New Above Food is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As a foreign private issuer, and as permitted by the listing requirements of the Nasdaq, New Above Food will follow certain home country governance practices rather than the corporate governance requirements of the Nasdaq.

As a foreign private issuer, New Above Food will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the corporate governance requirements of the Nasdaq (“Nasdaq Rules”) for domestic issuers, provided that New Above Food discloses the requirements it is not following and describe the home country practices it is following. The Nasdaq requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, New Above Food will be permitted to follow home country practice in lieu of that requirement. We expect that no fewer than four members of the New Above Food Board will be independent. New Above Food may elect to follow certain other home country corporate governance practices in lieu of the requirements for U.S. companies listed on the Nasdaq, as permitted by the rules of the Nasdaq, in which case the protection that is afforded to our shareholders would be different from that accorded to investors of U.S. domestic issuers.

New Above Food may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, New Above Food will be a foreign private issuer, and therefore, New Above Food will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the last determination was made with respect to New Above Food on July 31, 2023. In the future, New Above Food would lose its foreign private issuer status if (1) more than 50% of New Above Food’s outstanding voting securities are owned by U.S. residents and (2) a majority of New Above Food’s directors or executive officers are U.S. citizens or residents, or New Above Food fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If New Above Food loses its foreign private issuer status, New Above Food will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. New Above Food will also have to mandatorily comply with U.S. federal proxy requirements, and New Above Food’s officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, New Above Food will lose its ability to rely upon exemptions from certain Nasdaq Rules. As a U.S. listed public company that is not a foreign private issuer, New Above Food will incur significant additional legal, accounting and other expenses that New Above Food will not incur as a foreign private issuer.

The IRS may not agree that New Above Food (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes or (ii) should not be treated as a “surrogate foreign corporation.”

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, New Above Food, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If New Above Food were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations - Non-U.S. Holders”) could be subject to U.S. withholding tax.

New Above Food is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Business Combination. However, the rules for determining ownership and whether the “expanded affiliated group” that includes New Above Food has “substantial business activities” in Canada under Section 7874 are complex and the subject of ongoing legislative and regulatory review and change. Accordingly, there can be no assurance that the IRS would not assert that New Above Food should be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Business Combination or that such an assertion would not be sustained by a court in the event of litigation.

In addition, even if New Above Food is not treated as a U.S. corporation pursuant to Section 7874 of the Code as a result of the Business Combination, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former Bite shareholders exceeds a threshold amount and the “expanded affiliated group” that includes New Above Food did not have substantial business activities in Canada at the time of the relevant completion date of the Business Combination, each as determined for purposes of Section 7874 of the Code and the Treasury Regulations promulgated thereunder. If it were determined that New Above Food is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, New Above Food and certain of New Above Food’s affiliates and shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by New Above Food include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation, currently at a rate of 20%. New Above Food is not currently expected to be treated as a “surrogate foreign corporation” for purposes of Section 7874 of the Code by reason of the Business Combination.

Section 7874 of the Code and the Treasury Regulations promulgated thereunder are highly complex and subject to uncertainty and change. All holders are urged to consult their tax advisors regarding the application of Section 7874 of the Code and the Treasury Regulations promulgated thereunder.

If a U.S. person is treated as owning at least 10% of the stock of New Above Food, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations”) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of New Above Food, such holder may be treated as a “United States shareholder” with respect to each of New Above Food and its direct and indirect subsidiaries (the “New Above Food Group”) that is a “controlled foreign corporation,” (a “CFC”), for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the New Above Food Group includes one or more U.S. subsidiaries, certain of New Above Food’s non-U.S. subsidiaries could be treated as CFCs regardless of whether New Above Food is treated as a CFC. As of the consummation of the Business Combination, the New Above Food Group includes a U.S. subsidiary.

If New Above Food or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that New Above Food will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

If New Above Food is characterized as a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes, U.S. holders may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of New Above Food and its subsidiaries, it cannot be determined as to whether New Above Food will be treated as a PFIC for its current taxable year, which includes the Business Combination, and there can be no assurances in this regard or any assurances that New Above Food will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there is no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether New Above Food is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of New Above Food’s income and assets, and the market value of its and its subsidiaries’ shares and/or assets (as applicable). Changes in the composition of New Above Food’s income or composition of New Above Food or any of its subsidiaries’ assets may cause New Above Food to be or become a PFIC for the current or subsequent taxable years. Whether New Above Food is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If New Above Food is a PFIC for any taxable year, a U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations”) of New Above Food Common Shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material U.S. Federal Income Tax - U.S. Holders - Owners of Common Shares - Passive Foreign Investment Company Rules.” U.S. holders of New Above Food Common Shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to New Above Food and the ownership of New Above Food Common Shares.

Canadian and U.S. investors may find it difficult or impossible to effect service of process and enforce judgments against New Above Food, New Above Food directors and New Above Food executive officers.

Certain directors of New Above Food reside outside of Canada. Consequently, it may not be possible for Canadian investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against the directors of New Above Food who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.

Similarly, New Above Food is incorporated under the laws of Alberta, Canada, and most of its officers and directors are not residents of the United States, and substantially all of the assets of New Above Food are located outside the United States. As a result, it may be difficult for U.S. investors to: (i) effect service of process within the United States upon New Above Food or those directors and officers who are not residents of the United States; or (ii) realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about New Above Food’s business, New Above Food’s stock price and trading volume could decline.

The trading market for New Above Food Common Shares will depend in part on the research and reports that third-party securities analysts publish about New Above Food and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of New Above Food, the price and trading volume of New Above Food’s securities would likely be negatively impacted. If any of the analysts who may cover New Above Food change their recommendation regarding New Above Food’s securities adversely, or provide more favorable relative recommendations about our competitors, the price of New Above Food’s securities would likely decline. If any analyst who may cover New Above Food ceases covering New Above Food or fails to regularly publish reports on New Above Food, we could lose visibility in the financial markets, which could cause the price or trading volume of New Above Food’s securities to decline. Moreover, if one or more of the analysts who cover New Above Food downgrades the New Above Food Common Shares, or if the reported results do not meet their expectations, the market price of New Above Food Common Shares could decline.

There is no guarantee that the exercise price of Company Warrants will ever be less than the trading price of the Common Shares, and the Company Warrants may expire worthless. In addition, we may reduce the exercise price of the Company Warrants in accordance with the provisions of the A&R Warrant Agreement, and a reduction in exercise price of the Company Warrants would decrease the maximum amount of cash proceeds we could receive upon the exercise in full of the Company Warrants for cash.

As of the date of this prospectus, the exercise price for Company Warrants is $11.50 per Common Share. On July 9, 2024, the closing price of our Common Shares was $2.33 on Nasdaq. If the price of our Common Shares remains below $11.50 per share, we believe our warrantholders will be unlikely to exercise their Company Warrants, resulting in little or no cash proceeds to us. There is no guarantee that the Company Warrants will be in the money prior to their expiration and, as such, the Company Warrants may expire worthless.

In addition, at the current exercise price of $11.50 per share, we would receive up to approximately $3.85 million from the exercise of the Company Warrants, assuming the exercise in full of all of the Company Warrants for cash.

New climate-related disclosure obligations in proposed SEC rule amendments could have uncertain impacts on our business, impose additional reporting obligations on us, and increase our costs.

Following from 2022, the SEC proposed rule amendments that would implement a framework for the reporting of climate-related risks and create a wide range of new climate-related disclosure obligations for all registrants, including us. The proposed rules would require us to include certain climate-related information in registration statements and annual reports, including (i) climate-related risks and their actual or likely material impacts on our business, strategy, and outlook; (ii) our governance of climate-related risks and relevant risk management processes; (iii) information on our greenhouse gas emissions; (iv) certain climate-related financial statement metrics and related disclosures in a note to our audited financial statements; and (v) information about our climate-related targets, goals, and transition plans.

The proposed rules remain open to public comment and may be subject to challenges and litigation. Thus, the ultimate scope and impact of the proposed rules on our business remain uncertain. To the extent new rules, if finalized, impose additional reporting obligations on us, we could face substantial increased costs. Separately, the SEC also announced it is scrutinizing climate-change related disclosures in public filings, increasing the potential for enforcement if the SEC were to allege that our existing climate disclosures are misleading or deficient.

USE OF PROCEEDS

We will not receive any proceeds from the sale of New Above Food Common Shares by the Selling Securityholders pursuant to this prospectus.

The Company would receive up to an aggregate of approximately $3.85 million from the exercise of Company Warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of Company Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of any proceeds received from the exercise of the Company Warrants.

There is no assurance that the holders of Company Warrants will elect to exercise any or all of the Company Warrants. Whether holders of Company Warrants will exercise their Company Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Common Shares, the last reported sales price for which was $2.33 per share on July 9, 2024 on Nasdaq. Each Company Warrant is exercisable for one Common Share at an exercise price of $11.50. Therefore, if and when the trading price of the Common Shares is less than $11.50, we expect that holders of Company Warrants would not exercise their Company Warrants. Although we could receive up to an aggregate of approximately $3.85 million if all of the Company Warrants are exercised for cash, we would only receive any proceeds if and when the holders exercise those warrants. The Company Warrants may not be in the money during the period they are exercisable and prior to their expiration, and the Company Warrants may not be exercised prior to their maturity on June 28, 2029, even if they are in the money, and as such, the Company Warrants may expire worthless and we may receive minimal proceeds, if any, from the exercise of the Company Warrants. To the extent that any of the Company Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Company Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their New Above Food Common Shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

MARKET PRICE OF OUR SECURITIES AND DIVIDENDS

Our Common Shares were listed on Nasdaq under the symbol “ABVE” on July 1, 2024. On July 9, 2024, the last reported sale prices of the Common Shares on Nasdaq was $2.33 per share.

DIVIDEND POLICY

Neither the Company nor its predecessors has paid any dividends to its shareholders. Under the New Above Food Articles, the holders of the Common Shares will be entitled to receive dividends at such times and in such amounts as the Board may in their discretion from time to time declare, subject to the prior rights and privileges attached to any other class or series of shares of the Company ranking senior to the Common Shares.

Under the ABCA, the Company may not pay a dividend in money or other property if there are reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the Company’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

We have never declared or paid any cash dividends on our Common Shares. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our New Above Food Common Shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of applicable law affecting the payment of dividends and distributions to shareholders and any other factors or considerations the board of directors deems relevant.

Determination of Offering Price

We cannot currently determine the price or prices at which New Above Food Common Shares may be sold by the Selling Securityholders under this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On the Closing Date, Above Food, New Above Food, and Merger Sub, closed the Business Combination Agreement with Bite to consummate the Business Combination. As of Closing, Above Food is a direct, wholly owned subsidiary of New Above Food and Merger Sub was a direct, wholly owned subsidiary of New Above Food prior to merging with and into Bite upon consummation of the Business Combination. The Business Combination Agreement was entered into on April 9, 2023 and amended on March 12, 2024.

Bite was a blank check company incorporated in Delaware on September 29, 2020. Bite was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Above Food is a Saskatchewan-based innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients and consumer products.

New Above Food was incorporated under the laws of Alberta, Canada on April 18, 2023, for the purposes of the Business Combination and has not had material operations from the date of its formation.

Pursuant to the Business Combination Agreement, each of the following transactions occurred in the following order:

1.	Prior to the Closing, Above Food was continued from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta);

2.	On the Closing Date and pursuant to a Plan of Arrangement, Above Food’s shareholders effected the Share Exchange, pursuant to which, among other things, Above Food’s shareholders contributed to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food became a direct, wholly owned subsidiary of New Above Food; and

3.	On the Closing Date and following the completion of the Share Exchange, Merger Sub merged with and into Bite, with Bite surviving as a direct, wholly owned subsidiary of New Above Food (together with the other transactions related thereto, the “Business Combination”).

Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to US $206,000,000 divided by US $10.00 was issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange converted, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares.

As a result of the Merger, (i) each issued and outstanding share of Bite’s common stock is no longer outstanding and was automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite’s common stock is no longer outstanding and was, pursuant to the terms of the Warrant Agreement, dated February 11, 2021, between Bite and Continental, automatically converted into and became one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants was automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement.

At the effective time of the Share Exchange, New Above Food (A) issued to the holders of Above Food’s shares an amount of (i) New Above Food Class A Earnout Shares and (ii) New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food multiplied by the Above Food Earnout Ratio (as defined below), and (B) allocated to the holders of Above Food’s warrants, for issuance upon exercise thereof, an amount of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food underlying Above Food warrants multiplied by the Above Food Earnout Ratio. All or a portion of the Above Food Earnout Shares will convert into New Above Food Common Shares, if certain conditions are satisfied within five years following the Closing Date, as described in this Registration Statement/Proxy Statement. Unless converted into New Above Food Common Shares as a result of the foregoing conditions being satisfied, the Above Food Earnout Shares shall bear no economic or voting rights other than the right to be redeemed at a price of US $0.00000000001 per share upon certain conditions.

Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned an aggregate of US $9,200,000 to Above Food. On the Closing Date, a portion of the Loan (as defined in the Convertible Loan Agreement) was converted into a number of New Above Food Common Shares equal to the principal amount of the Loan (plus the interest paid on the Closing Date in the form of New Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement) divided by US $10.00. As of January 31, 2024, an aggregate of US $9,200,000 had been loaned under the Convertible Loan Agreement. As the unaudited pro forma condensed combined statement of operations assumes the close of the transaction on February 1, 2023 (and therefore the conversion of this loan into New Above Food Common Shares), the interest expense recognized with respect to this financing in Above Food’s historical financial statements has been removed. No interest related to the period from February 1, 2024 to the Closing Date has been recognized in the unaudited pro forma condensed combined balance sheet or statements of operations. The amount of New Above Food Common Shares that were issued related to interest incurred and reflected in Above Food’s historical financial statements is 80,704, and the amount of New Above Food Common Shares related to the interest incurred from February 1, 2024 to the Closing Date is 36,681. The latter amount has not been factored into the calculation of the shares to be issued and outstanding at the close of the Business Combination as reflected in the table below or in the earnings per share amounts in the unaudited pro forma condensed combined statements of operations.

After December 31, 2023, there have been two redemptions of common stock with resulting reductions of Bite’s Trust Account which have been reflected in the unaudited pro forma condensed combined financial information:

1. The redemption of 518,880 shares of common stock in connection with the stockholders vote to amend Bite's amended and restated certificate of incorporation on February 13, 2024.

2. The redemption of 2,308,860 shares of common stock in connection with the special meeting of Bite's shareholders held on April 29, 2024.

Prior to the Closing Date, Above Food issued Above Food common shares in exchange for cash proceeds of USD $5.0 million and USD $5.3 million to the sellers of Brotalia and Veghouse stockholders, respectively, and for a deposit of USD $3.2 million to Veghouse for future goods or services to be provided to New Above Food.

Upon completion of the Business Combination, Above Food’s existing shareholders, Bite’s public stockholders, Bite’s initial stockholders (including the Sponsor), Brotalia stockholders, Veghouse stockholders, and the Lenders own the following percentages of New Above Food Common Shares, not including the Above Food Earnout Shares. The amount of New Above Food Common Shares to be owned by the Lenders represents the conversion of the USD $4.9 million of lender financing outstanding and the associated USD $1.2 million of interest accrued up to January 31, 2024 into New Above Food Common Shares at a deemed value of USD $10 per share, excluding 36,681 New Above Food Common Shares expected to be issued for the interest accrued from February 1, 2024 to the Closing Date. The equity value outlined below is calculated assuming a share price of USD $10 per share issued.

Holders	New Above Food Common Shares	% of Total
Above Food shareholders	16,609,981	66.71%
Bite initial stockholders	5,790,000	23.25%
Lenders	1,097,385	4.41%
Brotalia stockholders	500,000	2.01%
Veghouse stockholders	852,550	3.42%
Bite public stockholders	50,438	0.20%
Total shares outstanding	24,900,354	100.00%
Total equity value post-redemptions	US $249,003,540

Above Food has certain acquisitions that were either completed after the date of the Pro Forma Consolidated Balance Sheet or completed in connection with the closing of the Business Combination.

In connection with the below acquisitions, no transaction adjustments were made to the pro forma statements as the acquisitions are not considered significant pursuant to Regulation S-X Rule 3-05, individually or in the aggregate.

On September 7, 2021, Above Food entered into the ANF Purchase Agreement with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests in ANF in four separate tranches. As at January 31, 2024, Above Food has a membership interest of 33.06%. Upon conclusion of the Business Combination, under the terms of a new agreement dated June 21, 2024, Above Food acquired the remaining 66.94% of ANF by issuing 1,604,253 New Above Food Common Shares.

On August 28, 2023, Above Food entered into an asset-purchase agreement pursuant to which Above Food will purchase certain AI-based genomic assets, intellectual property, and trait development technology licensing rights from NRGene Technologies Ltd. (“NRGene”) after the closing of the Business Combination. NRGene will receive a combination of cash and stock-based consideration, as well as royalties from commercialization of specific projects.

On June 13, 2024, Above Food entered into the Purchase Agreement with the owners of Brotalia S.L. to acquire all issued and outstanding share capital of Brotalia, a European-based company that leverages disruptive technologies through its food technology group to revolutionize the production of ingredients and foods.

The table above does not include the New Above Food Common Shares that are issued to ANF and Brotalia of approximately New Above Food Common Shares of 1,604,253 for ANF, and 1,300,000 for Brotalia, respectively. These acquisitions have not been reflected in the pro forma financial information as these acquisitions are not significant under Regulation S-X Rule 3-05.

Basis of Pro Forma Presentation

The following pro forma condensed combined balance sheet of New Above Food as of January 31, 2024 (the “Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations of New Above Food for the fiscal year ended January 31, 2024 (the “Year-End Pro Forma Statement of Operations”) were prepared giving effect to the Business Combination and related transactions. The Pro forma condensed combined balance sheet gives effect to the Business Combination as if it occurred on January 31, 2024. The Year-End Pro Forma Statements of Operations gives effect to the Business Combination as if it occurred on February 1, 2023.

The pro forma financial information has been derived from and should be read in conjunction with:

•	Above Food’s audited consolidated financial statements as of and for the years ended January 31, 2024 and 2023, and the related notes;

•	Bite’s audited financial statements as of and for the years ended December 31, 2023 and 2022, and the related notes

Prior to the closing of the Business Combination, New Above Food was a subsidiary of Above Food and its capitalization reflected in its historical balance sheet has been provided by Above Food. Accordingly, the historical balance sheet of New Above Food reflects cash and a loan to related parties, both of which would have been reflected in Above Food's historical consolidated balance sheet. Therefore, the New Above Food's historical balance sheet amounts were not included in the Pro Forma Balance Sheet as doing so would reflect these values twice.

Bite reports its historical financial information in US dollars (US $), while Above Food reports its financial information in Canadian dollars (CAD $). For purposes of this presentation, Bite’s consolidated balance sheet amounts have been translated into CAD $ using an exchange rate of US $1.00 to CAD $1.3226, which was the exchange rate in effect on December 31, 2023. Bite’s consolidated statement of operations have been translated into CAD $ using an average exchange rate of US $1.00 to CAD $1.3497 for the year ended December 31, 2023.

All amounts reported within this pro forma financial information are in Canadian Dollars unless otherwise noted.

For purposes of the presentation of the Transaction Adjustments, all US $ balance sheet and statement operations amounts have been translated using an exchange rate of US $1.00 to $1.3687, which was the exchange rate published by the Bank of Canada as of June 28, 2024.

The Business Combination Agreement contains a minimum cash requirement which is a condition to close that was waived by Above Food in its discretion (this condition is referred to herein as the “Available Cash Condition”). On the Closing Date, Above Food waived the Available Cash Condition. The pro forma financial information does not reflect the receipt of any additional sources of financing as of the Closing Date.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and is presented for illustrative purposes only. The unaudited pro forma condensed combined financial information does not necessarily reflect what New Above Food’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Above Food. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

It is expected that the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Bite is expected to be treated as the “acquired” company for accounting purposes. Accordingly, the financial statements of New Above Food will represent a continuation of the financial statements of Above Food with the Proposed Transactions treated as the equivalent of Above Food issuing shares for the net assets of Bite, accompanied by a recapitalization. The net assets of Bite will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be those of Above Food in future financial reports of New Above Food.

Above Food is expected to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Above Food’s existing shareholders will have the greatest voting interest in New Above Food relative to other shareholders with a 59.74% voting interest, without giving consideration to potential dilutive instruments and New Above Food Common Shares issued to ANF Shareholders, and Brotalia Shareholders;

•	The largest individual minority shareholder of New Above Food is an existing shareholder of Above Food;

•	Above Food’s senior management will be the senior management of New Above Food; and

•	New Above Food’s operations will consist entirely of Above Food’s ongoing business and operations.

The Year-End Pro Forma Statement of Operations present the combination of financial information of Above Food and Bite, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The Year-End Pro Forma Statement of Operations is derived from Above Food’s consolidated statement of operations for the year ended January 31, 2024, and Bite’s statement of operations results for the year ended December 31, 2023. The Pro Forma Balance Sheet is derived from Above Food’s historical consolidated balance sheet as of January 31, 2024 and Bite’s historical balance sheet as of December 31, 2023. As there is less than 90 days of difference between Above Food’s and Bite’s historical financial statements used to derive the pro forma financial information, no adjustments have been made to conform the periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JANUARY 31, 2024

	Above Foods BS: As of January 31, 2024 Cdn. $	Bite Acquisition Corp. BS: As of December 31, 2023 Cdn. $	Transaction Accounting Adjustments Cdn. $		Pro Forma BS: As of January 31, 2024 Cdn. $
Assets
Current Assets:
Cash and cash equivalents	952,280	1,253	748,038	1, 3	1,458,159
			14,097,610	1
			(13,880,946)	2
			(460,076)	7
Prepaid Expenses	-	10,509			10,509
Accounts receivable, net	24,028,576	-			24,028,576
Loans receivable	671,500	-			671,500
Inventory	26,009,438	-			26,009,438
Commodity forward contracts	15,187,459	-			15,187,459
Foreign exchange forward contracts	359,973	-			359,973
Other assets	1,227,012	103,312			1,330,324
	68,436,238	115,074	504,626		69,055,938

Investment in Trust Account		40,781,736	(748,038)	1, 3	-
			(40,033,698)	1
Investments in affiliate	5,873,574	-			5,873,574
Property, plan and equipment, net	27,249,328	-			27,249,328
Intangible assets, net	2,448,489	-			2,448,489
Operating lease right-of-use assets	6,745,324	-			6,745,324
Finance right-of-use assets	31,552,824	-			31,552,824
Goodwill	871,174	-			871,174
Due from related parties	-	-			-
Other assets	711,004	-	(675,717)	2	4,450,029
			4,414,742	1
Total Assets	143,887,955	40,896,810	(36,538,085)		148,246,680

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued liabilities	53,101,833	3,013,672			56,115,505
Customer deposit	8,676,662	-			8,676,662
Short-term debt and credit facilities	36,000,000	-	(8,067,190)	4, 5	27,932,810
Bank indebtedness	12,304,272	-			12,304,272
Long-term debt, current portion	30,783,203	-	2,737,400	3	33,520,603
Convertible promissory note at fair value - related party	-	1,222,010	(1,222,010)	6	-
Operating lease liabilities, current portion	1,179,839	-			1,179,839
Finance lease liabilities, current portion	1,190,708	-			1,190,708
Commodity forward contracts	3,250,260	-			3,250,260
Foreign exchange forward contracts	1,346,133	-			1,346,133
Income taxes payable	-	210,820			210,820
Due to (from) related parties	6,017,600	460,076	(460,076)	7	6,017,600
	153,850,510	4,906,578	(7,011,876)		151,745,212

Long-term debt	186,104	-			186,104
Operating lease liabilities	5,434,482	-			5,434,482
Finance lease liabilities	30,428,018	-			30,428,018
Deferred tax liabilities	247,073	473,017			720,090
Earnout liability			71,548,479	13	71,548,479
Private warrant liability	-	10,911	(10,911)	3	-
Derivative warrant liability	-	-	66,411,513	10	74,620,564
			8,209,051	10
Total Liabilities	190,146,187	5,390,506	139,146,256		334,682,949

Common stock subject to possible redemption	-	40,460,006	(426,308)	3	-
			(40,033,698)	1

Shareholders' equity:
Common stock	781	746	(746)	3	781
Share capital	45,777,474		8,067,190	5	(68,915,892)
			1,222,010	6
			(71,548,479)	13
			(151,550,421)	3
			77,885,025	3
			14,097,610	1
			4,414,742	1
			3,466,995	10
			(748,038)	2
Additional paid-in capital	-	2,196,812	(2,196,812)	3	-
Warrants	11,676,046	-	(11,676,046)	3	-
Retained earnings (deficit)	(103,880,258)	(7,151,260)	7,151,260	3	(117,688,883)
			(10,523,182)	2
			(3,285,443)	2
Accumulated other comprehensive income	167,725	-	-		167,725
Total shareholders' equity	(46,258,232)	(4,953,702)	(135,224,335)		(186,436,269)

Total liabilities, redeemable shares and stockholders' deficit	143,887,955	40,896,810	(36,538,085)		148,246,680

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 31, 2024

	Above Foods IS: Year Ended January 31, 2024 Cdn. $	Bite Acquisition Corp. IS: Year Ended December 31, 2023 Cdn. $	Transaction Accounting Adjustments Cdn. $		Pro Forma IS: Year Ended January 31, 2024 Cdn. $
Revenue	368,423,398	-			368,423,398
Cost of sales	374,322,146	-			374,322,146
	(5,898,748)	-			(5,898,748)

Expenses
Selling, general and administrative	34,222,524	4,057,534	3,285,443	2	58,306,107
			10,523,182	2
			5,399,990	8
			817,434	9
Research and development	171,852	-			171,852
Impairment on intangible assets	1,806,337	-			1,806,337
	36,200,713	4,057,534	20,026,049		60,284,296

(Loss) income from operations	(42,099,461)	(4,057,534)	(20,026,049)		(66,183,044)

Other income (expenses)		1,982,471	(1,971,337)	4, 6	11,134
Interest revenue	245,262	1,410,190	(1,410,190)	11	245,262
Interest expense	(7,670,156)	-	1,266,332	4	(6,403,824)
Net finance income (expense)	(7,424,894)	3,392,661	(2,115,195)		(6,147,428)

Net (loss) income before income taxes	(49,524,355)	(664,873)	(22,141,244)		(72,330,472)

Income tax
Current	-	668,514			668,514
Deferred	-	-			-
Equity method investment loss	3,787,927	-			3,787,927

Net (loss) income for the year	(53,312,282)	(1,333,387)	(22,141,244)		(76,786,913)

Weighted average shares outstanding, basic and diluted	77,512,765				24,900,354

Net loss per common share - basic and diluted	(0.69)				(3.08	) 12

NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

A.	Derived from Bite’s audited balance sheet as of December 31, 2023, which was prepared in U.S. Dollars and under US GAAP. Bite’s financial statements are presented in U.S. Dollars, while the consolidated financial statements of Above Food are presented in Canadian Dollars. For purposes of the pro forma financial information, the balance sheet of Bite has been translated to Canadian Dollars at the foreign exchange rate of US $1.00 to $1.3226, which was the exchange rate in effect on December 31, 2023.

	Bite Acquisition Corp. BS:			Bite Acquisition Corp. BS:	Bite Acquisition Corp. BS:
	As of December 31, 2023	Presentational		As of December 31, 2023	As of December 31, 2023
	US $	Realignment	Notes	US $	$
Assets
Cash	947			947	1,253
Prepaid expenses	7,946			7,946	10,509
Prepaid income taxes	36,795	(36,795)	[A]	—	—
Deferred business combination costs	41,318	(41,318)		—	—
Other assets	—	78,113	[A]	78,113	103,312
Current assets	87,006			87,006	115,074
Investment in Trust Account	30,834,520			30,834,520	40,781,736
Total assets	30,921,526			30,921,526	40,896,810
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	2,278,597	(2,278,597)	[B]	—	—
Accounts payable and accrued liabilities	—	2,278,597	[B]	2,278,597	3,013,672
Excises taxes payable	12,598	(12,598)	[C]	—	—
Franchise tax payable	146,800	(146,800)	[C]	—	—
Income taxes payable	—	159,398	[C]	159,398	210,820
Due to related party	347,857			347,857	460,076
Convertible promissory note at fair value – related party	923,945			923,945	1,222,010
	3,709,797			3,709,797	4,906,578
Deferred tax liability	357,642			357,642	473,017
Private warrant liability	8,250			8,250	10,911
	4,075,689			4,075,689	5,390,506
Common stock subject to possible redemption	30,591,264			30,591,264	40,460,006
Shareholders’ deficit:
Preferred stock	—			—	—
Common stock	564			564	746
Additional paid-in capital	1,660,980			1,660,980	2,196,812
Accumulated deficit	(5,406,971)	5,406,971	[D]	—	—
Retained earnings (deficit)	—	(5,406,971)	[D]	(5,406,971)	(7,151,260)
Total shareholders’ deficit	(3,745,427)	—		(3,745,427)	(4,953,702)
Total liabilities, redeemable shares and stockholders’ deficit	30,921,526	—		30,921,526	40,896,810

[A]	For presentation purposes, Bite’s prepaid income taxes and deferred business combination costs have been reclassified to other assets to align with Above Food’s presentation.

[B]	For presentation purposes, Bite’s accounts payable and accrued expenses have been reclassified to Accounts payable and accrued liabilities to align with Above Food’s presentation.

[C]	For presentation purposes, Bite’s franchise tax payable and excise taxes payable have been reclassified to income taxes payable to align with Above Food’s presentation.

[D]	For presentation purposes, Bite’s accumulated deficit is reclassified to retained earnings (deficit) to align with Above Food’s presentation.

B.	Derived from the consolidated statement of operations of Bite for the year ended December 31, 2023, which was prepared in U.S. Dollars and under US GAAP. Bite’s financial statements are presented in U.S. Dollars, while the consolidated financial statements of Above Food are presented in Canadian Dollars. For purposes of the pro forma financial information, the statement of income for the year ended December 31, 2023 has been translated to Canadian Dollars at the monthly average exchange rate for 2023 of US $1.00 to $1.3497.

	Bite Acquisition Corp. IS:			Bite Acquisition Corp. IS:	Bite Acquisition Corp. IS:
	Year Ended			Year Ended	Year Ended
	December 31, 2023	Presentational		December 31, 2023	December 31, 2023
	US $	Realignment	Notes	US $	CAD. $
Expenses
Formation and operating costs	2,859,519	(2,859,519)	[A]	—	—
Franchise tax	146,800	(146,800)	[A]	—	—
Selling, general and administrative	—	3,006,319	[A]	3,006,319	4,057,534
Loss from operations	3,006,319	—		3,006,319	4,057,534
Investment income from Trust	1,044,842	(1,044,842)	[B]	—	—
Interest revenue	—	1,044,842	[B]	1,044,842	1,410,190
Change in fair value of private warrants	8,250	(8,250)	[C]	—	—
Change in fair value of convertible promissory notes	1,460,608	(1,460,608)	[C]	—	—
Other expenses	—	1,468,858	[C]	1,468,858	1,982,471
Total other income (expenses)	2,513,700	—		2,513,700	3,392,661
Net (loss) income before income taxes	(492,619)	—		(492,619)	(664,873)
Income tax expense	495,317	—		495,317	668,514
		—
Net loss	(987,936)			(987,936)	(1,333,387)

[A]	For presentation purposes, Bite’s formation and operating costs, and its franchise tax expenses have been reclassified to selling, general and administrative expense to align with Above Food’s presentation.

[B]	For presentation purposes, Bite’s investment income from funds in its Trust account are reclassified to interest revenue to align with Above Food’s presentation.

[C]	For presentation purposes, Bite’s change in fair value of private warrants and change in fair value of convertible notes have been reclassified to other expense to align with Above Food’s presentation.

Transaction Adjustments

1.	After the consummation of the Business Combination, any of Bite’s common stock subject to redemption that was not redeemed was reclassified to share capital, and amounts remaining in Bite’s Trust Account were released to cash and cash equivalents on New Above Food’s balance sheet. After the redemption from Bite’s Trust Account on February 13, 2024 and April 29, 2024 totaling $40.0 million (US $30.3 million), the remaining cash of $0.7 million (US $0.5 million) is reclassified from Bite’s Trust Account to cash and cash equivalents. In addition, prior to the Closing Date, Above Food entered into subscription agreements with Veghouse and the sellers of Brotalia pursuant to which Above Food issued 1,352,550 common shares in exchange for cash proceeds of $14.1 million (US $10.3 million) and for a deposit of $4.4 million (US $3.2 million) for future goods or services to be provided to New Above Food.

2.	Represents the pro forma adjustment (i) to record the offset of Above Food’s January 31, 2024 deferred stock issuance costs of $0.7 million (US $0.5 million) for legal, accounting, and advisory fees related to the Business Combination to Share Capital and; (ii) to record the direct and incremental transaction costs, totaling $13.9 million (US $10.3 million), incurred by Above Food and Bite upon closing for advisory, banking, legal, accounting fees and deferred underwriting costs associated with the Business Combination. Bite’s costs were recorded as an expense of $10.5 million (USD $7.7 million). As the Business Combination is expected to be recorded as a reverse recapitalization, $0.7 million (USD $0.5 million) are recorded as a reduction to share capital, and $3.4 million (USD $2.4 million) is allocated to liability instruments to be issued by New Above Food and expensed immediately upon the completion of the Business Combination. The amounts expensed are non-recurring expenses.

3.	Reflects the reverse recapitalization at the closing of the Business Combination with the elimination of Bite’s historical temporary and permanent equity with a corresponding adjustment to share capital for Above Food. Accordingly, the Pro Forma Balance Sheet reflects an adjustment to remove accumulated deficit of $7.2 million, additional paid-in capital of $2.2 million and common stock subject to possible redemption of $0.4 million remaining after the Trust Account movements up to the Closing Date. Above Food is considered to have issued New Above Food shares to replace Bite’s outstanding share capital, and warrants, in exchange for the net assets of Bite including Cash and cash equivalents as disclosed in adjustment 1 above. The difference between the fair value of the consideration issued and the net assets acquired is recorded in share capital.

New Above Food issued 5,690,438 shares, valued at $13.69 (US$10) per share. The total share consideration was $77.9 million (US$56.9 million). The SPAC warrants replacements have an estimated fair value of, respectively, $66.4 million (US $48.5 million) (see adjustment 10).

The difference between the fair market value of consideration issued of $144.3 million (US $105.4 million) and Bite’s net liabilities of $4.5 million (US $3.4 million) is recorded in share capital. The reduction in share capital is further illustrated below:

	As at January 31, 2024
	CAD$	US$
Fair value of instruments deemed to have been issued by New Above Food
New Above Food Shares issued	$77,885,025	$56,904,380
Replacement of SPAC warrants(1)	66,411,513	48,521,599
Debt repayable to Sponsor assumed(2)	2,737,400	2,000,000
Total consideration issued to Bite shareholders	147,033,938	107,425,979
Fair value of identifiable net assets of Bite
Cash and equivalents	1,253	947
Prepaid expenses and deposits	10,509	7,946
Other assets	103,312	78,113
Investments held in Trust Account(3)	748,038	546,532
Accounts payable and accrued liabilities	(3,013,672)	(2,278,597)
Convertible promissory note at fair value – related party	(1,222,010)	(923,945)
Due to (from) related parties	(460,076)	(347,857)
Income taxes payable	(210,820)	(159,398)
Deferred tax liabilities	(473,017)	(357,642)
Net liabilities of Bite	(4,516,483)	(3,433,901)
Reduction in share capital	$151,550,421	$110,859,880

(1)	The replacement warrants issued as part of the consideration for this transaction replace Bite’s warrants issued and outstanding prior to the completion of the Business Combination including private warrants of $10,911 (US $8,250). Those replacement warrants are considered a liability of $66.4 million (US $48.5 million), as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is Canadian Dollars, and these replacement warrants will be revalued to their fair value at each reporting date.

(2)	The remaining Bite’s convertible debt not settled in shares was assumed by New Above Food (see adjustment 6).

(3)	$0.7 million (US $0.5 million) was in the Trust Account of Bite as set out adjustment 1.

4.	Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned an aggregate of US $9,200,000 to Above Food. A portion of the debt amount of $8.1 million was converted into 1,097,385 New Above Food Common Shares at the close of the transaction with Bite (see adjustment 5). The converted amount was repaid entirely in New Above Food Common Shares (including any associated interest amounts recorded in the Above Food’s historical financial statements). The Year-End Pro Forma Statement of Operations have been adjusted to remove interest expense historically reflected on Convertible Loans as the Business Combination is assumed to have occurred on February 1, 2023.

The Year-End Pro Forma Statement of Operations also reflects a removal of the changes in fair value of convertible promissory notes of $2.0 million (US $1.5 million) recorded by Bite in its historical financial statements as these notes are settled upon conclusion of the Business Combination.

5.	The adjustment reflects the conversion of the outstanding debt and associated interest that are not paid in cash of $8.1 million into New Above Common Shares upon the completion of the Business Combination. A portion of the outstanding principal and associated interest amounts recorded in the Above Food’s historical financial statements are settled in shares of New Above Food. As the transaction is considered a conversion of convertible debt in accordance with its original terms, no gain or loss is recorded on the settlement.

6.	On February 20, 2022, Bite received funding from the Sponsor in the form of a convertible note which matures upon the completion of the Business Combination. This adjustment reflects the settlement of the Sponsor Convertible Promissory Note in 150,000 newly issued shares of New Above Food, 75,000 warrants to purchase shares of New Above Food, and the remaining amount is assumed by New Above Food, which is recorded as an increase in liability of $2.7 million (US $2.0 million) as part of consideration for the reverse recapitalization (see adjustment 3). Contractually, the convertible note is settled in New Above Food shares and warrants to purchase shares of New Above Food up to the outstanding amount of US $1.5 million. As a result of the share settlement, the carrying amount of the convertible note of $1.2 million was recorded as shared capital. As outlined in transaction adjustment 4, the related changes in fair value of convertible promissory notes of $2.0 million (US $1.5 million) recorded by Bite in its historical financial statements has been removed in the Year-End Pro Forma Statement of Operations as the Business Combination is assumed to have occurred on February 1, 2023.

7.	Reflects the settlement of the amounts due to related parties through repayment in cash and cash equivalents from the trust account.

8.	To record one year compensation expense of $5.4 million for 1,514,459 Above Food RSUs and no other restricted shares (collectively, “Restricted Shares”) granted to officers and key employees of the Company. The awards of the Restricted Shares were made in common stock over a vesting period of one and a half to two years that is triggered upon the Business Combination. The Closing date fair value of the Restricted Shares is estimated at $10.8 million using the fair value of the New Above Food’s common shares as of the consummation of the Business Combination.

9.	Reflects accounting for stock options issued by Above Foods that vest over 2 to 3 years starting the consummation of the Business Combination, resulting in compensation expense for the first year recognized on the Year-End Pro Forma Statement of Operations. The Closing Date fair value of the stock options is estimated using the Black-Scholes option pricing model and the following assumptions.

Compensation expense reflected in the Pro Forma statement of operations	$817,434
The value of the stock options was estimated at	$1,706,589
The value of the stock options was determined using the following inputs:
Expected life	2.75 to 3 years
Risk free interest rate	2.82% to 4.07%
Strike price (USD)	6.95 to 26.50
Estimated fair value of the underlying shares (USD)	6.95 to 10.00
Volatility	73% to 75%
Expected dividends	0%
Number of stock options issued	311,306
Number of stock options vested	—
Number of the stock options adjusted on the pro forma statement of operations	134,619

10.	On January 19, 2021, Above Food completed its private placement and issued warrants and broker warrants with an exercise price of $3.75 and $2.00 per share, respectively. Prior to the conclusion of the Business Combination, the broker warrants were exercised on a cashless basis into common shares of Above Food. As a result, Above Food had 11,293,305 warrants as of the Closing Date. The replacement warrants are considered a liability measured at fair value as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is the Canadian Dollar. The difference of $3.5 million between the estimated fair value of the replacement warrants and the carrying amount of Above Food warrants was recorded in share capital in the Pro Forma Balance Sheet and did not result in a gain or a loss in the pro forma income statement.

The Closing Date fair value of the Above warrants is estimated as of the Pro Forma Balance Sheet date of January 31, 2024 using the Black-Scholes option pricing model and the following assumptions based on the replacement terms:

The value of the warrants was estimated at	$8,209,051
The value of the warrants was determined using the following inputs:
Expected life	0.78 years
Risk free interest rate	4.73%
Strike price for a warrant (USD)	$13.31
Estimated fair value of underlying shares (USD)	$10.00
Volatility	88%
Expected dividends	0%
Number of warrants issued	11,293,305
Number of shares upon exercise	2,375,455

If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $1.0 million higher ($0.9 million lower).

If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $0.6 million higher ($0.6 million lower).

Bite had 10,350,000 SPAC warrants including the 75,000 warrants underlying Sponsor Convertible Promissory Note as of the Closing Date. Upon the conclusion of the Business Combination, the SPAC warrants were converted into warrants exercisable into units that consists of New Above Food Common Shares to purchase New Above Food share, under the pre-existing conversion term of the SPAC warrants. The replacement warrants are considered a liability measured at fair value as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is the Canadian Dollar. As noted in adjustment 3, the replacement SPAC warrants form as part of the consideration issued to the SPAC in the reverse recapitalization, and the difference between the estimated fair value of the total consideration and the fair value of Bite’s net assets was recorded in share capital in the Pro Forma Balance Sheet and did not result in a gain or a loss in the pro forma income statement.

The Closing Date fair value of the SPAC warrants is estimated as of the Pro Forma Balance Sheet date of January 31, 2024 using the Black-Scholes option pricing model and the following assumptions based on the replacement terms:

The value of the warrants was estimated at	$66,411,513
The value of the warrants was determined using the following inputs:
Expected life	2.50 years
Risk free interest rate	4.16%
Strike price for a warrant (USD)	$11.50
Estimated fair value of underlying shares (USD)	$10.00
Volatility	81%
Expected dividends	0%
Number of warrants issued	10,350,000

If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $5.2 million higher ($5.1 million lower).

If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $3.7 million higher ($3.8 million lower).

While the Above Food warrants and warrants issued to replace the public and private SPAC warrants are measured at fair value, no remeasurement has been reflected in the Year-End Pro Forma Statements of Operations as the Company cannot currently predict the path of New Above Food’s share price, or related volatility, after the Business Combinations occurs. With all the other variables held constant, increases in underlying share price or volatility will generally result in higher fair value of these warrants and a higher liability balance. Changes in fair value and their impact on New Above Food’s consolidated statement of operations in periods after the Business Combination could be significant.

11.	To remove the interest income generated in the Trust Account as the pro forma income statement assumes the amounts are released from Trust Account concurrent with the completion of the transaction.

12.	Earnings per share was calculated pursuant to ASC 260 — Earnings per Share. The weighted average number of shares outstanding in the pro forma income statements is determined as the number of New Above Food’s common shares that will be outstanding upon the completion of the Business Combination. As the Year-End Pro Forma Statement of Operations has a net loss, basic and diluted earnings per share are equal, and the following instruments were excluded from the calculation of diluted pro forma earnings per share:

Options issued to Above Food shareholders — 3,354,941

Restricted shares issued to Above Food employees — 1,514,459

Warrants issued to Above Food shareholders — 11,293,305 (exercisable into 2,375,455 New Above Food common shares)

Earn out shares issued to Above Food shareholders —6,113,742

Bite’s public warrants and private warrants issued to the sponsor — 10,350,000

13.	The New Above Food Class A Earnout Shares and the New Above Food Class B Earnout Shares and will vest if certain conditions are satisfied within five years following the Closing Date. These earnout arrangements are classified as liability due to their settlement amount not being indexed to the issuer’s own equity. The earnout shares will be subsequently revalued at fair value at each reporting date.

The Closing Date fair value of the earnout shares was estimated as of the Pro Forma Balance Sheet date of January 31, 2024 using a Monte-Carlo simulation model and the following assumptions and recorded in the Pro Forma Balance Sheet:

The value of the earnout shares was estimated at	$71,548,479
The value of the earnout shares was determined using the following inputs:
Fair value of underlying shares (USD)	$10.00
Equity Volatility	49.48%
EBITDA Discount rate	16.00%
Risk free interest rate	3.58% – 4.86%
Number of earnout shares issued	6,113,742

If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $5.3 million higher (lower).

If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $1.5 million higher ($1.8 million lower).

While the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares are measured at fair value, no remeasurement has been reflected in the Year-End Pro Forma Statement of Operations as the Company cannot currently predict the path of New Above Food’s traded share price, or related volatility, after the Business Combinations occurs. With all the other variables held constant, increases in underlying share price or volatility will generally result in higher fair value of the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares. Changes in fair value and their impact on New Above Food’s consolidated statement of operations in periods after the Business Combination could be significant.

BUSINESS

Shareholders should read this section in conjunction with the more detailed information about Above Food contained in this Registration Statement, including Above Food’s audited and unaudited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food.” In this section, references to “the Company,” “New Above Food,” “we,” “us,” “Above Food” and “our” are intended to refer to Above Food Ingredients Inc. and its subsidiaries, unless the context clearly indicates otherwise.

The Company is a Saskatchewan-based regenerative ingredient company with a vertically integrated supply chain that produces products made with carefully sourced ingredients, with a priority on chain of custody, nutrition, flavor and transparency. Our vision is to create a healthier world – one seed, one field, and one bite at a time. With a priority on chain of custody plant proteins, enabled by scaled operations and infrastructure in primary agriculture and ingredient processing, we aim to deliver food to business and consumers with traceability, quantifiable sustainability, and nutrient density. The Company’s principal place of business is located at 2305 Victoria Avenue #001, Regina, Saskatchewan, Canada S4P 0S7 and its telephone number is (306) 779-2268. Our corporate website address is www.abovefood.com. The information contained on, or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this Registration Statement.

Our History

The Business Combination

On June 28, 2024 (the “Closing Date”), the Company consummated its previously announced business combination, pursuant to the Business Combination Agreement, dated as of April 29, 2023 as amended on March 12, 2024 (the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), with Bite Acquisition Corp., a Delaware corporation (“Bite”), Above Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), the Company and Above Food Corp., a corporation incorporated under the laws of Saskatchewan, Canada (“Above Food”).

As part of the Business Combination, on May 6, 2024, Above Food continued from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta) (the “ABCA”).

On the Closing Date, pursuant to a court-approved plan of arrangement (the “Plan of Arrangement”), approved by the Court of King’s Bench of Alberta (the “Court”) pursuant to the Final Order of the Court dated June 18, 2024 (the “Final Order”), Above Food’s shareholders effected a share exchange pursuant to which, among other things, Above Food became a direct, wholly owned subsidiary of New Above Food; and following the completion of the share exchange, Merger Sub merged with and into Bite pursuant to a Delaware statutory merger (the “Merger”), with Bite continuing as the surviving corporation following the Merger (“Surviving Bite”), as a result of which Surviving Bite became a direct, wholly owned subsidiary of the Company.

On the Closing Date, pursuant to the Plan of Arrangement and prior to the effective time of the Merger (the “Merger Effective Time”), among other things, (i) the holders of common shares of Above Food (“Above Food Common Shares”) received, in the aggregate, 22,692,288 common shares of the Company (“Common Shares” or “New Above Food Common Shares”) in exchange for their Above Food Common Shares (the “Share Exchange”), (ii) the holders of warrants to purchase Above Food Common Shares pursuant to the Warrant Indenture, dated January 18, 2021, between Above Food, as issuer, and Odyssey Trust Company, as warrant agent, as amended by the Amended and Restated Warrant Indenture dated June 28, 2024 (the “A&R Warrant Indenture”) (the “Above Food Warrants”) received 10,611,244 warrants to purchase Common Shares, as adjusted in accordance with the Plan of Arrangement (the “Company Legacy Warrants”), in exchange for their Above Food Warrants and in the numbers determined in accordance with the Plan of Arrangement.

On the Closing Date, at the Merger Effective Time, (i) holders of Bite common stock, par value $0.001 per share (“Bite Common Stock”) (after giving effect to the stockholder redemptions of the Bite Common Stock) received, in aggregate, 5,840,438 Common Shares for their shares of Bite Common Stock and (ii) private placement warrants to purchase shares of Bite pursuant to the Warrant Agreement, dated February 11, 2021, between Bite and Continental Stock Transfer & Trust Company, held by the Sponsor were converted into 275,000 warrants to purchase Common Shares (the “Company Warrants”) pursuant to the Amended and Restated Warrant Agreement, dated June 28, 2024, between the Company, Above Food, Bite and Continental Stock Transfer & Trust Company (the “A&R Warrant Agreement”). In addition, immediately prior the Merger Effective time (i) the outstanding units of Bite were each automatically separated into one share of Bite Common Stock and one-half of one Bite Public Warrant, which were exchanged for Common Shares and Company Warrants.

The Company

The Company is an Alberta corporation incorporated on April 18, 2023. The Company became the parent company of Surviving Bite and Above Food upon the closing of the Business Combination. Prior to the Closing of the Business Combination, the Company had not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings. Since the Closing of the Business Combination, the Company has continued the business of Above Food.

Above Food Corporate History

Above Food was incorporated under the provisions of the Business Corporations Act Saskatchewan on September 21, 2020 under the name 102111971 Saskatchewan Ltd., and on December 21, 2020, filed articles of amendment to change its name to Above Food Corp. Additionally, on December 31, 2020, Above Food filed articles of amendment to, among other things, (i) effect a 1-for-10 share split (the “AF Share Split”) of all of the issued and outstanding Class A shares, and (ii) change its authorized stated capital from Class A shares through Class J shares to an unlimited number of common shares and preferred shares.

PCFC Acquisition

Pursuant to that certain Share Purchase Agreement, dated and effective December 15, 2020, Above Food acquired 100% of the issued and outstanding shares of PCFC and Above Food Brands Inc. (“AFBI”) by issuing 3,165,000 Above Food Common Shares (31,650,000 Above Food Common Shares post AF Share Split) and 1,582,500 Above Food Common Shares (15,825,000 Above Food Common Shares post AF Share Split) to shareholders of PCFC and AFBI, respectively. The transactions were deemed to not have commercial substance as both Above Food and AFBI were private shell companies with nominal assets. Accordingly, the transactions were accounted for as a continuation of the business of PCFC, whose shareholders became the majority shareholders of the combined entity, Above Food.

Kindersley and Avonlea Acquisitions

Pursuant to an asset purchase agreement dated effective August 20, 2021, PCFC acquired from Fill-More Seeds Inc. (“Fill-More”) the Seaboard Special Crop Ingredient Processing and Packaging grain elevator located in Avonlea, Saskatchewan along with equipment, machinery, tools and other items and materials used in Fill-More’s pulse processing business. The aggregate purchase price for the acquired assets was $7,800,000, subject to certain closing adjustments and a construction holdback. In addition to the acquired assets, PCFC. Also purchased the commodities inventory remaining at the purchased property from PS International Canada Corp. for a purchase price of $352,166.

Pursuant to an asset purchase agreement dated as of January 18, 2021, PCFC purchased from BDO Canada Limited, in its capacity as a court-appointed receiver and manager of Canpulse Foods Ltd. (“Canpulse”), certain assets related to Canpulse’s business of operating a processing facility for various items (including lentils, peas and canary seed) in Kindersley, Saskatchewan. The acquired assets included the benefits of certain contracts with Canadian National Railway Company which are necessary for access to rail including a lease agreement. The purchase price for the acquired assets was $7,250,000.

As security for certain credit facilities established by the Bank of Nova Scotia in favor of PCFC, PCFC (and Above Food, Purely Canada Kindersley Ingredients Inc. (“PCKI”) and Purely Canada Land Corp. (“PCLC”) as guarantors) granted a leasehold mortgage on the leased lands from the Canadian National Railway Company, an inter-creditor agreement, a general security agreement, an environmental warranty and indemnity agreement and an unlimited guarantee, each in favor of the Bank of Nova Scotia.

Wood & Water Acquisition

On July 13, 2021, Above Food acquired control of Wood & Water, operating as Culcherd, a dairy alternative company for $3,250,000 of consideration (which was reduced by a working capital adjustment of $16,590), payable in shares of Above Food, the number of which was based on the value of Above Food’s common shares at the time of issuance and subject to further adjustment if released early due to Above Food consummating a going public transaction. On April 13, 2022, Above Food issued 1,616,705 common shares as consideration to the shareholders of Wood & Water and the fair value of the consideration payable on that date was reclassified to common stock.

NorQuin Acquisition

On May 18, 2022, Above Food entered into a Share Purchase Agreement to acquire 100% of the issued and outstanding common shares of Northern Quinoa Production Corporation (“NorQuin”), North America’s largest supplier of quinoa, for $3,163,610, subject to any working capital adjustments. Above Food paid the purchase price by issuing 1,565,595 common shares valued at $2,672,790 and 682,061 warrants with a total estimated fair value of $490,820 to the shareholders of NorQuin. The acquisition of NorQuin aligns with Above Food’s approach to becoming a distinguished, vertically integrated plant-based food company and we expect it to provide us with the benefits of a scaled portfolio of specialty ingredient capabilities, an increase in our customer base, synergies from reductions in operating costs, and an enhanced ability to innovate.

Discovery Seed Labs Acquisition

Effective March 23, 2023, Above Food entered into that certain Share Purchase Agreement with Discovery Seed Labs Ltd. (“Discovery Seed”) and certain shareholders of Discovery Seed party thereto (the “Discovery Seed SPA”) to acquire 100% of the issued and outstanding common shares in Discovery Seed for (a) US $2.0 million in cash and (b) 502,088 Above Food Common Shares (the “Discovery Seed Acquisition”). The acquisition of Discovery Seed Labs, a company engaged in the germ, vigor and disease testing on seeds and oils, aligns with Above Food’s approach to becoming a distinguished, vertically integrated plant-based food company.

FDO Acquisition

On May 3, 2021, Above Food entered into that certain Share Purchase Agreement with Farmer Direct Organic Foods Ltd. (“FDO”), North American Organic Trade Solutions Ltd. (“NAOTS”) and the minority shareholders of FDO listed on Schedule C therein (the “FDO SPA”) to acquire 100% of the issued and outstanding common shares of FDO, the leading global supplier of Regenerative Organic Certified® (“ROC”) grains, in exchange for 1,065,304 common shares of Above Food. The transaction closed on June 3, 2022. Of these shares, 432,780 common shares were placed in escrow pending the achievement by FDO of certain milestones based on a combination of revenue and EBITDA as defined within the FDO SPA. The acquisition of FDO complements our pre-existing brand strategy and we expect to benefit from the synergies of gaining increased control over the supply chain of FDO’s organic plant protein and ancient grain product portfolios.

ANF Acquisition

ANF produces a variety of branded foods under its various proprietary labels. On September 7, 2021, Above Food entered into a Membership Interest Purchase and Option Agreement with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests of ANF in four separate tranches.

As part of the first tranche, on September 7, 2021, Above Food purchased 51.86 units of ANF representing 5.0% membership interests, for $1,500,600 (US $1,185,000).

On December 31, 2021, under the second tranche, Above Food increased its membership interest of ANF to 13.40% by purchasing 87.54 units representing 8.4% membership interests, for $2,550,479 (US $2,000,000).

On January 20, 2023, under the third tranche, Above Food acquired an additional 19.66% of ANF’s membership interest for $6,255,443 (USD $4,650,000), bringing Above Food’s total membership interest to 33.06%. In addition, the remainder of the membership interest was assigned to Above Food in exchange for a promissory note payable to ANF for the outstanding amount as well as a pledge of 57.80% of the membership interest to ANF Holdco LLC.

Upon closing of the Business Combination, under the terms of a new agreement dated June 21, 2024, Above Food acquired the remaining 66.94% of ANF by issuing 1,604,250 New Above Food Common Shares at a deemed purchase price of $10.00 per share to satisfy the promissory note and obtain ownership of the entire membership of ANF interest free and clear of all encumbrances. This final share payment is subject to a downside protection mechanism where additional New Above Food Common Shares will be issued 30-days from the Closing Date based on 90% of VWAP for the 30 trading day period ended immediately prior to the date that is 30 trading days after the Closing Date.

NRGene Acquisition

On August 28, 2023, Above Food entered into that certain Asset Purchase Agreement (the “NRGene Purchase Agreement”) with NRGene Technologies Ltd., a company incorporated under the laws of the State of Israel (“NRGene IL”), and NRGene Canada Inc., a company incorporated under the laws of the Country of Canada (“NRGene CN” and, together with NRGene IL, the “NRGene Sellers”), pursuant to which Above Food agreed to purchase from the NRGene Sellers all of their respective rights, title, and interest in certain assets and intellectual property related to the operation of a cloud based AI-genomic tool (the “NRGene Acquisition”) and assume any liability that arises from such assets and intellectual property as of and subsequent to the completion of the NRGene Acquisition. The parties entered into an Amendment to Asset Purchase Agreement, dated June 26, 2024, to amend the payment terms whereby Above would still issue New Above Food Common Shares equal to $10,000,000, in a private placement pursuant to Section 4(a)(2) of the Securities Act. The amendment to the agreement covered the cash payment of $2,500,000 owing from the original agreement, where Above Food will now pay a cash amount of $200,000 and deliver 250,000 freely-trading New Above Food Common Shares valued at US$10 per common shares to the NRGene Shareholders, which such sale of shares would be used to repay the outstanding loan of the cash portion of the purchase price determined to be $2,362,500 as at closing of the NRGene Acquisition and which would accrue interest at 3% (the “Loan”), and allocate up to $1,000,000 of excess proceeds from the loan amount from any sale of New Above Food Common Shares to an investment under a SAFE investment agreement to NRGene Canada. The Amendment terms state that the parties would not require repayment of the loan if such sale of the 250,000 shares is insufficient to repay the full amount of the Loan.

Arcadia Asset Acquisition

Arcadia, Arcadia Wellness, Above Food, and Above Food Arcadia Sub entered into an Asset Purchase Agreement, dated May 14, 2024, pursuant to which Above Food Arcadia Sub purchased inventory and intellectual property assets and agreed to provide the Arcadia Promissory Note to the Sellers, among other assets and agreements, and in exchange the Sellers paid USD $2,000,000 to Above Food.

The Arcadia Promissory Note is repayable to Arcadia in yearly installments of USD $2,000,000 annually on the anniversary of the Arcadia Promissory note, and interest payable annually on each anniversary of the Arcadia Promissory Note at the current applicable prime rate. Arcadia also has the right to obtain publicly traded New Above Food Common Shares in the amount of USD $2,000,000 until the second anniversary of the Arcadia Promissory Note, instead of receiving one of the installment payments in cash. If Arcadia elects to receive New Above Food Common Shares in lieu of a cash payment, New Above Food is required to file a resale registration statement on Form F-1 within 20 days to register the resale of such New Above Food Common Shares.

Acquisition of Brotalia, S.L.

On June 13, 2024, Above Food and Enhol entered into the Common Share Subscription Agreement (“Enhol Subscription Agreement”), pursuant to which Enhol agreed to purchase 2,377,082 Above Food Common Shares at a price of $2.103419 per share for an aggregate purchase price of USD $5,000,000. On June 19, 2024, Above Food issued 2,377,082 Above Food Common Shares to Enhol, which converted into 499,998 New Above Food Common Shares (the “Enhol Shares”) at the Closing of the Business Combination and are subject to registration rights pursuant to the Registration Rights Agreement, 50% of which are locked up for 60 days and 50% of which are locked up for 180 days, as further described in that certain Lock-Up Agreement, dated June 19, 2024, by and between Above Food and Enhol.

On June 19, 2024, Above Food acquired all the shares of Brotalia, S.L. (“Brotalia”) from Enhol and Mr. Gonzalo Agorreta Preciado. Brotalia is (A) a subsidiary of Enhol which is engaged in (a) the development, production and commercialization of (i) precooked processed animal protein products and (ii) products made with alternative protein, for human consumption, (b) the development and research of new products, technologies or processes for the manufacture of edible products for human consumption, and (c) food tech project acceleration consultancy, (the “Enhol Business”) and (B) the sole shareholder of Naturcook Innovaciones, S.L. (the “Subsidiary” and jointly with the Company, the “Companies”) pursuant to a share purchase agreement (the “Enhol SPA”) for an aggregate purchase price of $13,000,000, on the assumption that the net debt of the acquired business will be zero. The purchase price was paid by the delivery of 6,180,413 Above Food Common Shares, which converted into 1,299,998 New Above Food Common Shares at the Closing of the Business Combination. Pursuant to the Enhol SPA, Above Food agreed that Enhol and Mr. Preciado’s shares under the Enhol SPA would participate in the Share Exchange. The parties to the Enhol SPA agreed that no later than 10 business days following the Closing, Above Food would cause New Above Food to file a resale registration statement on Form F-1 to register the resale of Enhol and Mr. Preciado’s shares. The parties agreed that the shares issued pursuant to the Enhol SPA will be locked up for 12 months.

On June 19, 2024, New Above Food and Enhol entered into a Nomination Rights Agreement (“Nomination Agreement”), pursuant to which New Above Food agreed that Enhol has the right to designate one nominee to the board of directors of New Above Food (the “New Above Food Board”), so long as Enhol holds at least 50% of the issued and outstanding New Above Food Common Shares held by Enhol as of the date of the Closing of the Business Combination, commencing at the next meeting of the New Above Food shareholders after the Closing.

On June 19, 2024, Above Food, New Above Food, Sponsor, Enhol and Mr. Preciado entered into the Joinder to Registration Rights Agreement, pursuant to which Enhol and Mr. Preciado agreed to be bound by and become parties to the Registration Rights Agreement, dated June 28, 2024, by and among Above Food, New Above Food, Sponsor, and certain other investors set forth therein.

Company Overview

Above Food is a regenerative food ingredient company that produces over 120 product formulations and consumer products that are sold in approximately 29 countries. We believe that Above Food will be a first-of-its-kind public company within the food-based specialty ingredients space — utilizing a vertically integrated business model that leverages its own source of supply and distribution infrastructure to create higher value formulations and products for the benefit of downstream customers in the ingredients and consumer-packaged-goods spaces. We have a “Seed-to-Fork” platform, that is a commercial framework and business strategy by which we aim to monetize a wide expanse of the food production value chain by leveraging vertical integration through ownership of much of our supply chain and means of production. Our Seed-to-Fork platform includes participation in creating and supplying proprietary seed genetics, as well as producing and distributing food ingredients and consumer products, and allows for unique synergies that aren’t typically found in one place in the food industry. We expect that our approach will help us drive significant revenue, EBITDA and margin growth in our business, as is further discussed below under the sections entitled “Our Competitive Strengths” and “Our Growth Strategies.”

Our business is separated into two distinct business divisions, leveraging a combination of proprietary cereal grain, pulse and oil seed sourcing methods, proprietary processing methods, and a broad network of over 300 Business to Business (“B2B”) customer relationships, and an additional 35,000 retail points of distribution with leading grocery retailers within our Business to Business to Consumer Business (“B2B2C”).

Our Seed-to-Fork platform is made up of two business segments containing three distinct product lines of commodities, ingredients, and CPG, including:

1.	Disruptive Agriculture & Rudimentary Ingredients — Our disruptive agriculture & rudimentary ingredient segment is focused on boutique commodity origination, merchandising and distribution, which we believe is differentiated through our exclusive, perpetual, royalty-free license of IP Elite™ Identity Preserved protocols for grain cultivating and handling, which enables greater levels of supply transparency and traceability than what is typically found in the food industry (“Disruptive Ag & Rudimentary Ingredients”). This segment leverages two owned and one leased large-scale grain and ingredient terminal assets in Saskatchewan, Canada, and includes a total of 179 siloes for advanced grain separation, and a fleet of 105 owned and 200 leased, captive rail cars. Our Disruptive Ag & Rudimentary Ingredients segment merchandises 13 feed stocks across cereal grains, pulses and oil seeds, for which it possesses patented genetics for four distinct germ plasms.

In addition, the Disruptive Ag & Rudimentary Ingredients segment also leverages a captive capability in advance seed testing and soil testing within its branded agriculture technology platform called Discovery Earth Sciences, which provides value-add service to primary production partners (large scale farm producers).

These Disruptive Ag & Rudimentary Ingredients products are distributed to 300 B2B customers, across 29 countries under the brands Purely Canada Foods and Above Food.

This segment also has a focus on ingredient formulating, processing, and distribution. Specifically, it contains a number of ingredient products, which have approximately 260 customers in 29 countries, where we distribute five distinct product platforms, including: (i) a Gluten Free Oat platform, (ii) a Quinoa platform, (iii) a Pet platform, (iv) a Pea and Chickpea platform, and (v) a platform focused on custom blends of pulses, and pulses and cereal grains.

The ingredient processing portion of this division contains two inter-related product lines: (a) Rudimentary Ingredient Processing and (b) Intermediate Ingredient Processing, each of which address different parts of the customer value chain and solve different functional and business needs, which are reflected in the gross margin profile of this segment. In total, we have six manufacturing platforms located within three ingredient facilities.

2.	Consumer Package Goods — Our consumer packaged goods segment is focused on private label and branded consumer product manufacturing and distribution. This segment transforms ingredients from the Disruptive Ag & Rudimentary Ingredients segment into consumer products that are sold in approximately 35,000 retail points of distribution, across 29 countries.

The CPG segment consists of two categories: (a) Private Label Manufacturing and (b) Owned Branded Products and includes approximately 120 stock keeping units (“SKUs”). The Owned Branded Products category is further subdivided into sub-categories that relate to the retail category into which they are sold and merchandised, including, among others, our “Eat Up!” branded gluten-free flours and gluten-free oats and “Plant Based Bakery: Eat Up!” branded baking mixes.

In addition, the CPG segment offers “Shelf Stable Simple Meals,” products offered by ANF and marketed under the Loma Linda, Tuno, and Neat brands.

Additionally, the CPG segment offers industrial and food service products, based on existing branded formulations for select quick-serve restaurant customers, and non-traditional food service channels such as hospitals, correctional facilities, and corporate cafeterias.

Mission

Above Food’s vision is to be one of the largest regenerative ingredient companies in North America, and in so doing, create a healthier world — one seed, one field, and one bite at a time.

Industry Trends

Above Food’s business and strategy takes advantage of a multitude of macro and secular tailwinds, each of which are global in nature, and we believe the companies that can help solve these macro forces, can become the next generation of great companies. These macro forces include:

Global Food Insecurity

While the nearly 800 million people that are suffering food insecurity according to the World Food Programme is an alarming statistic, an even more dire picture is that which is painted by the Global Network Against Food Crises in the 2023 Global Report on Food Crisis, which found that in 2022, 257.8 million people were acutely food insecure, which is defined as “. . . food insecurity at a specific point in time that . . . threatens lives, livelihoods or both,” as compared to 192.8 million people in 2021, a nearly 25% increase in one year. We believe the causes of this significant increase are structural, complex and intrinsically interrelated, with conflicts, national and global economic shocks, and weather extremes acting as interrelated, mutually reinforcing drivers of acute food insecurity and hunger.

Above Food’s ability to source densely nutritious cereal grains, and pulses — at scale, from a politically and economically stable part of the world, the northern plains of the United States, and the western prairie provinces of Canada, help contribute to solving some of the structural issues that surround global food insecurity.

Supply Chain Precarity

The measures employed to contain the global pandemic of 2019 have profoundly impacted the essential flow of food from farms and upstream producers to downstream retailers and consumers. This is due to many structural challenges, including unpredictable demand, new consumer purchasing patterns, unreliable production, transportation and logistics provisioning due to labor shortages caused by national lockdowns, government incentives, and international travel restrictions.

These disruptions, which are still impacting global supply chains three years after the onset of the pandemic, have been further exacerbated by the war in the Ukraine. Ukraine was one of the largest producers of grain, contributing 11% of the world’s wheat and 17% of the world’s corn. In a recent UN study, it was estimated that there was 25 million tons of grain stuck in port in the Ukraine, destined for end-markets in Europe, Asia and Africa.

Above Food’s ownership of its supply chain from seed-to-fork helps its customers limit their exposure to supply chain disruptions. Above Food is relatively shielded from the impacts of supply chain disruptions. The inputs used are sourced directly from growers in regions near Above Food, and exposure is mitigated by contracting no more than 10% of any grower’s total production. Furthermore, we store the products within our own facilities, and transport products to key customers via our own controlled fleet of railcars.

We also have strategically located our grain assets in three separate geographical locations within Saskatchewan that form a triangle, which allows us to cover a significant portion of the farmland within Saskatchewan. Additionally, we have an asset within Alberta that further extends our geographical reach. This spread helps to mitigate poor crop conditions if a certain area within Saskatchewan has a down year.

As the majority of our sales are commodities/food ingredient products, demand is relatively inelastic. While Above is subject to fluctuations in commodity and crop prices, we contract sales and purchases based on these same fluctuations, which further helps reduce exposure.

We also use freight providers to assist in transportation overseas and throughout Canada. We use multiple service providers so that we are able to mitigate the risk of a potential strike at a provider impacting our shipments. Specifically, at the ports of Vancouver and Montreal, where most of our shipping occurs, we contract multiple companies for transloading and ocean freight services, so if any one company is unavailable for any length of time we are able to contract elsewhere and not risk our shipments sitting at port for an extended period of time. This is an impactful risk mitigation measure as freight costs are the second largest input into our cost of goods sold (behind product purchases themselves); in FY2024, freight costs totaled $50.4 million, and in FY2023, freight costs totaled $50.2 million.

ESG and Sustainability Driving Consumer Purchases

According to a recent study conducted by McKinsey & Company (“McKinsey”), “Products making ESG-related claims averaged 28 percent cumulative growth over the past five-year period, versus 20 percent for products that made no such claims.” In this same study, products with ESG-related claims boasted a 1.7 percentage-point advantage on their CAGR, which we believe is a disproportionate growth rate in the context of a mature industry.

Further, in a McKinsey U.S. consumer sentiment survey taken in 2020, more than 60% of respondents said they would pay more for a product with sustainable packaging. Moreover, a recent study by NielsenIQ found that 78% of U.S. consumers say that a sustainable lifestyle is important to them.

Food Safety and Source Traceability

Food traceability is a component of a broader food safety system that has the ability to follow the movement of a food product and its ingredients through all steps in the supply chain, both backward and forward. Traceability involves documenting and linking the production, processing and distribution chain of food products and ingredients. According to the World Health Organization (“WHO”) every year an estimated 600 million people — one in every ten people globally, become ill after consuming contaminated food, which results in a loss of approximately 33 million healthy life years. Each year, low- and middle-income nations lose $110 billion in productivity and medical costs as a result of hazardous consumables. More stringent food safety programs, with advanced traceability, is one of the solutions to this global problem, which we see reflected in the size and growth of this market. According to Polaris Market Research, the global food traceability market is expected to reach $35.48 billion by 2029, which is a CAGR of 9% when compared to its 2021 market size of $18.15 billion. We believe the growing food traceability market reflects consumer demand.

In a recent consumer study conducted jointly by Future Market Insights (“FMI”) and Nielsen it was cited that transparency is one of most important attributes when making purchasing decisions. This is reflected in the data, with 79% of consumers surveyed reporting they had more trust and were more loyal to manufacturers and brands that provided ingredient and sourcing information above and beyond what is required on standard food labels. A further 64% of consumers said they were willing to switch brands to those that provide more in-depth information.

Continued Growth of Better-for-you Foods

According to a study published by the National Center of Biotechnology Information, it has been estimated that poor diet quality and physical inactivity contributed to approximately 16% of U.S. deaths in 2000, compared to 14% in 1990. In addition, according to the WHO, worldwide obesity has nearly tripled since 1975. As a result, health, nutrition, and environmental awareness are increasingly becoming central to what consumers value. A recent market survey of five thousand U.S. consumers found that 49% were strongly motivated by “traditional” drivers of food choice (i.e., price, taste and convenience), while 51% were strongly motivated by “evolving,” or non-traditional, factors, such as health and wellness, safety, social impact, and familiarity. We believe these are early signs of a prolonged movement of consumer habits changing toward better-for-you products, especially due to more recent health-focused trends.

The ‘Better-for-you’ category of food products is comprised of a multitude of categories. Plant-based foods, and plant-based diets, driven by flexitarianism, vegetarianism and veganism, the consumption of plant-based dairy, and plant-based meats are contributing to the growth of the plant-based food market size. According to a recent study by FMI, the plant-based food market is predicted to expand by three times it’s current market size of $11.3 billion, to $35.9 billion in 2033, representing a CAGR of 12.2%.

Competition

We are determined to help people transition from traditional food products to better-for-you products that offer superior nutrient density to aid in increasing human and companion pet health, while reducing the environmental impacts of food production. We aim to do this while providing affordable nutritious foods to address growing global food insecurity, projected by Action Against Hunger in 2022 to be approximately 800 million people, and growing by the day.

We compete within the better-for-you food market, a market which encompasses a wide cross section of categories, segments, geographies and channels. The total addressable market (“TAM”) is estimated to grow to approximately $212 billion in coming years. Contributing to this TAM are five discrete markets, including:

1.	Plant Protein Ingredients

•	Consumer demand for protein-rich food is rising, and to fuel this demand the industry is reliant on protein-rich ingredients. Plant proteins are viewed as a healthier substitute for animal proteins due to their higher levels of fiber and lower levels of fat. In addition, plant proteins are viewed as less resource intensive to produce, thereby decreasing the environmental impact. In a 2023 research report, Market Research Future estimates that the global market size of plant-based protein ingredients will be $14.8 billion by 2027, growing at a projected 7.05% in the forecast period from 2020 to 2027.

2.	Plant-Based Dairy Alternatives

•	The market for plant-based dairy alternatives is driven primarily by the incidence of lactose intolerance, which is estimated to affect nearly 65% of the global population. There is also a growing recognition that plant-based dairy alternatives are both healthier and better for the environment due to concerns around allergens, hormones, antibiotics and the unethical treatment of livestock in the conventional dairy sector.

•	In a research report published in August of 2022, Fortune Business Insights projected the global dairy alternatives market to reach $61.4 billion by 2029, with a CAGR of 13.6%, up from $25.2 billion in 2022.

3.	Plant-Based Snacking

•	The increasing consumer demand for convenience foods are the major driving force for the growth of the plant-based snacking market. Notable within this market is the dominant role the North American market plays, owing in large part to the increasing awareness about health and increasing shift towards better-for-you, natural food substitutes. Additionally, supplements and increasing consumer shifts towards healthy diets are likely to aid the market growth of plant-based snacks.

•	The market size for plant-based snacks is forecasted by Analytics Market Research to reach $59.4 billion by 2026, growing at a CAGR of 9.4% during the forecast period from 2021 to 2026.

4.	Whole Grains

•	In a 2022 market study titled “Whole Grain and High Fiber Foods — Global Market Trajectory & Analytics,” published by Global Industry Analysts Inc. (“GIA”), it is estimated that the global whole grains market will reach $57.7 billion by 2026, exhibiting a CAGR of 6.5% from its 2022 market size of $45.5 billion.

•	The increasing flexitarian trend, and the broader demand for better-for-you products that provide health benefits without requiring significant trade-offs or a change in eating habits are driving this market.

•	While this market has many sub-segments there are two of note that Above Food already participates in, at scale:

•	The whole grain and high-fiber foods markets in the United States was estimated to be $15.3 billion in 2022. The United States currently accounts for a 33.6% share in the global market.

•	Oat is among the most valuable functional crop within the whole grains’ market. The growing awareness of the health benefits of oats has led to its ever-growing popularity. GIA projects that the oat markets in the United States, Canada, Japan, China and Europe will drive a 6.2% CAGR in oats alone. These regional markets currently account for a combined market size of approximately $4 billion which is expected to grow to approximately $6 billion by the close of 2026.

5.	Plant-Based Pet Food

•	The plant-based pet food market is fueled in part by the flexitarian movement, the humanization of pets, and the growing number of vegan pet owners choosing a plant-based diet for their pets. According to a market report by Future Market Insights, the global plant-based pet food market is expected to grow from $26.0 billion in 2022, to $57.4 billion in 2032, with a promising CAGR of 9.2%.

Our Competitive Advantages

We expect to drive continued growth and strong financial performance by leveraging our distinct competitive strengths, each of which we believe provide unique competitive advantages. These include:

IP Elite™ Identity Preserved Grain Origination

Identity preserved agricultural production means that the unique traits or quality characteristics of a variety are maintained from when the crop is seeded through when the crop is harvested, transported, handled, processed and shipped. A “trait” can be any valuable and/or distinguishing characteristic that the buyer requires (e.g., high protein content in durum wheat intended for pasta manufacturing).

The Canadian Grain Commission’s Canadian Identity Preserved Recognition System (“CIPRS”) is a voluntary program that certifies that a company’s IP system for the production, handling and transportation of specialty grains, oilseeds or pulses is effective.

Above Food’s IP system is called IP Elite™ and this program is licensed from KF Kambeitz Farms Inc. (“KF Farms”) on a non-royalty bearing, perpetual license. This program was created over the course of 35 years by Lionel Kambeitz and his son Jordan Kambeitz and takes the standard CIPRS further, by including regenerative agricultural practices as part of its protocols. These include mandating and auditing the use of no-till farming, reducing and/or removing synthetic inputs, cover cropping and soil probing to measure the biomass accumulation and biomass index.

Above Food provides its approximately 40 large-scale farming partners with the IP Elite™ protocols as a way to lock-in supply as these farming partners receive benefits in the form of soil regeneration leading to increased productivity, and the reduction of input costs, both of which contribute to farmers having greater productivity from their soil, which results in helping to create better economics for our farming partners.

Whole Source Traceability

Our traceability system enables lot-tracing of grains, ingredients and consumer products back to the source of primary production and stays with each lot through Above Food’s value chain. We believe this provides several benefits for our stakeholders across the value chain, including:

•	Compliance with increasingly stringent regulations;

•	Reduces reputational risk and enhances Above Food’s standing with its customers, retailers and consumers that it is a trustworthy enterprise;

•	Increased consumer trust and satisfaction. In a recent study conducted by U.S.-based food technology company, Label Insights, it was reported that 73% of consumers and 86% of millennial moms were willing to pay more for a transparent product; and

•	Reduces financial losses in the event of recalls caused by contamination by reducing the resources required to identify, isolate and regather contaminated product.

The traceability system is composed of several software platforms, quality control processes and food-safety certifications.

Every grain shipment that comes into Above Food’s ingredient terminals is tested on-site by an independent third party. Each grain is graded for quality, and a third party assesses and runs falling number, vomitoxin, glyphosate, ochratoxin, aflatoxin and entomology testing when required or requested. The foregoing information accompanies the bill of sale for the grains, which also lists the farmer (producer), and any applicable certifications (i.e., Organic, ROC, Non-GMO, Gluten Free, Tested Glyphosate Clean and more), which then gets tagged by the I-rely Inventory Management System to that particular grain.

If the grain is distributed by the Disruptive Ag and Rudimentary Ingredients segment, the information described in the immediately foregoing paragraph would accompany the bill of sale to the end customer. If the grain is being further processed, then such information is passed onto the Intermediate Ingredients product line within this segment, and is input into Above Food’s enterprise resource planning system (“ERP system”) as a “lot code”, thereby continuing the enshrinement of the identity and provenance of the grain. This information accompanies the bill of sale or is part of approval process to ship product to ingredient customers.

If the ingredient is sent further downstream to become a consumer product in the CPG segment, all of the provenance, attribution, processing, certifications, are already in the ERP system and are extracted as necessary. In some cases, this is to validate its provenance with retailers, while in some other cases, it ends up as a consumer value proposition in the form of a unique code on the final product packaging that consumers can refer to and learn where and how their foods were produced by entering the code on some of Above Food’s consumer brands websites.

Asset Base Enabling Chain of Custody

We believe that our ability to source and secure grains at scale directly from large scale farm producers, store the grains in Above Food’s facilities, and leverage a captive railcar fleet to transport the grains to the market provides unique value to our customers.

We leverage an asset base that consists of three large-scale terminal assets, and additional bin storage in our ingredient center leased by our subsidiary, NorQuin (the “Specialty Ingredient Centre”), all located in Saskatchewan, Canada. All of these assets are built for segregating grains into individual siloes, also known as “separations” or “bins.” This type of segregation enables Above Food to preserve the identity of all grains via lot coding and lot tracing and store these in specific parts of our asset base. Where and how grains are stored is based on phenotype, cultivation methods used in primary production, nutrition applied in primary production, and a host of additional attributes that Above Food’s customers desire and request as part of the selling cycle and contracting process.

In total, our ingredient terminal assets and Specialty Ingredient Centre storage includes 179 of these separations, which enables us to house up to 179 different types of grains at any single point in time. The total throughput capacity on a consolidated bases for these assets is estimated at 650,000 metric tons.

This asset base makes it possible for us to concurrently manage the multitude of supply chain certifications that our diverse customer base requires, the same certifications detailed in the foregoing section.

Additionally, Above Food owns 105 railcars and leases an additional fleet of 200 railcars, providing Above Food captive use of over 300 railcars, which in turn provides us with greater control of grain logistics and transportation. Moreover, all three of the ingredient terminal assets are on rail, enabling us to load in and load out into railcars.

Advanced Food Safety and Food Integrity Certifications

We believe our food safety certifications not only provide evidence that the products produced by us are safe to use, but also help to validate that our business has met both the professional and ethical standards to produce food for the public.

Above Food and its wholly owned subsidiaries maintain a total of eight food certifications applicable to certain products marketed by Above Food and its subsidiaries, including:

6.	Regenerative Organic Certification — ROC is a new certification for food, textiles, and personal care ingredients. ROC farms and products are expected to meet the highest standards in the world for soil health, animal welfare, and farmworker fairness.

7.	USDA Organic Certification — The USDA Organic Certification requires that farmers and businesses meet strict standards for the growing, processing and handling of their products. Products that carry the USDA Organic Certification seal are required to have 95% or more organic content. Organic production emphasizes natural processes and ingredients.

8.	Canada Organic Certification — To be certified organic in Canada, operators must have their products certified by a CFIA accredited certification body and develop an organic production system based on the Canadian organic standards. These standards ensure Above Food and its primary producer partners (farmers) do not use: hydroponics; synthetic fertilizers and toxic, synthetic pesticides; GMOs in seed, feed, and ingredients; artificial colours, flavours, and preservatives; growth hormones; irradiation; or sewage sludge.

9.	Non-GMO Project Verified (certification) — Non-GMO Project Verified program is focused solely on GMOs, supported by testing and supply chain tracing. The Non-GMO Project Verified standard outlines explicit requirements for GMO avoidance, including ongoing testing of all major ingredients considered high-risk.

10.	Gluten Free Certification — Gluten-free certification is a process designed to protect consumers with celiac disease and other gluten-related disorders by confirming that a food, drink or supplement meets strict standards for gluten-free safety. The FDA and CFIA only allow packaged foods with less than 20 parts per million (ppm) of gluten to be labeled gluten-free. While not an explicit certification, Above Food also employs the Purity Protocol for many of its gluten-free oat producers, which ensures that the oats produced can be tested as clean as 5 parts per million (ppm).

11.	Tested Clean for Glyphosate Certification — A program launched in 2020 by the Health Research Institute (HRI) that aims to focus attention on the farmers and food brands that have taken extra steps to eliminate residues of glyphosate herbicide from their products and protect consumers from the controversial weedkiller. Tested Clean is the most robust pesticide testing program in the United States. The Tested Clean Seal on a product means it has met and continues to meet the highest standard available for eliminating residues of glyphosate herbicide.

12.	Kosher (COR) Certification — Kosher Certification is the stamp of kosher approval by a rabbinic agency verifying they have checked a product’s ingredients, production facility and actual production to ensure all ingredients, derivatives, tools and machinery have no trace of non-kosher substances.

13.	Plastic Neutral Certifications — Plastic neutrality is achieved when an individual or organization’s plastic footprint is measured and balanced by the removal and recovery of plastic waste from nature, and complemented by reductions in plastic use. Plastic neutrality is driving a circular economy by increasing the recovery and recycling rates of various plastics.

Above Food also maintains relationships with primary producers (farmers) that are required to adhere to several of the aforementioned certifications in order to qualify as a supplier for us. This includes USDA Organic or Canada Organic certified producers, ROC producers, Gluten Free Certified producers, Non-GMO Project Verified producers and producers that have tested clean for glyphosate herbicide.

Additionally, certain of our ingredient and CPG production facilities maintain their own food safety certifications, including CFIA certification and Hazard analysis and critical control points certification. Our Specialty Ingredient Centre, located in Saskatchewan Canada, also received an “AA” rating by the British Retail Consortium based on a recent audit conducted in 2023.

Many of our B2B customers require food safety and food supply certifications as the basis for supply relationships. These certifications not only qualify us as a valued partner but allow Above Food to charge incremental premiums as the food ingredients and products procured and produced by us under these certifications command a premium price in market.

Portfolio of Differentiated Consumer Brands

In the CPG space, we believe product uniqueness is seldom enough of a differentiator and barrier on its own. A strong brand, in combination with unique products and attributes, provides a key competitive advantage. Effective brands create a meaningful relationship with consumers that drive loyalty and preference and ultimately are difficult to replicate. We believe our brands have carved out defensible positions within the hearts and minds of consumers, as they stand for what we believe consumers of better-for-you foods care most about: sustainability, health, transparency, and reliability. We are invited into consumers’ lives by offering genuineness in a segment that has traditionally done little for the environment.

With nine owned brands, many with decades of in-market success, our brands benefit from brand awareness and strong brand equity, each underpinned by owned manufacturing. These brands include:

1.	Farmer Direct Organic — FDO is the largest supplier globally of ROC grains, and sources only high quality certified organic grains, seeds and pulses directly from family farms in the United States and Canada. When consumers purchase from FDO, they are supporting a food future that is good for families, farmers, and the planet. Each FDO product can be traced directly back to the farm it was grown on through a unique proprietary lot numbering system. This system can be found on the consumer branded packaging. Products are distributed through retailers, such as Whole Foods Markets, Fresh Market, Sprouts, Co-Op grocery stores, and online commerce websites, such as Patagonia Provisions. FDO has a branded consumer business, sold under the Farmer Direct Organic brand, and a Private Label business that manufactures for leading retailers’ owned brands, and bulk bins.

2.	Eat Up! — A natural regenerative brand, Eat Up!, is built around regenerative agricultural practices, transparent sourcing and processing, nutrient density, and clean minimal ingredients. The brand competes in three consumer segments, including: gluten free bakery, gluten free flours, and gluten free oats and breakfast cereals. Currently, Eat Up! is distributed coast-to-coast in Canada, with planned market entry into the United States in fiscal year 2025.

3.	NorQuin — A premium, value-add quinoa brand in North America, with complete ownership of the genetics of its products extending through its consumer products on the shelf. Currently, Above Food leverages NorQuin’s manufacturing assets to produce private label and food-service products for the Canadian market. Above Food expects the private label and food-service product opportunities to expand into the United States in the late fourth quarter of 2024.

4.	Tiny Hero — Tiny Hero is a dormant brand that is not currently in market but has a brand name and brand awareness that can be built upon for the North American specialty grain and snacks market. Tiny Hero has a full suite of brand assets and 11 already-developed product formulations and we expect to relaunch Tiny Hero into private label or select retailers in fiscal year 2025.

5.	Loma Linda — Loma Linda represents sustainability, nutrition, convenience, and social responsibility with a focus on delivering taste and value. Loma Linda is distributed in approximately 22,000 retail locations across 28 countries. Since it was established around 1906 by Dr. J.H. Kellogg, Loma Linda has been a leader in sustainable plant-based food and has served plant-based consumer needs for many generations. Loma Linda competes in the “Simple Meals” market segment, which is typically located in the center of retail stores in an area that few plant-based innovations target, despite it being a strategic focus for retailers.

6.	Modern Menu — Modern Menu is a dedicated food-service brand that leverages top selling Loma Linda SKUs and is merchandised in packaging formats and sizes that have been purposely built for the food-service channel to maximize the sales of Loma Linda. Shelf stability and simple heat-and-eat preparation are key competitive advantages of this brand.

7.	Tuno — Tuno is a range of plant-based tuna substitutes, launched to save fish and help clean up our oceans. Line priced with canned tuna, Tuno provides cost effective plant-based fish alternatives for all consumers. Tuno’s portfolio currently includes branded products in single, multi-pack and club-pack formats. Private Label and Food-Service offerings are also available through our owned manufacturing, potentially expanding our total market opportunity

8.	Neat — Neat is a shelf-stable, gluten-free and non-GMO protein mix platform. Two market segments in the range include innovative two-ingredient egg-replacements and dry plant-based protein mixes, which can be transformed into meatballs and burger patties just by adding water. Available in both conventional and organic offerings, with Private Label and Food-Service offerings available through our owned manufacturing, potentially expanding our total market opportunity.

9.	Culcherd — Culcherd provides health-conscious, environmentally aware consumers with ethical, flavorful plant-based dairy substitutes. The key competitive differentiators of Culcherd’s products are digestive benefits through fermentation with 100% vegan probiotic cultures. The Culcherd brand is currently dormant; products are not currently being sold or marketed as management evaluates options relating to the brand.

Global Reach and Scale

As of June 30, 2024, we have an install base of approximately 560 Disruptive Ag & Rudimentary Ingredients customers, and their consumer products have approximately 35,000 points of distribution. Our ingredients and products can already be found in 29 countries.

Visionary and Experienced Leadership Team

We have a knowledgeable and impassioned executive team that has been instrumental in the acceleration of our growth. Under the leadership of Chief Executive Officer Lionel Kambeitz, a fourth generation managing executive, Above Food has strategically transformed the company from a boutique commodity merchandiser into a specialty-ingredient and consumer product company. We have successfully entered 29 markets across North America, Central and South America, Asia, Europe, and Africa. In addition to Mr. Kambeitz, we have many highly experienced executives with strong business and industry-relevant operational experience. We believe our leadership team brings fresh perspectives to the food industry and challenges outdated industry practices. With the planned addition of several members of Bite’s leadership team, which includes accomplished business leaders of capital markets, food service and commodity companies, we believe we are well positioned for future growth.

High Visibility and Predictability on Forecasted Revenues

With multi-month contracts from some of our largest customers, and defined volumes and pricing dynamics, we have strong insight into our forecasted revenues. For example, total sales in February and March 2023 were approximately $77.9 million, and by the end of March 2023, we had an additional approximately $126.3 million of sales under contract.

Our Growth Strategy

We intend to grow our business by focusing on the following key areas:

•	Leverage Existing Asset Base to Drive Revenue Growth. As of June 30, 2024, on a consolidated basis across both of our business segments, Above Food’s storage assets and production facilities were operating at 12 % utilization. We believe that with minimal capital expenditure, these storage and production assets will continue to drive organic revenue growth.

•	Expand Margins by Shifting Revenues to Higher Value Market Segments and Products. Our business is at an inflection point, where we believe approximately 60% of our revenues will be derived from the higher gross margin portion of our Disruptive Ag & Rudimentary Ingredients and CPG segments. Historically, 60% of our revenues were derived from the lower gross margin portion of the segment of Disruptive Ag & Rudimentary Ingredients, but we have deliberately shifted our focus and resources to gross margin expansion now that we have the assets in place to do so. In addition, we have significant operating leverage in the business having purchased and built assets that are currently underutilized.

•	Complement Organic Growth with Strategic and Accretive M&A. We have already proven our ability to identify, diligence, purchase, integrate and extract synergies from strategic M&A transactions, where we can leverage our supply chain, existing asset base and talent base to exploit both go-to-market and operating cost synergies.

•	Focus on Existing Customers for Disruptive Ag and Rudimentary Ingredients. With 560 Disruptive Ag & Rudimentary Ingredients customers and having had to turn away demand due to constraints in working capital, we believe the most efficient growth will come from expanding our reach and depth within our existing customer base.

•	Expand Distribution for Intermediate Ingredients and CPG. Increase total distribution points in the U.S. and Canadian markets by leveraging established listings and inventory at key distributors.

•	Be the Regenerative Ingredient and Product Manufacturer. We believe we can be one of the go-to companies to assist multinational food and beverage brands transition parts of their business to be more focused on ESG and regenerative agriculture. We have already been engaged in this type of work with several of large consumer products companies in North America.

•	Private Label First in CPG. With ownership and control of our consumer product manufacturing, we will focus on rapidly expanding our Private Label business through both existing retail relationships and targeting new retailers who have committed to improving their overall ESG credentials.

Marketing

Our marketing function supports our global sales force by building brand awareness with a targeted and judicious approach. Additionally, all senior leaders across the organization participate in marketing activities such as speaking at industry events, conferences, trade shows, and hosting customer events.

As of June 30, 2024, Above Food leverages a network of best-in-class partners across its marketing efforts. This includes dedicated partners for:

•	Public relations for earned and paid media;

•	Organic social media content management;

•	Paid Social Media Influencers and/or Affiliates;

•	Paid Media;

•	Web Development;

•	Packaging Design and Production; and

•	Trade Show Design, Development and Fabrication.

Sales

We believe our business model and growth strategy allows us to monetize both B2B and B2B2C channels. The marketing function at Above Food is centralized and relies on external partners, whereas our sales function is a hybrid model with both dedicated employees existing in each of our two segments, in addition to sales brokers that are leveraged by both segments.

Disruptive Agriculture & Rudimentary Ingredients

This segment has a sales force of six employees dedicated to and responsible for driving our Disruptive Ag merchandising model globally with sales from 29 countries and across 13 discrete crop types. We typically sell directly to our customers which reduces the need and impact on our margins when relying on intermediaries such as external sales brokers and distributors.

Within this segment, the Rudimentary Ingredients portion has a sales force of three employees focused on selling products from our Intermediate Ingredients platforms, including GF Oats, Quinoa and Blends.

Consumer Packaged Goods

This segment has a sales force of three dedicated employees that each sell branded, private label and food service offerings. Unlike our Disruptive Ag & Rudimentary Ingredients segment that sells directly to its customers in most cases, it is a common and expected practice to leverage a hybrid approach to sales in CPG. In addition to our dedicated sales resources, we also leverage 9 sales broker organizations and 12 distributors.

Products

We produce and distribute distinct products in each of our two segments: (1) Disruptive Ag & Rudimentary Ingredients segment; and (2) CPG segment.

Disruptive Ag & Rudimentary Ingredients Segment

In the Disruptive Ag portion of the Disruptive Ag & Rudimentary Ingredients segment, products are created based on the origination of 13 crops, and the addition of primary value in the form of cleaning, color sorting, aerating, cooling, and bagging. These products can be categorized into two distinct categories, Cereal Grains and Oil Seeds, and a third categories, Pulses.

The Cereal Grains category is made up of (i) Canadian Western Spring Wheat, (ii) durum wheat, (iii) barley, (iv) oats and (v) quinoa. The Oil Seeds category is primarily made up of (i) canola, (ii) mustard and (iii) flax. In addition, the Pulses category is primarily made up of (i) green peas, (ii) red lentils, (iii) green lentils, (iv) chickpeas and (v) fava beans.

Within this segment, the Rudimentary Ingredients portion consists of processing in Above Food’s Kindersley and Avonlea facilities and represent products where an additional level of processing has occurred, relative to that which is typically added in the Disruptive Ag portion.

We have the ability to offer both standard product or work with our customers to create custom products based on our customer’s exacting specifications. These ingredients have end markets for both human and companion pet uses.

In addition, we have ingredients processed in our Specialty Ingredient Centre, which are segmented into three product platforms: (1) Gluten Free Oat Platform; (2) Quinoa Platform; and (3) Blended Pulse and Cereal Grains. The Gluten Free Oat Platform encompasses a diverse suite of identity preserved oat-based ingredient solutions, including, among others: (a) Pasteurized Groats (whole groats and pressed steel cut); (b) Flakes (thick rolled and quick flake); and (c) Flour (whole grain which can be milled to any screen size specified by our customers). In addition, our Quinoa Platform includes, among others: (a) Whole Grain (e.g., Golden, Tricolour, Red and Black Quinoa options and Flakes); (b) Texturized Grain (e.g., pops, crisps and puffs); and (c) Flours, Fibers and Blends (e.g., flour, pre-gel flour and bran). Our Blended Pulse and Cereal Grains Platform is made up of (a) Standard Flour Blends (e.g., GF Wheat Flour Replacer, GF Pancake & Waffle Mix and GF Oat Cookie Baking Mixes) and (b) Custom Flour Blends (e.g., GF Grains, GF Pulses and a combination of Grains and Pulses).

CPG Segment

Within our CPG segment, there are two categories, separated by the category in which each product competes in retailers, and the production facility in which the products are produced. These products are available as both differentiated, branded products and private label offerings. We have supply contracts with several of North America’s largest and most influential grocery retailers for the manufacturing of private label products.

Simple Meals

Above Food’s Simple Meals products includes shelf-stable meal solutions, that are typically located in the center of grocery stores. There are three categories within this category: (1) Pouched Simple Meals; (2) Alternative Seafood; and (3) Dry Meal & Protein Mixes.

Pouched Simple Meals

Pouched Simple Meals are produced for retailers for their private label program offerings and are also available as branded SKUs within our Loma Linda and Modern Menu brands. We offer the following SKUs in this category:

•	Taco Filling (Single or 6-Pack option);

•	Southwest Bowl (Single or 6-Pack option);

•	Southwest Chunky Bowl (Single or 6-Pack option);

•	Sweet Potato Harvest Bowl (Single or 6-Pack option);

•	Ultimate Chili (Single or 6-Pack option);

•	Sloppy Joe (Single or 6-Pack option);

•	Greek Bowl;

•	Hawaiian Bowl;

•	Thai Green Curry (Single or 6-Pack option);

•	Thai Red Curry (Single or 6-Pack option);

•	Pad Thai (Single or 6-Pack option);

•	Southwest Chunky Stew;

•	Hearty Spaghetti;

•	Tikka Masala (Single or 6-Pack option);

•	Jamaican Jerk Bowl (Single or 6-Pack option);

•	Best Sellers (6-Pack);

•	New Flavors (6-Pack);

•	CHIK’N Broth;

•	CHIK’N Buffalo Sauce;

•	CHIK’N BBQ Sauce;

•	Big Franks;

•	Vegetable Skallops®;

•	Prime Stakes®;

•	Diced Chik®;

•	FriChik®;

•	Low Fat FriCkick®;

•	Ready Burger; and

•	Vegetarian Burger®.

Alternative Seafood

Our Alternative Seafood products are produced for retailers for their private label program offerings and are also available as branded SKUs within our “Tuno” brand:

•	Lemon Pepper (Single or 6-Pack option);

•	Pesto & Sundried Tomato (Single or 6-Pack option);

•	Thai Sweet Chili (Single or 6-Pack option);

•	Spring Water (Single or 6-Pack option); and

•	Variety 8 Pack.

Dry Meal & Protein Mixes

Our Dry Meal & Protein Mixes are produced for retailers for their private label program offerings and are also available as branded SKUs within our “neat” brand:

•	Neat Egg Mix (Single or 6-Pack option);

•	Neat Italian Mix (Single or 6-Pack option);

•	Neat Mexican Mix (Single or 6-Pack option); and

•	Neat Southwest Mix (Single or 6-Pack option).

Specialty Grains and Snacks

Above Food’s Specialty Grains and Snacks division includes value-added, shelf-stable, grain-based products, each of which are typically merchandised within the center of the grocery store. Each of these products are produced in Above Food’s Specialty Ingredients Centre and are originally procured by our Disruptive Ag & Rudimentary Ingredients segment. They compete on traceability of supply, and include certifications such as ROC, Organic, and Gluten Free.

Our Specialty Grains and Snacks are produced for retailers for their private label program offerings and are also available as branded SKUs within our Farmer Direct Organic, Eat Up! and NorQuin brands, including products such as Organic Brown Flaxseed, Organic French Green Lentils, Organic Black Beans, Roc Steel Cut Oats, POC Split Red Lentils, Cinnamon Spice Muffin & Cake Mix and many others.

Technology Evaluation — A Core Competency of Above Food’s Leadership Team

Lionel Kambeitz and Martin Williams, both members of our leadership team, each have multiple decades of experience inventing, evaluating, and commercializing production technologies in the agriculture industry.

Research and Development

Our approach to research and development (“R&D”) is deliberate, efficient, and focused on driving value creation for all stakeholders. We operate based on the idea that our innovations are “inspired by nature and guided by science.” There are three interrelated component parts to our R&D and innovation approach and capabilities.

1.	Build the Commercial Case

Before Above Food dedicates resources to any R&D project, the team proposing the R&D project must first create a commercial case that can demonstrate there is both (i) a gap in the market and (ii) a market in that gap. To demonstrate this, the team must answer four fundamental questions:

1)	Do People Want It?

a.	Specifically, we look at the following: (i) what evidence exists that the proposed project will solve a customer’s or consumer’s unmet need better than all other available options; (ii) how many customers or consumers have this unmet need; and (iii) how often are they likely to experience this ‘pain point’?

2)	Can Above Food Make It?

a.	To ensure it is commercially viable, our team looks at whether the innovation leverages our existing supply chain and production capabilities. If not, we look at whether an existing partner has the capabilities to produce the project. In the event the answer to the previous two questions is “no” but we believe the proposed project is truly disruptive, then we look at the anticipated capital expenditures to build the capabilities to determine commercial viability.

3)	Can Above Food Produce a Profit with it?

a.	Specifically, we look to determine the proposed size of the consumer market and what needs to be true in order to access this market and generate a profit.

4)	Does it Fit Strategically within our Brand?

a.	Finally, we look at the ways in which the R&D project fits within our overall sales and marketing strategy and mission to determine whether we believe it fits within our brand.

2.	Dedicated R&D Resources and Capabilities

As of June 30, 2024, we had seven dedicated employees in the R&D function. Four dedicated employees in the R&D lab located within the Specialty Ingredient Centre (the “R&D Lab”), and three additional employees at the University of Saskatchewan in Above Food’s Discovery Earth Sciences group.

Discovery Earth Sciences

Our Discovery Earth Sciences group has been involved in a number of government-funded research projects related to plant-based agriculture. Most of the research over the last 10 years has been focused on the development of molecular and biological assays for the improvement of screening tools to determine the presence or absence of pathogens in agricultural crops. The group has also been involved in the identification of genes and regions of DNA responsible for the resistance of non-GMO herbicide tolerance with large multinational agriculture companies. In addition, research has been conducted using novel technologies like hyperspectral imaging to determine the ability to measure quality parameters for seed crops.

There is also a significant area of research that is being conducted as it relates to the identification of beneficial plant traits for IP-commodity agriculture that focuses on improving a crops ability to deliver better agricultural performance in the field for farmers and nutritional attributes for consumers. This involvement and investment in plant breeding is a growing interest for Above Food and we expect it to become a larger focus of our R&D efforts and budgets in the future.

Our Discovery Earth Sciences group has recently begun several R&D projects related to regenerative agriculture. As a company we understand the importance of agriculture and its role in a healthy planet and sustainable environment. Our research is focused on the agronomic practices of fertility and how technology and science can be better employed to reduce commodity agriculture’s dependence on synthetic fertilizers. We are also focused on research related to better understanding the relationship between the soil, crops and the environment. We believe that there is a tremendous amount of learning that will occur over the coming decades as we begin to rebuild our soils and continue to provide nutritional plant-based ingredients to the people and animals of this planet.

R&D Lab at the Specialty Ingredients Centre

In addition to dedicated human resources in our R&D Lab, we have also invested in a number of technology platforms, including a moisture meter, lab scale, table scale (up to 500g), a moisture analyser, pH meter, LECO F828, LECO Computer, drying and heating oven, tapped density tester, three hot plates, lab seed brushing machine, dust extractor for lab polisher, RO-TAP and a FT-NIR Spectroscope.

3.	Leverage Ecosystem of High-Quality R&D Partners

Unlike a more conventional approach to R&D where the capability is built as a greenfield internal function, we have created a capability that uses internal resources to create the commercial case for new innovations, and manage only the most confidential projects internally, and then our R&D team enters into collaboration agreements with and manages what we believe to be best-of-breed R&D partners across multiple stages to create capital efficiency and speed to market.

For example, the Saskatchewan Food Development Centre (“Sask FDC”), a world-class R&D and commercialization partner, is located about five miles from our Specialty Ingredient Centre in Saskatoon, Saskatchewan. Sask FDC is a not-for-profit government-subsidized R&D centre with the scale, facilities, capabilities and know-how to help us formulate, test, pilot, and scale up to commercial production for new ingredient innovations and consumer products in as little as a few weeks and in a cost-effective manner. We have in the past entered into collaboration agreements with Sask FDC to develop certain CPGs and ingredients.

We do not currently have any active collaboration agreements but may in the future enter into such agreements with select R&D partners.

Intellectual Property

We have used, registered, and/or applied to register certain trademarks, service marks and trade names to distinguish our products and services from those of our competitors in the jurisdictions in which we operate. These trademarks, service marks and trade names are important to us and, accordingly, we enforce our trademark, service mark and trade name rights.

The ability to protect our material intellectual property is paramount to our business. We rely upon a combination of protections afforded to owners of patents, designs, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights.

As of September 1, 2023, NorQuin had three provisional Plant Breeder Rights Certificates and one registered Plant Breeder Rights Certificate in Canada. We pursue such protection when we believe, as a plant breeder, we have developed a new variety requiring such protection.

Above Food pursues global registration of its domain names and products and services trademarks. In an effort to protect our brand, as of September 1, 2023:

1.	AFBI had 11 pending Canadian trademark applications, seven registered WIPO trademarks, five registered EU trademarks, two registered Canadian trademarks, one registered U.S. trademark and one pending U.S. trademark application;

2.	FDO had two registered Canadian trademarks, two pending Canadian trademark applications and one pending WIPO trademark application;

3.	NorQuin had one registered Canadian trademark, four registered U.S. trademarks and two registered WIPO trademarks;

4.	PCFC had two pending Canadian trademark applications, four registered Canadian trademarks and one registered WIPO trademark;

5.	Wood & Water had one pending Canadian trademark application and one registered WIPO trademark;

6.	ANF had two registered Canadian trademarks, 13 registered U.S. trademarks, two registered Singapore trademarks, one registered New Zealand trademark, two pending Philippines trademark applications, six registered WIPO trademarks, four registered Australia trademarks, one registered Israel trademark and one pending Mexico trademark application.

Regulatory

U.S. Food Safety and Related Regulatory Matters

As a manufacturer and marketer of food products, our operations, along with the operations of our co-packers, brokers, distributors and ingredients and packaging suppliers, are subject to extensive laws and regulations, and oversight by various federal government agencies in the U.S., including the FDA, the USDA, the U.S. Customs and Border Protection, and the FTC, as well as state and local governmental authorities. Our products must comply with all applicable laws and regulations, including food and drug laws, of the jurisdictions in which they are manufactured and marketed, such as the Federal Food, Drug and Cosmetic Act of 1938, as amended (“FD&C Act”), the Federal Fair Packaging and Labeling Act of 1966, as amended, and a number of other federal, state and local statutes and regulations applicable to the formulation, manufacturing, production, transportation, distribution, sale, quality, safety, advertising, marketing, labeling and ingredients of such products.

Among other things, manufacturers of food products must register with the FDA and meet cGMPs and other requirements that govern the manufacturing, packaging, labeling and holding of foods. All our facilities and personnel (and those of our co-packers and certain suppliers) are required to comply with cGMPs to avoid the introduction of harmful or objectionable ingredients or materials in our products. Our manufacturing facilities and products are also subject to periodic inspection by federal, state and local authorities, and they are subject to onsite visits by our customers. The third-party facilities in which some of our products and ingredients are manufactured are also subject to inspection by various federal, state and local agencies and site visits by us and our customers.

With respect to ingredients, under the FD&C Act, any substance that is reasonably expected to become a component of food or added to food is a food additive, with a few exceptions, and is therefore subject to FDA premarket review and approval, unless the substance is generally recognized among experts qualified by scientific training and experience to evaluate its safety, as having been adequately shown through scientific procedures or, in the case of a substance used prior to January 1, 1958, through experience based on common use in food, to be safe under the conditions of its intended use, a standard referred to as “generally recognized as safe,” or GRAS. A food additive must either already be included within one of the number of FDA regulations authorizing the use of certain food additives under certain conditions of use or be approved for use by the FDA pursuant to a food additive petition. To obtain approval for use of a food additive, a manufacturer must submit a petition to the FDA with sufficient data to demonstrate reasonable certainty of no harm at the intended levels of use. Any food that contains an unapproved food additive is considered adulterated under the FD&C Act and subject to FDA enforcement.

Manufacturers of GRAS substances may, but are not required to, notify the FDA of their view that a substance is GRAS and thus not subject to the premarket approval requirements. Upon review of such a notification, the FDA may respond with a “no questions” letter stating that while it has not made its own GRAS determination, it has no questions at the time regarding the submitter’s GRAS determination. Alternatively, manufacturers may elect to “self-affirm” a given substance is GRAS without the voluntary FDA notification but should retain all applicable safety data used for the GRAS determination in the case of inquiry by the FDA. However, in neither case does this constitute an approval equivalent to that achieved through the food additive process. A manufacturer’s use of such constituent in foods is at its own risk and is dependent upon adequate substantiation and/or scientific support demonstrating safe use, and is subject to the disagreement of the FDA.

The FDA also requires that certain nutrition and product information appear on our product labels and, more generally, that product labels and labeling be truthful and non-misleading. Similarly, the FTC requires that marketing and advertising be truthful, non-misleading, and not deceptive to consumers. Certain claims about food products, such as nutrient content claims, organic claims, health claims, and claims regarding the effects of food products on any structure or function of the body, whether express or implied, are not permitted unless certain criteria and other regulatory requirements of the FDA and/or USDA have been satisfied.

If the FDA or other regulatory authority determines that a product does not comply with applicable laws and regulations, then the product and its manufacturer or distributor may be subject to enforcement actions or other legal consequences, including, but not limited to, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

In addition to federal regulatory requirements in the United States, certain states impose their own registration, manufacturing and labeling requirements and restrictions. Further, states can impose state-specific labeling requirements. For example, in 2018, the state of Missouri passed a law that prohibits any person engaged in advertising, offering for sale, or sale of food products from misrepresenting products as meat that are not derived from harvested production livestock or poultry. The state of Missouri Department of Agriculture has clarified its interpretation that products that include prominent disclosure that the product is “made from plants,” or comparable disclosure such as through the use of the phrase “plant-based,” are not misrepresented under Missouri law.

Canadian Food Safety and Related Regulatory Matters

The food industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. In Canada and in the other jurisdictions in which Above Food operates, Above Food is subject to the laws and regulations applicable to any business engaged in formulation, production and distribution of consumer food products. This includes laws governing advertising, consumer protection regulations, environmental laws, laws governing the operation of warehouse facilities and labor and employment laws. Above Food’s products that are exported outside Canada are also subject to tariffs, treaties and various trade agreements as well as laws affecting the importation/exportation of consumer goods. Above Food makes commercially reasonable efforts to ensure that it is in material compliance with all applicable laws.

In Canada, the primary federal agencies governing the manufacture, distribution, labelling and advertising of the consumer food products and grain are the CFIA, Health Canada and the CGC. Together these agencies regulate, among other things, licensing, grades, product composition, manufacturing, labelling and other marketing and advertising to consumers.

The CGC and the CFIA have the authority to inspect certain Above Food’s facilities to evaluate compliance with prescribed requirements. Additionally, the FDR and the SFCR require, among other things, certain nutrition and product information on food product labels. Food companies are restricted from making certain types of claims about their products, including nutrient claims, health claims, and claims regarding the effects of its products on any structure or function of the body, whether express or implied, unless they satisfy certain regulatory requirements.

The SFCA, the SFCR, the FADA and the FDR are the main federal food laws and regulations in Canada (collectively, the “Canadian Federal Food Laws”). The Canada Grain Act establishes a system for quality assurance of Canadian grain and outlines grain producer safeguards.

Under the FADA, Health Canada administers regulations including and without limitation the health, safety and nutritional quality of food sold in Canada. This includes labelling requirements about, among other things, the nutrients in food, claims about nutrients, the presence of food allergens, and safety-related expiration dates. Under the FADA and FDR, the CFIA administers, without limitation, non-health and safety food labelling regulations related to misrepresentation, labelling, advertising, and standards of identity. The CFIA is responsible for the enforcement of all the Canadian Federal Food Laws.

Under the SFCR a license is required for the export of food (if an export certificate or other export permission is required from the CFIA), the import of food and for the manufacture, processing, treatment, preserving, grading, packaging or labeling of food products for interprovincial trade or export. A license under the Canada Grain Act is required to operate primary grain elevator, terminal elevator, process elevator or to carry on business a grain dealer.

In recent years, a number of plant-based meat and dairy alternative companies have been the subject of CFIA investigations relating to the use of words such as dairy and meat in connection with plant-based products. In certain instances, the matter was resolved through the use of a hyphenated modifier such as “plant-based” or “dairy-free”, but in others, revisions to the labelling of products were required in order to distinguish the products at issue from the conventional understanding of meat and cheese products.

Accordingly, while Above Food believes that its product labels and marketing materials are not misleading or deceptive, there is a risk that the CFIA could take up enforcement action against Above Food. Non-compliance with the labelling requirements would be a breach of Section 5 of the FADA and could lead to fines of up to $50,000 (summary conviction) and $250,000 (conviction by indictment). However, as an initial compliance measure, the CFIA is likely to request relabeling of the products. The CFIA can also recall products and has the power to revoke the licenses required by most food businesses under the SFCA and SFCR, in addition to penalties that may be imposed under the SFCR upon conviction of a breach thereunder, and administrative monetary penalties under the Agriculture and Agri-Food Administrative Monetary Penalties Act.

Above Food is also aware of the proposed updated guidelines (and corresponding consultation) undertaking by the CFIA in November and December 2020 regarding “simulated meat and poultry” products and “other products which do not substitute for meat or poultry products” and will continue to monitor the regulatory requirements on this topic.

Certain of our products may also be regulated under the Consumer Packaging and Labelling Act (“CPLA”). The CPLA provides for a uniform method of labelling and packaging of prepackaged consumer goods in Canada. The relevant provisions include the prevention of fraudulent statements and providing for mandatory label information in which consumers may make informed decisions.

Provincial and/or Local Regulatory Matters

Above Food is also subject to certain provincial and/or municipal regulations (as applicable), which may require (in addition to federal requirements), among other things, additional heath, manufacturing and labelling requirements to be met for premises that process, prepare and sell food to the public. Local (rather than federal) health authorities are often responsible for approving, permitting, inspecting and responding to complaints about food premises. For example, certain local laws and regulations, such as the Food Safety Regulations in Saskatchewan, for example, may require facility registration with the relevant local or provincial food safety agency, and those facilities are subject to local, provincial or federal inspection. Accordingly, Above Food makes commercially reasonable efforts to ensure that it is in material compliance with both federal, provincial and local laws, as applicable.

HACCP Certification

The HACCP program is a management system which focuses on food safety. The program is developed and implemented by food processors to meet industry standards to ensure the safe processing and production of finished food products for consumption. It is mandated by the CFIA for all food processors to protect consumers.

U.S. Environmental Regulation

Our operations and properties in the U.S. are subject to extensive and frequently changing federal, state and local environmental protection and health and safety laws, regulations and ordinances. These laws, regulations and ordinances, among other matters, govern activities and operations that may have adverse environmental effects, such as discharges to air, soil and water, and establish standards for the handling of hazardous and toxic substances and the handling and disposal of solid and hazardous wastes. Some of the environmental laws applicable to us provide that a current or previous owner or operator of real property may be liable for the costs of removal or remediation of environmental contamination on, under, or in that property or other impacted properties. Accordingly, such liability could apply to us in connection with any of our current or, in the future, former manufacturing plant or other properties. In addition, some of these laws provide that persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of environmental contamination at the disposal or treatment site, regardless of whether the affected site is owned or operated by such person. Environmental laws, in general, often impose liability whether or not the owner, operator or arranger knew of, or caused, the presence of such environmental contamination. Also, third parties may make claims against owners or operators of properties for personal injuries, for property damage and/or for clean-up associated with releases of hazardous or toxic substances pursuant to applicable environmental laws and common law tort theories, including strict liability.

Failure to comply with environmental laws or regulations could result in fines and penalties, which could be significant. We are also subject to permitting requirements under environmental, health and safety laws and regulations applicable in the jurisdiction in which we operate. Those requirements obligate us to obtain permits from one or more governmental agencies in order to conduct our operations. Such permits are typically issued by state agencies, but permits and approvals may also be required from federal or local governmental agencies. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions that may be imposed in connection with the granting of the permit.

We are not aware of any environmental liabilities arising from or relating to our U.S. operations that would be expected to have a material adverse effect on our business, financial condition or results of operations. We believe we comply in all material respects with U.S. environmental laws and regulations and possess the permits required to operate our facilities in the U.S. Our future environmental compliance costs with respect to our U.S. operations will depend, in part, on the nature and extent of our future activities, future regulatory developments and other possible future requirements that cannot presently be predicted.

Canadian Environmental Regulation

We are subject to environmental, health and safety laws and regulations at the federal and provincial levels in each jurisdiction in which we operate or are planning to operate, as well as local by-laws where applicable. Such laws and regulations are extensive and frequently changing, and they govern, among other things, emissions of pollutants into the air, noise, wastewater discharges, waste disposal, the handling of hazardous and toxic substances, the handling and disposal of solid and hazardous wastes, producer responsibility for product packaging, the investigation and remediation of soil and groundwater contamination, the transportation of dangerous goods, the import and export of regulated substances, and the health and safety of our employees. Our products and the raw materials used in our production processes are subject to numerous environmental laws and regulations. We may also be required to obtain environmental permits, registrations and/or approvals from governmental authorities, at mainly the provincial level, but also possibly at the federal level, for certain of our current or proposed operations. We may not have been, nor may we be able to be at all times, in full compliance with such laws, regulations and permits/approvals/registrations. If we violate or fail to comply with these laws, regulations or permits/approvals/registrations, we could be fined or otherwise sanctioned by regulators. These fines and penalties could be significant especially for repeat offences.

As with other companies engaged in similar activities or that own, lease or operate real property, we face inherent risks of environmental liability at our current and historical production sites. Certain environmental laws impose strict and, in certain circumstances, joint and several liability on current or previous owners or operators of real property for the cost of the investigation, removal and/or remediation of environmental contamination in, on, onto or under that property or other impacted properties, as well as liability for related damages to the environment. Environmental laws often impose liability whether or not the owner, lessee, operator or person in management and control knew of, or caused, the presence of such environmental contamination. Third parties may also make claims against owners, lessees, operators or persons in management and control of properties for property damage and/or remediation associated with the release and migration of hazardous or toxic substances in, on, into or under their property. In Canada, officers and directors can also be held liable for environmental contamination.

In addition, we may discover new facts or conditions that may change our expectations or be faced with changes in environmental laws or their enforcement that would increase our liabilities. Furthermore, our costs of complying with current and future environmental and health and safety laws, or our liabilities arising from past or future releases of, or exposure to, regulated materials, may have a material adverse effect on our business, financial condition, and results of operations.

Facilities

We currently lease our principal executive offices in Regina, Saskatchewan. Our leased facilities consist of approximately 1,780 square feet of office space under a lease that expires on November 30, 2027, and 2,005 square feet of senior executive office space under a lease that expires on January 31, 2025. This facility accommodates our finance and administrative functions.

AFBI leased space in Saskatoon, Saskatchewan, for its ingredient center managerial staff, consisting of approximately 2,400 square feet under a lease that expired on December 31, 2023.

NorQuin currently leases the Speciality Ingredient Centre in Saskatoon, Saskatchewan, consisting of approximately 29,962 square feet under a lease that expires on September 30, 2033.

PCFC leases (a) office space in Lajord, Saskatchewan, consisting of approximately 3,080 square feet under a lease that expires on March 31, 2028, (b) office space in Saskatoon, Saskatchewan, consisting of approximately 3,600 square feet under a lease that expires on August 31, 2027, (c) office space in New Blenheim, Ontario, consisting of approximately 1,050 square feet under a lease that expires on January 31, 2027 and (d) a grain terminal at NE 08-15-16 W2 Ext 3 in the Province of Saskatchewan that expires on November 30, 2030, unless renewed.

PCKI currently leases real property located in the Province of Saskatchewan from the Canadian National Railway Company (“CN”) under a lease that expires on January 19, 2031. PCKI has also entered into a Rail Siding Agreement, dated January 20, 2021, with CN, whereby PCKI pays an annual rental fee of approximately $40,000 plus applicable taxes for CN to provide rail services to its railway siding and lands upon which the railway siding is located for transportation of PCKI’s ingredients.

PCLC currently leases (a) real property located in the Province of Saskatchewan from The Muskowekwan Nation #392, 211413 Saskatchewan Ltd. and Muskowekwan Land Authority Ltd. under two subleases that expire on December 1, 2027 and (b) 460 acres of land in the Province of Saskatchewan under a lease that expires on December 31, 2027.

ANF currently leases space for food processing, warehousing and office use in Nash County, Nashville, North Carolina consisting of approximately 53,000 square feet pursuant to a lease that expires on December 31, 2032, subject to ANF’s right to a five-year extension.

Manufacturing

We use five primary facilities for the manufacturing and processing of our ingredients and consumer products across North America, which on a consolidated basis represent twenty distinct processing and production lines.

1.	Port Lajord Ingredient Terminal

We have an exclusive 40-year lease on the Port Lajord Ingredient Terminal, located in Lajord Saskatchewan, Canada, with a sole and exclusive, irrevocable, renewable option to purchase this facility from the landlord at any point during the lease period.

This is our newest, most modern and primary ingredient terminal, commissioned in 2017 and is our largest ingredient terminal by throughput capacity. It was purpose built for our identity preserved business model and functions as both a conventional and organic grain terminal; therefore, it is the fifth largest inland terminal in Canada and the largest organic grain terminal in Canada.

The terminal has a total maximum storage capacity of 93,000 metric tonnes (“MT”). The market data indicates that the average storage to throughput multiple is approximately 9x. Applying this amount to the storage capacity of the subject facility equates to a throughput indication of approximately 837,000 MT, suggesting that the facility is currently operating below market expectations or that the site has a storage capacity surplus. Therefore, we believe this facility is capable of handling significantly greater volume.

The processing capabilities for this facility include, among others, 40 storage bins for segregated grain storage, two weight scales, color sorting, bulk loading system, packing system, I-rely Inventory Management System, digital grain probe, on-site grain grading, drying and cooling, high-speed sizing, bagging, train and truck load-out capabilities and 21,000 feet of on-site rail spur.

2.	Avonlea Ingredient Terminal

Our wholly owned subsidiary, PCFC, owns the Avonlea Ingredient Terminal, located in Avonlea, Saskatchewan, Canada. The terminal has a total maximum storage capacity of 14,500 MT and has a normalized annual throughput of approximately 85,000 MT. However, actual throughput in the most recent past has been significantly lower. Previous information on this facility prior to Above Food acquiring it in August of 2021 indicated throughput of 80,000 to 92,000 MT per year with an anticipated maximum throughput of approximately 120,000 MT.

The market data indicates that the average storage to throughput multiple is approximately 9x. Applying this amount to the storage capacity of this facility equates to a throughput indication of approximately 130,500 MT, suggesting that the facility is currently operating below market expectations or that the site has a storage capacity surplus. Therefore, we believe this facility is capable of handling significantly greater volume.

The processing capabilities for this facility include, among others 52 storage bins for segregated grain storage, a weight scale, CGC sample divider, optical color sorting, bulk loading system, packing system, I-rely Inventory Management System, Digital Grain Probe, On-Site Grain Grading, drying and cooling, high-speed sizing, bagging, train and truck load-out capabilities.

3.	Kindersley Ingredient Terminal

Our wholly owned subsidiary, PCFC, owns the Kindersley Ingredient Terminal, located in Kindersley, Saskatchewan, Canada. It features a total storage capacity of 8,000 MT and an annual capacity of around 94,000 MT. This facility also includes ownership of the rail and has direct access to the CN Railyard. However, recent throughput has been significantly lower, operating at approximately 41,000 MT, suggesting that the facility is currently operating below market expectations or that the site has a storage capacity surplus. Therefore, we believe this facility is capable of handling significantly greater volume.

The processing capabilities for this facility include, among others 87 storage bins for segregated grain storage, a weight scale, bulk loading system, I-rely Inventory Management System, digital grain probe, on-site grain grading, drying and cooling, high-speed sizing, and train and truck load-out capabilities.

4.	Specialty Ingredient Centre

Our wholly owned subsidiary, NorQuin, currently leases the Specialty Ingredient Centre in Saskatoon, Saskatchewan, Canada, which consists of approximately 29,962 square feet under a lease that expires on September 30, 2033.

This state-of-the-art facility is our flagship specialty ingredient processing facility and features advanced processing technologies and capabilities that we believe enable us to add significantly more value to the grains and proteins we originate through our Disruptive Ag & Rudimentary Ingredients segment.

The ability to bring B-Trains into the facility, each with the capacity to load up to 88,000 lbs, store this grain in the ten on-site hopper bins, and then further process these grains using the facilities own equipment and technology, including packing the product into smaller units (ranging from 1 tonne totes all the way down to 6 oz. consumer product bags), is the core of this value-add facility.

Additionally, the Specialty Ingredient Centre boasts some of the highest standards in food safety, having earned BRC Grade AA certification for four years in a row, including our most recent upgrade to bRC Grade AA+ certification from February 2024.

The processing capabilities and certifications for this facility include, among others, a 980 square foot laboratory for formulating, grain grading, grain testing, and sensory testing, 10 hopper bins for on-site storage, a Buehler Hammer Mill, optical color sorting, a blending drum, three packaging lines, including tote, bulk (10 lbs — 50 lbs) and CPG (as small as 125 grams), on-site inventory storage, BRC-AA certification, a CFIA permit, Canada and USDA Organic certifications and Gluten Free certification.

5.	ANF’s Simple Meals CPG Manufacturing Facility

Our wholly owned subsidiary, ANF, currently leases space for food processing, warehousing and office use in Nash County, Nashville, North Carolina, consisting of approximately 53,000 square feet, pursuant to a lease that expires on December 31, 2032, subject to a five-year extension right.

The capabilities for this facility include formulating and mixing capabilities to convert dry and wet ingredients into proprietary formulations, forming lines for extruded products, a breading and coating line, frying lines, can filling lines, 16 retorts for thermal processing simple meals, automated case-pack formation and fill line and a palletizing area.

Employees

As of September 1, 2023, Above Food and its subsidiaries had approximately 211 employees located in the United States and Canada (including approximately 100 employees located in the United States from ANF and its subsidiaries). None of these employees are represented by a labor union or are a party to or otherwise bound by any collective bargaining agreement. Above Food has not experienced any work stoppages and we believe we maintain good employee relations.

Above Food prides itself on the talent and expertise of its team. Above Food believes that it is able to attract and retain talent by creating an environment with clear and open communication, transparency, career and personal development, encouraging creativity, innovation, and taking risks.

Capitalization and Indebtedness

The following table sets forth the capitalization of New Above Food on a pro forma combined basis as of January 31, 2024, after giving effect to the Business Combination.

As of January 31, 2024
(in CAD $ million)
Cash and cash equivalents	1.5
Total liabilities	334.7
Equity	(186.4)
Share Capital	(68.9)
Retained earnings	(117.7)

History and Development of the Company

The legal name of the company is Above Food Ingredients Inc. New Above Food was incorporated as a corporation organized under the laws of Alberta, Canada (formerly known as 2510169 Alberta Inc.) on April 18, 2023. The address of the registered office of New Above Food is 2305 Victoria Avenue #001, Regina, Saskatchewan, S4P 0S7 and the telephone number of New Above Food is +1 (306) 779-2268.

New Above Food is subject to certain of the informational filing requirements of the Exchange Act. Since New Above Food is a “foreign private issuer”, it is exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and the officers, directors and principal shareholders of New Above Food are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of New Above Food Common Shares. In addition, New Above Food is not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act. However, New Above Food is required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that New Above Food files with or furnishes electronically to the SEC.

The website address of New Above Food is https://abovefood.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

Exchange Controls and Other Limitations Affecting Security Holders

Canada has no system of exchange controls. There are no Canadian governmental laws, decrees, or regulations relating to restrictions on the repatriation of capital or earnings of the Company to non-resident investors. There are no laws in Canada or exchange control restrictions affecting the remittance of dividends or other payments made by the Company in the ordinary course to non-resident holders of the New Above Food Common Shares by virtue of their ownership of such New Above Food Common Shares, except withholding taxes on dividends on the Common Shares held by a Non-Canadian Holder as described under “Material Canadian Federal Income Tax Considerations—Holders Not Resident in Canada—Taxation of Non-Canadian Holders of Common Shares—Dividends on the Common Shares.”.

There are no limitations under the laws of Canada or in the organizing documents of the Company on the right of foreigners to hold or vote securities of the Company, except that the Investment Canada Act may require that a “non-Canadian” not acquire “control” of the Company without prior review and approval by the Minister of Innovation, Science and Economic Development, where applicable thresholds are exceeded. The acquisition of one-third or more of the voting shares of the Company would give rise a rebuttable presumption of an acquisition of control, and the acquisition of more than fifty percent of the voting shares of the Company would be deemed to be an acquisition of control. In addition, the Investment Canada Act provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in the Company by a non-Canadian, including non-control level investments. “Non-Canadian” generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Amendments to the Investment Canada Act have been passed by the Canadian government but have not yet come into force. Among other things, the amendments will broaden and strengthen the national security review provisions and require, under certain circumstances to be prescribed in regulations that have not yet been published, pre-closing notification of certain foreign investment transactions.

Legal Proceedings

We have not been, are not currently a party to, nor are we aware of, any legal proceeding or claim which, in the opinion of management, is likely to materially adversely affect our business or financial results or condition. We may become subject to legal proceedings and claims incidental to the operation of our business from time to time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ABOVE FOOD

Following and as a result of the Business Combination, the business of New Above Food is conducted through Above Food, its direct, wholly owned subsidiary, as well as the direct, and indirect subsidiaries of Above Food.

The following discussion and analysis of the financial condition and results of operations of Above Food for the years ended January 31, 2024 and January 31, 2023, is based on Above Food’s financial information prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to Above Food’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties.

Company Overview

Above Food is a regenerative ingredient company with a vertically integrated supply chain that produces products made with carefully sourced ingredients, with a priority on chain of custody, nutrition, flavor and transparency. Above Food’s vision is to create a healthier world – one seed, one field, and one bite at a time. With a priority on chain of custody plant proteins, enabled by scaled operations and infrastructure in primary agriculture and ingredient processing, Above Food aims to deliver food to business and consumers with traceability, quantifiable sustainability, and nutrient density.

Above Food’s ingredients are inside some of the most successful branded consumer products, with products available online and in natural grocers across Canada and the USA. Our railway infrastructure, grain storage terminals, private railcar fleet, and strategic farm acres provide reliability and agility across the supply chain. From partnering to purchase next year’s planting seed to measuring the results of regenerative farming practices, we take the long view. We believe Above Food is poised to expand its platform through innovation and organic growth along with acquisition opportunities in the regenerative ingredient space.

Above Food has three main product lines and operates in two reportable segments: Disruptive Agriculture and Rudimentary Ingredients, and Consumer Packaged Goods (“CPG”). The Disruptive Agriculture and Rudimentary Ingredients segment concentrates on the provisioning of discrete genetics, origination, purchasing, grading, primary processing and sale of regeneratively grown grain, as well as the origination, purchase, and sale of bespoke ingredients products, processed primarily through the Company-owned ingredient facilities. The CPG segment formulates, manufactures, sells, distributes, and markets proprietary consumer product formulations in owned brands and focuses on manufacturing and distribution for private-labeled retail owned brands. The Company also has a corporate department that carries out the centralized functions of accounting, treasury, information technology, legal, and human resources. Given that this department does not undertake business activities and does not recognize revenue that are more than incidental to the Company’s activities, it is not considered to be a separate operating segment.

Above Food has experienced a decrease in sales for the year ended January 31, 2024 (“FY24”) in comparison to the year ended January 31, 2023 (“FY23”), with both years having a large increase over the year ended January 31, 2022 (“FY22”). Revenues decreased to $368.4 million for FY24 from $396.5 million for FY23. Revenues for FY22 were $198.9 million. Disruptive Agriculture and Rudimentary Ingredients revenues decreased to $356.4 million in FY24 from $387.0 million in FY23, which increased from $198.7 million in FY22. CPG revenues increased to $11.6 million in FY24 from $9.4 million FY23, largely due to acquisitions that closed in May and June 2022 being included in the full FY24, compared to partial inclusion in FY23 (from the respective dates of acquisition to January 31, 2023). CPG revenues in FY22 were approximately $0.2 million, as the Company launched this segment towards the end of calendar 2021.

We have generated a net loss in each of FY24, FY23, and FY22. Net losses in FY24, FY23, and FY22 were $53.3 million, $45.5 million, and $5.8 million, respectively. The Company incurred significant losses in FY24 and FY23 due to significant professional fees relating to consulting and accounting as the Company prepared to go public, expenditures in order to fulfill sales contracts, continued investment in innovation and growth of our business, and implementation of the systems, processes and tools necessary to be publicly traded. The loss in FY22 was largely related to expenses incurred in scaling up the business and beginning the process to go public. These losses specifically relate to operations, interest, and income taxes and do not reflect specific capital expenditures or acquisitions.

Growth Strategy and Outlook

A key component of Above Food’s growth strategy is organic or internal growth with the intent of delivering profitable and sustainable revenue growth through the sale of existing higher margin products; expanding into new channels and attracting new customers; introducing higher margin products; building strategic partnerships through consumer and customer insights and investing in continuous improvement in our plants and our organization to improve efficiencies and simplify the business; growth through acquisitions; and securing long-term contracts. A significant percentage of the Disruptive Agriculture and Rudimentary Ingredients revenue is contracted over 3 to 12 months with our customers. Our contracts have terms that allow for cancellation upon events of force majeure. While we believe contractual relationships with our customers will result in revenues being stable over time, we have experienced and may experience fluctuations in our revenues.

The Business Combination and Public Company Costs

On April 29, 2023, Above Food, New Above Food and Merger Sub, entered into the Business Combination Agreement with Bite to consummate the Business Combination. Existing Above Food shareholders, including management rolled over 100% of their equity into the combined company. Following the closing of the Business Combination, Above Food shareholders remained majority shareholders with an approximate 59.74% ownership. Above Food shareholders received common shares valued at US $10.00 per share of New Above Food in the Business Combination. Upon consummation of the Business Combination, New Above Food became listed on Nasdaq, and Bite’s listing on the NYSE was terminated.

The Business Combination was structured as follows:

(a)             Prior to the Closing, Above Food continued from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the ABCA;

(b)             On the Closing Date and pursuant to a court-approved plan of arrangement, Above Food’s shareholders effected the Share Exchange, pursuant to which, among other things, Above Food’s shareholders contributed to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food’s Class A Earnout Shares and New Above Food’s Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food became a direct, wholly owned subsidiary of New Above Food. The New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares are convertible into common shares of New Above Food if certain vesting conditions are met. In addition, the New Above Food Common Shares issued as part of the consideration of the Merger that were issued to Smart Dine, LLC, a Delaware limited liability company (“Sponsor”), at the Closing in exchange for Bite founder shares that were held by the Sponsor, will be subject to vesting conditions identical to the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and will be forfeited if such conditions are not satisfied; and

(c)             On the Closing Date and following the completion of the Share Exchange, Merger Sub merged with and into Bite, with Bite surviving as a direct, wholly owned subsidiary of New Above Food. As a result of the Merger, (i) each issued and outstanding share of Bite’s common stock is no longer outstanding and was automatically converted into and exchanged for one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite’s common stock is no longer outstanding and was, pursuant to the terms of the Warrant Agreement, automatically converted into and became one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants were automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Warrant Agreement.

(d)             Prior to the Closing Date, Above Food issued Above Food common shares in exchange for cash proceeds of USD $5.0 million and USD $5.3 million to Brotalia, S.L. (“Brotalia”) and Veg House Holdings Inc. (“Veghouse”) stockholders, respectively, and for prepaid deposit of USD $3.2 million to Veghouse for future goods or services to be provided to New Above Food. Upon completion of the Business Combination, Above Food’s existing shareholders, Bite’s public stockholders, Bite’s initial stockholders (including the Sponsor), Brotalia stockholders, Veghouse stockholders, the ANF stockholders and the lenders (“Lenders”) own the following percentages of New Above Food Common Shares, not including the Above Food Earnout Shares. The amount of New Above Food Common Shares to be owned by the Lenders represents the conversion of the USD $4.9 million of lender financing outstanding and the associated USD $1.2 million of interest accrued up to January 31, 2024 into New Above Food Common Shares at a deemed value of USD $10 per share, excluding 36,681 New Above Food Common Shares expected to be issued for the interest accrued from February 1, 2024 to the Closing Date. The equity value outlined below is calculated assuming a share price of USD $10 per share issued.

	$	Shares	% of Total
Bite public stockholders	$504,380	50,438	0.2%
Bite initial stockholders (1)	$57,900,000	5,790,000	20.8%
Lenders (2)	$10,973,850	1,097,385	3.9%
Existing Above Food shareholders	$166,099,810	16,609,981	59.7%
Brotalia shareholders (3)	$18,000,000	1,800,000	6.5%
Veghouse shareholders (4)	$8,525,500	852,550	3.1%
ANF shareholders (5)	$16,042,529	1,604,253	5.8%
Total shares issued at close (6)	278,046,069	27,804,607	100.0%

Per Share Value:
Shares outstanding, excluding additional dilution sources (7)	10.00
Shares outstanding, fully diluted (8)	9.12

Additional dilution sources	Shares	% of Total (19)	Per share value (20)
Public warrants (9)	10,000,000	19.3%	10.40
Private placement warrants (10)	275,000	0.5%	10.01
Warrants underlying Sponsor Convertible Promissory Note (11)	75,000	0.1%	10.00
Above Food earn out shares (12)	6,113,742	11.8%	8.20
Above Food restricted share units (13)	1,514,459	2.9%	9.48
Above Food options - Tranche 1 (14)	1,567,036	3.0%	9.84
Above Food options - Tranche 2 (15)	1,661,701	3.2%	10.42
Above Food options - Tranche 3 (16)	126,204	0.2%	10.07
Above Food OTM warrants (17)	2,375,455	4.6%	10.26
ANF earn out shares (18)	220,000	0.4%	9.92
Total Additional Dilution Sources (19)	23,928,597	46.0%	9.12

Total shares assuming full dilution	51,733,204

(1)	Consists of 5,640,000 private shares currently outstanding, plus 150,000 shares underlying the Sponsor Convertible Promissory Note (as to which the Sponsor has agreed, pursuant to the Sponsor Support Agreement, to convert $1.5 million of the outstanding principal into Bite units immediately prior to the effective time of the Merger, which units will then, in accordance with the terms of the Business Combination Agreement, convert into one New Above Food Common Share and one half of a warrant to acquire a New Above Food Common Share, with a strike price of $11.50).

(2)	Represents the conversion of the lender financing entered into prior to the Business Combination, into New Above Food Common Shares at a deemed value of $10 per share. The interest amount was calculated as the amount accrued at the Closing Date.

(3)	In connection with the close of the transaction with Bite, Above Food issued Above Food common shares prior to the completion of the Business Combination to obtain financing of US $5.0 million from the shareholders of Brotalia and acquire the business of Brotalia. As the acquisition of Brotalia was not deemed to be significant within the meaning of Regulation S-X Rule 3-05, this acquisition is not reflected in the Pro forma financial information included elsewhere in this 20-F and accordingly the shares issued are also not included in such pro forma financial information.

(4)	In connection with the close of the transaction with Bite, Above Food issued 852,550 Above Food common shares prior to the completion of the Business Combination for cash proceeds of US $5.3 million from Veghouse and prepaid deposit of US $3.2 million.

(5)	In connection with the close of the transaction with Bite, Above Food acquired the remainder of the interest in ANF it did not own. The consideration paid was settled in Above Food common shares prior to the completion of the Business Combination. As the acquisition of the remaining interest in ANF was not deemed to be significant within the meaning of Regulation S-X Rule 3-05, this acquisition is not reflected in the Pro forma financial information included elsewhere in this 20-F and accordingly the shares issued are also not included in such pro forma financial information.

(6)	These equity values were calculated based on the number of shares outstanding at the closing of the Business Combination and the per share value of $10 per New Above Food Common Share.

(7)	Calculation of value per share does not take into account the additional sources of dilution, as described in notes 9 through 18 below.

(8)	Calculation of value per share takes the issuance of the maximum amount of New Above Food Common Shares in connection with the additional dilution sources, as described in notes 9 through 18 below. In addition, calculation of value per share in the rows entitled “Public Warrants” and “Private placement warrants” and “Warrants underlying Sponsor Convertible Promissory Note” is based on the applicable Total Equity Value Post-Redemptions plus the full exercise of the applicable maximum number of Warrants at $11.50 per share for a total cash exercise price of approximately $115.0 million in the row entitled “Public Warrants,” approximately $3.2 million in the row entitled “Private placement warrants” and approximately $0.9 million in the row entitled “Warrants underlying Sponsor Convertible Promissory Note.”

(9)	This row assumes exercise of all Public Warrants outstanding as of January 31, 2024, to purchase 10,000,000 shares of Bite common stock.

(10)	This row assumes exercise of all private placement warrants outstanding as of January 31, 2024, to purchase 275,000 shares of Bite common stock.

(11)	This row assumes that the maximum amount permitted under the Sponsor Convertible Promissory Note to be converted into Bite units in the aggregate amount of $1,500,000 is converted into Bite units at a price of $10.00 per unit, as required by the terms of the Sponsor Support Agreement, and that the 75,000 warrants included in such units are all exercised.

(12)	This row assumes that all of the Above Food Earnout Shares are converted into New Above Food Common Shares. The Above Food Earnout Shares will only be converted into New Above Food Common Shares if certain conditions are satisfied within five years following the Closing Date, as described in this 20-F.

(13)	This row represents all of the 1,514,459 shares issuable to Above Food’s employees pursuant to restricted share units that will begin vesting upon the consummation of the Business Combination and pursuant to employment agreements.

(14)	This row assumes that all of the first tranche of Above Food’s options (“Above Food Options T1”) are converted into New Above Food Common Shares.

(15)	This row assumes that all of the second tranche of Above Food’s options (“Above Food OTM Options T2”) are converted into New Above Food Common Shares.

(16)	This row assumes that all of the third tranche of Above Food’s options (“Above Food OTM Options T3”) are converted into New Above Food Common Shares.

(17)	This row assumes that all of Above Food’s out-of-the-money warrants (“Above Food OTM Warrants”) are converted into New Above Food Common Shares.

(18)	This row assumes the issuance of (i) 100,000 shares payable to ANF securityholders in the first year following the consummation of the ANF Acquisition (“ANF Year One Earnout Shares”) and (i) 120,000 shares payable to ANF securityholders in the second year following the consummation of the ANF Acquisition (“ANF Year Two Earnout Shares” and, together with the ANF Year One Earnout Shares, the “ANF Earnout Shares”). These amounts represent the estimated maximum payout in shares under these earn out arrangements to illustrate the maximum amount of dilution possible to the Bite public stockholder who elect not to redeem their shares may experience in connection with the Business Combination; however, the 220,000 ANF Earnout Shares will be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act after the total number of New Above Food Common Shares payable to the ANF securityholders following the consummation of the ANF Acquisition is determined.

(19)	This row assumes the issuance of all New Above Food Common Shares in connection with each of the additional dilution sources, which equals 23,928,597 New Above Food Common Shares. Percentages in this row represent (a) the foregoing share amount divided by (b) the sum of (i) the amounts included in the row titled “Total Shares Outstanding” plus (ii) the amounts included in the row titled “Total Additional Dilution Sources”. 23,928,597 New Above Food Common Shares in total represents the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(20)	These columns assume an equity value of New Above Food of $278.0 million. These equity values were calculated based on the number of shares at close and the assumed per share value of $10 per New Above Food Common Share. The per share values are calculated assuming the exercise price is paid for each dilutive instrument (where applicable) and such value is added to the total equity value of New Above Food. The denominator was calculated as the number of shares outstanding, adjusted to include the incremental share count underlying each dilutive instrument.

As a result of the Business Combination, New Above Food became an SEC-registered and Nasdaq-listed company, and its operations represent a continuity of Above Food’s operations. As a public company, New Above Food will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to being a publicly listed company including, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Business Trends

Year Ended January 31, 2024, January 31, 2023, and January 31, 2022

We generated a $7.8 million greater net loss in FY24 as compared to FY23, and a $47.5 million greater net loss in FY24 as compared to FY22. The biggest drivers of the increased loss as compared to FY23 were the following:

•	Write-offs and write-downs of inventory of approximately $3 million, contributing to the increased gross loss, including:

o	A $2.7 million write-off of oat inventory due to the discontinuance of our oat grower program; and
o	A $285,000 write-down of CPG inventory that had aged past acceptable dates for retailer.

•	Significant contract washout and cancellation costs, totaling approximately $650K, incurred to exit unfavorable contracts. These costs are incurred for various reasons, including crop damage/failure, transloader delays at ports, and our buyers no longer needing specific product due to mill backlogs or equipment breakdown.

•	Increased professional fees of $3.5 million, relating to increased consulting and accounting expenses assisting in the process of going public.

•	Increased rent of $1.4 million, largely due to the increased operating leases, as well as a full period of consolidating the operations of previous acquirees who rent premises and equipment.

•	Increased interest expense of $2.3 million, relating to the new subordinated convertible loans, the Bank of Nova Scotia loan used for the acquisition of Discovery Seed Labs, and overall increased interest rates on variable rate facilities.

•	An increase to the equity method investment loss of $3.0 million, largely relating to $3.3 million of impairment of the investment in ANF.

Our decreased net loss in FY22 when compared to FY23 and FY24 is largely due to the Company having a stronger gross margin (fewer write-downs/write-offs and costs incurred to exit contracts), lesser selling, general, and administrative costs overall as we had not yet completed acquisitions, no equity method investment loss as compared to FY24 ($3.8 million) and FY23 ($0.8 million), and a lack of impairment of intangible assets as compared to FY24 ($1.8 million) and FY23 ($6.9 million).

Supply chains

We have historically experienced corresponding unfavorable effects of higher raw material costs, higher freight and logistics costs, and supply chain challenges, including supply chain disruptions resulting from labor shortages and disruptions in ingredients. These cost pressures and supply chain challenges have continued through the years ended January 31, 2024 and 2023. We expect these challenges to continue in the 2025 fiscal year. We also continued to see manufacturer and logistics challenges, largely related to ingredient shortages that have contributed to lower sales of our products due to periodic out-of-stock situations. We could experience additional lost sale opportunities if our products are not available for purchase because of continued or expanded disruptions in our supply chain relating to an inability to obtain ingredients or packaging, labor challenges at our logistics providers or our contract manufacturers, or if our customers experience delays in stocking our products.

We have actively engaged with our customers, suppliers, and logistics and transportation providers, to meet demand for our products and to remain informed of any challenges within our business operations. We have also instituted price increases throughout the year ended January 31, 2024. Management believes these price increases and additional cost savings initiatives will enable us to continue to invest in projects that drive growth.

Climate related trends

Our business, industry, customers and others in the agriculture value chain face long-term challenges from climate change, including increasing expectations for climate actions and reductions of GHG emissions. Physical risks from a changing climate can have an impact on our operations, our customers and our supply chain. These include more intense weather events, longer droughts, rising sea levels, and changes in average temperature and precipitation patterns. Global decarbonization ambitions and the resulting energy transition are driving carbon regulations and informing capital allocation priorities of investors. Above Food faces evolving risks related to potential regulatory changes, including carbon pricing. At the same time, a transition to a low-carbon economy could create significant opportunities for Above Food to help growers manage these impacts and improve their resilience by facilitating the adoption of climate-smart agriculture practices and developing products that can improve yields in more challenging conditions. To date, our operations have not been significantly affected by weather related risks, though prices for inputs such as pulses and grains have fluctuated as a result of weather impacts in the past. We mitigate the impact of these changes in pricing in part by using back-to-back forward contracts with price discovery mechanisms, and locking in margins in advance under a merchandising model. These derivative contracts have not been designated as accounting hedges, and thus changes in their fair value affect our earnings immediately.

The impact of climate changes in the operations of our customers is uncertain and may be negative due to changes in rainfall patterns and intensity, shortage of water, changes in sea levels and changes in temperature, among others. These impacts may vary depending on the location and intensity of events, comprising acute risks, including increased severity of extreme climate events, and chronic risks, deriving from long-term changes in climate patterns. The risks of climate change also depend on political, regulatory, legal, technological and market responses. Further, climate change laws could also increase our costs and have an impact on our financial condition and results of operations. We cannot assure that the loss caused by these climate effects on the crops of our growers will be recovered, even in following seasons. As a result, we may be materially adversely affected, and our financial results may significantly vary in each year.

Climate change may also adversely affect our transportation infrastructure and that of logistics and transportation partners. Logistics bottlenecks resulting from poor highway conditions, which are aggravated during certain key planting periods, or resulting from adverse weather conditions or other causes, may delay or prevent the delivery of our products and may have an impact on our financial condition and results of operations.

Acquisitions

The Company has completed certain acquisitions (the “Acquisitions”) in FY24, FY23, and FY22, as described below. The acquisitions were funded with a combination of cash and shares. The results of operations for these years might not be comparable as a result of these Acquisitions. Refer to Note 4 of the Financial Statements for details regarding these acquisitions.

Discovery Seed Labs

On March 23, 2023, the Company entered into a contract to acquire 100% of the issued and outstanding common shares of Discovery Seed Labs Ltd. (“DSL”), a seed testing and genomics laboratory in Saskatoon, Saskatchewan, for $3,213,563 (the “Purchase Price”). The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price by paying $2 million cash and issuing 502,088 class A common shares valued at $1,213,563.

The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:

DSL
Working capital	$545,891
Property, plant, and equipment	93,852
Intangible assets	549,719
Deferred tax liability	(247,073)
Goodwill	2,271,174
Net assets acquired and aggregate consideration	$3,213,563

The following table sets forth the fair values and the useful lives of the intangible assets acquired:

	Useful lives	DSL
Customer relationships	5 Years	$315,407
Favourable lease terms	4 Years	134,567
Non-compete agreements with DSL management	3 Years	43,293
Brand value	10 Years	56,452
Total intangible assets acquired		$549,719

ANF

ANF produces a variety of branded foods under its various proprietary labels. On September 7, 2021, Above Food entered into a Membership Interest Purchase and Option Agreement with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests of ANF in four separate tranches.

As part of the first tranche, on September 7, 2021, Above Food purchased 51.86 units of ANF representing 5.0% membership interests, for $1,500,600 (US $1,185,000).

On December 31, 2021, under the second tranche, Above Food increased its membership interest of ANF to 13.40% by purchasing 87.54 units representing 8.4% membership interests, for $2,550,479 (US $2,000,000).

On January 20, 2023, under the third tranche, Above Food acquired an additional 19.66% of ANF’s membership interest for $6,255,443 (US D $4,650,000), bringing Above Food’s total membership interest to 33.06%. In addition, the remainder of the membership interest was assigned to Above Food in exchange for a promissory note payable to ANF for the outstanding amount as well as a pledge of 57.80% of the membership interest to ANF Holdco LLC.

Upon closing of the Business Combination, under the terms of a new agreement dated June 21, 2024, Above Food acquired the remaining 66.94% of ANF by issuing 1,604,253 New Above Food Common Shares at a deemed purchase price of $10.00 per share to satisfy the promissory note and obtain ownership of the entire membership of ANF interest free and clear of all encumbrances. This final share payment is subject to a downside protection mechanism where additional New Above Food Common Shares will be issued 30-days from the Closing Date based on 90% of VWAP for the 30 trading day period ended immediately prior to the date that is 30 trading days after the Closing Date.

FDO

On June 3, 2022 the Company acquired 100% of the issued and outstanding common shares of Farmer Direct Organic Foods Ltd. (“FDO”), in exchange for 1,065,305 common shares of the Company. Of these shares, 432,780 were placed in escrow pending meeting certain milestones based on a combination of revenue and EBITDA as defined within the contract.

The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:

FDO
Working capital	$1,251,916
Property, plant, and equipment	235,122
Intangible assets	2,782,000
Long-term liabilities	(190,862)
Goodwill	1,526,171
Net assets acquired and aggregate consideration	$5,604,347

NorQuin

On May 18, 2022 the Company entered into a contract to acquire 100% of the issued and outstanding common shares of NorQuin, North America’s largest supplier of quinoa, for $3,163,610 (the “Purchase Price”) plus or minus any working capital adjustments. The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price by issuing 1,565,595 class A common shares valued at $2,672,790 and 682,061 warrants with a total estimated fair value of $490,820.

The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:

NorQuin
Working capital	$826,146
Property, plant, and equipment	5,927,331
Intangible assets	725,000
Long-term liabilities	(3,768,857)
Lease liability	(546,010)
Net assets acquired and aggregate consideration	$3,163,610

The following table sets forth the fair values and the useful lives of the intangible assets acquired:

	Useful lives	NorQuin
Brand and trademark	10 Years	$275,000
Plant breeders’ rights	5 Years	450,000
Total intangible assets acquired		$725,000

Wood & Water

On July 13, 2021, the Company obtained control of Wood & Water Foods Inc., doing business as “Culcherd” (“Wood & Water”), a dairy alternative company. The consideration payable of $3,250,000 (which was reduced by a working capital adjustment of $16,590) was payable in shares of the Company, the number of which was based on the value of the Company at the time of issuance and subject to further adjustment if they were released as a result of a going public transaction. Taking into account the probability of a going public transaction, applicable share restrictions, and the working capital adjustment, the fair value of the consideration was determined to be $2,901,494 on acquisition and revalued to be $2,753,761 as at January 31, 2022, with a resulting gain on revaluation of $147,733 recorded in our consolidated statements of operations for the year ended January 31, 2022. On April 13, 2022, the Company issued 1,616,705 voting common shares to settle the consideration liability.

The following table describes the fair value of the assets acquired and liabilities assumed in this acquisition.

Wood & Water
Working capital	$79,281
Property, plant, and equipment	10,053
Intangible assets	463,000
Right of use assets	45,731
Long-term liabilities	(103,601)
Lease liability	(45,731)
Deferred tax liability	(85,524)
Goodwill	2,537,303
Net assets acquired and aggregate consideration	2,901,494

The following table sets forth the fair values and the useful lives of the intangible assets acquired:

	Useful lives	Wood & Water
Customer relationships	5 Years	$72,000
Brand and trademark	10 Years	391,000
Total intangible assets acquired		$463,000

Comparability of Financial Information

Above Food’s results of operations and financial position in the fiscal years ended January 31, 2024, 2023, and 2022 may not be comparable as a result of the factors provided above under Business Trends, and the Acquisitions outlined above.

Key Financial Definitions/Components of Results

Revenue

Revenue consists primarily of commodity contracts related to forward sales of commodities such as grain and pulses, rudimentary ingredients, subleasing of farmlands, and sale of other products through consumer-packaged goods. Our main source of revenue is forward sales of commodity and ingredient contracts. As a result, our revenue levels tend to fluctuate alongside commodity prices, which are directly affected by numerous factors, including supply and demand, weather trends, geopolitical events, and government policies. These contracts generally require significant working capital, therefore limitations on working capital may also restrict revenue.

Cost of sales

Cost of goods sold consists primarily of the costs we pay to our contract growers and manufacturing partners to produce the products sold. These costs include the purchase of raw ingredients, packaging, shipping and handling, warehousing, and brokerages paid on contracts. In addition, any inventory write-down and/or spoilage are reflected as a component of cost of sales. For inventories of marketable agricultural commodities being stated at fair value, changes in the fair values of the inventory and gains/losses, both realized and unrealized, on related contracts are recognized as cost of sales. While forward commodity and foreign exchange contracts are entered into as a mechanism to hedge against fluctuations in commodity prices and foreign exchange, we are not perfectly hedged, and as such open the Company up to the possibility of significant gains or losses as a result. We anticipate our cost of goods sold to grow as a smaller proportion of our revenues as we achieve increased efficiencies and utilization within our Specialty Ingredient Centre and manage our exposures to commodity price and foreign exchange fluctuations.

Selling, general and administrative (“SG&A”) expenses

SG&A expenses are primarily comprised of wages and salaries, professional fees, selling and marketing expenses, and other non-production operating expenses. As a publicly traded company, we expect to incur higher costs related to salaries and wages, advertising and marketing fees, as well as other legal, compliance, and administrative costs. We also expect to continue to increase our selling, marketing and advertising costs as we invest in growing our revenues and our market reach. We incurred significant expenses, consisting of professional fees, diligence fees and related costs, in connection with the Business Combination and capital raising efforts in the fiscal years ended January 31, 2024 and 2023. We also incurred significant costs relating to our go-public process, an employee stock-based compensation plan, and increased rental costs associated with expansion. We anticipate significant expenditures relating to many of these costs going forward as we work to complete our transition to a public company. We have also identified and have begun to realize a number of synergies from the operations we acquired resulting from restructuring of the management teams, sharing resources, brand consolidation, and leveraging our robust supply chain in product formulations.

•	Professional fees. Professional fees expense comprise costs paid in relation to accounting, consulting, legal, and sample testing services throughout the year, as well as special purpose professional fees relating to the Business Combination noted above.

•	Wages and salaries. Wages and salaries expenses comprise employee salaries and benefits, as well as expenses relating to stock-based compensation.

•	Advertising and promotion. Selling and marketing expenses comprise advertising costs and costs associated with consumer promotions incurred to acquire new customers, retain existing customers and build brand awareness.

•	Other non-production operating expenses. Other non-production operating expenses are primarily comprised of rent, insurance, and amortization of property, plant, and equipment and intangible assets not related to production and sales of products.

Research and Development

Research & Development (“R&D”) costs consist of costs incurred to enhance our existing products and new product developments. R&D costs are expensed as incurred. We expect to continue to be active in R&D as we invest in growing our intellectual property, product offerings and expanding our market reach. However, in the near term, we expect to reduce our relative R&D cost significantly as we work to commercialize existing intellectual property in which we have already invested. We recognize the value in continuing as the leader in regenerative agriculture, and we believe the refinement of our current operations and intellectual property is crucial to our long-term growth and strategy.

Financing Costs / Interest Expense

Financing costs consist of gains and losses on swap derivatives, as well as interest expense. Interest expense represents the actual cash interest costs incurred plus any accrued interest payable at a future date. There is no certainty that these rates or instruments will continue to be available to the Company.

Results of Operations

Years Ended January 31, 2024, January 31, 2023, and January 31, 2022

The following discussion presents an analysis of our consolidated results of operations for the year ended January 31, 2024, 2023, and 2022.

	Year Ended January 31		YoY %	Year Ended January 31	YoY %
	2024	2023	Change	2022	Change
Revenue	$368,423,398	$396,464,504	(7.1)	$198,857,713	99.4
Cost of sales	(374,322,146)	(397,744,144)	(5.9)	(190,945,089)	108.3
Gross profit (loss)	(5,898,748)	(1,279,640)	(361.0)	7,912,624	(116.2)
Selling, general, and administrative expenses	(34,222,524)	(31,107,404)	10.0	(11,693,607)	166.0
Research and development expenses	(171,852)	(430,666)	(60.1)	(235,095)	83.2
Impairment of goodwill and other intangible assets	(1,806,337)	(6,866,121)	(73.7)	–	100.0
Loss from operations	(42,099,461)	(39,683,831)	6.1	(4,016,078)	888.1
Interest revenue	245,262	296,479	(17.3)	82,293	260.3
Gain on revaluation of consideration payable	–	–	–	147,733	(100.0)
Interest expense	(7,670,156)	(5,378,560)	42.6	(2,086,274)	157.8
Loss before income taxes	(49,524,355)	(44,765,912)	10.6	(5,872,326)	662.3
Income tax recovery	–	94,051	–	95,088	(1.1)
Equity method investment loss	(3,787,927)	(812,669)	366.1	–
Loss for the year	(53,312,282)	(45,484,530)	17.2	(5,777,238)	687.3

Revenue

During FY24, revenue decreased $28.0 million, or 7.1%. The revenue decrease is almost entirely attributable to working capital constraints that capped growth, as our disruptive agriculture and rudimentary ingredients segment revenues are driven off of available working capital. As we maximized our asset backed lending line, we were unable to make additional purchases and sales as we lacked the available capital to do so. Additionally, although durum volumes increased significantly (refer to the Processed Volumes by Product table below), we saw price decreases in durum that offset this volume increase. The average price of durum in FY24 was $482.92 per metric ton, compared to $529.98 for FY23. Additionally, other high-volume commodities also saw price decreases, including peas ($567.69 in 2024 vs. $578.65 in 2023), wheat ($410.02 vs. $454.37), canary seed ($877.28 vs. $946.49), and canola ($763.33 vs. $929.17). The only high-volume commodity traded that saw a price increase was lentils ($1,095.41 vs. $991.15).

During FY23, revenue increased $197.6 million, or 99.4%, from $198.9 million to $396.5 million. The increase in revenue was primarily due to volume growth (162.4 thousand metric tons increase over FY22), the continued build out of our durum program (94.4 thousand metric tons of the above-noted increase) and pea ingredients in the Disruptive Ag and Rudimentary Ingredients segment, as well as the Company starting to record consolidated operations from acquired companies. Further to volume increases, many commodity prices also saw increases in FY23, largely due to an enhanced focus on the importance of food and commodities coming out of the COVID-19 pandemic, the ongoing war in Ukraine, and a drought in Western Canada. Several high-volume commodities saw price increases per metric ton, including durum ($671.95 for FY23 vs. $489.77 for FY22), peas ($780.05 vs. $617.30), lentils ($1,184.77 vs. $865.85), wheat ($579.58 vs. $207.87), canary seed ($1,218.51 vs. $990.71), and canola ($1,030.27 vs. $884.74). Other factors contributing to the increase are the launch of our oat program, which contributed $2.2 million of new revenue, the acquisition of our ingredient centre facility, which contributed $3.7 million of new revenue, and our entrance into the organic CPG and bulk market, which contributed $1.7 million of new revenue. Contrarily, revenues of the CPG segment were negatively impacted due to downtime relating to the acquisition and subsequent move of FDO into our ingredient center.

Cost of sales

Cost of sales decreased $23.4 million, or 5.9%, for FY24 as compared to FY23. The Company experienced inventory write-offs of approximately $3.0 million in FY24, as well as significant costs to exit unfavorable commodity contracts that are captured within cost of sales. Both of these factors resulted in cost of sales decreasing at a lesser rate relative to the decrease in revenue.

Cost of sales increased $206.8 million, or 108.3%, for FY23, compared to $190.9 million for FY22. The biggest factor in our COGS increase was sales volume growth noted above, as well as higher raw material, freight, and logistics costs, and supply chain challenges. Raw material costs largely increased throughout the year as they are dependent on commodity prices at any given time – refer to the above discussion on revenue for price variances in high-volume commodities. Freight costs increased approximately $22.8 million from FY22, while logistical costs (i.e., cleaning, spoilage, brokerage fees, etc.) increased approximately $3.5 million from FY22.

Further to this, there were significant mark-to-market and foreign exchange losses that had a significant negative impact on our cost of goods sold in FY23. Cost of sales in FY23 includes realized losses of $3.8 million on commodity forward contracts, $1.3 million on commodity futures contracts, and $2.4 million on foreign exchange forward contracts. In comparison, FY22 had a $14.4 million gain on commodity forward contracts, which was offset by losses of $3.3 million and $1.8 million on commodity futures and foreign exchange forward contracts, respectively. Losses in FY23 were largely related to overly aggressive positions on certain commodity contracts, as well as timing differences on foreign exchange contracts. Above Food continues to implement more robust processes and controls to manage and mitigate exposures to these risks.

Gross profit (loss)

Gross loss increased $4.6 million, or 361.0%, for FY24 compared to FY23. The negative margins in the current period were largely the result of inventory impairment and write-offs of inventory. The negative margins in FY23 were largely due to losses of $13.9 million on mark-to-market and foreign exchange included in cost of sales.

Gross profit (loss) decreased $9.2 million (from a gross profit to a gross loss), or (116.2%), for FY23 compared to FY22, which was primarily driven by mark-to-market and foreign exchange losses included in cost of sales of $13.9 million in FY23, as noted above.

Selling, general, and administrative (“SG&A”) expenses

SG&A expenses increased only $3.1 million, or 10.0%, for FY24 compared to FY23 due to the following fluctuations:

•	Wages and salaries. Wage and salary expenses were $14.1 million for FY24, compared to $15.6 million for FY23. The decrease in these expenses was primarily due to decreased stock option expenses of $3.8 million, offset by increases in employee wages as a result of added employees from acquisitions and to assist in the go public process.

•	Professional fees. Professional fees were $8.1 million for FY24, compared to $4.6 million for FY23. The increase in these expenses was primarily due to significant expenses incurred relating to the business combination with Bite and the go-public process as a whole.

•	Advertising and promotion. Advertising and promotion expenses were $0.7 million for FY24, compared to $1.5 million for FY23. The decrease in these expenses was primarily due to launching fewer new brands in 2023.

•	Rent. Rent expenses were $2.5 million for FY24, compared to $1.1 million for the same period in FY23. The increase in these expenses was primarily due to the acquisition of businesses and temporary storage facilities used in the process of storage improvement.

SG&A expenses increased $19.4 million, or 166.0%, for FY23 compared to FY22 due to the following:

•	Advertising and promotions. Advertising and promotion expenses were $1.5 million for FY23, compared to $0.5 million for FY22. The increase in these expenses was primarily due to launching of new brands in acquired businesses and the roadshows in connection with the Business Combination during FY23.

•	Wages and salaries. Wage and salary expenses were $15.6 million for FY23, compared to $3.9 million for FY22. The increase in these expenses was primarily due to an increase in employee headcount and implementation of the employee stock options granted and expensed in FY23.

•	Insurance. Insurance expenses were $1.6 million for FY23, compared to $0.5 million for FY22. The increase in these expenses was primarily due to operating facilities newly added in FY23.

•	Rent. Rent expenses were $1.1 million for FY23, compared to $0.1 million for FY22. The increase in these expenses was primarily due to the acquisition of businesses and temporary storage facilities used in the process of storage improvement.

Impairment of goodwill and other intangible assets. Impairment expense decreased from $6.9 million to $1.8 million for FY24 compared to FY23. The assets impaired in the comparative period include goodwill relating to the acquisitions of Culcherd and FDO, as well as assets relating to trademarks/patents and brand of FDO. After these businesses were acquired, the revenues and profitability for these subsidiaries were lower than the amounts forecasted at the time of the acquisition, and as a result it was determined that the carrying value of these assets may exceed their recoverable amount. The goodwill acquired in both acquisitions was fully impaired, while the intangible assets relating to the FDO brand and trademarks/patents were partially impaired based on a discounted cash flows analysis of the business. In the current period, assets impaired included the goodwill relating to the Discovery purchase and intangible assets relating to Culcherd. This impairment was recorded due to each of the respective entities falling short of projections used in the purchase price allocations of each.

Impairment expense in FY22 was nil as there were no indicators of impairment in any investments or intangibles as at or during the year ended January 31, 2022.

Interest expense. Interest expense increased $2.3 million to $7.7 million for FY24 compared to FY23, primarily due to the new credit facilities obtained, as well as market interest rate increases on variable rate facilities. Similarly, interest expense increased from $3.3 million for FY23 compared to FY22, due to similar factors (i.e., new facilities and increased rates).

Equity method investment loss. The equity method investment loss increased $3.0 million to $3.8 million for FY24 compared to FY23. This increase is attributable to $3.3 million of impairment in the investment in ANF presented within this line item. This impairment was noted and recorded at the end of FY24, after ANF’s revenue and EBITDA targets used in formulating the fair value at acquisition were not being met.

Analysis of Results of Operations

Year Ended January 31, 2024, January 31, 2023, and January 31, 2022

Processed (sales) volumes by product for FY24, FY23, and FY22 are as follows (in 000s of metric tons):

	For the year ended January 31,
	2024	2023	2022
Durum	188.5	148.7	54.3
Peas	76.8	70.4	47.9
Lentils	60.0	69.6	48.3
Wheat	60.0	58.9	54.8
Canary Seed	52.9	46.7	42.1
Canola	26.4	43.5	25.1
Other (barley, beans, flax, oats, hemp)	20.1	18.6	21.5
Total	484.7	456.4	294.0

We actively manage our inventory related to demand in the market. The overall decrease in processed volumes was primarily related to working capital constraints, as the majority of our revenue is dependent on available working capital.

Segment Information

Above Food operates in two reportable segments: Disruptive Agriculture and Rudimentary Ingredients, and CPG. The Disruptive Agriculture and Rudimentary Ingredients segment concentrates on the provisioning of discrete genetics, origination, purchasing, grading, primary processing and sale of regeneratively grown grain, as well as the origination, purchase, and sale of bespoke ingredients products, processed primarily through the Company-owned ingredient facilities. The CPG segment formulates, manufactures, sells, distributes, and markets proprietary consumer product formulations in owned brands and focuses on manufacturing and distribution for private-labeled retail owned brands. The Company also has a corporate department that carries out the centralized functions of accounting, treasury, information technology, legal, and human resources. Given that this department does not undertake business activities and does not recognize revenue that are more than incidental to the Company’s activities, it is not considered to be a separate operating segment.

Above Food determines the composition of the reportable segments based on factors including risks and returns, internal organization, and internal reports and allocates certain expenses across segments based on reasonable considerations such as production capacities.

We monitor our segment results primarily by reviewing net loss. Disruptive Agriculture and Rudimentary Ingredients net loss increased from $16.1 million in FY23 to $20.4 million in FY24. The increased loss is largely due to inventory write-offs and unfavorable contract positions. CPG’s net loss decreased from $14.9 million in FY23 to $12.9 million in FY24, driven primarily by the significant impairment of intangible assets and goodwill in FY23, which was offset by increased operating expenses that were not present in FY23, incurred as a result of a full year ownership of FDO and NorQuin. Corporate and Other’s net loss increased from $14.5 million in FY23 to $20.0 million in FY24. This increased loss is attributable to a smaller proportion of stock-based compensation expenses, offset by the increased headcount within the Corporate Group and increased professional fees, as discussed above, as well as $3.3 million of impairment relating to the investment in ANF that was incurred in FY24.

Disruptive Agriculture and Rudimentary Ingredients net loss increased from $1.7 million in FY22 to $16.1 million in FY23, driven primarily by realized and unrealized losses on forward contracts and foreign exchange. The overly aggressive positions and timing differences discussed in the Results of Operations section above are what caused this significant change. Realized losses totaling approximately $7.5 million were recorded by this segment. At year-end, mark-to-market adjustments of inventories and contracts held at fair value resulted in an additional $6.4 million of unrealized losses on these instruments that was included in the net loss of this segment.

CPG’s net loss increased from $1.2 million in FY22 to $14.9 million in FY23, driven primarily by significant impairment losses on goodwill and intangible assets, as well as operating expenses that were not present in FY22, incurred as a result of the acquisitions of FDO and NorQuin, and a full year of ownership of Culcherd. The losses on goodwill and intangible assets in FY23 total $6.9 million in the CPG segment, made up of impairment of $1.8 million relating to an intangible asset acquired relating to an acquisition that ultimately did not occur, $2.5 million relating to goodwill on the Culcherd acquisition and $2.6 million relating to goodwill, customer relationships, and the brand name acquired in the FDO acquisition. These impairments were recorded as the revenues and net profits of these entities did not align with projections that the valuations of each were based on.

Corporate and Other’s net loss increased from $2.8 million in FY22 to $14.5 million in FY23, driven primarily by the increased employee headcount in FY23 and increased professional fees as Above Food continues to grow. Salaries and wages increased $8.0 million from FY22 to FY23. Approximately $1.1 million of this increase is related to increased staff levels as the result of acquisitions in both FY22 and FY23, as well as additional employees necessary to supplement the growing business of Above Food. The remaining $6.9 million relates to the implementation of a stock-based compensation plan. Professional fees increased $1.6 million from FY22 to FY23, relating to due diligence and acquisitions, as well as the go-public transaction which remains ongoing.

For Above Food’s reportable operating segments during the years ended January 31, 2024, 2023, and 2022, net losses are as follows:

Year ended January 31, 2024	Disruptive Ag & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Net loss for the period	$(20,400,376)	$(12,901,140)	$(19,960,094)	$(50,672)	$(53,312,282)

Year ended January 31, 2023	Disruptive Ag & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Net loss for the period	$(16,051,802)	$(14,924,353)	$(14,508,375)	$–	$(45,484,530)

Year ended January 31, 2022	Disruptive Ag & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Net loss for the period	$(1,715,505)	$(1,249,470)	$(2,812,263)	$–	$(5,777,238)

Between the two reported segments, we produce three main product lines. Revenue by product line for FY24, FY23, and FY22 are as follows:

	Disruptive Ag & Rudimentary Ingredients - Commodities	Disruptive Ag & Rudimentary Ingredients - Ingredients	Consumer Package Goods	Corporate and Other	Total
Revenue	$223,976,243	$132,871,708	$11,571,019	$4,428	$368,423,398

	Disruptive Ag & Rudimentary Ingredients - Commodities	Disruptive Ag & Rudimentary Ingredients - Ingredients	Consumer Package Goods	Corporate and Other	Total
Revenue	$250,500,007	$136,530,965	$9,432,591	$941	$396,464,504

	Disruptive Ag & Rudimentary Ingredients - Commodities	Disruptive Ag & Rudimentary Ingredients - Ingredients	Consumer Package Goods	Corporate and Other	Total
Revenue	$123,847,068	$74,807,683	$202,962	$–	$198,857,713

Liquidity and capital resources

Above Food’s primary sources of liquidity are cash generated from operations, cash generated from equity issuances, and borrowings from various debt issuances. Above Food had an accumulated deficit of $103.9 million as of January 31, 2024 compared to an accumulated deficit of $50.6 million as at January 31, 2023 due in part to many of the activities we incurred significant expenditures on during the year to become public ready, as well as the stock-based and general compensation, and other expenses discussed above. As of January 31, 2024, Above Food had $1.0 million in cash and cash equivalents and a deficit in working capital of $85.4 million. The Company believes that the proceeds from the Business Combination, together with current available funds, will provide sufficient liquidity to fully fund future operations and any potential planned expansion of the business. Furthermore, as of January 31, 2024, the Company was in violation of restrictive covenants related to approximately $66 million of its aggregate borrowings as more fully described in the Financial Statements.

There can be no assurance the Company will be successful in obtaining further equity and debt financing. While the Company remains in constant contact with these lenders, and as of the date of this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Above Food (“MD&A”) these debts have not been called, there can be no assurance that the Company will be able to maintain the support of these lenders, particularly as it relates to the indebtedness currently in default of restrictive covenants. The Company also expects to continue to incur recurring losses as it continues to grow its business and incurred significant costs in preparation for the go public transaction with Bite.

In addition, Above Food seeks to continue growing the business aggressively, requiring significant working capital and access to a larger credit facility. Above Food has incurred significant costs (including professional costs) related to the Business Combination with Bite. Management believes that the proceeds from the Business Combination, together with current available funds, will provide sufficient liquidity to fully fund future operations and any potential planned expansion of the business

The Company also intends to expand its existing credit facility in order to accommodate the growth in its business and to provide additional liquidity. This expansion is dependent, in part, on additional financing being raised by the Company (including in connection with the Business Combination) and there is no assurance that this additional financing will be raised.

If the Company is not successful in expanding the credit facility, the Company will seek additional financing, and may be forced to reduce the extent of its operations and idle certain assets.

The Company’s main sources of liquidity are its operations, equity issuances, and debt issuances. The funds are primarily used to finance working capital and capital expenditure requirements. The Company believes that the proceeds from the Business Combination, together with current available funds, will provide sufficient liquidity to fully fund future operations and any potential planned expansion of the business. We believe our sources of liquidity and capital will be sufficient to finance our continued operations, growth strategy and additional expenses we expect to incur for at least the next twelve months. As circumstances warrant, we may issue debt and/or equity securities from time to time on an opportunistic basis, dependent upon market conditions and available pricing. We make no assurance that we can issue and sell such securities on acceptable terms or at all.

Credit Agreement; Subordinated Convertible Loan

On July 23, 2021, we entered into a credit agreement with the Royal Bank of Canada (the “Credit Agreement”). The Credit Agreement was amended on July 1, 2023 and at that time provided for a revolving facility of $40.0 million. This was subsequently amended to $36.0 million. The interest rate on the loan is Royal Bank Prime rate plus 0.25% per annum and is secured by inventory and accounts receivables. As of January 31, 2024, the outstanding balance of the credit facility was $36.0 million. On May 28, 2024, Above Food and Royal Bank of Canada (“RBC”) entered into the Revolving Credit Loan Extension Agreement pursuant to which the maturity date under the Revolving Credit Loan was extended to July 31, 2024 (the “Extended Convertible Loan Maturity Date”).

On December 29, 2022, Above Food entered into a convertible subordinated loan agreement with Smart Dine, LLC and Lexington to fund the acquisition of all the outstanding shares in ANF, expenses regarding the closing of the Business Combination and working capital. Additional lenders (Grupo Vida Canada and OrionSea Enterprises (“OrionSea”)) have also advanced funds under this agreement. The term of the loan is one year and is funded in three tranches. During the year ended January 31, 2024, the Company received additional advances relating to this agreement totaling $4.3 million. As of January 31, 2024, the outstanding balance on this loan, including accrued interest, was $14.3 million. Upon the closing of the Business Combination, all the outstanding principal and unpaid interest were converted into a number of the New Above Food’s common shares equal to the outstanding balance at conversion divided by US $10. On or after the maturity date, until such time that the Business Combination is closed, the lender could have elected to convert the outstanding balance into Above Food’s shares at their discretion.

As a result of the closing of the Business Combination on June 28, 2024, the convertible subordinated loans from each of Lexington, Sponsor, and OrionSea have all been converted to equity, and the Company no longer has an obligation to these lenders. The remaining convertible subordinated loan from Grupo Vida remains outstanding as of the date of this filing, but could be subject to conversion or settlement in the weeks proceeding the business combination.

Additionally, in relation to the asset-backed lending line of credit with Royal Bank of Canada that currently has covenant violations, because the loan is secured against commoditized inventory and accounts receivable, Royal Bank of Canada has continued to work with the Company on updating terms, and have continued to extend this line. Subsequent to January 31, 2024, this line of credit limit was lowered to $35,000,000, and the maturity date has been extended to July 31, 2024.

Above is also looking at alternative asset-based lenders to increase the working capital available to the Company, and are currently in negotiations with lenders. Should these plans not be successful, Above would liquidate inventory as necessary, pay down the outstanding balance of the asset-backed lending line, and once working capital allows, utilize the line once again.

Private Placement

On January 19, 2021, Above Food completed its private placement of 20,216,656 Above Food Units, at a price of $2.00 per Above Food Unit for gross proceeds of $40,433,312. Each Above Food Unit consists of one Above Food Common Share and one-half of one Above Food Warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. The issue price allocated to the share portion of the Above Food Unit was $1.50 and $0.50 was allocated to each half Above Food Warrant and recorded within Above Food Common Shares and Above Food Warrants respectively. Total share issuance costs of amounted to $8,068,177 and comprises of non-cash and cash share issuances costs. Amounts of $6,051,133 and $2,017,044 have been allocated to Share Capital and Warrants respectively.

Broker Warrants

The Company also has outstanding at January 31, 2024, 1,609,332 Above Food Warrants to acquire Above Food Units for $2.00 per Unit (2022 – 1,609,332 units at $2.00) as a result of the private placement that took place on January 19, 2021. Each Above Food Unit consists of one Above Food Common Share and one-half of one Above Food Warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. Refer to Note 16, Share Capital of the Financial Statements for additional details regarding the broker warrants.

Derivatives

Currently, Above Food does not designate its derivative financial instruments as hedges for accounting purposes and does not use hedge accounting. Thus changes in fair value of derivative instruments are reflected in net loss. Refer to the “Critical accounting policies and estimates” and “Quantitative and Qualitative Disclosures About Market Risk” sections of this MD&A, as well as the Notes of the Financial Statements for further details.

The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the consolidated statements of cash flows.

Cash flows for the years ended January 31, 2024, 2023, 2022

The following table summarizes Above Food’s cash flows from operating, investing and financing activities for the years ended January 31, 2024 and 2023:

	For the years ended January 31,
	2024	2023	2022
Net cash (used in) provided by operating activities	$7,148,748	$(17,876,903)	$(27,574,845)
Net cash (used in) provided by investing activities	$(4,517,944)	$(6,662,720)	$(30,589,836)
Net cash provided by (used in) financing activities	$(4,006,321)	$24,810,398	$27,196,396

Cash flows from operating activities

Net cash provided by operating activities includes net loss adjusted for non-cash expenses and movements in operating assets and liabilities. Our operating cashflows are primarily generated by revenues less cash paid for expenses, and cash used in or provided by working capital requirements.

The Company has incurred positive cash flows from operating activities of $7.1 million in the current year, compared to cash flows of $17.9 million used in FY24. The change compared to FY23 comes primarily from improved accounts receivable collections, significantly increased inventory turnover, and increased days in accounts payable as the Company works to manage liquidity. The comparative period saw decreased turnover in both accounts receivable and inventory, which largely contributed to the amount used in operating activities.

During FY23, operating activities used $17.9 million of cash. The decrease compared to FY22 comes primarily from improved accounts receivable collections and significantly increased inventory turnover. During FY22, operating activities used $27.6 million of cash, primarily consisting of changes in working capital, specifically a significant decrease in inventory turnover. Refer to the “Liquidity and Capital Resources” section of this Registration Statement/Proxy Statement for additional discussion on how the Company intends to meet cash requirements and maintain operations.

Cash flows from investing activities

During FY24, net cash used in investing activities was $4.5 million. These cash outflows consisted primarily of $3.6 million of acquisitions of property plant and equipment, largely relating to the cleaning facility and equipment being developed for the disruptive agriculture and rudimentary ingredients segment. Additionally, a net of $1.6 million of cash was used to acquire (i.e., $2.0 million paid less $0.4 million of cash in the company acquired).

During FY23, net cash used in investing activities was $6.7 million. This was largely the result of the purchase of property, plant, and equipment and intangible assets, as well as the investment in ANF as discussed above.

During FY22, net cash used in investing activities was $30.6 million. These cash outflows consisting primarily of $22.0 million of purchase in property, plant, and equipment, partially offset by $1.0 million received in proceeds from sale of existing assets. During the year, we also issued $5.4 million in loans primarily made to businesses we were planning to acquire, as well as purchased investments of $4.1 million related to the acquisition of our investment in ANF.

Cash flows from financing activities

During FY24, net cash used in financing activities was $4.0 million. During the year, we received loans totaling $6.5 million from Bank of Nova Scotia and a group of strategic investors. This was netted against the repayment of short-term debt and credit facilities ($4.9 million), the repayment of long-term debt ($2.2 million), and the repayment of amounts due to related parties ($2.2 million). There were also finance lease liability repayments of $1.2 million.

During FY23, net cash received from financing activities was $24.8 million. Cash inflows in this period primarily consist of $11 million received from the Bank of Nova Scotia, $8.1 million received from strategic investors, a net of $6.9 million in short-term debt and credit facilities received, and $1.1 million in net advances from related parties. These amounts were offset by $1.1 million in long-term debt repayment and $1.2 million in finance lease liability repayments.

During FY22, net cash received from financing activities was $27.2 million, primarily consisting of $30 million received from credit facilities, partially offset by $3.1 million in repayments on existing lease liabilities and amounts due to related parties.

Purchase of property, plant, and equipment

For the year ended January 31, 2024, purchases of property, plant, and equipment increased to $3.6 million compared to $2.4 million in the year ended January 31, 2023, an increase of $1.2 million. The increase was largely due to purchases of $2.5 million in the year ended January 31, 2024 relating to the cleaning facility discussed above. In the year ended January 31, 2023, the majority of purchases of property, plant, and equipment related to terminal equipment additions.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments for cash expenditures as of January 31, 2024, and the years in which these obligations are due (in 000s).

Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Accounts payable and accrued liabilities	$53,102	$53,102	–	–	–
Short-term debt and credit facilities	$36,000	$36,000	–	–	–
Bank indebtedness	$12,304	$12,304	–	–
Lease liabilities	$38,233	$2,370	$4,837	$3,827	$27,199
Long-term debt	$30,969	$30,783	$186	–	–
Total contractual obligations as of January 31, 2024	$170,608	$134,559	$5,023	$3,827	$27,199

Related Party Transactions and Balances

Related party transactions include transactions with corporate investors who have representation on the Above Food Board. Refer to Note 22, “Related Party transactions and balances” of the Financial Statements for additional details regarding the related party transactions.

Off balance sheet arrangements

As of the date of this Registration Statement, Above Food does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Above Food is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently, Above Food does not engage in off-balance sheet financing arrangements.

Critical accounting policies and estimates

Our Financial Statements are prepared in accordance with U.S. GAAP. Critical accounting policies are those that are the most important to the preparation of our financial condition and results of operations and that require our most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are described in more detail in Note 2 to our Financial Statements, our most critical accounting policies are discussed below. The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our Financial Statements and the accompanying notes. Management believes that the estimates utilized in preparing the Financial Statements are reasonable and prudent. Actual results could differ from those estimates.

Inventory

Inventories of marketable agricultural commodities, which include inventories acquired under deferred pricing contracts, are stated at fair value due to their interchangeability, immediate marketability at quoted prices, and difficulty in obtaining appropriate costs. These agricultural commodity inventories have quoted market prices in active markets, may be sold without significant further processing, and have predictable and insignificant disposal costs. Management estimates fair value for its commodity-related assets and liabilities based on exchange-quoted prices, adjusted for differences in local markets. Inventory and commodity derivative fair value measurements are mainly based on observable market quotations.

Changes in the fair values of the inventory are recognized in earnings as a component of cost of sales. If management used different methods or factors to estimate market value, amounts reported could differ materially. In addition, if market conditions change subsequent to year-end, amounts reported in future periods could differ materially.

In addition, Above Food values inventories that are not considered to be readily marketable using the first-in, first-out (FIFO) method at the lower of cost or net realizable value because of their commodity characteristics as these commodities are not blended, nor do they have basis contracts associated with them. The Company values its consumer-packaged goods inventory at the lower of cost or net realizable value, with cost being determined using the specific lot identification method.

Refer to the below section “Quantitative and Qualitative Disclosures about Market Risk” for further information on commodity price risk, and sensitivity analysis therein.

Derivative Valuation

Above Food enters into derivative instruments to manage its exposure to movements associated with agricultural commodity prices and foreign currency exchange rates. Above Food’s use of these instruments is generally intended to mitigate the exposure to market variables. Additionally, commodity contracts relating to forward sales of commodities are accounted for as derivatives at fair value under ASC 815 Derivatives and Hedging.

The Company recognizes all of its derivative instruments as either assets or liabilities at fair value in its consolidated balance sheet and are reported as either foreign exchange forward contract or commodity forward contract assets or liabilities. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. None of the Company’s derivatives have been designated as hedging instruments in the periods presented, and as such, changes in fair value of these derivatives are recognized in loss immediately.

Management estimates fair value for its commodity-related derivatives based on exchange quoted prices, adjusted for differences in local markets. Foreign currency exchange-related derivatives have their fair values estimated based on the value of the underlying currency. The changes in market value of such contracts have a high correlation to the price changes of the commodity/currency of the contract. If market conditions change subsequent to year-end, amounts reported in future periods could differ materially.

Refer to the below section “Quantitative and Qualitative Disclosures about Market Risk” for further information on both commodity price and foreign exchange risk, and sensitivity analysis therein.

Goodwill and Other Intangible Assets

The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level at least annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Company performs an annual goodwill impairment test in the fourth quarter.

In assessing impairment, the reporting unit’s fair value is compared with its carrying amount, and an impairment charge, if any, is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the amount of goodwill associated with the reporting unit. The Company determines fair values for each of the reporting units using a discounted cash flow model (a form of the income approach) or the market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Judgement is applied in determining appropriate discount rates, and forecasting cashflows.

Finite-lived intangible assets include trademarks, customer relationships and lists, and website development costs that are amortized on a straight-line basis over their contractual or legal lives, or their estimated useful lives where such lives are not determined by law or contract. The amortization period depends on the contractual terms of such agreements and management’s best estimate of their useful lives. Finite-lived intangible assets and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the asset might be impaired or that the estimated useful life should be changed prospectively. If impairment indicators are present, the recoverability of these assets is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined using a discounted cash flow approach.

Equity-based compensation

Equity-based compensation represents the cost related to equity-based awards granted to employees and non-employee consultants and provides for the granting of restricted stock units, stock options, warrants, and broker warrants. The Company recognizes compensation expenses based on the grant date fair value of the award granted.

Awards with time-based vesting generally vest over a two to three year period after the grant date or the date the Company’s shares start trading on a stock exchange in the United States. The resulting compensation expense related to equity awards are recognized on a straight-line basis over the requisite service period and is included within SG&A expense. We have not recorded any equity-based compensation expense related to the equity-based awards that begin vesting upon the date the Company’s shares start trading on a stock exchange in the United States in the Financial Statements.

The fair value of each option granted under the stock option plan of Above Food is estimated on the grant date using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of underlying shares at grant date, expected volatility, expected dividend yield, risk-free rate, and an expected life. Since we were privately held, we calculated expected volatility using comparable peer companies with publicly traded shares over a term similar to the expected term of the underlying award. At the time of grant, we had no intention to pay dividends on our common units, and therefore, the dividend yield percentage is zero. In order to estimate the fair value of our common shares, we reviewed recent transactions involving Above Food common shares where their estimated fair value was established with a third party.

Recent accounting pronouncements

See Note 3 to the Financial Statements for more information about recent accounting pronouncements, the timing of their adoption and Above Food’s assessment, to the extent it has made one, of their potential impact on Above Food’s financial condition and its results of operations and cash flows.

Internal Control Over Financial Reporting

We are not currently required to comply with SEC rules that implement Section 404(a) (“Section 404(a)”) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. We will not be required to formally assess our internal controls until we file our second annual report on Form 20-F and we will not be required to have our independent registered public accounting firm formally assess our internal controls for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”).

Material weakness in internal control over financial reporting

Section 404(a)  of the Sarbanes-Oxley Act requires that, beginning with the second annual report following the Business Combination, management of New Above Food assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that apply to us as a public company. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject New Above Food to adverse regulatory consequences and could harm investor confidence and the market price of New Above Food’s securities.

In connection with the preparation of Above Food’s consolidated financial statements, management identified material weaknesses in our internal control over financial reporting as of January 31, 2024. Management has concluded that this material weakness is due to the fact that Above Food is a private company with limited resources. The material weakness relates to not appropriately designing and implementing controls, including maintaining sufficient written formal policies, procedures and written analyses related to complex accounting matters, including the use of appropriate technical expertise in the areas of business combinations, deferred share issuance costs, share based compensation, goodwill impairment and equity accounting, as well as the determination of fair value measurement of commodity inventory and contracts. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses have not been remediated at the time of filing this Registration Statement.

In order to improve the effectiveness of our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight, including hiring additional financial and accounting personnel, engaging outside consultants and adopting a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. New Above Food’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. At such time, New Above Food’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect New Above Food’s business and operating results and could cause a decline in investor confidence and the price of New Above Food’s securities.

Emerging Growth Company Status

We qualify as an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	we are only required to include two years of audited consolidated financial statements in this prospectus, in addition to any required interim financial statements, and are only required to provide reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•	we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to our median employee compensation.

We may take advantage of these provisions until the last day of the fiscal year following the fifth anniversary of the completion of this offering or such earlier time that we no longer qualify as an emerging growth company. We would cease to qualify as an emerging growth company upon the earliest of (a) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion USD or more, (b) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities and (c) the last day of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700.0 million USD as of July 31 of such fiscal year.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. We currently intend to take advantage of this exemption.

Foreign Private Issuer Status

Above Food qualifies as a “foreign private issuer” as defined under SEC rules. Even after Above Food no longer qualifies as an emerging growth company, as long as Above Food continues to qualify as a foreign private issuer under SEC rules, Above Food is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, Above Food intends to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

Above Food may take advantage of these exemptions until such time as Above Food is no longer a foreign private issuer. Above Food would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Above Food no longer qualifies as an emerging growth company, but remains a foreign private issuer, Above Food will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because Above Food qualifies as a foreign private issuer under SEC rules, Above Food is permitted to follow the corporate governance practices of Canada (the jurisdiction in which Above Food is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to Above Food.

If at any time Above Food ceases to be a foreign private issuer, Above Food will take all action necessary to comply with the SEC and Nasdaq Listing Rules, including by appointing a majority of independent directors to the Above Food Board and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, including the effects of adverse changes in commodity prices and exchange rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

Foreign currency risk. The Company is exposed to currency risk as a certain portion of sales and expenses are incurred in U.S. Dollars resulting in US denominated accounts receivable, accounts payable, some commodity derivatives, and long-term debt. These balances are, therefore, subject to gains and losses due to fluctuations in that currency in relation to the Canadian Dollar.

The Company entered into foreign exchange derivative contracts to mitigate these risks. This strategy minimizes the impact of U.S. Dollar fluctuations on the operating results of the Company. The Company’s derivative instruments have not been designated as hedging instruments and gain/losses are recorded within cost of sales in the consolidated statements of operations. The effect of a 5% increase in the exchange rate for the U.S. Dollar and the Canadian Dollar would have had an impact of a decrease of $0.1M on net loss for FY24, and an impact of a decrease of $2.2M on net loss for FY23, considering outstanding USD monetary asset and liability balances, as well as derivative and contracts as at the period and year ends, and assuming all other variables remain constant.

Credit risk. The risk of financial loss in the event of failure of a customer or counterparty to a financial instrument to meet its contractual obligation is defined as credit risk. The Company’s principal exposure to credit risk is in respect to its accounts receivable. A substantial portion of the Company’s accounts receivable is with customers in the agriculture industry and is subject to normal industry credit risks. A portion of the Company’s sales and related accounts receivable are also generated from transactions with customers in overseas markets.

Accounts receivable are subject to credit risk exposure and the carrying values reflect management’s assessment of the associated maximum exposure to such credit risk. The Company regularly monitors customers for changes in credit risk. The Company’s credit exposure is mitigated through the use of credit practices that limit transactions according to the customer’s credit quality and due to the accounts receivable being spread over a large number of customers. Trade receivables from international customers are insured for events of non-payment through third-party export insurance to mitigate against credit risk. In cases where the credit quality of a customer does not meet the Company’s requirements, a cash deposit or letter of credit is received before goods are shipped.

As of the year ended January 31, 2024, 2023, and 2022, there were no customers that represented more than 10% of revenues. The Company does not believe that any single customer group represents a significant concentration of credit risk.

Commodity price risk. Commodity price risk is the risk that the value of inventory and related contracts will fluctuate due to changes in market prices. A change in price and quality will have a direct affect on the value of inventory. As a grain and pulse commodity trading company, the Company has significant exposure to changes in various agricultural commodity prices. Prices for these commodities are volatile and are influenced by numerous factors beyond the Company’s control, such as supply and demand fundamentals, as well as the weather. A substantial change in prices may affect the Company’s comprehensive income and operating cash flows, if not properly managed.

To mitigate the risks associated with the fluctuations in the market price for agricultural commodities, the Company has a policy that commodities be hedged, when possible, through the use of purchase and sales contracts. The Company may employ derivative commodity instruments (primarily futures and options) for the purpose of managing its exposure to commodity price risk, however, they are not used for speculative or trading purposes. The Company’s actual exposure to these price risks is constantly changing as the Company’s inventories and commodity contracts change. The effect of a 10% increase in the price of various commodities traded would have had an impact of a $1.2 million increase in net loss for FY24, and a $0.7 million increase in net loss for FY23, considering outstanding contracts as at the reporting dates and assuming all other variables remain constant.

Liquidity risk. Liquidity risk is the risk that the Company cannot meet its financial obligations associated with financial liabilities in full. The Company’s main sources of liquidity are its operations its credit facility and other debt financing. The funds are primarily used to finance working capital and capital expenditure requirements and are adequate to meet the Company’s financial obligations associated with financial liabilities. Risk associated with debt financing is mitigated by having negotiating terms over several years and renegotiating terms before they are due.

Interest rate risk. Interest rate risk is the risk that the Company will be unable to finance existing debt with similar terms, as well as potential changes in the future cash flows of financial instruments. The Company’s principal exposure to interest rate risk is with respect to its short-term debt and credit facilities, long-term debt and lease liability, which bear interest at fixed and floating interest rates.

The effect of a 1% increase in interest rates relating to the bank indebtedness, long-term debt and lease liability of the Company would be an increase in interest expense for FY24 of approximately $1.0 million, and $1.7 million for FY23. Exposure to interest rate risk is managed through normal operating and financing activities.

Other risks. Although we perform services for customers located in a number of jurisdictions, we have not experienced any material difficulties in receiving funds remitted from foreign countries. However, new or modified exchange control restrictions could have an adverse effect on our ability to repatriate cash to fund our operations and make principal and interest payments, when necessary.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of July 18, 2024, concerning the persons who serve as executive officers and directors or New Above Food.

Name	Age	Position
Executive Officers
Lionel Kambeitz	71	Chief Executive Officer and Executive Chairman
Jason Zhao	41	Executive Vice President, Chief Financial Officer and Director
Tyler West	35	Vice President of Origination and Regenerative Agriculture [of PCFC]
Martin Williams	48	Vice President of Consumer Brands [of AFBI]
Director Nominees
Felipe Gomez Garcia	50	Director
Garth Fredrickson	68	Director
Chief Reginald Bellerose	56	Director
Alberto Ardura González	61	Director
Agustin Tristan Aldave	38	Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Executive Officers and Directors

Lionel Kambeitz — Chief Executive Officer and Executive Chairman

Lionel Kambeitz is a Founder, President, Chief Executive Officer and Executive Chairman of Above Food. He has served as Above Food’s Chief Executive Officer and as a member of the Above Food board of directors (“Above Food Board”) since September 2020. Mr. Kambeitz is also a Founder of KF Kambeitz Farms Inc. and served as the Executive Chairman of the board of directors from January 2013 to January 2023. Mr. Kambeitz has also been a director of HTC Purenergy Inc. since 1996. He is also a director on the board of Kingsland Energy Corp. and has served as a director on the board of directors since 1995. Mr. Kambeitz is also Chairman of the board of Carbon RX Inc. and a director on the board of directors of Delta CleanTech Inc. Mr. Kambeitz has over three-decades of experience in agriculture, manufacturing, energy and process design as well as extensive executive leadership experience in the agriculture industry.

Jason Zhao — Executive Vice President, Chief Financial Officer and Director

Jason Zhao has served as Above Food’s Chief Financial Officer since October 2021. He founded Odyssey Advisory Services Ltd. in January 2021. Mr. Zhao has also been the Chief Executive Officer of ISTDC Canada Inc. since 2008. From April 2018 to January 2021, Mr. Zhao served as Principal of Virtus Group, Chartered Professional Accountants & Business Advisors LLP, the largest independent Chartered Professional Accountant and Business Advisory firm in Saskatchewan, Canada. He is a Chartered Professional Accountant and a Chartered Business Valuator. Mr. Zhao received a Bachelor’s degree in Business from the University of Alberta. Mr. Zhao has over 20 years of experience building and leading finance teams in accounting firms, private equity, and international companies with significant operating scale and complexity.

Martin Williams — Vice President of Consumer Brands

Martin Williams is a Co-Founder of Above Food and the President and Chief Innovation Officer of AFBI, a wholly owned subsidiary of Above Food. He has served as the President and Chief Innovation Officer of AFBI since January 2021. Mr. Williams has been a visiting professor at CEDIM México since December 2018, where he teaches a class on adaptive strategy as part of the Master’s in Business Innovation program. Before founding Above Food, Mr. Williams held various leadership roles at global management consulting firms, such as Fahrenheit 212, which was acquired by Capgemini SE (PA: CAP), and Idea Couture Inc., which was acquired in 2016 by Cognizant Technology Solutions (NASDAQ: CTSH), until July 2019, including Senior Vice President and Global Head of Strategy. Mr. Williams attended OCAD University in Toronto where he studied industrial design with a specialization in applied innovation.

Tyler West — Vice President of Origination and Regenerative Agriculture

Tyler West is a Founder of Above Food and, since 2016, a Founder and President and Chief Executive Officer of Purely Canada Foods Corp. (“PCFC”), now a wholly owned subsidiary of Above Food. He has served as a member of the PCFC board of directors since October 2016 and as a member of the Above Food Board since January 2023 and as President and Chief Executive Officer of PCFC since October 2017. Mr. West received a Bachelor of Science degree in Agricultural Business and Management at the University of Missouri-Columbia.

Felipe Gomez Garcia — Director

Felipe Gomez Garcia has spent the last 27 years of his career with Grupo Industrial Vida S.A. de C.V. (“Grupo Vida”), where he has served as a Member of the board of directors and Chief Executive Officer since January 2017. Grupo Vida, the largest oat milling company in Latin America, has its headquarters in México and also has operations in Canada and Chile. He has been President of the Food Industry Chamber in the State of Jalisco, Mexico; VP of the Confederation of Industrial Chambers in Mexico; and Member of the board of directors of Food Bank in Guadalajara among other positions dedicated to support the most needed communities in Jalisco and Mexico. Mr. Gomez has extensive executive leadership experience and experience serving on various boards of directors for companies in the agriculture industry.

Garth Fredrickson — Director

Garth Fredrickson is an industrial and commercial property developer and a recognized business builder. Mr. Fredrickson has worked at Bison Properties Limited since 1990 as a co-owner and its Vice President. He has also been the President and Owner of Friona Development & Consulting Ltd since 1982. He serves on the board of directors for various private companies, including Atlantis Research Labs, where he has served since January 2015, Pure Jet, Inc., where he has served since June 2019, Bison Properties Limited, where he has served since 1997, and Friona Development & Consulting Ltd, where he has served since 1982. He also served on the Board of Governors of the University of Regina from 1998 to 2004, and as the Chairman of the Board of Governors during that period. Mr. Fredrickson received a Bachelor of Arts degree from the University of Regina in 1979.

Alberto Ardura González — Director

Alberto Ardura González served as Bite’s Chief Executive Officer from Bite’s inception and served on the Bite board of directors (“Bite Board”), and has served as the Chairman of the Bite Board since December 31, 2022, through the Closing of the Business Combination. He has more than 35 years of experience in the financial industry and has advised numerous companies on M&A transactions and on structuring and underwriting public and private issuances of equity and debt. From 2002 to 2009, Mr. Ardura was the Chief Country Manager and Head of Fixed Income Currencies and Commodities at Merrill Lynch Mexico, S.A. de C.V., the leading investment bank in Mexico at the time. In 2009, Mr. Ardura joined Deutsche Bank, A.G. in New York City as Head of Latin America Capital Markets and Treasury Solutions, advising over 350 clients in raising several hundred billion dollars in debt and equity financing in the public and private markets, as well as advising several clients in restructurings transactions. During such time, Mr. Ardura was also responsible for Deutsche Bank’s local operations in Brazil, Mexico, Chile, Perú and Argentina, and was a member of Deutsche Bank’s Global Emerging Markets Committee, Latin America Investment Committee, and Americas Investment Banking Executive Committee. He was later appointed as Vice Chairman of Corporate Finance for Latin America. From 2017 to 2019, he was a Managing Director leading the Latin America Investment Banking and Client Coverage division at Nomura Securities, Inc. In 2019, Mr. Ardura founded his own advisory firm, Pier A Capital Solutions, Inc., focusing on M&A and private debt and equity financing transactions for clients across Latin America. Mr. Ardura has served on several boards of directors including Banca Promex, S.A. de C.V., Valores Finamex, S.A. de C.V. Merrill Lynch México, and Casa de Bolsa, S.A. de C.V. He currently serves as an independent board member of HSBC México, S.A., the banking subsidiary of Grupo HSBC, and also serves on the boards of its insurance, broker dealer and asset manager subsidiaries. Mr. Ardura is also an independent board member of Dimex Capital, SA deCV and FinMédica, S.A, and is also a board member of Eric Kayser México, S.A.P.I. de C.V. Mr. González has over three-decades of experience in the financial industry as well as his extensive executive leadership experience and board service positions.

Chief Reginald Bellerose — Director

Chief Reginald Bellerose is a political leader and business leader. Mr. Bellerose has served as a director and a member of the Audit & Finance Committees of Encanto Potash Corp. since 2020 and 2022, respectively. Mr. Bellerose is also a director at five private companies, including Carbon RX Inc., where he has served since November 2022, Atamipek, where he has served since December 2018, 102005647 Saskatchewan Ltd, where he has served since January 2017, KDM Business Development Corp., where he has served since 2009, and Saskatchewan Indian Gaming Authority, where he has served as the Chairman of the board since February 2008. Mr. Bellerose has served as the President of both Muskowekwan Resources Ltd. since 2010 and of KDM Business Development Corp. since 2009. He served for 17 consecutive years, until 2021, as Chief of Muskowekwan First Nation. Mr. Bellerose holds a Master’s Certificate in Project Management from the University of Saskatchewan and a Bachelor of Arts in History and Political Science from Concordia University in Edmonton. Mr. Bellerose has served in various leadership positions in politics, business and has extensive board service positions.

Agustin Tristan Aldave — Director

Agustin Tristan Aldave is a consultant for an array of companies in the financial industry and develops restaurants, franchises, ready-to-eat and ready-to-drink products, including developing a bottling company, as well as a food delivery platform to take healthy food and beverages to industrial areas. Mr. Tristan has served as a director and the CEO at the Agrinam Acquisition Corporation since August 2021. Further, Mr. Tristan also serves as a director and the CEO of two private companies, including Lexington Capital, S.A.P.I. de C.V. (“Lexington”), where he has served since April 2017, and Demeter Capital, S.A.P.I. de C.V., where he has served since August 2016. Mr. Tristan received a Bachelor of Science in Industrial Engineering in 2008 from the University of Alabama and a Master of Business Administration from the same university in 2010. Mr. Tristan has extensive experience serving on various boards, working on food product development and consulting in the financial and manufacturing industries.

Corporate Governance

New Above Food’s Common Shares and Company Warrants are currently listed on Nasdaq under the symbols “ABVE” and “ABVE.W,” respectively. As of the Closing, New Above Food is subject to the Nasdaq corporate governance requirements and exchange listing rules (the “Nasdaq Listing Rules”) on an ongoing basis.

The Canadian Securities Administrators (the “CSA”) have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommendations respecting reporting issuer corporate governance, including the CSA’s recommendations on the composition of a company’s board of directors (or similar body for a non-corporate entity), director independence, board mandates and position descriptions for the board chair, committee chairs, and the Chief Executive Officer, orientation and continuing education, written codes of conduct or ethics, nomination of directors, compensation and regulator board assessments.

New Above Food recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, has adopted, certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines.

The disclosure set out below includes disclosure required by NI 58-101 describing New Above Food’s anticipated approach to corporate governance in relation to the Corporate Governance Guidelines and the Nasdaq Listing Rules.

Election and Appointment of Directors

Under the New Above Food Articles, the New Above Food Board shall consist of a minimum of 1 and a maximum of 15 directors. Under the provisions of the ABCA if New Above Food is a “reporting issuer” in any jurisdiction of Canada the New Above Food Board shall not have less than 3 directors.

Unless otherwise required by the ABCA or the New Above Food Articles, at all meetings of shareholders, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote.

A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.

Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Director Independence

The New Above Food Board has determined that each of Felipe Gomez Garcia, Garth Frederickson, Chief Reginald Bellerose, Alberto Ardura González and Agustin Tristan Aldave qualify as “independent directors”, as defined under the rules of Nasdaq and NI 58-101 and the New Above Food Board consists of a majority of “independent directors”, as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the New Above Food Board is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Committees of the New Above Food Board of Directors

As of the Closing of the Business Combination, New Above Food Board established three standing committees: an audit and risk committee, nominating committee and a compensation committee. The written charter for each of the New Above Food Board Committees is posted on our website at https://abovefood.com/investors/.

Audit and Risk Committee

We have established an audit and risk committee comprised of Garth Frederickson, Alberto Ardura González and Agustin Tristan Aldave, with Alberto Ardura González serving as chairperson, each of whom meet the independence requirements set forth in Rule 10A-3 under the Exchange Act and applicable Nasdaq Listing Rules. Each member of the audit committee is financially literate, and the New Above Food Board has determined that Alberto Ardura González qualifies as the “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K and qualifies as an “audit committee financial expert”, as such term is defined in the rules of the SEC and applicable Nasdaq Listing Rules.

The audit and risk committee is, among other things, directly responsible for the appointment, compensation, retention and oversight of the work of New Above Food’s independent auditor including overseeing the qualifications and independence of our outside auditor, overseeing management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), overseeing the integrity of our financial statements, overseeing the performance of the internal audit functions, preparing certain reports required by the rules and regulations of the SEC, reviewing the results and scope of the audit and other accounting related services, and overseeing New Above Food’s compliance with legal and regulatory requirements.

Compensation Committee

We have established a compensation committee comprised of Garth Frederickson and Agustin Tristan Aldave, with Agustin Tristan Aldave serving as chairperson, each of whom meet the independence requirements set forth in Rule 10C-1 under the Exchange Act and applicable Nasdaq Listing Rules.

The compensation committee is, among other things, directly responsible for reviewing and approving, or recommending to the New Above Food Board for approval, compensation of the Chief Executive Officer and other executive officers, making recommendations to the New Above Food Board with respect to director compensation, overseeing the succession planning process, overseeing the administration of New Above Food’s incentive compensation plans, and preparing any report on executive compensation required by the rules and regulations of the SEC.

Nominating and Governance Committee

We have established a nominating and governance committee comprised of Chief Reginald Bellerose and Felipe Gomez Garcia, with Chief Reginald Bellerose serving as chairperson.

The nominating and governance committee is, among other things, directly responsible for overseeing the selection of persons to be nominated to serve on the New Above Food Board, making recommendations to the New Above Food Board with respect to committee members and chairs, annually evaluating the committees, and overseeing and developing New Above Food’s corporate governance practices.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at www.abovefood.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

B. Compensation

Compensation of New Above Food’s Directors and Executive Officers

Above Food

Historical Compensation of Above Food’s Directors

During the 12-month period ending January 31, 2024 (the “Compensation Year”), the Above Food Board consisted of four members: Messrs. Lionel Kambeitz (President, CEO and Executive Chairman), Donato Sferra (Executive Vice-President and Chief Corporate Development Officer), Wayne Bernakevitch (Independent Director) and Tyler West (President and CEO of PCFC, a wholly owned subsidiary of Above Food). Messrs. Kambeitz, Sferra and West receive compensation in connection with their employment, as described below, and also receive additional director’s fees as described in this section for their services on the Above Food Board.

There was no director retainer fee or other annual fee for the Compensation Year. Each Director attending an Above Food board or committee meeting was eligible to receive a cash meeting fee, with a maximum fee of $500 per day for in person meetings and $250 per day for meetings held by phone. Additionally, Directors are reimbursed for expenses incurred in discharging their responsibilities as Directors of the Corporation.

Historical Compensation of Above Food’s Executive Officers

The table below sets forth information about certain cash compensation awarded to, earned by or paid to the following executive officers of Above Food during the Compensation Year: (i) Mr. Kambeitz, President, Chief Executive Officer and Executive Chairman; (ii) Jason Zhao, Chief Financial Officer; (iii) Mr. Sferra, Executive Vice-President and Chief Corporate Development Officer, (iv) Mr. West, President and Chief Executive Officer of PCFC and (v) Martin Williams, President and Chief Innovation Officer of AFBI. (This table does not include any compensation related to director meetings, which are described above under “Historical Compensation of Above Food’s Directors” or compensation granted in the form of equity awards, which are described below under “Equity Compensation”.) Our executive officers may also

Historical Compensation of Above Food’s Executive Officers

The table below sets forth information about certain cash compensation awarded to, earned by or paid to the following executive officers of Above Food during the Compensation Year: (i) Mr. Kambeitz, President, Chief Executive Officer and Executive Chairman; (ii) Jason Zhao, Chief Financial Officer; (iii) Mr. Sferra, Executive Vice-President and Chief Corporate Development Officer, (iv) Mr. West, President and Chief Executive Officer of PCFC and (v) Martin Williams, President and Chief Innovation Officer of AFBI. (This table does not include any compensation related to director meetings, which are described above under “Historical Compensation of Above Food’s Directors” or compensation granted in the form of equity awards, which are described below under “Equity Compensation”.) Our executive officers may also participate in the health and welfare and retirement benefits provided to employees of Above Food. Employer-paid amounts under these broad-based health and welfare plans and retirement plans are not included in the totals in the table below.

Name and Principal Position	FY Year	Base Compensation($)(1)	Bonus ($)(2)	Total ($)
Lionel Kambeitz, President, CEO and Executive Chairman and Director	2024	200,000	—	200,000
Jason Zhao, Chief Financial Officer	2024	275,000	—	275,000
Donato Sferra, Executive Vice-President and Chief Corporate Development Officer and Director	2024	200,000	—	200,000
Tyler West, President and CEO of PCFC and Director	2024	275,000	—	275,000
Martin Williams, President and Chief Innovation Officer of AFBI	2024	275,000		275,000

(1)	“Base Compensation” represents the actual base compensation amounts paid to executive officers in the Compensation Year in CAD.

(2)	“Bonus” represents the actual cash bonus paid to executive officers for the Compensation Year in U.S. Dollars.

Executive Officer Agreements

In connection with the closing of the Business Combination, Above Food assigned its existing employment and consulting agreements with the executive officers of New Above Food to New Above Food.  Information regarding these agreements is set forth below.

Employment Agreements

Effective as of February 1, 2021, each of Mssrs. Kambeitz and Sferra entered into an executive employment agreement with Above Food covering the terms and conditions of his employment. Pursuant to these employment agreements, if terminated by us without “cause” or upon resigning for “good reason,” the executive would be entitled to receive a combination of notice or severance pay in lieu of notice equal to 36 months, which severance pay will include the applicable base salary and bonus for the period, with any bonus based on the average bonus paid to the executive over the prior three years. Additionally, the executive would receive immediate vesting of any unvested options and restricted share units upon such a termination. The employment agreements contain customary confidentiality provisions as well as customer non-solicitation covenants for six months post-termination. Mr. Williams is engaged as a contractor and has entered into an engagement agreement providing for (i) a flat fee in exchange for his services and (iii) severance pay equal to 12 months of Mr. Williams’ monthly service fee, and including customary confidentiality and conflicts of interest provisions.

New Above Food expects that it may enter into new employment or other agreements to supersede and replace such existing agreements, although the precise terms and conditions of such agreements have not yet been determined.

Equity Compensation

Prior to the Business Combination, Above Food made grants of share options under the Above Food Option Plan and restricted share units under the Above Food RSU Plan to its executive officers.  The Above Food Board determined the terms and conditions attached to outstanding awards under these plans, which have been assumed by New Above Food in connection with the Business Combination. As a result of the Share Exchange, all of Above Food’s options, restricted share units and warrants that were outstanding immediately prior to the Share Exchange converted, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares. See “Principal Shareholders” below for the potential ownership of New Above Food Common Shares by our executive officers and directors based on their outstanding New Above Food Options.

Options	500,000	Feb. 19, 2021	$2.00	Feb 19, 2026

New Above Food Equity Incentive Plan

New Above Food adopted the Above Food Ingredients Inc. 2024 Incentive Award Plan (the “2024 Incentive Award Plan”) on June 28, 2024, which became immediately effective upon the consummation of the Business Combination. The 2024 Incentive Award Plan initially reserved up to 5,531,914 Common Shares for issuance pursuant to awards that may be granted under the 2024 Incentive Award Plan, which amount is subject to adjustment and an annual increase as set forth under the terms of the 2024 Incentive Award Plan.  No awards have yet been granted under the 2024 Incentive Award Plan.

The New Above Food Equity Incentive Plan to facilitate the grant of equity incentive awards to directors, employees (including executive officers) and consultants of New Above Food and certain of its affiliates and to enable New Above Food to obtain and retain the services of these individuals, which is essential to New Above Food’s long-term success. The New Above Food Equity Incentive Plan was effective immediately following the Closing. The New Above Food Equity Incentive Plan is subject to applicable Laws and stock exchange rules.

The following summarizes the material terms of the New Above Food Equity Incentive Plan:

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the New Above Food Equity Incentive Plan.

The New Above Food Equity Incentive Plan provides that it is administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the New Above Food Equity Incentive Plan, Section 16 of the Exchange Act (to the extent applicable), stock exchange rules and other applicable laws. Following the closing of the Business Combination, we expect the compensation committee of the our board of directors to be appointed by our board to administer the New Above Food Equity Incentive Plan.

The plan administrator has the authority to take all actions and make all determinations under the New Above Food Equity Incentive Plan, to interpret the New Above Food Equity Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the New Above Food Equity Incentive Plan as it deems advisable. The plan administrator also has the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the New Above Food Equity Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the New Above Food Equity Incentive Plan.

Shares Available for Awards

The aggregate number of New Above Food Common Shares that are available for issuance under the New Above Food Equity Incentive Plan is equal to (i) 5,531,914 Common Shares and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2025, equal to the lesser of (A) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the New Above Food Equity Incentive Plan is 27,659,567.

If an award under the New Above Food Equity Incentive Plan, the Above Food Option Plan or the Above Food RSU Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the New Above Food Equity Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the New Above Food Equity Incentive Plan, the Above Food Option Plan or the Above Food RSU Plan will not reduce the shares available for grant under the New Above Food Equity Incentive Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the New Above Food Equity Incentive Plan.

Awards granted under the New Above Food Equity Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the New Above Food Equity Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

Awards

The New Above Food Equity Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the New Above Food Equity Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the New Above Food Equity Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in New Above Food Common Shares, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•         Stock Options and SARs. Stock options provide for the purchase of New Above Food Common Shares in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•         Restricted Stock. Restricted stock is an award of non-transferable New Above Food Common Shares that are subject to certain vesting conditions and other restrictions.

•         RSUs. RSUs are contractual promises to deliver New Above Food Common Shares in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on New Above Food Common Shares prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the New Above Food Equity Incentive Plan.

•         Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested New Above Food Common Shares and other awards valued wholly or partially by referring to, or otherwise based on, New Above Food Common Shares. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•         Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on New Above Food Common Shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the New Above Food Equity Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the New Above Food Common Shares, such as stock dividends (other than ordinary cash dividends), stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the New Above Food Equity Incentive Plan and outstanding awards.

Plan Amendment and Termination

Our board of directors may amend or terminate the New Above Food Equity Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the New Above Food Equity Incentive Plan, may materially and adversely affect an award outstanding under the New Above Food Equity Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The New Above Food Equity Incentive Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the New Above Food Equity Incentive Plan or the date of the approval of the New Above Food Equity Incentive Plan by the stockholders, unless earlier terminated. No awards may be granted under the New Above Food Equity Incentive Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the New Above Food Equity Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the New Above Food Equity Incentive Plan, the plan administrator may, in its discretion, accept cash or check, New Above Food Common Shares that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

For more information about the holdings of directors and executive officers following consummation of the Business Combination including the number of New Above Food Common Shares held by each individual, see the section entitled “Principal Stockholders.”

Indemnification

The Amended and Restated By-Law No. 1 of New Above Food provides for the indemnification of the executive officers and directors of New Above Food on the terms set forth therein and expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and its directors, executive officers, and other persons with respect to indemnification and advancement of expenses. New Above Food has entered into indemnification agreements with all of its current directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

New Above Food and Above Food Related Person Transactions

Director and Executive Officer Relationships

Lionel Kambeitz, Martin Williams, Tyler West and Donato Sferra (collectively, the “founders”) are co-founders of Above Food. Collectively, the founders, own 6,502,608 Common Shares, which represents approximately 22.8% of the outstanding ownership interests in the Company.

Mr. Kambeitz’ son, Jordan Kambeitz (“Son”), owns 76% of Northrange Capital Corp. (“Northrange”), and Mr. Kambeitz’ wife, Gailene Kambeitz (“Wife”), owns 24% of Northrange. Northrange owns 100% of the voting shares of Agri. Son is also the sole director and officer of Agri. Agri owns 16.6% of the outstanding ownership interests in Above Food. Prior to February 2, 2023, Mr. Kambeitz was a shareholder of Agri and held 50% of the Agri voting ownership interests.

Agri owns 100% of the outstanding ownership interests of KF Farms. Wife and Son collectively control 100% of KF Farms’ outstanding ownership interests indirectly through their ownership of Agri.

Agri owns 83.5% of the outstanding ownership interests of Purely Canada Terminal Corp (“PCTC”). Wife and Son collectively own 83.5% of PCTC’s outstanding ownership interests indirectly through their ownership of Agri. Mr. West owns the remaining 16.5% of PCTC’s outstanding ownership interests. Son, Mr. Kambeitz and Mr. West are directors of PCTC.

Agri owns 96.9% of the outstanding ownership interests of Port LaJord Terminal Corp. (“PLTC”). Wife and Son collectively own 96.9% of PLTC’s outstanding ownership interests indirectly through their ownership of Agri. The remaining 3.1% of PLTC’s outstanding ownership interests is owned by 102047601 Saskatchewan Ltd., which in turn is owned 60% by an unrelated family trust, and 40% by a company, wholly owned and controlled by Mr. Kambeitz’s son-in-law, Jason Maher. Son, Mr. Kambeitz and Mr. West are directors of PLTC. KF Homestead Agriculture Inc. (formerly KF Homestead Properties Inc.) is a wholly owned subsidiary of PLTC. Son and Mr. Kambeitz are directors of KF Homestead Agriculture Inc.

Son indirectly owns 25% of the voting shares of KF Capital Corp. (“KF Capital”) through his ownership interest in Northrange and is KF Capital’s sole director and officer. Other close family members of Lionel Kambeitz own all of the remaining voting shares of KF Capital.

Above Food USA Corp., Above Food Ingredients Corp. (USA) (“AFI USA”), FDO, AFBI, PCFC, Wood & Water, AF USA, NorQuin, Above Regenerative Agriculture Corp. (formerly known as Above Food Ventures Inc.), Discovery Seed Labs Ltd., Discovery Earth Sciences Inc. (formerly known as Above ERTH Sciences Inc.), Brotalia, S.L., 102195107 Saskatchewan Ltd. and ANF are wholly owned subsidiaries of Above Food.

PCKI and PCLC are wholly owned subsidiaries of PCFC, and Discovery Regenerative AgroScience Corp. is a wholly owned subsidiary of AFI USA, and thus Above Food owns 100% of their membership interests indirectly.

All About Healthy Foods Holdings, LLC (“AAHF”) is a wholly owned subsidiary of AFT Holdings Inc., which previously also owned ANF. AAHF owns approximately 88% of ANF Holdco, LLC (“ANF Holdco”).

Administrative and Operating Agreements

On April 17, 2019, PLTC entered into a Grain Storage, Handling and Purchase Agreement with PCFC (formerly known as PureWest Commodities Inc.), pursuant to which PLTC stores, handles, transfers and outturns grain for and based on the instruction of PCFC and any subsequent third-party purchaser of the grain. PLTC also samples, provides quality testing services and classifies grain into available grades. PLTC has storage and load rail or road transport, in accordance with Canada Grain Commission standards. PLTC obtains legal ownership of the grain upon delivery. PCFC retains contractual rights to profit, funds and advantages accruing to or arising directly or indirectly in respect of the grain. PCFC retains control over final sale and payout of the excess amount of funds after raking off service fees, as set out in the agreement.

Pursuant to a Management Services Agreement between AAHF and ANF, AAHF furnishes management and other services to ANF for consideration of $200,000 annually. Additionally, ANF issued a promissory note in favor of AFT Holdings Inc., dated as of October 1, 2019, in the amount of $2,000,000. Pursuant to a letter agreement between ANF Holdco, ANF, AF USA and Above Food, ANF Holdco maintains all voting, distribution and other rights associated with the pledged membership interest until the final closing of that transaction, which is currently being negotiated.

As of January 31, 2024, and January 31, 2023, PCFC owed Agri $178,500 on its non-interest bearing shareholder loan for which there is no set repayment term.

Pursuant to an Engagement Agreement between AFBI and Recipe For Tomorrow Inc. (“RFT”), dated as of February 1, 2021, RFT provided consulting services to AFBI for 12 months for consideration of $200,000, plus applicable taxes, payable in cash. Mr. Williams is the founder and managing partner of RFT.

Pursuant to an Engagement Agreement between Above Food and RFT, dated as of February 1, 2022, RFT provided consulting services to Above Food for 12 months for consideration of $200,000, plus applicable taxes, payable in cash, with the term to renew automatically for 12-month periods. On October 18, 2022, the Above Food Board approved an increase to the consideration payable to RFT to $275,000 annually, effective on November 1, 2022 (the “2022 RFT Engagement Agreement”). On September 1, 2023, Above Food and RFT entered into an Amended Engagement Agreement pursuant to which the 2022 RFT Engagement Agreement was amended to include a termination payment, payable to RFT in cash, in an amount equal to $275,000, if the 2022 RFT Engagement Agreement is terminated by Above Food at any time, without cause. This agreement remains in effect.

Intercompany Transactions, Accounts Payable and Accounts Receivable

During the fiscal years ended January 31, 2024, and January 31, 2023, KF Farms provided grain handling services and commodities to PCFC for $12,879,861 and $19,224,028, respectively. As security for this indebtedness, KF Farms has registered general security against certain Above Food subsidiaries’ assets.

As of January 31, 2024 and January 31, 2023, PCFC had an account payable to KF Farms of $5,907,681 and $8,302,016, respectively, for commodity purchases, rent, general and administrative expenses and advertising.

KF Farms purchased commodities from PCFC during the fiscal year ended January 31, 2024 and January 31, 2023, for $689,283 and $271,170, respectively. As of January 31, 2024 and January 31, 2023, PCFC had amounts receivable of $nil and $159,960, respectively, from KF Farms, which has no set repayment term on the amount due from KF Farms.

As of January 31, 2024 and January 31, 2023, PCFC had an account payable to PCTC of $459,152.81 and $nil, respectively, for rent and general and administrative services.

As of January 31, 2024 and January 31, 2023, PCFC had an account receivable from AFBI of $11,315,598.68 and $5,283,387.97, respectively, for commodity purchases and general and administrative services.

In 2021, PCFC returned inventory previously purchased from KF Hemp Corp. (“KF Hemp”) in the amount of $159,960. As of January 31, 2024 and January 31, 2023, PCFC had outstanding accounts receivable of $159,960 from KF Hemp. KF Hemp is a wholly owned subsidiary of HTC Purenergy Inc. Mr. Kambeitz was the Chief Executive Officer and Chairman of the Board of HTC Purenergy Inc. until July 17, 2023 and remains on the board of directors. There is no set repayment terms on the amount due from KF Hemp.

Leases and Subleases

Pursuant to an Agreement for Lease, dated June 30, 2020, as amended on February 1, 2022, as further amended on December 12, 2022, and as further amended on April 14, 2023, Agri leased approximately 25 acres of land, at NE 08-15-16 W2 in the RM of Lajord No. 128 in the Province of Saskatchewan (the “Lands”), to PCTC (the “PCTC Lease”). Pursuant to the PCTC Lease, PCTC leased the Lands and a grain terminal, owned by PCTC to PCFC for an amount equal to the monthly mortgage payments, interest, utilities and property taxes in the aggregate of approximately $252,500 per month. Pursuant to the PCTC Lease, PCTC leased land at Blk/Par A Plan No 102401840 and the grain terminal to PCFC for consideration equal to the monthly mortgage payments, interest, utilities and property taxes in the aggregate of approximately $252,500 per month. Pursuant to an Amended and Restated Purchase and Sale Agreement, dated February 1, 2022 and as amended on December 12, 2022, Kambeitz Agri Inc. transferred all right, title and interest in the Lands to PCTC in the PCTC Sale. PCTC and PCFC further amended and restated the PCTC Lease on June 3, 2023 to clarify the terms of the PCTC Lease to reflect the PCTC Sale.

Pursuant to a Lease agreement, dated April 1, 2019, between Agri and PCFC, PCFC leased office space at NE-Sec 8-Twp 15-Rge 16 near Lajord Saskatchewan for consideration of $5,197.50 per month until April 1, 2023. Pursuant to a Lease Agreement by and among PCFC and PCTC, dated April 1, 2023, PCFC leases office space at 1 Railway Avenue, Lajord, SK, from PCTC for consideration of $4,106.67 per month.

Pursuant to an Agreement to Lease by and between Above Food and KF Capital, dated as of January 15, 2023, Above Food leases an executive suite at #001-2305 Victoria Avenue, Regina, Saskatchewan for consideration of $6,439.18 per month, inclusive of GST.

Pursuant to an Agreement to Lease by and between Above Food and KF Capital, dated as of December 1, 2022, Above Food leases an executive suite at Unit #101, 2305 Victoria Avenue, Regina, Saskatchewan for consideration of $33,500 annually, plus GST.

Pursuant to an Agreement to Sub-Lease, dated January 29, 2021, between Above Food Inc. (now AFBI) and Hillcrest Merchant Partners Inc., AFBI leased office space at 4 King Street West, Toronto, Ontario for consideration of $5,085 per month until January 31, 2023.

Matrix Equities Inc. (“Matrix”) and NorQuin entered into a Lease Agreement, dated June 12, 2017, pursuant to which NorQuin leased premises in Saskatoon, Saskatchewan, Canada from Matrix for an initial term of six years. Under this lease, NorQuin agreed to pay to Matrix $255,780 in annual base rent. The parties changed the premises rented under the lease by executing the Amendment of Lease to the Lease Agreement, dated January 13, 2021. The parties renewed the lease for a period of 10 years commencing on October 1, 2023 by executing the Renewal of Lease to the Lease Agreement, dated October 17, 2022.

1057041 Ontario Inc. (“1057041 Ontario”) and Wood & Water entered into an Industrial Lease (Multi-Tenant), dated October 17, 2019, pursuant to which Wood & Water leased premises in Toronto, Ontario, Canada from 1057041 Ontario for an initial term of three years. Under this lease, Wood & Water agreed to pay to 1057041 Ontario an annual sum of $23,640 for the first two years and an annual sum of $25,610 for the third year. The parties changed the premises rented under the lease by executing the First Amending Lease Agreement to the Industrial Lease, dated September 30, 2021. The parties renewed the least for an additional three years commencing on December 1, 2022 by executing the Second Amending Lease Agreement to the Industrial Lease, dated November 30, 2022.

The Company holds a revolving credit loan, via PCF, with the Royal Bank of Canada (“RBC”) with a limit of $50,000,000 (January 31, 2022 — $44,000,000) and a term that matures July 2024. Subsequent to January 31, 2023, the limit has been reduced to $37,500,000. The interest rate on the loan is Royal Bank Prime rate plus 0.25% (January 31, 2022 — 0.25%) per annum and secured by inventory and accounts receivable. This revolving credit loan is secured by the present and future assets of PCF, Purely Canada Kindersley Inc. (“PCKI”) and Purely Canada Land Corp. (“PCLC”), with RBC having priority over inventory and accounts receivables, with secondary priority over other assets

Licensing and Trademark Agreements

Pursuant to a Licensing Agreement between Above Food and KF Farms, effective January 20, 2021, KF Farms grants to Above Food a non-exclusive, sub-licensable, royalty-free, perpetual license to use and develop all current and arising proprietary intellectual property rights, including trade-secrets and information regarding IPElite™ ingredient certification platform, and IPElite™ growing protocols, including, but not limited to, trait identification, custom genetics, plant nutrition, chain of custody, carbon sequestration, regenerative practices, cultivation and crop protection and proprietary customized farm equipment implements and attachments that have been developed and discovered by the KF Farms. All intellectual property pertaining to hemp and cannabis are explicitly excluded. This licensing agreement is perpetual, subject to certain termination rights.

Related Party Loans

Pursuant to the third tranche of the Membership Interest Purchase and Option Agreement whereby Above acquired the remaining membership interest in ANF in order to bring Above Food’s membership to 100%, Above Food owes ANF Holdco the holdback amount of $2,883,347.

In addition, AF USA issued a Promissory Note in favor of ANF Holdco, dated as of January 20, 2023, in the amount of US $16,000,000 for the purchase of membership interests. This Promissory Note was settled at the Closing of the Business Combination by the issuance of 1,604,253 New Above Food Common Shares.

ANF issued a Promissory Note in favor of Above Food, dated as of September 8, 2021, in the principal amount of US $1,000,000 pursuant the purchase of membership interests in a certain Membership Interest Purchase and Option Agreement. As of January 31, 2024, ANF owed Above Food US $500,000, bearing interest at 7%..

Agri issued a shareholder loan in favor of PCFC for $184,000, with the funds to be used for general corporate purposes. As of September 1, 2023, PCFC owed Agri $178,500 on the non-interest-bearing note.

Pursuant to a loan agreement dated July 23, 2020, between Business Development Bank (“BDC”) and PCTC, BDC loaned PCTC $24,200,000 for the construction and completion of a grain terminal. PCFC granted a guarantee and a security interest in all its assets in favour of BDC as security for repayment of the loan to BDC.

NorQuin issued a promissory note in favor of Ingredion Incorporated in an amount of US $3,000,000, dated May 16, 2022 (the “NorQuin Note”), pursuant to a demand note issued on April 15, 2020. Above Food guaranteed the payment of the NorQuin Note.

Pursuant to an Amended and Restated Loan Agreement dated July 23, 2021, as amended, between RBC and PCFC (formerly known as PureWest Commodities Inc.), in which RBC loaned US $42,500,000 to PCFC. AFBI, Above Food, PCKI and PCLC each provided a guarantee and security interest in, hypothec on and lien upon all of each of AFBI, Above Food, PCKI and PCLC’s personal property and assets, tangible or intangible, whether then owned or thereafter acquired.

Pursuant to a commitment letter, dated July 13, 2022, between Scotiabank and PCFC, Scotiabank agreed to provide a revolving credit facility, in the amount of $11,000,000, to PCFC. Above Food, PCKI and PCLC provided unlimited guarantees, (and in the case of Above Food, with appropriate subordination and postponement), and PCKI and PCLC provided general security over all of their present and after-acquired personal property.

Pursuant to a convertible subordinated loan agreement, dated December 29, 2022, among Above Food, Lexington Capital, S.A.P.I. DE C.V., Smart Dine, LLC and Grupo Vida Canada Ltd. (collectively referred to as the “Lenders”), the Lenders agreed to lend Above Food up to an aggregate of US $20,000,000 in three separate tranches. This loan was secured by a security interest in the assets of PCFC and a guarantee provided by AF USA, in favor of Lexington Capital, S.A.P.I. DE C.V.

Pursuant to a Canadian Grain Commission License Agreement between the CGC and PCFC, dated September 1, 2022, (a) Mr. Kambeitz, Mr. West, AFBI, Above Food, Above Regenerative Agriculture Ltd., Discovery Earth Sciences Inc., FDO, NorQuin, PCFC, PCKI, PCLC, and Wood & Water provided unlimited liability guarantees to Trisura Guarantee Insurance Company under a bond agreement (“Trisura Bond Agreement”) in consideration for certain surety bonds, (b) Above Food agreed to indemnify Mr. Kambeitz in an indemnity agreement, dated November 23, 2022, and amended March 29, 2023 for certain liabilities and indemnities with respect to the Trisura Bond Agreement, (c) Above Food agreed to indemnify Mr. West in an indemnity agreement dated March 29, 2023, for certain liabilities and indemnities with respect to the Trisura Bond Agreement; (d) Above Food granted to Mr. Kambeitz, through a General Security Agreement, dated March 29, 2023 and released April 28, 2023, certain security interests in Above Food’s present and after-acquired property and any proceeds thereof and (e) Above Food granted to Mr. West, through a General Security Agreement, dated March 29, 2023 and released April 28, 2023, certain security interests in Above Food’s present and after-acquired property and any proceeds thereof. As KF Farms is a supplier of grain to PCFC, PCFC, AFI USA and Discovery USA have provided general security over all of their present and after-acquired personal property in favor of KF Farms.

Pursuant to a Master Revolving Note, dated August 30, 2022, Comerica granted ANF a US $5,000,000 revolving line of credit. James Douglas Hines, the chairman of ANF, provided an unlimited guarantee for the repayment of the line of credit.

Pursuant to a Commitment Letter, dated March 18, 2022, as amended on May 30, 2022 and restated on July 13, 2022, and further restated with additional parties, on January 26, 2023, among Scotiabank, PCFC, Above Food, and Discovery Seed, Scotiabank loaned $10,968,000 to PCFC (the “PCFC Loan”), $2,250,000 to Above Food (the “Above Food Loan”), $825,000 to Discovery Seed (the “Discovery Seed Loan”). Above Food, PCFC, Discovery Seed, PCKI and PCLC provided general security over all their present and after-acquired personal property, a first charge collateral mortgage in the amount of $15,000,000 over the Avonlea assets and a first charge leasehold mortgage in the amount of $15,000,000 over the Kindersley assets. Assignment of all contracts relating to the Kindersley and Avonlea facilities and Discovery Seed operations and facilities were provided in favor of Scotiabank. In addition, unlimited corporate guarantees were provided by PCKI for the PCFC Loan, and from PCLC for the Above Food Loan, in each case with appropriate subordination and postponement agreements. Corporate guarantees were provided by Above Food in support of the Discovery Seed Loan and from PCFC, PCKI and PCLC in support of the Discovery Loan, in each case with appropriate subordination and postponement agreements. Corporate guarantees from PCFC, PCKI and PCLC were provided in a maximum aggregate amount of $2,250,000 and Discovery Seed provided an unlimited corporate guarantee in favor of the Above Food Loan, with appropriate subordination and postponement agreements.

Transactions Related to the Business Combination

Registration Rights Agreement

In connection with the Closing of the Business Combination, certain holders of shares of Bite common stock (including the Sponsor) (collectively, the “Bite Holders”), certain holders of Above Food Securities (collectively, the “Above Food Holders” and, together with the Bite Holders, the “Holders”) and New Above Food will enter into the Registration Rights Agreement, pursuant to which, among other things, New Above Food will agree to provide the Holders with customary registration rights with respect to the New Above Food Common Shares such Holders will receive in connection with the Closing.

The Registration Rights Agreement will supersede that certain Letter Agreement, dated as of February 11, 2021, by and between Bite, the Sponsor and the other Bite Holders. Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement registering the resale of New Above Food Common Shares, including those issuable upon exercise of other New Above Food equity securities, such as the New Above Food Warrants, held by the Holders (the “Registrable Securities”), within 30 calendar days following the Closing Date. The Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering (the “Underwritten Shelf Takedown”) so long as the total offering price is reasonably expected to exceed $50,000,000. The Bite Holders, as a group, may not demand more than one (1) Underwritten Shelf Takedown and the Above Food Holders, as a group, may not demand more than three (3) Underwritten Shelf Takedowns, in each case, in any twelve (12) month period. We also agreed to provide customary “piggyback” registration rights and “block trade” rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the Holders against certain liabilities.

Shareholder Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of Above Food, collectively holding approximately 70% of the total number of outstanding Above Food Common Shares, executed and delivered to Bite a voting and support agreement pursuant to which each such shareholder agreed to, among other things, support and vote in favor of the Business Combination.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Above Food, Bite and the Sponsor executed and delivered to Above Food a voting and support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor (a) agreed to vote the shares of Bite common stock held or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by it as of the date of the Sponsor Support Agreement and any additional shares of Bite common stock and Bite’s preferred stock that it acquired prior to the special meeting of stockholders, in each case, in favor of the Business Combination Agreement and each of the proposals that were be necessary or appropriate in connection with the proposed transactions of the Business Combination and (b) agreed that it would not redeem any shares of Bite common stock held or beneficially owned by the Sponsor in connection with the Proposed Transactions, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Lock-Up Agreements

Above Food and Grupo Empresarial Enhol, S.L. (“Enhol”) entered into Common Share Subscription Agreement (“Enhol Subscription Agreement”), dated June 13, 2024, included in this Registration Statement as Exhibit 10.20, under which Enhol agreed to purchase 2,377,082 Above Food common shares at a price of $2.103419 per share ($10.00 per share of New Above Food Common Shares), which Above Food common shares converted into 500,000 New Above Food Common Shares at closing of the Business Combination, and 50% of Enhol’s shares (250,000 shares) are locked up for 60 days and the remaining 50% of Enhol’s shares (250,000 shares) are locked up for 180 days after the Closing Date, as further described in that certain Lock-Up Agreement, dated June 19, 2024, by and between Above Food and Enhol, included in this Registration Statement as Exhibit 10.23.

Above Food entered into subscription agreements with several investors (“PIPE Subscription Agreements”), under which the investors agreed to purchase 550,000 units of Above Food at a purchase price of $10.00 per unit for a total purchase price of $5,500,000, which units included one Above Food common share and one additional Above Food common share provided from the Sponsor or from treasury (the “Advantage Shares”), which Above Food Common Shares, besides the Advantage Shares, converted into 530,000 New Above Food Common Shares, and 25% of which are locked up for 90 days beginning July 1, 2024. The form of PIPE Subscription Agreement is included in this Registration Statement as Exhibit 10.21.

Above Food, Enhol, and Gonzalo Agorreta Preciado entered into the Shares Sale and Purchase and Exchange Agreement (“Enhol SPA”), dated June 13, 2024, included in this Registration Statement as Exhibit 10.22, under which Above Food agreed that Enhol and Mr. Preciado’s shares under the Enhol SPA would participate in the Share Exchange. The parties agreed that the shares issued pursuant to the Enhol SPA will be locked up for 12 months.

On June 28, 2024, Bite, the Company, Sponsor, Continental and Odyssey Transfer and Trust Company entered into a Stock Escrow Assignment, Assumption and Amendment Agreement, pursuant to which Bite transferred its rights and obligations under that certain Stock Escrow Agreement, dated February 11, 2021, among Bite, Continental Transfer & Trust Company (“Continental”) and certain security holders (the “Stock Escrow Agreement”), to the Company, and the Company assumed and agreed to become responsible for, and to pay, perform or discharge Bite’s obligations thereunder. Under the terms of the Stock Transfer Agreement, subject to certain limited exceptions, the Bite Founder Shares held in the escrow account may not be transferred until the earlier of (i) July 1, 2025 and (ii) the date on which the closing price of New Above Food Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the consummation of the Business Combination.

Other Transfer Restrictions

Pursuant to the terms of the Plan of Arrangement approved by the Court in the Final Order dated June 18, 2024, all New Above Food Common Shares issued to former Above Food shareholders in exchange for their Above Food Common Shares held immediately prior to the effective time of the Plan of Arrangement are subject to certain restrictions on transfer and exceptions, whereby 90% of each such former Above Food shareholder’s New Above Food Common Shares issued under the Plan of Arrangement may not be transferred without the consent of New Above Food, except in certain circumstances, until the earlier of the date that is: (a) (i) the six month anniversary of the effective date of the Plan of Arrangement (the “Effective Date”), or (ii) in the case of certain designated holders, the twelve month anniversary of the Effective Date; (b) such time, if ever, after 150 calendar days after the Effective Date that the volume-weighted average trading price of the New Above Food Common Shares on the national stock exchange on which such security is trading equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the Effective Date; and (c) such date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.

Procedures with Respect to Review and Approval of Related Person Transactions

Our board of directors recognizes the fact that transactions with related parties present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related parties that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our finance team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related parties with respect to potential related party transactions and then determining, based on the facts and circumstances, whether such potential related party transactions do, in fact, constitute related party transactions requiring compliance with the policy. In addition, any potential related party transaction that is proposed to be entered into by the Company must be reported to the Company’s Chief Financial Officer (or his or her designee) by both the related party and the person at the Company responsible for such potential related party transaction.If our finance team determines that a transaction or relationship is a related party transaction requiring compliance with the policy, the Chief Financial Officer (or his or her designee) will be required to present each related party transaction to the audit committee, including all relevant known facts and circumstances relating thereto. The audit committee will be required to review the relevant known facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction arose in the ordinary course of business, and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our organizational documents and Code of Conduct, and either approve or disapprove the related party transaction. If advance audit committee approval of a related party transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairperson of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related party transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related party transaction and will provide a status report at least annually at a regularly scheduled meeting of the audit committee of all then-current related party transactions. No director will be permitted to participate in approval of a related party transaction for which he or she is a related party.

Director and Officer Indemnification

Our bylaws provide for indemnification and advancement of expenses for our directors and officers, subject to certain limited exceptions. We have entered into indemnification agreements with each member of our board of directors and several of our officers.

PRINCIPAL Shareholders

The following table sets forth the beneficial ownership of New Above Food Common Shares following the Business Combination:

(a)              each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding New Above Food Common Shares immediately following the consummation of the Business Combination;

(b)              each of New Above Food’s named executive officer, or director; and

(c)              all executive officers and directors of New Above Food as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of New Above Food Common Shares post-Business Combination is based on 28,532,656 New Above Food Common Shares issued and outstanding, on a non-fully diluted basis, as of July 18, 2024.

Immediately following the consummation of the Business Combination, there were 87 record holders, of which 53 record holders holding approximately 58.9% of New Above Food Common Shares had registered addresses in Canada. These numbers are not representative of the number of beneficial holders of our Common Shares nor are they representative of where such beneficial holders reside, since many of these New Above Food Common Shares are held of record by brokers or other nominees (including one Canadian. nominee company, CDS & Co., which held approximately 14.4% of our outstanding New Above Food Common Shares immediately following the consummation of the Business Combination).

Unless otherwise indicated, New Above Food believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To New Above Food’s knowledge, no New Above Food Common Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each New Above Food director and executive officer is c/o Above Food Ingredients Inc., 2305 Victoria Avenue #001, Regina, Saskatchewan, S4P 0S7.

Name and Address of Beneficial Owners	Number of New Above Food Common Shares	% of total New Above Food Common Shares
Five Percent Holders
Kambeitz Agri Inc.(1)	2,776,515	9.73%
Grupo Empresarial Enhol S.L.	2,104,998	7.38%
ANF Holdco, LLC	1,604,250	5.62%
Smart Dine, LLC(2)	2,524,616	8.78%
Directors and Executive Officers of New Above Food
Lionel Kambeitz(3)	2,600,539	9.08%
Jason Zhao(4)	546,074	1.89%
Martin Williams(5)	513,824	1.78%
Tyler West(6)	2,271,688	7.89%
Garth Frederickson	0	*%
Felipe Gomez Garcia	0	*%
Chief Reginald Bellerose(7)	26,292	*%
Agustin Tristan Aldave(8)	1,145,964	4.00%
Alberto Ardura González(2)	2,524,616	8.78%
All Directors and Executive Officers of New Above Food as a group (9 Individuals)	9,293,997	32.57%

* Less than one percent.

(1)	Includes (i) 2,723,930 New Above Food Common Shares held by Kambeitz Agri Inc. (“Agri”) and (ii) 52,585 New Above Food Common Shares held by KF Kambeitz Farms Inc. (“KF Farms”). Agri’s voting shares are owned by Northrange Capital Corp., a Saskatchewan private business corporation, of which Jordan Kambeitz owns 76% of the equity securities and is the sole director and officer. Gailene Kambeitz owns the remaining 24% of the equity securities of Northrange Capital Corp. KF Farms is owned by Agri. and Jordan Kambeitz is the sole director and officer of Kambeitz Farms Inc. The registered address of Agri and KF Farms is 2-2305 Victoria Ave, Regina, Saskatchewan S4P 0S7, Canada.
(2)	Includes 2,293,616 New Above Food Common Shares held by Smart Dine, LLC and 231,000 Common Shares issuable upon exercise of 231,000 Company Warrants held by Smart Dine, LLC. Smart Dine, LLC is the Sponsor. Alberto Ardura González, a director on our Board, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by the Sponsor and has voting and dispositive control over such securities. Mr. Ardura González disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of Smart Dine, LLC is 720 N. State Street, Chicago, IL 60654.
(3)	Includes (i) 355,274 New Above Food Common Shares held by 10209422 Saskatchewan LTD, (ii) 2,140,095 New Above Food Common Shares held by Lionel Kambeitz and (iii) 105,170 New Above Food Common Shares subject to options exercisable within 60 days of July 18, 2024. 10209422 Saskatchewan LTD is a Saskatchewan private business corporation, of which Mr. Kambeitz owns 100% of the voting shares. Consequently, he may be deemed the beneficial owner of the shares held by 10209422 Saskatchewan LTD and has voting and dispositive control over such securities. Mr. Kambeitz disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(4)	Includes 354,074 New Above Food Common Shares subject to options exercisable within 60 days of July 18, 2024.
(5)	Includes (i) 110,670 New Above Food Common Shares held by The Larder Inc. and (ii) 403,154 New Above Food Common Shares subject to New Above Food options exercisable within 60 days of July 18, 2024. The Larder Inc. is owned by the Bosnar-Williams Family Trust, of which Martin Williams is a trustee. Consequently, he may be deemed the beneficial owner of the shares held by The Larder Inc. and has voting and dispositive control over such securities. Mr. Williams disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(6)	Includes 262,927 New Above Food Common Shares subject to New Above Food options exercisable within 60 days of July 18, 2024.
(7)	Includes 26,292 New Above Food Common Shares subject to New Above Food options exercisable within 60 days of July 18, 2024.
(8)	Includes 1,041,964 New Above Food Common Shares held directly by Lexington Capital, SAPI DE CV and 104,000 New Above Food Common Shares issuable upon exercise of 104,000 Company Warrants held by Lexington Capital, SAPI DE CV. Agustin Tristan Aldave, a director on our Board, is a director and the Chief Executive Officer of Lexington Capital, SAPI DE CV. Consequently, he may be deemed the beneficial owner of the shares held by Lexington Capital, SAPI DE CV and has voting and dispositive control over such securities. Mr. Tristan Aldave disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of Lexington Capital, SAPI DE CV is Insurgentes Sur 64 Piso 10 A1004, Col Juarezm, Del Cuauhtemoc, Ciudad De Mexico 06600, Mexico.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the Common Shares being offered for resale by this prospectus. In addition, this prospectus relates to the offer and sale of up to 350,000 Common Shares issuable upon exercise of the Company Warrants.

The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.

Given the relatively lower purchase prices that certain Selling Securityholders paid to acquire Common Shares, these Selling Securityholders, in some instances, would earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of the Common Shares at the time that such Selling Securityholders choose to sell their Common Shares, at prices where other of our securityholders may not experience a positive rate of return if they were to sell at the same prices. For example, (a) the Above Food Holders hold, in the aggregate, 16,609,981 Common Shares and 2,375,455 Common Shares issuable upon exercise of the Company Legacy Warrants, which were acquired by those Selling Securityholders pursuant to the Business Combination in exchange for securities of Above Food that had been issued to employees, investors and others through private placements, equity award grants and other sales for little or no cash consideration, and (b) the Sponsor and certain other Selling Securityholders hold 2,810,617 Common Shares and 231,000 Common Shares issuable upon exercise of the Company Warrants that they acquired pursuant to the Business Combination in exchange for shares of Bite Common Stock originally issued in a private placement for a purchase price of approximately $0.0058 per share. The last reported sales price of the Common Shares on Nasdaq on July 9, 2024 was $2.33. The Company Legacy Warrants are not listed for trading on Nasdaq or another national exchange. Even though the trading price of the Common Shares is currently significantly below the last reported sales price on the Nasdaq of $12.50 on the Closing Date of the Business Combination, all of such Selling Securityholders may have an incentive to sell their Common Shares because they acquired them in exchange for securities acquired for prices lower, and in some cases significantly lower, than the current trading price of the Common Shares and may profit, in some cases significantly so, even under circumstances in which our public shareholders would experience losses in connection with their investment. Investors who purchase the Common Shares on Nasdaq following the Business Combination are unlikely to experience a similar rate of return on the Common Shares they purchase due to differences in the purchase prices originally paid by the Selling Securityholders and the current trading price that new investors would pay. In addition, sales by the Selling Securityholders may cause the trading prices of our securities to experience a decline. As a result, the Selling Securityholders may effect sales of Common Shares at prices significantly below the current market price, which could cause market prices to decline further. While certain Selling Securityholders may experience a positive rate of return based on the current trading price of our Common Shares, other Selling Securityholders may not.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Unless otherwise noted, the address of each Selling Securityholder is c/o Above Food Corp., 2305 Victoria Avenue #001, Regina, Saskatchewan S4P 0S7, Canada. Percentage ownership is based on 28,532,656 Common Shares outstanding as of July 18, 2024.

	Common Shares
Name of the Selling Securityholder	Shares owned before the Offering	Shares being offered	Shares owned after the Offering(1)	Percentages(2)
Lionel Kambeitz(3)	2,495,369	2,495,369	—	—
Tyler West	2,008,761	2,008,761	—	—
Donato Sferra(4)	1,887,799	1,887,799	—	—
Martin Williams(5)	110,670	110,670	—	—
Alberto Ardura Gonzalez(6)	2,524,616	2,524,616	—	—
Joseph C. Essa(7)	83,333	83,333	—	—
Randall William Hiatt(8)	23,333	23,333	—	—
Julia A. Stewart(9)	83,333	83,333	—	—
Grupo Empresarial Enhol S.L.(10)	2,104,998	2,104,998	—	—
Mr. Gonzalo Agorreta Preciado(11)	194,998	194,998	—	—
Sean Dollinger(12)	944,000	944,000	—	—
Joel Abbo(13)	100,000	100,000	—	—
Gregory Hoffman(14)	16,000	16,000	—	—
Logos Partners, LLC(15)	272,853	272,853	—	—
DK Legacy Holdings LLC(16)	272,853	272,853	—	—
Lexington Capital, SAPI DE CV(17)	1,145,964	1,145,964	—	—
Luis Doporto Alejandre(18)	886,449	886,449	—	—
Orionsea Enterprises Inc.(19)	108,925	108,925	—	—
Gowling WLG (Canada) LLP(20)	150,000	150,000	—	—
Veg House Holdings Inc.(21)	322,550	322,550	—	—
NRGene Technologies Ltd.(22)	838,120	838,120	—	—
NRGene Canada Inc.(23)	140,000	140,000	—	—
Kambeitz Agri Inc.	2,723,930	2,723,930	—	—
Market Power Trade Group Inc.	338,971	338,971	—	—
KF Kambeitz Farms Inc.	52,584	52,584	—	—
Wayne Bernakevitch	63,102	63,102	—	—
Derek Houle	55,000	55,000	—	—
Jonathan Meyer	55,000	55,000	—	—
Mark Boryski	35,750	35,750	—	—
Jason Zhao	192,000	192,000	—	—
EarlyBird Capital, Inc.(24)	15,000	15,000	—	—
5MD SAPI DE CV(25)	376,337	376,337	—	—
Total	20,622,598	20,622,598	—	—

(1)	Assumes the sale of all shares offered in this prospectus.
(2)	The percentage of Common Shares beneficially owned is computed on the basis of 28,532,656 Common Shares issued and outstanding. Such figure excludes the unvested class A earnout shares and the unvested class B earnout shares.

(3)	Includes (i) 355,275 Common Shares held by 10209422 Saskatchewan LTD and (ii) 2,140,096 Common Shares held directly by Lionel Kambeitz. 10209422 Saskatchewan LTD is a Saskatchewan private business corporation, of which Mr. Kambeitz owns 100% of the voting shares. Consequently, he may be deemed the beneficial owner of the shares held by 10209422 Saskatchewan LTD and has voting and dispositive control over such securities. Mr. Kambeitz disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(4)	Includes (i) 340,894 Common Shares held by ACV Capital Corp., (ii) 1,207,937 Common Shares held by FIDELITY CLEARING CANADA ULC ITF ACV, (iii) 144,306 Common Shares held by Hillcrest Merchant Partners Inc. and (iv) 194,662 Common Shares held by FIDELITY CLEARING CANADA ULC ITF HILLCREST. ACV Capital Corp. is an Ontario business corporation, owned by Donato Sferra. Hillcrest Merchant Partners Inc. is a corporation duly incorporated under the Canada Business Corporations Act and is owned by Donato Sferra. Consequently, he may be deemed the beneficial owner of the shares held by (i) ACV Capital Corp., (ii) FIDELITY CLEARING CANADA ULC ITF ACV, (iii) Hillcrest Merchant Partners Inc. and (iv) FIDELITY CLEARING CANADA ULC ITF HILLCREST and has voting and dispositive control over such securities. Mr. Sferra disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of each of ACV Capital Corp. and Hillcrest Merchant Partners Inc. is 3 Chieftain Cres, Toronto, Ontario, Canada M2L 2H3.
(5)	Includes 110,670 Common Shares held by The Larder Inc. The Larder Inc. is owned by the Bosnar-Williams Family Trust, of which Martin Williams is a trustee. Consequently, he may be deemed the beneficial owner of the shares held by The Larder Inc. and has voting and dispositive control over such securities. Mr. Williams disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of The Larder Inc. is 101 Bowood Avenue, Toronto Ontario, Canada M4N 1Y3.
(6)	Includes 231,000 Common Shares issuable upon exercise of 231,000 Company Warrants held by Smart Dine, LLC. Smart Dine, LLC is the Sponsor. Alberto Ardura González, a director on our Board, is a manager of the Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by the Sponsor and has voting and dispositive control over such securities. Mr. Ardura González disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of Smart Dine, LLC is 720 N. State Street, Chicago, IL 60654.
(7)	The address of Joseph C. Essa is 11600 Evergreen Creek Lane, Las Vegas, Nevada 89135.
(8)	The address of Randall William Hiatt is 150 Monte Vista Drive, Napa, California 94559.

(9)	The address of Julia A. Stewart is 1165 Linda Glen Drive, Pasadena, California 91105.
(10)	The address of Grupo Empresarial Enhol S.L. is Tudela (Navarra), Calle Frauca, No. 13, Spain 31500.
(11)	The address of Mr. Gonzalo Agorreta Preciado is Calle Santa Teresa de Jesus, 8, 1ºA, Tudela (Navarra), Spain 31500.
(12)	The address of Sean Dollinger is 331313161 Westmount Place, West Vancouver, BC V7V 3G, Canada.
(13)	The address of Joel Abbo is Bellagio Tower, Panama City, Panama.
(14)	The address of Gregory Hoffman is 7901 Hispanola Ave #707, North Bay Village, Florida 33131.
(15)	The address of Logos Partners, LLC is 5053 Blue Heron Way, Boca Raton, Florida 33431.
(16)	The address of DK Legacy Holdings LLC is 8450 Eagleville Avenue, Delray Beach, Florida 33446.
(17)	Includes 104,000 Common Shares issuable upon exercise of 104,000 Company Warrants held by Lexington Capital, SAPI DE CV. Agustin Tristan Aldave, a director on our Board, is a director and the Chief Executive Officer of Lexington Capital, SAPI DE CV. Consequently, he may be deemed the beneficial owner of the shares held by Lexington Capital, SAPI DE CV and has voting and dispositive control over such securities. Mr. Tristan Aldave disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of Lexington Capital, SAPI DE CV is Insurgentes Sur 64 Piso 10 A1004, Col Juarezm, Del Cuauhtemoc, Ciudad De Mexico 06600, Mexico.
(18)	The address of Luis Doporto Alejandre is Via Monte Di Pieta 19, Milano, Italy 20121.
(19)	The address of Orionsea Enterprises Inc. is 2813 30 Shore Breeze Drive, Toronto, Ontario, Canada M8V 0J1.
(20)	The address of Gowling WLG (Canada) LLP is 1600, 421 7th Avenue SW, Calgary, Alberta T2P 4K9, Canada.
(21)	The address of Veg House Holdings Inc. is 2699 Stirling Road, Suite A105, Fort Lauderdale, Florida 33312.
(22)	The address of NRGene Technologies Ltd. is 5 Golda Meir Street, Ness Ziona, Israel 7403649.
(23)	The address of NRGene Canada Inc. is 101-110 Research Drive, Saskatoon, Saskatchewan, Canada S7N 3R3.
(24)	Includes 15,000 Common Shares issuable upon exercise of 15,000 Company Warrants held by Earlybird Capital, Inc. The address of Earlybird Capital, Inc. is 366 Madison Ave., 8th Floor, New York, New York, 10017

(25)	The address of 5MD SAPI DE CV is Av. Insurgentes Sur 64-piso 10 Actipan, Benito Juárez, 03230 Ciudad de México, CDMX, Mexico.

DESCRIPTION OF NEW ABOVE FOOD SECURITIES

General

The following description of the material terms of the New Above Food Common Shares includes a summary of specified provisions of the New Above Food Articles and New Above Food Bylaws. This description is qualified by reference to the New Above Food Articles and New Above Food Bylaws. You are encouraged to read the New Above Food Articles and New Above Food Bylaws, each of which has been publicly filed with the SEC, for greater detail with respect to the description of material terms, copies of which are attached hereto as Annex B and Annex C, respectively, and are incorporated in this Registration Statement by reference.

New Above Food Common Shares

New Above Food is authorized to issue an unlimited number of New Above Food Common Shares without nominal or par value.

Voting Rights

Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food Common Shares, the holders of the New Above Food Common Shares shall be entitled to one vote for each New Above Food Common Share held at any meeting of shareholders of New Above Food.

Dividend Rights

Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food Common Shares, the holders of New Above Food Common Shares are entitled to receive dividends at such times and in such amounts as the New Above Food Board may determine from time to time.

Liquidation

Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food Common Shares in respect of return of capital on dissolution, the holders of the New Above Food Common Shares shall be entitled to receive the remaining property and assets of New Above Food on dissolution.

Amendment or Variation of Class Rights

Under the ABCA, certain fundamental changes, such as changes to a corporation’s articles, changes to authorized share capital, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution under the ABCA is a resolution: (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution; provided that, pursuant to the ABCA, where a corporation is not a reporting issuer, a resolution (whether it is a special resolution or ordinary resolution) in writing signed by at least two-thirds of the shareholders entitled to vote on that resolution is sufficient for such resolution to become effective.

In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

New Above Food Directors — Appointment and Retirement

The New Above Food Articles provide that the New Above Food Board will consist of a minimum of 1 director and a maximum of 15 directors.

Directors are generally elected by shareholders by ordinary resolution; however, the New Above Food Articles also provide that the New Above Food Board may, between annual general meetings of shareholders, appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors so appointed may not at any time exceed one-third of the number of directors who held office at the expiration of the previous annual general meeting.

Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office. The shareholders of New Above Food may by ordinary resolution at a special meeting remove any director from office.

New Above Food Directors — Voting

Unless otherwise required by the ABCA or the New Above Food Articles, at all meetings of shareholders, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote. A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.

Powers and Duties of New Above Food Directors

Under the ABCA, the directors of New Above Food are charged with the management, or supervision of the management, of the business and affairs of New Above Food. In discharging their responsibilities and exercising their powers, the ABCA requires that the directors: (a) act honestly and in good faith with a view to the best interests of the corporation; and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These duties are commonly referred to as the directors’ “fiduciary duties” of loyalty and care, respectively. Further, the directors’ responsibilities may not be delegated (or abdicated) to shareholders and include the obligation to consider the long-term best interests of the corporation and it may be appropriate for the directors to consider (and not unfairly disregard) a broad set of stakeholder interests including the interests of shareholders, employees, suppliers, creditors, consumers, government and the environment.

Directors’ and Officers’ Indemnity

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Above Food to procure a judgment in New Above Food’s favor, New Above Food may indemnify a current or former director or officer or a person who acts or acted at New Above Food’s request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Above Food, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Above Food, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Above Food in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of New Above Food, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). Under subsection 124(3.1) of the ABCA, New Above Food may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, New Above Food will indemnify a director or officer of New Above Food, a former director or officer of New Above Food, or a person who acts or acted at New Above Food’s request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of New Above Food or body corporate, to the extent permitted by the ABCA. Because New Above Food’s Bylaws will require that indemnification be subject to the ABCA, any indemnification that New Above Food provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New Above Food may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Above Food or a related body corporate.

Take Over Provisions

National Instrument 62-104 — Take Over Bids and Issuer Bids (“NI 62-104”) is applicable to the Company and provides that a takeover bid is triggered when a person makes an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons, any of whom are in the local jurisdiction, where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire, but does not include an offer to acquire if the offer to acquire is a step in an amalgamation, merger, reorganization or arrangement that requires approval in a vote of security holders. When a takeover bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid, making a public announcement of the bid in a newspaper and sending out a bid circular to securityholders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a takeover bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or state that they are unable to make, or are not making, a recommendation regarding the bid. Strict timelines must be adhered to. NI 62-104 also contains a number of exemptions to the takeover bid and issuer bid requirements.

Compulsory Acquisitions

Subsection 195(2) of the ABCA provides that, if within the time limited in a takeover bid for its acceptance or within 120 days after the date of a takeover bid, whichever period is shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares of a corporation to which the takeover bid relates, other than shares of that class held at the date of the takeover bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the ABCA, to acquire the shares of that class held by an offeree who does not accept the takeover bid.

Reporting Obligations under Canadian Securities Law

As of the date of this prospectus, the Company is not a reporting issuer in any Province of Canada. In the event that the Company does become a reporting issuer in a Province of Canada at any time in the future, by listing securities on a Canadian stock exchange, such as the Toronto Stock Exchange, or filing a final prospectus and receiving a receipt for such prospectus from the securities regulatory authority in any jurisdiction of Canada, the Company would become subject to continuous disclosure and other reporting obligations under applicable Canadian securities law. Among other things, these continuous disclosure obligations include the requirement for a reporting issuer to file annual and quarterly financial statements together with related management’s discussion and analysis, and prepare and file reports upon the occurrence of any “material change” (as defined under applicable Canadian securities law). In addition, a reporting issuer’s “reporting insiders” (as defined under applicable Canadian securities law) are required to file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of the issuer and their interests in, and rights and obligations associated with, related financial instruments.

If the Company does not become a reporting issuer in a jurisdiction of Canada, any resale of any the Company securities (including the Common Shares underlying the Company Warrants) by securityholders resident in any jurisdiction of Canada or otherwise subject to Canadian securities laws must be made in accordance with the prospectus requirements under applicable Canadian securities law or an applicable exemption in respect thereof.

Reporting Obligations under U.S. Securities Law

The Company is a “foreign private issuer” under the securities laws of the United States and the Nasdaq Listing Rules. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. The Company intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq Listing Rules. Subject to certain exceptions, the Nasdaq Listing Rules permit a “foreign private issuer” to comply with its home country rules in lieu of the Nasdaq Listing Rules.

Additionally, because the Company qualifies as a “foreign private issuer” under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including, among others: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

Our common shares and warrants are listed on Nasdaq and as a Nasdaq-listed company, we are required to comply with certain corporate governance standards under applicable Nasdaq Listing Rules. However, as a foreign private issuer, pursuant to Nasdaq Listing Rule 5615(a)(3), we are permitted to follow home country practice in lieu of certain provisions of the Nasdaq Listing Rules.

Our corporate governance practices differ in certain significant respects from those that U.S. companies must adopt in order to maintain a Nasdaq listing and, in accordance with Nasdaq Listing Rule 5615(a)(3), we provide a brief, general summary of such differences.

Pursuant to Nasdaq Listing Rule 5615(a)(3), the Company has elected to follow certain Canadian practices consistent with the requirements of the ABCA in lieu of the requirements of (i) NASDAQ Listing Rule 5620(c) (Quorum Rule) and (ii) Nasdaq Rule 5635 which sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in certain circumstances as set out therein.

Nasdaq Listing Rule 5620(c) requires that the minimum quorum requirement for a shareholder meeting is one-third of the outstanding common shares. In addition, a company listed on Nasdaq is required to state its quorum requirement in its bylaws. New Above Food’s quorum requirement is set forth in its organizational documents, which provides that if the Company has more than 15 shareholders, quorum for the transaction of business at a meeting of shareholders is shareholders holding not less than twenty five (25%) percent of the shares of the Company entitled to vote at that meeting being present in person or represented by proxy, where two or more joint holders are counted as one shareholder.

The shareholder approval requirements set forth in Nasdaq Listing Rule 5635 are different than those required by the Canadian Rules. New Above Food intends to comply with such Canadian Rules in lieu of the requirements set forth in Nasdaq Listing Rule 5635.

Other than the home country practices described above, we are not aware of any significant ways in which our corporate governance practices differ from those followed by U.S. domestic companies under the Nasdaq Listing Rules.

Listing of the Company Securities

The Common Shares and Company Warrants are listed for trading on Nasdaq under the ticker symbols “ABVE” and “ABVE.W,” respectively.

Certain Insider Trading and Market Manipulation Laws

Canadian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this prospectus and should not be viewed as legal advice for specific circumstances.

The Company has adopted an insider trading policy that provides for, among other things, rules on transactions by members of the Board, the Company officers and the Company employees in respect of securities of the Company or financial instruments, the value of which is determined by the value of the Company securities.

United States

United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when he or she is in possession of material, non-public information about the Company (including the Company’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.

Canada

Canadian securities laws prohibit any person or company in a special relationship with an issuer from purchasing or selling a security with the knowledge of a material fact or material change that has not been generally disclosed (known as “material, non-public information”). Further, Canadian securities laws also prohibit: (i) an issuer and any person or company in a special relationship with the issuer, other than when it is necessary in the course of business, from informing another person or company of a material fact or material change with respect to the issuer before the material fact or material change has been generally disclosed (known as “tipping”); and (ii) an issuer and any person or company in a special relationship with an issuer, with knowledge of a material fact or material change with respect to the issuer that has not been generally disclosed, from recommending or encouraging another person or company: (A) to purchase or sell a security of the issuer; or (B) to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer. A “security” includes not just equity securities, but any security (e.g., derivatives).

A person or company is in a special relationship with an issuer if: (a) the person or company is an insider, affiliate or associate of (i) the issuer, (ii) a person or company that is considering or evaluating whether to make a takeover bid, or a person or company that is proposing to make a takeover bid, for the securities of the issuer, or (iii) a person or company that is considering or evaluating whether, or a person or company that is proposing, (A) to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or (B) to acquire a substantial portion of the property of the issuer; (b) the person or company has engaged, is engaging, is considering or evaluating whether to engage, or proposes to engage, in any business or professional activity with or on behalf of (i) the issuer, or (ii) a person or company described in clause (a)(ii) or (iii) above; (c) the person is a director, officer or employee of (i) the issuer, (ii) a subsidiary of the issuer, (iii) a person or company that controls the issuer, directly or indirectly, or (iv) a person or company described in clause (a)(ii) or (iii) or (b) above; (d) the person or company learned of material, non-public information about the issuer while the person or company was a person or company described in clause (a), (b) or (c) above; or (e) the person or company (i) learns of material, non-public information about the issuer from any other person or company described in this section, including a person or company described in this clause, and (ii) knows or ought reasonably to have known that the other person or company is a person or company in a special relationship with the issuer. Thus, directors, officers and employees of the Company may not purchase or sell the Common Shares or other securities of the Company when he or she is in possession of material, non-public information regarding the Company (including the Company’s business, prospects or financial condition), nor may they inform (or “tip”) anyone else of such material, non-public information regarding the Company.

Restrictions on Trading pursuant to Rule 144

Common Shares received in the Business Combination by persons who become affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, pursuant to an effective registration under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company as well as its principal shareholders.

Restrictions on Trading pursuant to Canadian Securities Laws

If the Company does not become a reporting issuer in a jurisdiction of Canada, any resale of any the Company securities (including the Common Shares underlying the Company Warrants) by securityholders resident in any jurisdiction of Canada or otherwise subject to Canadian securities laws must be made in accordance with the prospectus requirements under applicable Canadian securities law or an applicable exemption in respect thereof.

Registration Rights

Pursuant to the Registration Rights Agreement, among other matters provided for therein, the Company agreed to file, within 30 calendar days after Closing of the Business Combination, a Resale Registration Statement with the SEC (at the Company’s sole cost and expense) and to use its commercially reasonable efforts to cause the Resale Registration Statement to become effective by the SEC as soon as reasonably practicable after the initial filing thereof.

Company Warrants

Each of the Company Warrants is subject to substantially the same terms and conditions (including exercisability terms) as were applicable to the Bite private placement warrants prior to the Business Combination, except to the extent such terms or conditions were rendered inoperative by the Business Combination. Accordingly, (A) each Company Warrant is exercisable solely for one Common Share; (B) the per share exercise price for the Common Shares issuable upon exercise of the Company Warrants is $11.50, subject to adjustment, on the terms and conditions set forth in the A&R Warrant Agreement; and (C) each Company Warrant shall expire on June 28, 2029, the five year anniversary of the Closing of the Business Combination.

The Company Warrants are listed under “ABVE.W” on Nasdaq and the last reported sales price on July 9, 2024 was $0.0675 per Company Warrant.

Transfer Agent and Warrant Agent

The transfer agent for the New Above Food Common Shares in the United States is Odyssey Transfer and Trust Company. Each person investing in New Above Food Common Shares to be held through Odyssey Transfer and Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a shareholder of New Above Food.

For as long as any the Common Shares are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the Common Shares reflected in the register administered by the Company’s transfer agent.

The warrant agent for the Company Warrants is Odyssey Transfer and Trust Company.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

The Company has an unlimited number of Common Shares authorized for issuance and 28,532,656 Common Shares issued and outstanding as of July 18, 2024. All of the Common Shares the Company issued in connection with the Business Combination are freely transferable in the United States by persons other than by the Company’s “affiliates” without restriction or further registration under the Securities Act, except (i) up to 19,767,716 Common Shares issued to certain former shareholders of Above Food, which are subject to transfer restrictions set forth in the Plan of Arrangement, (ii) up to 3,041,617 of our Common Shares beneficially owned by the Sponsor and certain other former holders of shares of Bite Common Stock prior to the Business Combination, including 231,000 Common Shares issuable upon exercise of Company Warrants, of which 2,810,617 of such Common Shares and all of the Common Shares issuable upon exercise of those Company Warrants are subject to the lock-up provisions set forth in the Stock Escrow Agreement, and (iii) 2,678,055 Common Shares issued to certain investors and in connection with strategic acquisitions, each issued in private placements. The registration statement of which this prospectus forms a part registers the resale of the Common Shares described in clauses (i), (ii) and (iii) above such that, upon the effectiveness of such registration statement, such shares will be freely transferable under the Securities Act for so long as the registration statement is available for use, though (A) the Common Shares described in clauses (i) and (ii) are currently subject to the transfer provisions in the Plan of Arrangement and Stock Escrow Agreement. Sales of substantial amounts of Common Shares in the public market could adversely affect prevailing market prices of Common Shares.

Registration Rights

Registration Rights Agreement

Concurrently with the Closing, the Company entered into the Investor Rights Agreement with the Sponsor and certain other holders named therein, pursuant to which the Company agreed that, within 30 calendar days following the Closing Date, the Company would file with the SEC (at the Company’s sole cost and expense) the registration statement of which this prospectus forms a part (the “Resale Registration Statement”), and the Company will use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. Among other things, in certain circumstances, the holders of “Registrable Securities” (as defined in the Registration Rights Agreement) can demand the Company’s assistance with underwritten offerings and block trades. The holders will also be entitled to customary piggyback registration rights.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), commencing July 8, 2025, the date that is one year following the date on which the Company filed the information required by Form 20-F as contemplated by Rule 144, a person who has beneficially owned restricted shares of our Above Food Common Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Above Food at the time of, or at any time during the three months preceding, a sale and (ii) New Above Food is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Above Food was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Above Food for at least six months but who are affiliates of New Above Food at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Above Food Common Shares then outstanding; or

•	the average weekly reported trading volume of our New Above Food Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Above Food under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Above Food.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations for beneficial owners of the ownership and disposition of New Above Food Common Shares (the “Common Shares”) acquired pursuant to this prospectus. This discussion applies only to Common Shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•	dealers traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of New Above Food (except as specifically addressed herein);

•	partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•	persons holding the Common Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•	persons subject to special tax accounting rules as a result of any item of income relating to the Common Shares being recognized on an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. Dollar;

•	U.S. holders that hold the Common Shares in connection with a trade or business conducted outside the United States;

•	persons that received the Common Shares as compensation for services; or

•	controlled foreign corporations or passive foreign investment companies.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes owns Common Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the status and activities of the partnership. Partnerships owning Common Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of Common Shares.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation. In addition, this discussion does not address any U.S. federal estate and gift tax laws, or any state, local or non-U.S. tax laws. New Above Food has not sought and does not intend to seek any rulings from the IRS or opinions of counsel regarding the matters described herein. There is no assurance that the IRS will not take positions concerning the tax consequences of an investment in the Common Shares that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF COMMON SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of New Above Food

Tax Residence of New Above Food

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, New Above Food, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (or in certain circumstances which were not applicable to the Business Combination, 60%) by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “ownership test”).

New Above Food, including its “expanded affiliated group,” is expected to have had substantial business activities in Canada on the relevant completion date of the Business Combination, each as determined for purposes of Section 7874 of the Code and the Treasury Regulations promulgated thereunder. As a result, Section 7874 is not expected to apply to cause New Above Food to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger. Under Section 7874 and the Treasury Regulations promulgated thereunder, New Above Food will have had substantial business activities in Canada if at least 25% of its “expanded affiliated group” employees (by headcount and compensation), real and tangible assets and gross income are based, located and derived, respectively, in Canada.

However, there can be no assurance that the IRS would not assert that New Above Food should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court.

If New Above Food were to be treated as a U.S. corporation for U.S. federal income tax purposes, New Above Food could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate, and the gross amount of any dividend payments to New Above Food’s non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that New Above Food will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

Utilization of Bite’s Tax Attributes and Certain Other Adverse Tax Consequences to New Above Food and New Above Food’s Shareholders

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the non-U.S. acquiring corporation is respected as a non-U.S. corporation under Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the non-U.S. acquiring corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the Section 7874 ownership percentage for purposes of the ownership test is at least 60% but is less than 80%, and (iii) the non-U.S. acquiring corporation’s “expanded affiliated group” does not meet the substantial business activities test. In such case, the non-U.S. corporation would be treated as a “surrogate foreign corporation” under Section 7874 of the Code.

As discussed above, it is expected that the “expanded affiliated group” that includes New Above Food will have had substantial business activities in Canada at the time of the relevant completion date of the Business Combination and, therefore, New Above Food would not be subject to the limitations described below.

If the Section 7874 ownership percentage applicable to the Business Combination is at least 60% but less than 80%, and the “expanded affiliated group” that includes New Above Food is determined not to have had substantial business activities in Canada at the time of the relevant completion date of the Business Combination for purposes of Section 7874 of the Code New Above Food and certain of New Above Food’s affiliates and shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by New Above Food include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation, currently at a rate of 20%.

The above determination, however, is subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by future changes in applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect) and is subject to certain factual uncertainties. There can be no assurance that the IRS will not challenge whether New Above Food is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to New Above Food, significant adverse tax consequences could result for New Above Food and for certain of New Above Food’s shareholders, including a higher effective corporate income tax rate on New Above Food.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to New Above Food or its subsidiaries.

Neither Bite, New Above Food nor Above Food, sought any ruling from the IRS or any opinion of counsel as to the application of Section 7874 of the Code to the Business Combination, and the closing of the Business Combination was not conditioned upon achieving, or receiving a ruling from the IRS or opinion of counsel in regards to, any particular tax treatment under Section 7874 of the Code. Neither New Above Food nor any of its representatives or affiliates is making any representation or providing any assurances regarding the tax treatment of New Above Food under Section 7874 of the Code. All holders are urged to consult their tax advisors regarding the application of Section 7874 to New Above Food following the Business Combination.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner Common Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution on Common Shares that is made out of New Above Food’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds New Above Food’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in the Common Shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that New Above Food will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. holders should therefore assume that any distribution by New Above Food with respect to Common Shares will be reported as dividend income. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from New Above Food.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NYSE (which the Common Shares are currently expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that the Common Shares will be considered readily tradable on an established securities market in future years. Further, New Above Food will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable income tax treaty rate), if any, on dividends paid by New Above Food may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. holder. New Above Food has not determined whether these requirements have been met with respect to any withholding tax that may apply to dividend paid by New Above Food and, accordingly, no assurance can be given that any such withholding tax will be creditable. For purposes of calculating the U.S. foreign tax credit, dividends paid on Common Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Common Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Common Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Common Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such Common Sharesexceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Common Shares generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of Common Shares could be materially different from that described above if New Above Food is treated as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. A PFIC is any foreign (i.e., non-U.S.) corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Cash is generally a passive asset. The value of goodwill is an active asset to the extent attributable to activities that produce active income. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year.

If New Above Food were a PFIC for any taxable year and any subsidiary or other entity in which New Above Food owns equity interests is also a PFIC (any such entity, a “lower-tier PFIC”), a U.S. holder will be deemed to own a proportionate amount (by value) of the shares of each such lower-tier PFIC and, unless timely QEF elections (as discussed further below) are made, will be subject to U.S. federal income tax according to the excess distribution rules described below on (i) certain distributions by any lower-tier PFIC and (ii) dispositions of shares of any lower-tier PFIC, in each case, as if the U.S. holder held such shares directly, even though the U.S. holder will not receive any proceeds of those distributions or dispositions.

If New Above Food is treated as a PFIC during a U.S. holder’s holding period, it will, with respect to such U.S. holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

PFIC Status of New Above Food. Based on the projected composition of New Above Food’s income and assets and the expected value of its assets, including goodwill (which is based in part on the expected price of the Common Shares), it cannot be determined as to whether New Above Food will be a PFIC for its current taxable year, which includes the date of the completion of the Business Combination. Furthermore, the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of New Above Food is expected to depend, in part, upon (a) the market value of the Common Shares, and (b) the composition of the assets and income of New Above Food. Further, because New Above Food’s goodwill may be determined based on the market value of the Common Shares, a decrease in the market value of the Common Shares and/or an increase in cash or other passive assets (including as a result of the Merger) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that New Above Food will not be a PFIC for any taxable year.

If New Above Food is or becomes a PFIC during any year in which a U.S. holder holds Common Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules: (i) the excess distribution regime (which is the default regime), (ii) the qualified electing fund (“QEF”) regime, or (iii) the mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make or is not eligible to make a QEF election or a mark-to-market election, as described below, the U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Common Shares, and (ii) any “excess distribution” on Common Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Common Shares during the preceding three taxable years or the U.S. holder’s holding period, for the Common Shares that preceded the taxable year of the distribution whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held the Common Shares;

•	the amount allocated to the current taxable year and to any taxable year during the U.S. holder’s holding period before the first day of the first taxable year in which New Above Food became a PFIC, will be treated as ordinary income; and

•	the amount allocated to other prior taxable years not described in the preceding bullet will be subject to the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. holder’s Common Shares cannot be treated as capital gains, even if such Common Shares are held as capital assets. Further, no portion of any distribution will be treated as qualified dividend income.

QEF Regime. A valid QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. holder will be required to include in income each year its allocable portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if such portion is not distributed to the U.S. holder. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. holders of Common Shares should not expect that they will receive cash distributions from New Above Food sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions.

The timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status, or make an annual election, subject to certain limitations, to defer payment of current taxes on its undistributed QEF income inclusions, subject to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years.

A U.S. holder’s tax basis in Common Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect PFICs generally will not be taxed again when distributed by such PFICs.

A U.S. holder may make a QEF election with respect to its Common Shares only if New Above Food provides U.S. holders on an annual basis with certain information, including a “PFIC annual information statement” as described in the Treasury Regulations. There can be no assurance that New Above Food will have timely knowledge of its status as a PFIC in the future or that New Above Food will timely provide U.S. holders with the required information on an annual basis to allow U.S. holders to make and maintain a QEF election with respect to the Common Shares in the event New Above Food is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. holder from making a QEF election or result in the invalidation or termination of a U.S. holder’s prior QEF election.

If a U.S. holder makes a QEF election with respect to its Common Shares in a year after New Above Food’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Common Shares, then notwithstanding such QEF election, the excess distribution regime discussed above, adjusted to take into account the QEF income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. holder’s Common Shares, unless the U.S. holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. holder will be deemed to have sold such Common Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Common Shares.

Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are “regularly traded” on a national securities exchange that is registered with the SEC, such as NYSE. It is expected that Common Shares will be listed on NYSE but there can be no assurance that Common Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. holder of Common Shares would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the Common Shares over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the Common Shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Common Shares in a taxable year in which New Above Food is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as a capital loss). A mark-to-market election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as New Above Food) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. holders are advised to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election.

PFIC Reporting Requirements. A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 with such U.S. holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed. The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Common Shares are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to such assets, subject to certain exceptions (including an exception for specified foreign financial assets held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold such assets. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close until three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Common Shares.

Non-U.S. Holders

This section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Common Shares that is, for U.S. federal income tax purposes:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Common Shares.

Ownership and Disposition of Common Shares

A non-U.S. holder of Common Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Common Shares or any gain recognized on a sale or other disposition of Common Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Common Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable income tax treaty rate.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Common Shares, dividends paid on Common Shares, and the proceeds received on the disposition of Common Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Common Shares, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations, assumptions and qualifications described herein and customary limitations, factual assumptions and qualifications in its legal opinion, it is the opinion of Gowling WLG (Canada) LLP, Canadian tax counsel to the Company, that the material Canadian federal income tax considerations generally applicable to a person who is a beneficial owner of the Common Shares immediately following the Business Combination (a “Holder”) with respect to the ownership and disposition of such securities and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “ITA”): (i) holds the Common Shares as capital property, (ii) deals at arm’s length with the Company, (iii) is not affiliated with the Company, (iv) that has not entered into a “derivative forward agreement” or “synthetic disposition arrangement” (as defined in the ITA) with respect to the Common Shares, and (v) has not received or acquired its Common Shares as compensation for its employment with the Company or any of its subsidiaries or in connection with any employee stock option or executive compensation plan of the Company or any of their respective subsidiaries are as described below. Generally, the Common Shares will be considered to be capital property to a Holder provided the Holder does not hold the Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not address the Canadian tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the Plan of Arrangement and the Merger. This summary assumes Common Shares will be listed on a designated stock exchange (which currently includes the NASDAQ) at all relevant times. Additional specific considerations related to the “foreign affiliate dumping” rules in section 212.3 of the ITA, may be applicable and are not discussed herein. Holders should consult their tax advisors with respect to these rules and particular consequences.

This summary is based on the current provisions of the ITA and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the ITA and the Canada-United States Tax Convention (1980) as amended (the “Treaty”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in the law or administrative policy or assessing practice, whether by legislative, administrative, or judicial action, nor does it take into account tax legislation or considerations of any province, territory, or foreign jurisdiction, which may differ from those discussed herein.

The summary is of a general nature only and is not, and is not intended to be, nor should it be construed as, legal or tax advice to any particular Holder or prospective Holder of the Common Shares, and no representations with respect to the income tax consequences to any Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. The relevant tax considerations applicable to the Holder or prospective Holder acquiring, holding and disposing of the Common Shares may vary according to the status of the Holder or prospective Holder, the jurisdiction in which the Holder or prospective Holder resides or carries on business, and the Holder’s or prospective Holder’s own particular circumstances. Accordingly, Holders and prospective Holders of Common Shares should consult with, and rely solely upon, their own tax advisors for advice with respect to the tax consequences to them of the ownership and disposition of the Common Shares, having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the ITA, all amounts relating to the acquisition, holding, or disposition of Common Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the ITA. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the exchange rates.

Holders Resident in Canada

This portion of the summary generally applies to a Holder who, at all relevant times, for purposes of the ITA, is or is deemed to be resident in Canada (a “Canadian Holder”). Certain Canadian Holders of Common Shares who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have the Common Shares, and all other “Canadian securities” (as defined in the ITA) owned by such Holders in the taxation year of the election and any subsequent taxation year, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the ITA. Canadian Holders should consult with, and rely solely upon, their own tax advisors regarding this election.

This portion of the summary is not applicable to a Canadian Holder (i) that is a “financial institution” (as defined in the ITA for the purposes of the mark-to-market rules), (ii) that is a “specified financial institution” (as defined in the ITA), (iii) an interest in which is, or for whom the Common Shares would be, a “tax shelter investment” (as defined in the ITA), (iv) that has elected to report its “Canadian tax results” (as defined in the ITA) in a currency other than Canadian currency, or (v) that is a corporation resident in Canada and is or becomes (or does not deal at arm’s length within the meaning of the ITA with a corporation resident in Canada that is or becomes), as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident person (or a group of such persons that do not deal at arm’s length) for purposes of section 212.3 of the ITA. Any such Holder should consult with, and rely solely upon, its own tax advisor with respect to an investment in the Common Shares. In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Common Shares.

Taxation of Canadian Holders of Common Shares

Dividends on the Common Shares

Dividends received or deemed to be received on Common Shares held by a Canadian Holder will be included in the Canadian Holder’s income for the purposes of the ITA.

Such dividends received by a Canadian Holder that is an individual (other than certain trusts) will be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Company as “eligible dividends.” There may be limitations on the ability of the Company to designate dividends as eligible dividends.

Taxable dividends received by a Canadian Holder who is an individual (other than certain trusts) may result in such Canadian Holder being liable for alternative minimum tax under the ITA. Canadian Holders who are individuals should consult with, and rely solely upon, their own tax advisors in this regard.

A Canadian Holder that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the ITA will treat a taxable dividend received or deemed to be received by a Canadian Holder that is a corporation as proceeds of disposition or a capital gain. A Canadian Holder that is a “private corporation” or a “subject corporation” (each as defined in the ITA) may be liable under Part IV of the ITA to pay a refundable tax on dividends received or deemed to be received on the Common Shares to the extent such dividends are deductible in computing the Canadian Holder’s taxable income.

Disposition of the Common Shares

A disposition or a deemed disposition of a Common Share by a Canadian Holder (other than to the Company, unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will generally result in the Canadian Holder realizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceed (or are less than) the aggregate of the adjusted cost base to the Canadian Holder thereof and any reasonable costs of disposition. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Holders Resident in Canada—Taxation of Canadian Holders of Common Shares—Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

For capital gains and capital losses realized on or after June 25, 2024, under Proposed Amendments announced in the Federal Budget on April 16, 2024 and introduced in Parliament on June 10, 2024 in a Notice of Ways and Means Motion (the “2024 Capital Gains Proposals”), and subject to certain transitional rules discussed below, generally, a Canadian Holder is required to include in computing its income two-thirds of the amount of any such capital gain (a “taxable capital gain”) realized in the year, and is required to deduct two-thirds of the amount of any such capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Canadian Holder.  However, under the 2024 Capital Gains Proposals, a Canadian Holder that is an individual (excluding most types of trusts) is required to include in income only one-half of net capital gains realized (including net capital gains realized indirectly through a trust or partnership) in a taxation year (and on or after June 25, 2024) up to a maximum of $250,000, with the two-thirds inclusion rate applying to the portion of net capital gains realized in the year (and on or after June 25, 2024) that exceed $250,000. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act (as proposed to be amended by the 2024 Capital Gains Proposals).

Subject to transitional rules in the 2024 Capital Gains Proposals, for a capital gain or capital loss realized prior to June 25, 2024, only one-half of such capital gain would be included in income as a taxable capital gain and one-half of such capital loss would constitute an allowable capital loss. Under the 2024 Capital Gains Proposals, different inclusion rates (or a blended inclusion rate) may apply for taxation years that begin before and end on or after June 25, 2024 (the “Transitional Year”). As a result, for its Transitional Year, a Canadian Holder will be required to separately identify capital gains and capital losses realized before June 25, 2024 (“Period 1”) and those realized on or after June 25, 2024 (“Period 2”). Capital gains and capital losses from the same period will first be netted against each other. A net capital gain (or net capital loss) will arise if capital gains (or capital losses) from one period exceed capital losses (or capital gains) from that same period. A Canadian Holder would effectively be subject to the higher inclusion rate of two-thirds in respect of its net capital gains (or net capital losses) arising in Period 2, to the extent that these net capital gains (or net capital losses) exceed any net capital losses (or net capital gains) incurred in Period 1. Conversely, a Canadian Holder would effectively be subject to the lower inclusion rate of one-half in respect of its net capital gains (or net capital losses) arising in Period 1, to the extent that these net capital gains (or net capital losses) exceed any net capital losses (or net capital gains) incurred in Period 2.

The annual $250,000 threshold for a Canadian Holder that is an individual (excluding most types of trusts) will be fully available in 2024 without proration and will apply only in respect of net capital gains realized in Period 2 less any net capital loss from Period 1. Certain other limitations to the $250,000 threshold may apply.

Under the 2024 Capital Gains Proposals, two-thirds of capital losses realized prior to June 25, 2024 will be deductible against capital gains realized on or after June 25, 2024 included in income at the two-thirds inclusion rate.

The foregoing summary only generally describes the considerations applicable under the 2024 Capital Gains Proposals, and is not an exhaustive summary of the considerations that could arise in respect of the 2024 Capital Gains Proposals. Furthermore, the announcements accompanying the 2024 Capital Gains Proposals indicated that additional draft legislation to implement the change to the capital gains inclusion rate will be released at the end of July 2024.  Canadian Holders should consult their own tax advisors with regard to the 2024 Capital Gains Proposals.

The amount of any capital loss realized by a Canadian Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by it on such Common Share (or on a share for which the Common Share has been substituted) to the extent and under the circumstances described by the ITA. Similar rules may apply where a Canadian Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly or indirectly, through a partnership or a trust. Canadian Holders to whom these rules may be relevant should consult with, and rely solely upon, their own tax advisors.

A Canadian Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation,” as defined in the ITA, or a “substantive CCPC” (may be liable to pay a refundable tax on its “aggregate investment income,” which is defined in the ITA to include taxable capital gains.

Capital gains realized by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the ITA. The Minister of Finance (Canada) announced Proposed Amendments relating to alternative minimum tax in the federal budgets on March 28, 2023 and April 16, 2024. Canadian Holders who are individuals should consult with, and rely solely upon, their own tax advisors in this regard.

Eligibility for Investment

Based on the current provisions of the ITA and subject to the provisions of any particular plan, provided that the Common Shares are listed on a “designated stock exchange,” within the meaning of the ITA (which currently includes the Nasdaq), the Common Shares will be, at such time “qualified investments” under the ITA for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered disability savings plan (“RDSP”), a registered education savings plan (“RESP”), a tax-free savings account (“TFSA”), first home savings accounts (“FHSAs”) or a deferred profit sharing plan (“DPSP”), each as defined in the ITA.

Notwithstanding the foregoing, if the Common Shares are “prohibited investments,” within the meaning of the ITA, for a particular RRSP, RRIF, RDSP, RESP, FHSA or TFSA, the annuitant of the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as the case may be, will be subject to a penalty tax under the ITA. The Common Shares will generally be a “prohibited investment” for these purposes if the annuitant under the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as applicable, (i) does not deal at arm’s length with the Company for purposes of the ITA, or (ii) has a “significant interest,” as defined in the ITA, in the Company. In addition, the Common Shares will generally not be a “prohibited investment” if the Common Shares are “excluded property” for purposes of the prohibited investment rules for an RRSP, RRIF, RDSP, RESP, FHSA or TFSA. Annuitants under RRSPs or RRIFs, holders of TFSAs, FHSA or RDSPs, and subscribers of RESPs should consult with, and rely solely upon, their own tax advisors as to whether the Common Shares will be prohibited investments in their particular circumstances.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the ITA (i) is not, and is not deemed to be, resident in Canada, (ii) does not, and is not deemed to, use or hold the Common Shares in, or in the course of carrying on, a business carried on in Canada, (iii) does not have a “permanent establishment” or “fixed base” in Canada, (iv) is not a person who carries on an insurance business in Canada and elsewhere, and (v) is not an “authorized foreign bank” (as defined in the ITA) (a “Non-Canadian Holder”).

Taxation of Non-Canadian Holders of Common Shares

Dividends on the Common Shares

Dividends paid or credited, or deemed to be paid or credited, on the Common Shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25% subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention. For example, under the Treaty, where the dividends on the Common Shares are considered to be paid to, or derived by, a Non-Canadian Holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a Non-Canadian Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares of the Company). The Company will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account.

Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of the Common Shares

On a disposition of a Common Share (other than to the Company, unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market) a Non-Canadian Holder will not be subject to tax under the ITA in respect of any capital gain realized by such Non-Canadian Holder, unless the Common Shares constitute “taxable Canadian property” (as defined in the ITA) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention.

Generally, provided the Common Shares are listed on a designated stock exchange (which currently includes the NASDAQ) at the time of the disposition by a Non-Canadian Holder, the Common Shares will not constitute taxable Canadian property of such Non-Canadian Holder at such time unless, at any time during the 60-month period immediately preceding the disposition of the Common Shares, the following conditions are satisfied concurrently: (i) (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder did not deal at arm’s length, (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the capital stock of the Company, and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in or for civil law rights in, any such properties whether or not the properties exist. Common Shares may also be deemed to be taxable Canadian property in certain other circumstances.

In the case of a Non-Canadian Holder that is: (i) a resident of the United States for purposes of the Treaty, and (ii) fully entitled to the benefits of the Treaty, any capital gain realized by the Non-Canadian Holder on a disposition of a Common Share that would otherwise be subject to tax under the ITA will generally be exempt from Canadian income tax pursuant to the Treaty provided that the value of the Common Share is not derived principally from real property situated in Canada (within the meaning of the Treaty) at the time of the disposition.

A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a Common Share that constitutes “taxable Canadian property” and is not entitled to relief under an applicable income tax convention will generally be subject to capital gain or capital loss consequences in Canada.

A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a Common Share that constitutes “taxable Canadian property” and is not entitled to relief under an applicable income tax convention will generally be subject to the same tax consequences described above under “Holders Resident in Canada—Taxation of Canadian Holders of Common Shares—Taxation of Capital Gains and Capital Losses.”

A Non-Canadian Holder contemplating a disposition of Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We are registering the offer and sale from time to time by the Selling Securityholders of:

•	up to 2,299,996 common shares (“Common Shares”) of Above Food Ingredients Inc. (“we” or the “Company”) of certain Selling Securityholders, including (i) 8,557,495 common shares of Above Food Corp. (“Above Food”) purchased in a private placement pursuant to the Enhol SPA and Enhol Subscription Agreement (each as defined herein) consummated prior to the Business Combination (as defined herein) for a purchase price of approximately $10.00 per share (after giving effect to the conversion), which shares were converted into 1,799,996 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 500,000 Common Shares received from Smart Dine, LLC (the “Sponsor”) as incentive shares for nominal consideration;

•	up to 1,382,550 Common Shares of certain Selling Securityholders, including (i) 2,519,707 common shares of Above Food purchased in a private placement pursuant to subscription agreements certain investors consummated prior to the Business Combination for a purchase price of approximately $4.46 per share (after giving effect to the conversion and issuance of incentive shares as described below), which shares were converted into 530,000 Common Shares on a one-for-0.2103419 basis as part of the Business Combination (ii) 1,533,456 common shares of Above Food issued as a deposit for a future transaction prior to the Business Combination, which shares were converted into 322,550 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (iii) 530,000 Common Shares received from the Sponsor as incentive shares for nominal consideration;

•	up to 1,917,417 Common Shares of certain Selling Securityholders including (i) 5,217,125 common shares of Above Food issued in a private placement pursuant to that certain Convertible Loan Agreement (as defined below) to the lenders thereto (the “Convertible Lenders”) prior to the Business Combination for a purchase price of approximately USD $5.53 per share (after giving effect to the conversion and issuance of incentive shares as described below), which shares were converted into 1,097,380 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 820,037 Common Shares received from the Sponsor as incentive shares for nominal consideration;

•	up to 3,525,579 Common Shares (“Bite Founder Shares”) issued to the Sponsor, certain founding members and partners of the Sponsor and management of Bite Acquisition Corp. (“Bite”) and their transferees (i) including 3,192,766 Common Shares in exchange for their Bite common stock, par value $0.0001 per share (“Bite Common Stock”) on a one-for-one basis pursuant to the Business Combination, which shares of Bite Common Stock were originally issued in private placements by Bite for a purchase price of approximately $0.0058 per share (the Bite Founder Shares are subject to transfer restrictions in the Stock Escrow Agreement (as defined below)) and (ii) 332,813 Common Shares received from the Sponsor as incentive shares for nominal consideration;

•	up to 150,000 Common Shares of certain Selling Securityholders issued to the Sponsor in exchange for Bite Common Stock on a one-for-one basis pursuant to the Business Combination in a private placement prior to the Business Combination and subsequently transferred to Gowling from the Sponsor pursuant to an expense note issued by the Company and the Sponsor in favor of Gowling as partial consideration for services rendered by Gowling to the Company in connection with the Business Combination;

•	up to 10,018,936 Common Shares issued to certain former securityholders (the “Above Food Holders”) of Above Food pursuant to the Business Combination in exchange for securities of Above Food acquired by executives and founders that in most cases were issued for nominal consideration or pursuant to grants to such executives under Above Food’s equity incentive plans (ninety (90%) percent of which are subject to transfer restrictions set forth in the Plan of Arrangement (as defined below));

•	up to 978,120 Common Shares of certain Selling Securityholders, of which (i) 728,120 Common Shares were received upon conversion of 3,461,602 Above Food common shares issued in a private placement pursuant to an asset purchase agreement (the “NRGene APA”) with NRGene Technologies Ltd. (“NRGene”) consummated prior to the Business Combination (as defined herein) for a purchase price of approximately $13.73 per share, which shares were converted into Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 250,000 Common Shares received by NRGene and its affiliates from the Sponsor as incentive shares for nominal consideration;

•	up to 350,000 Common Shares issuable upon exercise of the warrants of the Company (“Company Warrants”) issued to the Sponsor, Lexington and EBC in exchange for the Bite private placement warrants on a one-for-one basis pursuant to the Business Combination, of which (i) 260,000 Bite private placement warrants were originally purchased in a private placement in connection with the Bite IPO (as defined below) for a purchase price of $10.00 per Bite Unit, consisting of one (1) share of Bite Common Stock and one-half (1/2) of one Bite private placement warrant (each, a “Bite Unit”), (ii) 75,000 Bite private placement warrants issued to the Sponsor upon conversion of the Bite Working Capital Loans (as defined below) into Bite Units at a price of $10.00 per unit at Bite’s option at the Closing of the Business Combination and (iii) 15,000 warrants included as part of the private placement units sold by Bite to EBC.

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Company Warrants, Common Shares or interests therein received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Company Warrants, Common Shares or interests therein on any stock exchange, market or trading facility on which the Company Warrants or Common Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Company Warrants, Common Shares or interests therein:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	to or through underwriters or broker-dealers;

•	short sales effected after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Company Warrants or Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Company Warrants or Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Company Warrants or Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Company Warrants, Common Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in tum engage in short sales of the Company Warrants or Common Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell Company Warrants or Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Company Warrants or Common Shares to broker-dealers that in tum may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Company Warrants or Common Shares offered by this prospectus, which Company Warrants or Common Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Company Warrants or Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Company Warrants by payment of cash, however, we will receive the exercise price of the Company Warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the Common Shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the Company Warrants or Common Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement.

In order to comply with the securities laws of some states, if applicable, the Company Warrants or Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Company Warrants or Common Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Company Warrants or Common Shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Company Warrants or Common Shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

Restrictions to Sell

Lock-Up Agreements

Above Food and Grupo Empresarial Enhol, S.L. (“Enhol”) entered into Common Share Subscription Agreement (“Enhol Subscription Agreement”), dated June 13, 2024, included in this Registration Statement as Exhibit 10.20, under which Enhol agreed to purchase 2,377,082 Above Food common shares at a price of $2.103419 per share ($10.00 per share of New Above Food Common Shares), which Above Food common shares converted into 500,000 New Above Food Common Shares at closing of the Business Combination, and 50% of Enhol’s shares (250,000 shares) are locked up for 60 days and the remaining 50% of Enhol’s shares (250,000 shares) are locked up for 180 days after the Closing Date, as further described in that certain Lock-Up Agreement, dated June 19, 2024, by and between Above Food and Enhol, included in this Registration Statement as Exhibit 10.23.

Above Food entered into subscription agreements with several investors (“PIPE Subscription Agreements”), under which the investors agreed to purchase 550,000 units of Above Food at a purchase price of $10.00 per unit for a total purchase price of $5,500,000, which units included one Above Food common share and one additional Above Food common share provided from the Sponsor or from treasury (the “Advantage Shares”), which Above Food Common Shares, besides the Advantage Shares, converted into 530,000 New Above Food Common Shares, and 25% of which are locked up for 90 days beginning July 1, 2024. The form of PIPE Subscription Agreement is included in this Registration Statement as Exhibit 10.21.

Above Food, Enhol, and Gonzalo Agorreta Preciado entered into the Shares Sale and Purchase and Exchange Agreement (“Enhol SPA”), dated June 13, 2024, included in this Registration Statement as Exhibit 10.22, under which Above Food agreed that Enhol and Mr. Preciado’s shares under the Enhol SPA would participate in the Share Exchange. The parties agreed that the shares issued pursuant to the Enhol SPA will be locked up for 12 months.

Other Transfer Restrictions

Pursuant to the terms of the Plan of Arrangement approved by the Court in the Final Order dated June 18, 2024, all New Above Food Common Shares issued to former Above Food shareholders in exchange for their Above Food Common Shares held immediately prior to the effective time of the Plan of Arrangement are subject to certain restrictions on transfer and exceptions, whereby 90% of each such former Above Food shareholder’s New Above Food Common Shares issued under the Plan of Arrangement may not be transferred without the consent of New Above Food, except in certain circumstances, until the earlier of the date that is: (a) (i) the six month anniversary of the effective date of the Plan of Arrangement (the “Effective Date”), or (ii) in the case of certain designated holders, the twelve month anniversary of the Effective Date; (b) such time, if ever, after 150 calendar days after the Effective Date that the volume-weighted average trading price of the New Above Food Common Shares on the national stock exchange on which such security is trading equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and similar corporate events) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the Effective Date; and (c) such date on which New Above Food completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of New Above Food having the right to exchange their New Above Food Common Shares for cash, securities or other property.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Common Shares and Company Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$7,685.69
Legal Fees and Expenses	$150,000.00
Accounting Fees and Expenses	$50,000.00
Printing Expenses	$10,000.00
Miscellaneous Expenses	$32,314.31
Total	$250,000.00

LEGAL MATTERS

Gowling WLG (Canada) LLP, Canadian counsel to the Company, has provided a legal opinion for the Company regarding the validity of the Common Shares offered by this prospectus. Certain legal matters relating to U.S. law will be passed upon for the Company by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements of Bite as of and for the fiscal years ended December 31, 2023 and 2022 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which includes an explanatory paragraph as to Bite’s ability to continue as a going concern, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated balance sheet of Above Food Ingredients Inc. as of January 31, 2024, appearing in this Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Above Food Corp. at January 31, 2024 and 2023 included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Ernst & Young LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Ernst & Young LLP, Chartered Professional Accountants, 409 — 3rd Ave S, Saskatoon, SK S7K 5R5, Canada, has acted and will act going forward as independent registered public accounting firm for Above Food and New Above Food, respectively.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
UNDER U.S. SECURITIES LAWS

The Company is a corporation incorporated under the laws of the Province of Alberta. All of the Company’s directors and executive officers, as of the date of this Registration Statement, reside outside the United States. The majority of the Company’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or those persons or to enforce against the Company or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

The Company has appointed Corporation Service Company as its agent upon whom process may be served in any action brought against the Company under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada would enforce (i) judgments of U.S. courts obtained in actions against the Company, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) in original actions, liabilities against the Company or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act with respect to the Common Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Common Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Above Food Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Above Food Corp. (the “Company”), as of January 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows, for each of the years in the three year period ended January 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three year period ended January 31, 2024, in conformity with U.S. generally accepted accounting principles.

The Company’s ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, has violated covenant requirements under its lending agreements as at January 31, 2024 and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Charterred Professional Accountants

We have served as the Company’s auditor since 2021.

Saskatoon, Canada

May 31, 2024, except for Note 26, as to which the date is July 8, 2024.

F-2

Consolidated Balance Sheets

(Expressed in Canadian dollars)

As at	Note(s)	January 31, 2024	January 31, 2023
ASSETS
Current Assets:
Cash		$952,280	$2,327,797
Accounts receivable, net		24,028,576	33,664,121
Loans receivable	9	671,500	552,003
Inventory	5	26,009,438	47,919,591
Commodity forward contracts	14	15,187,459	14,030,350
Foreign exchange forward contracts	14	359,973	542,862
Other assets	7	1,227,012	3,458,705
		68,436,238	102,495,429

Investment in affiliate	6	5,873,574	9,541,713
Property, plant and equipment, net	10	27,249,328	26,377,900
Intangible assets, net	11	2,448,489	2,938,340
Operating lease right-of-use assets	15	6,745,324	5,702,190
Finance lease right-of-use assets	15	31,552,824	32,475,705
Goodwill	4, 11	871,174	–
Due from related parties	22	–	302,406
Other assets	8	711,004	1,055,693
Total Assets		$143,887,955	$180,889,376

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	14	$53,101,833	$47,396,393
Customer deposit		8,676,662	2,671,068
Short-term debt and credit facilities	12	36,000,000	47,500,000
Bank indebtedness		12,304,272	5,745,489
Long-term debt, current portion	13	30,783,203	23,259,226
Due to related parties	22	6,017,600	8,480,516
Operating lease liabilities, current portion	15	1,179,839	796,801
Lease liabilities, current portion	15	1,190,708	1,203,809
Commodity forward contracts	14	3,250,260	977,331
Foreign exchange forward contracts	14	1,346,133	3,124,828
		153,850,510	141,155,461

Long-term debt	13	186,104	577,517
Operating lease liabilities	15	5,434,482	4,905,388
Finance lease liabilities	15, 22	30,428,018	31,620,032
Deferred tax liabilities	18	247,073	-
Commitments and contingencies	24
		190,146,187	178,258,398
Shareholders’ equity:
Voting common shares, $0.00001 par value, unlimited shares authorized; 78,032,167 and 77,452,927 shares issued and outstanding as of January 31, 2024 and 2023, respectively. In connection with the acquisition of FDO (Note 4) 432,780 shares are held in escrow and to be released contingently upon the satisfaction of certain conditions	16	781	775
Additional paid-in capital	16	45,777,474	41,474,196
Warrants	16	11,676,046	11,676,046
Retained deficit		(103,880,258)	(50,567,976)
Accumulated other comprehensive income		167,725	47,937
Total shareholders’ equity		(46,258,232)	2,630,978
Total liabilities and shareholders’ equity		$143,887,955	$180,889,376

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Consolidated Statements of Operations and Comprehensive Loss

(Expressed in Canadian dollars)

		Year Ended January 31
	Note(s)	2024	2023	2022
Revenue	20	368,423,398	$396,464,504	$198,857,713
Cost of sales	14, 21	374,322,146	397,744,144	190,945,089
Gross profit (loss)		(5,898,748)	(1,279,640)	7,912,624

Expenses
Selling, general and administrative	23	34,222,524	31,107,404	11,693,607
Research and development	2	171,852	430,666	235,095
Impairment of goodwill and other intangible assets	11	1,806,337	6,866,121	–
		36,200,713	38,404,191	11,928,702
Loss from operations		(42,099,461)	(39,683,831)	(4,016,078)

Interest revenue		245,262	296,479	82,293
Gain on revaluation of consideration payable	4	–	–	147,733
Interest expense	14	(7,670,156)	(5,378,560)	(2,086,274)
Net loss before income taxes		(49,524,355)	(44,765,912)	(5,872,326)

Income tax recovery
Current	18	–	(15,370)	–
Deferred	18	–	(78,681)	(95,088)
Income tax recovery		–	(94,051)	(95,088)
Equity method investment loss and impairment	6	3,787,927	812,669	-
Net loss for the year		$(53,312,282)	$(45,484,530)	$(5,777,238)

Net loss per share of common share
Basic and diluted	25	$(0.69)	$(0.60)	$(0.08)

Weighted-average common shares outstanding
Basic and diluted	25	77,512,765	76,039,262	72,304,200

Other comprehensive income
Cumulative translation adjustments		152,131	65,667	–
Tax effect		(32,343)	(17,730)	–
Total other comprehensive income		$119,788	$47,937	$–

Comprehensive loss for the year		$(53,192,494)	$(45,436,593)	$(5,777,238)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian dollars)

		Common Stock		Additional		Retained Earnings	Accumulated Other Comprehensive	Total Shareholders’
	Note	Shares	Amount	Paid-in Capital	Warrants	(Deficit)	income (loss)	Equity
Balance, January 31, 2021		72,107,488	$721	$25,931,978	$11,135,226	$693,792	–	$37,761,717

Private placement		100,000	1	149,999	50,000		–	200,000
Net loss for the year		–	–	–	–	(5,777,238)	–	(5,777,238)
Balance, January 31, 2022		72,207,488	$722	$26,081,977	$11,185,226	$(5,083,446)	–	$32,184,479
							–
Issuance to WestOak Naturals Inc.		997,835	10	1,995,660	–	–	–	1,995,670
Issuance for acquisition of Culcherd		1,616,705	16	2,753,745	–	–	–	2,753,761
Issuance for acquisition of NorQuin		1,565,595	16	2,672,774	490,820	–	–	3,163,610
Issuance for acquisition of FDO		1,065,304	11	1,057,808	–	–	–	1,057,819
Stock compensation expense		–	–	6,912,232	–	–	–	6,912,232
Net loss for the year		–	–	–	–	(45,484,530)	–	(45,484,530)
Other comprehensive income							47,937	47,937
Balance, January 31, 2023		77,452,927	$775	$41,474,196	$11,676,046	$(50,567,976)	$47,937	$2,630,978
							–
Issuance for acquisition of Discovery Seed Labs	4	502,088	5	1,213,558	–	–	–	1,213,563
Stock compensation expense	17	77,152	1	3,089,720	–	–	–	3,089,721
Net loss for the year		–	–	–	–	(53,312,282)	–	(53,312,282)
Other comprehensive income		–	–	–	–	–	119,788	119,788
Balance, January 31, 2024[1]		78,032,167	$781	$45,777,474	$11,676,046	$(103,880,258)	$167,725	$(46,258,232)

1 In connection with the acquisition of FDO (Note 4), 432,780 shares are held in escrow and to be released contingently upon the satisfaction of certain conditions.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

		Years ended January 31
	Note	2024	2023	2022
Cash flows used in operating activities:
Net loss		$(53,312,282)	$(45,484,530)	$(5,777,238)
Items not affecting cash:
Depreciation and amortization	10, 11, 15	3,606,284	2,959,017	1,366,074
Stock compensation expense	17	3,089,721	6,912,232	–
Deferred taxes	18	–	(78,681)	(95,088)
Gain on revaluation of consideration payable	4	–	–	(147,733)
Gain on sale of assets	4, 10	(20,212)	(25,005)	(137,492)
Impairment of goodwill and other intangible assets	11	1,806,337	6,866,121	–
Non-cash interest expense		2,832,042	298,458	–
Non-cash lease expense	15	1,107,267	787,334	1,190,478
Equity method investment loss and impairment	6	3,787,927	812,669	–
Changes in operating assets and liabilities:
Accounts receivable		9,810,618	(8,707,755)	(9,771,404)
Inventory	5	21,910,153	5,548,114	(25,994,985)
Commodity forward contracts	14	1,115,820	1,737,689	(14,381,486)
Foreign exchange forward contracts	14	(1,595,806)	2,734,486	1,985,734
Corporate tax receivable	18	–	53,670	61,374
Other assets	8	2,576,382	(1,684,854)	(2,022,187)
Operating lease liabilities	15	(1,238,268)	(772,275)	(640,185)
Accounts payable and accrued liabilities		5,667,171	8,084,074	26,200,558
Customer deposits		6,005,594	2,082,333	588,735
		7,148,748	(17,876,903)	(27,574,845)
Cash flows used in investing activities:
Purchase of investments in affiliates	6	–	(6,255,400)	(4,051,045)
Loans received (issued)	9	(119,497)	13,340	(5,414,510)
Business acquisitions, net of cash acquired	4	(1,590,913)	(282,032)	20,988
Purchase of intangible assets	11	(60,496)	(328,760)	(135,972)
Proceeds from sale of assets	4	843,298	2,578,353	989,042
Purchase of property, plant and equipment	10	(3,590,336)	(2,388,221)	(21,998,339)
		(4,517,944)	(6,662,720)	(30,589,836)
Cash flows from financing activities:
Advance from (repayment of) short-term debt and credit facilities	12	(11,500,000)	4,500,000	29,992,113
Advance from bank overdraft		6,558,783	2,407,330	–
Capital raise net of share issuance costs	16	–	–	200,000
Proceeds from issuance of long-term debt	13	6,473,395	19,066,428	77,000
Repayment of long-term debt	13	(2,172,873)	(1,080,667)	(540,761)
Advance (repayment) of amounts due from (to) related parties	22	(2,160,510)	1,114,702	(1,560,627)
Repayment of finance lease liabilities	15	(1,205,116)	(1,197,395)	(971,329)
		(4,006,321)	24,810,398	27,196,396

Decrease in cash during the period		(1,375,517)	270,775	(30,968,285)
Cash – beginning of period		2,327,797	2,057,022	33,025,307
Cash – end of period		$952,280	$2,327,797	$2,057,022

Included in operating activities
Cash interest paid		$4,838,116	$5,080,102	$2,086,274
Income taxes paid		–	–	–

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Notes to the Consolidated Financial Statements

For the years ended January 31, 2024 and January 31, 2023

1.	Nature of the business

Above Food Corp. (“Above”, “AFC” or the “Company”) and its subsidiaries’ commercial business is the purchase and sale of crop commodities, the development, aggregation and commercialization of related product, the production and sale of plant based dairy products.

On April 29, 2023, the Company entered into a business combination agreement (“Business Combination” or “Agreement”) with Bite Acquisition Corp. (“Bite”) and Above Food Ingredients Inc. (formerly 2510169 Alberta Inc.) (“TopCo”), pursuant to which Bite and the Company agreed to combine in a business combination that will result in each of Bite and the Company becoming a wholly owned subsidiary of TopCo. The closing of the transactions contemplated by the Agreement are conditional on several items, including requisite pre-approvals by Bite’s shareholders. Upon the closing of the transactions contemplated by the Agreement, TopCo’s common shares and warrants will be listed on the New York Stock Exchange. On the date of the closing, the Company’s shareholders will effect a share exchange pursuant to which the Company’s shareholders will contribute to TopCo all of the issued and outstanding equity of the Company in exchange for newly issued TopCo common shares, TopCo class A earnout shares and TopCo class B earnout shares, resulting in the Company becoming a direct, wholly owned subsidiary of TopCo. As a result of this share exchange, a number of TopCo common shares equal to USD $206,000,000 divided by USD $10.00, will be issued to the Company’s shareholders or allocated to holders of the Company’s stock options, restricted share units and warrants for issuance upon exercise thereof. There can be no assurance however that the foregoing transaction will be successfully consummated and no assurance that BITE will obtain the necessary approvals to amend its charter to extend beyond its current termination date of August 17, 2024.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The Company’s presentational currency is the Canadian dollar and amounts presented in these consolidated financial statements are in Canadian dollars unless otherwise indicated.

Liquidity and Going Concern

The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. For the year ended January 31, 2024, the Company incurred a net loss of $53,312,282. As at January 31, 2024, the Company had an retained deficit of $103,880,258 and had a working capital deficiency of $85,414,272. Furthermore, as of January 31, 2024, the Company was in violation of restrictive covenants related to approximately $66 million of its aggregate borrowings as more fully described in notes 12 and 13. As of the date of these consolidated financial statements, the Company remains in violation of these restrictive covenants. Since January 31, 2024, the Company has extended the repayment date for the loans payable to Lexington Capital to June 30, 2024, and the loans payable to Grupo Vida Canada and SmartDine to July 31, 2024. Additionally, the revolving credit loan held with RBC (see Note 12) was also extended to July 31, 2024.

Historically, the Company’s activities and growth have been supplemented through private placements of equity securities and debt, however there can be no assurance the Company will be successful in obtaining further equity and debt financing nor can there be any assurance that the Company will be able to maintain the support of its current lenders, particularly as it relates to the indebtedness currently in default of restrictive covenants and monetary default. The Company also expects to continue to incur recurring losses as it continues to grow its business and has incurred significant costs in preparation for the business combination with Bite. The Company also has certain convertible debt repayable in cash in the event the go public transaction does not proceed (see Note 13). These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date of issuance of these consolidated financial statements.

F-7

The Company intends to ensure sufficient capital to finance its growth and operations by raising capital through the proposed transaction with Bite (see Note 1), which would, if successfully completed, also reduce the cash burden of certain debt obligations outstanding (see Note 13) as some of these obligations can contractually be settled in shares of the public company that emerges following the contemplated business combination with Bite. There can be no assurance that the foregoing business combination will be successfully consummated.

If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported revenue and expenses, and the classifications used in the consolidated statements of financial position. The consolidated financial statements do not include adjustments that would be necessary if the going concern assumption were not appropriate.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries as follows:

Entity	Location	Ownership interest	Status
Purely Canada Foods Corp.	Canada	100%	Consolidated subsidiary
Purely Canada Lands Corp.	Canada	100%	Consolidated subsidiary
Purely Canada Kindersley Ingredients Inc.	Canada	100%	Consolidated subsidiary
Above Food Brands Inc.	Canada	100%	Consolidated subsidiary
Wood + Water Food Inc.	Canada	100%	Consolidated subsidiary
Northern Quinoa Production Corporation (Note 4)	Canada	100%	Consolidated subsidiary
Farmer Direct Organic Ltd. (Note 4)	Canada	100%	Consolidated subsidiary
Discovery Seed Labs Ltd. (Note 4)	Canada	100%	Consolidated subsidiary
Above Food Ingredients Inc.	Canada	100%	Consolidated subsidiary
Discovery Earth Sciences Inc.	Canada	100%	Consolidated subsidiary
Above Regenerative Agriculture Corp.	Canada	100%	Consolidated subsidiary
Above Food USA Corp.	USA	100%	Consolidated subsidiary
Above Food Ingredients Corp.(USA)	USA	100%	Consolidated subsidiary
Discovery Regenerative Agriculture Corp. (USA)	USA	100%	Consolidated subsidiary
Above Merger Sub, Inc.	USA	100%	Consolidated subsidiary

Each of these entities is assessed for consolidation based on its specific facts and circumstances. The Company consolidates all entities that it controls either through a majority voting interest or where it is the primary beneficiary of a VIE. The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary.

For those entities where the Company holds a variable interest, the Company determines whether each of these entities qualifies as a VIE and, if so, whether or not the Company is the primary beneficiary. The assessment of whether the entity is a VIE is generally performed qualitatively, which requires judgment. These judgments include: (a) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the economic performance of the entity, (c) determining whether two or more parties’ equity interests should be aggregated, and (d) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity. Significant judgement involves analysis of the risks and rewards the VIE’s operations generate and the nature of the Company’s involvement with and interest in the VIE.

F-8

For entities that are determined to be VIEs, the Company consolidates those entities where it has concluded it is the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly or indirectly by the Company.

The Company holds a variable interest in a VIE which are not consolidated as it is determined that the Company is not the primary beneficiary. The Company’s involvement with this entity is in the form of direct equity interests and loan investments. The maximum exposure to loss represents the loss of assets recognized by the Company relating to the non-consolidated VIE. The Company’s maximum exposure to loss relating to the non-consolidated VIE was as follows:

	January 31, 2024	January 31, 2023
Investment in affiliate	$5,873,574	$9,541,713
Loans receivable	671,500	552,003
Maximum exposure to loss	$6,545,074	$10,093,716

Entities that do not qualify as VIEs are generally assessed for consolidation as voting interest entities. Under the voting interest entity model, the Company consolidates those entities it controls through a majority voting interest.

All inter-company transactions and balances are eliminated on consolidation.

Subsidiaries are included in the consolidated financial statements from the date control commences until the date control ceases.

Use of Estimates and Judgement

The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements. These estimates, judgments and assumptions are evaluated on an ongoing basis. Management bases our estimates on historical experience and on various other assumptions that management believes are reasonable at that time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in those estimates could materially impact the consolidated financial statements, and actual results may differ from those estimates. In particular, key estimates, judgements and assumptions include, but are not limited to (i) the valuation of inventories, (ii) fair value of financial instruments, (iii) valuation and impairment of goodwill and other intangible assets, and (iv) fair value of stock options.

Cash

Cash includes balances in banks and cash on hand. The fair value of cash approximates the carrying amount shown in the consolidated financial statements.

F-9

Accounts Receivable

The Company maintains an allowance for doubtful accounts equal to the expected credit losses on amounts receivable based on its historical collection experience, current conditions and future forecasts. Receivables are written-off and charged against the recorded allowance when the Company has exhausted collection efforts without success. The allowance for expected credit losses is as follows:

Balance, January 31, 2023	$471,988
Writeoffs charged against the allowance	$(471,988)
Provision for expected credit losses	$205,000
Balance, January 31, 2024	$205,000

Loans Receivable

The loans receivables are made to an equity investee and carried at amortized cost. When assessing loans receivable for impairment, the Company considers the underlying assets and the income generating ability of the entities to which loans have been advanced. There were no expected credit losses as of January 31, 2024 and January 31, 2023. Interest income on the loans receivable are recognized on an accrual basis.

Inventory

Inventories of marketable agricultural commodities are stated at fair value because of their interchangeability, immediate marketability at quoted prices, and difficulty in obtaining relevant costs. These agricultural commodity inventories have quoted market prices in active markets, may be sold without significant further processing, and have predictable and insignificant disposal costs. Changes in the fair values of the inventory are recognized in earnings as a component of cost of sales.

In addition, the Company values inventories that are not considered to be readily marketable, such as feed and organic grains, using the first-in, first-out (FIFO) method at the lower of cost or net realizable value because of their commodity characteristics as these commodities are not blended, nor do they have basis contracts associated with them. The Company values its consumer-packaged goods inventory at the lower of cost or net realizable value, with cost being determined using the specific lot identification method.

Fair Value Measurements

The Company determines fair value based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The levels that are established within the hierarchy as it relates to determining fair value are as follows:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Observable inputs, including Level 1 prices that have been adjusted; quoted prices for similar assets or liabilities; quoted prices in markets that are less active than traded exchanges; and other inputs that are observable or can be substantially corroborated by observable market data.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are a significant component of the fair value of the assets or liabilities.

In evaluating the significance of fair value inputs, the Company generally classifies assets or liabilities as Level 3 when their fair value is determined using unobservable inputs that, individually or when aggregated with other unobservable inputs, are significant to the fair value of the assets or liabilities. Judgment is required in evaluating both quantitative and qualitative factors in the determination of significance for purposes of fair value level classification. Level 3 amounts can include assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.

Based on historical experience with the Company’s suppliers and customers and the Company’s own credit risk and knowledge of current market conditions, the Company used its nonperformance risk as an input to fair value for its forward commodity purchase and sale contracts. The estimation of nonperformance risk results in these fair value estimates being considered a Level 3 measurement.

F-10

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of input that is a significant component of the fair value measurement determines the placement of the entire fair value measurement in the hierarchy. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets and liabilities within the fair value hierarchy levels.

The Company’s policy regarding the timing of transfers between levels, including both transfers into and transfers out of Level 3, is to measure and record the transfers at the end of the reporting period.

Investments

The Company applies the equity method of accounting to investments when it has significant influence, but not controlling interest, in an investee. In determining the level of influence over each equity method investment judgement is applied including consideration of key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions, and material intercompany transactions. The Company’s proportionate share of the net income (loss) resulting from these investments is reported under the line item captioned “equity method investment income (loss)” in the consolidated statements of operations and comprehensive loss. The Company’s equity method investment is reported at cost and adjusted each period for the Company’s share of the investee’s income or loss and distributions paid, if any. The Company applies the cost method of accounting to investments when it does not have significant influence or a controlling interest in an investee and the fair value of the investment is not readily determinable.

The Company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable. Management reviewed the underlying net assets of the investments during the year ended January 31, 2024 and determined that the Company’s proportionate economic interest in the investments indicate that the investments were other than temporarily impaired. The carrying values of the equity method investments are reported as “investments” on the consolidated balance sheets (see Note 6 – Investments).

Derivatives

Above enters into derivative instruments to manage its exposure to movements associated with agricultural commodity prices and foreign currency exchange rates. Above’s use of these instruments is generally intended to mitigate the exposure to market variables (see Note 14 - Derivative Instruments). Additionally, commodity contracts relating to forward sales of commodities are accounted for as derivatives at fair value under ASC 815 Derivatives and Hedging (see Revenue Recognition below).

The Company recognizes all of its derivative instruments as either assets or liabilities at fair value in its consolidated balance sheet and are reported as either foreign exchange forward contract or commodity forward contract assets or liabilities. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. None of the Company’s derivatives have been designated as hedging instruments in the periods presented, and as such, changes in fair value of these derivatives are recognized in loss immediately.

Warrants

The Company accounts for warrants issued in accordance with the guidance in ASC Topic 480 Distinguishing Liabilities from Equity. The warrants are assessed for whether they represent a mandatory redeemable obligation to settle in cash, an obligation to repurchase the shares by transferring assets or an obligation to issue a variable number of shares to settle a fixed monetary amount. Such obligations would be classified as a liability and measured at fair value. Otherwise, warrants are classified as equity, and are measured at fair value on the grant date. The Company determines the fair value of the warrants using the Black-Scholes valuation method. The fair values of the warrants are considered to be a Level 3 fair value measurement due to the use of unobservable inputs.

F-11

Property, Plant and Equipment

Property, plant and equipment, is stated at cost less accumulated depreciation. Significant improvements that extend either the life, capacity, efficiency, or improve the safety of an asset are capitalized, while maintenance and repairs are expensed as incurred. Interest costs on borrowings during construction/completion periods of major capital projects are also capitalized. When the Company acquires a group of assets, the total consideration paid is allocated to the assets acquired utilizing a relative fair value approach.

Depreciation is computed based on the straight-line method over the estimated useful lives of the assets. Estimated useful lives for property, plant and equipment are as follows:

Asset class	Useful lives
Equipment	3 - 5 years
Buildings	5 – 30 years
Rail	20 years
Railcars	30 years
Hopper bins	10 years

Goodwill

The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of identified tangible and intangible assets acquired and liabilities assumed. Goodwill is tested for impairment at the reporting unit level at least annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Company performs an annual goodwill impairment test as of the end of the fourth quarter on January 31, 2024 and 2023.

When testing goodwill for impairment, the Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. If additional quantitative testing is required, the reporting unit’s fair value is compared with its carrying amount, and an impairment charge, if any, is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the amount of goodwill associated with the reporting unit. The Company determines fair values for each of the reporting units using a discounted cash flow model (a form of the income approach) or the market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate.

Other Intangible Assets

Finite-lived intangible assets include brand and trademarks, customer relationships, website development costs, and breeder rights that are amortized on a straight-line basis over their contractual or legal lives, or their estimated useful lives where such lives are not determined by law or contract (see Note 11 - Intangible Assets).

Deferred stock issuance costs

Deferred stock issuance costs represent amounts paid for legal, consulting, and other offering expenses in conjunction with the raising of additional capital. These costs are initially recorded in other assets and netted against additional paid-in capital upon closing of the respective equity transaction.

F-12

Leases

Accounting Standards Codification Topic 842, Leases, (“ASC 842”) requires lessees to recognize a right-of-use, or ROU, asset and a lease liability on the balance sheet for substantially all leases, except for leases with terms of less than twelve months.

Operating lease right-of-use, or ROU, assets and lease liabilities are recognized based on the present value of lease payments over the lease term. As a practical expedient, the Company made an accounting policy election not to separate lease components (e.g. payments for rent) from non-lease components (e.g. common-area maintenance costs) which the Company has applied to all leases. As a result, the Company includes both lease and non-lease components with fixed payments to calculate the right-of-use asset and related lease liability. For both operating and finance leases, the initial ROU asset equals the lease liability, plus initial direct costs, less lease incentives received. The Company’s lease agreements may include options to extend or terminate the lease, which are included in the lease term at the commencement date when it is reasonably certain that the options will be exercised.

The Company routinely leases storage facilities, land, and office facilities which are classified as either operating or finance leases. The leases are classified as finance leases if the lease meets any of the following criteria:

1.	the lease transfers ownership of the underlying asset to the Company by the end of the lease term;

2.	the lease contains an option to purchase the underlying asset that the Company is reasonably certain to exercise;

3.	the lease term is for the major part of the remaining economic life of the underlying asset;

4.	the present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or

5.	the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

All other leases are considered operating leases. Operating leases with terms greater than twelve months are included as operating lease ROU assets and the associated lease liabilities within current maturities of operating lease liabilities and operating lease liabilities on the consolidated balance sheets. Finance leases with terms greater than twelve months are included as finance ROU assets and the associated finance lease liabilities within current maturities of finance lease liabilities and finance lease liabilities on the consolidated balance sheets. The Company’s accounting policy deems leases with an initial term of twelve months or less, as short-term leases. The Company recognizes lease expense for short-term lease payments on a straight-line basis over the term of the lease.

The accounting for some of the Company’s leases may require significant judgment when determining whether a contract is or contains a lease, the lease term, and the likelihood of exercising renewal or termination options. As of the lease commencement date, the lease liability is initially measured as the present value of lease payments not yet paid. The lease asset is initially measured equal to the lease liability and adjusted for lease payments made at or before lease commencement (e.g., prepaid rent), lease incentives, and any initial direct costs. Over time, the lease liability is reduced for lease payments made and the lease asset is reduced through expense, and classified as Selling, general and administrative expense and Cost of sales depending on the use of the lease. Lease. Lease assets are subject to review for impairment in a manner consistent with property, plant and equipment.

The Company’s leases range in length of term. Renewal options are generally exercisable solely at the Company’s discretion. When a renewal option is reasonably certain to be exercised, such additional terms are considered when calculating the associated operating lease asset and liability. When determining the lease liability at commencement of the lease, the present value of lease payments is based on the Company’s incremental borrowing rate as the rate implicit in the lease is generally not readily determinable. The incremental borrowing rate is determined using a portfolio approach and the Company’s incremental cost of debt, adjusted to arrive at the rate in the applicable country and for the applicable term of the lease. See Note 15 for additional information related to the Company’s leases.

F-13

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company’s fiscal years ended January 31, 2024 and 2023 remain subject to income tax examinations by major taxing authorities.

Impairment of long-lived assets

The Company assesses long-lived assets for impairment in accordance with the provisions of ASC 360, Property, Plant and Equipment. Long-lived assets, such as property, plant and equipment, intangible assets with finite useful lives and ROU assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If an impairment indicator occurs, the Company performs a test of the recoverability by comparing the carrying amount of the asset to the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. Estimated future cash flows requires significant judgement and projections may vary from actual cash flows eventually realized, which could impact our ability to accurately assess whether an asset has been impaired.

Revenue

The Company’s revenue comprises sales from commodity contracts that are accounted for under ASC 815, rental revenue that is accounted for under ASC 842, and sales of other products including CPG sales are accounted for under ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Commodity contracts

Revenue from commodity contracts primarily relates to forward sales of commodities such as grain and pulses accounted for as derivatives at fair value under ASC 815. These forward sales meet the definition of a derivative under ASC 815 as they have an underlying (e.g. the price of canola), a notional amount (e.g. metric tons), no initial net investment, and can be net settled since the commodity is readily convertible to cash. Above does not apply the normal purchase and normal sale exception available under ASC 815 to these contracts.

F-14

Revenue from commodity contracts is recognized in revenue for the contracted amount when the contracts are settled at a point in time by transferring control of the commodity to the customer. Sales contracts provide for the transfer of control based on the specific shipping terms within each contract. Transfer of control can occur at the time and point of shipment, at a specific transfer point or at the time and point of delivery and acceptance of the product being sold. From inception through settlement, these forward sales arrangements are recorded at fair value under ASC 815 with unrealized gains and losses recognized in Cost of sales and carried on the consolidated balance sheets as current assets or current liabilities, respectively. Further information about the fair value of these contracts is presented in Note 21 - Fair Value Measurements.

Rental revenue

The Company acts as a lessor when it subleases farmland. When the Company acts as a lessor, it determines at the lease inception whether each lease is a finance lease or an operating lease.

The Company’s leases have been classified as operating leases and the lease income is recognized on a straight-line basis over the term of the lease. Each lease is for 10 years with a 5-year option to renew at the option of the lessee.

Other Products

The Company generates revenue from the sale of consumer products such as pulses, quinoa, and oats to distributors. At inception of the contract with the customer, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Company considers all of the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. Generally, the Company’s contracts related to consumer-packaged good sales have a single performance obligation of delivering ordered consumer-packaged goods to its customers.

The transaction price is allocated to performance obligations on the basis of the relative standalone selling price of the products. Revenue is measured based on the consideration specified in the contract with a customer. The company may grant certain customers sales incentives, such as rebates or discounts, which are accounted for as variable consideration. Most of such sales incentives are predetermined based on promotion plans known at the time the performance obligation is satisfied and therefore require minimal judgment in estimation of the amount of variable consideration.

Payment is generally due at the time of shipment or delivery, or within a specified time frame after shipment or delivery, which is generally 30-60 days. The Company’s contracts generally provide customers the right to reject any products that do not meet agreed quality specifications. Product returns and refunds are not material.

Warranties provided to customers are generally accounted for assurance-type warranties and the Company does not provide service-type warranties to customers.

The Company recognizes revenue from these contracts at a point in time when it satisfies a performance obligation by transferring control of a product to a customer, generally when legal title and risks and rewards transfer to the customer. The determination of control transfer is based on whether the control is transferred to the customer at the time of shipment or at the time of delivery and acceptance of the product depending on the sales terms agreed upon with the customer. Shipping and handling costs related to the revenue are accounted for as a fulfillment activity and are included within cost of sales.

Interest Income

Interest income from investments and loans receivable is recognized as it comes due.

F-15

Cost of Sales

Cost of sales primarily include the cost of production, purchase and delivery for raw materials and finished goods inventory, gains and losses on forward contracts, as well as direct salaries, wages and benefits and overhead, and other operational expenses.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses are primarily comprised of selling, marketing expenses and administrative expenses, non-manufacturing rent expense, and other non-production operating expenses. Selling and marketing expenses include advertising costs and costs associated with consumer promotions incurred to acquire new customers, retain existing customers and build brand awareness. Administrative expenses include the expenses related to accounting, legal, IT, and other office functions. Advertising costs are expensed as incurred.

Research and Development

Research and development costs, which includes enhancements to existing products and new product development, are expensed in the period incurred. Research and development expenses for the years ended January 31, 2024, January 31, 2023, and January 31, 2022 were $171,852, $430,666 and $235,095 respectively.

Stock Compensation

The Company’s stock compensation plans provide for the granting of restricted stock units, stock options, warrants, and broker warrants. The Company recognizes expense for its stock compensation based on the calculated value of the awards that are granted. The calculated value utilizes the historical volatility of an appropriate industry sector index. The calculated values of stock options and restricted stock units are estimated at the date of grant using the Black-Scholes option valuation model, which requires the input of subjective assumptions including the fair value of underlying shares at grant date, exercise price and assumptions regarding the risk-free interest rate, expected volatility of the underlying common shares based on historical volatility, and expected term as estimated using the simplified method. The Company used the simplified method for all the outstanding stock options because the Company does not have historical exercise data to provide a reasonable basis upon which to estimate the expected term. Measured compensation cost, net of forfeitures, is recognized ratably over the vesting period of the related stock compensation award.

The Company classifies stock compensation expense in its consolidated statements of operations and comprehensive loss as SG&A expenses, as this is consistent with the way the award recipients’ payroll costs are classified.

Foreign currency transactions and balances

Transactions in foreign currencies are initially recorded at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item.

Foreign operations are translated into Canadian Dollars at the rate of exchange prevailing at the reporting date. The exchange differences arising on translation are recognized in OCI.

F-16

Operating Segments

The Company has two reportable operating segments: Disruptive Agriculture and Rudimentary Ingredients, and Consumer Packaged Goods (“CPG”). The Disruptive Agriculture and Rudimentary Ingredients segment concentrates on the provisioning of discrete genetics, origination, purchasing, grading, primary processing and sale of regeneratively grown grain, as well as the origination, purchase, and sale of bespoke ingredients products, processed primarily through the Company-owned ingredient facilities. The CPG segment formulates, manufactures, sells, distributes, and markets proprietary consumer product formulations in owned brands and focuses on manufacturing and distribution for private-labeled retail owned brands. The Company also has a corporate department that carries out the centralized functions of accounting, treasury, information technology, legal, and human resources. Given that this department does not undertake business activities and does not recognize revenue that are more than incidental to the Company’s activities, it is not considered to be a separate operating segment.

The Company determines the composition of the reportable segments based on factors including risks and returns, internal organization, and internal reports and allocates certain expenses across segments based on reasonable considerations such as production capacities.

The Company’s Chief Operating Decision Maker (“CODM”) uses net loss to measure performance and allocate resources to the operating segments. The CODM considers net loss to be a meaningful measure as it encompasses the entirety of business activities.

Loss Per Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share, (“ASC 260”). The Company has issued one class of common shares, which are referred to as Class A ordinary shares. Loss per share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the applicable period. Diluted loss per share excludes the effects of all outstanding potentially dilutive securities, that have anti-dilutive effects.

Business Combinations

The Company applies the provisions of ASC Topic 805, Business Combinations (“ASC 805”), in the accounting for acquisitions. The Company accounts for acquisitions using the acquisition method. The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill and allocated to reporting units based on the expected benefit from the business combination. Allocation of purchase consideration to identifiable assets and liabilities affects the depreciation and amortization expense, as acquired finite-lived intangible assets are amortized over the useful life, whereas any indefinite-lived intangible assets, including goodwill, are not amortized. During the measurement period, which is not to exceed one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill as more information is received regarding the acquired assets and assumed liabilities. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred.

The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.

Credit Risk

The risk of financial loss in the event of failure of a customer or counterparty to a financial instrument to meet its contractual obligation is defined as credit risk. The Company’s principal exposure to credit risk is in respect to its accounts receivable and commodity forward contracts receivable. A substantial portion of the Company’s accounts receivable is with customers in the agriculture industry and is subject to normal industry credit risks. A portion of the Company’s sales and related accounts receivable are also generated from transactions with customers in overseas markets.

F-17

Accounts receivable are subject to credit risk exposure and the carrying values reflect management’s assessment of the associated maximum exposure to such credit risk. The Company regularly monitors customers for changes in credit risk. The Company’s credit exposure is mitigated through the use of credit practices that limit transactions according to the customer’s credit quality and due to the accounts receivable being spread over a large number of customers. Trade receivables from international customers are insured for events of non-payment through third-party export insurance to mitigate against credit risk. In cases where the credit quality of a customer does not meet the Company’s requirements, a cash deposit or letter of credit is received before goods are shipped.

During the years ended January 31, 2024 and January 31, 2023 there were no customers that represented more than 10% of revenue. The Company does not believe that any single customer group represents a significant concentration of credit risk.

Currency Risk

The Company is exposed to currency risk as a certain portion of sales and expenses are incurred in US dollars resulting in US denominated accounts receivable, accounts payable and some of the commodity derivatives and long-term debt. These balances are, therefore, subject to gains and losses due to fluctuations in that currency in relation to the Canadian dollar.

The Company entered into foreign exchange derivative contracts to mitigate these risks. This strategy attempts to minimize the impact of US dollar fluctuations on the operating results of the Company. The Company’s derivative instruments have not been designated as hedging instruments and gain/losses are recorded within cost of sales in the consolidated statements of operations and comprehensive loss.

Interest rate risk

Changes in the future cash flows of financial instruments and the possibility the Company will be unable to refinance existing debt with similar terms represents interest rate risk. The Company’s principal exposure to interest rate risk is with respect to its short-term debt and credit facilities, long-term debt and lease liability, which bear interest at fixed and floating interest rates.

A 1% increase in interest rates relating to the bank indebtedness and long-term debt of the Company would increase interest expense for the year ended January 31, 2024 by approximately $961,890 (January 31, 2023 - $1,735,750). Exposure to interest rate risk is managed through normal operating and financing activities.

Commodity Price Risk

Commodity price risk is the risk that the value of inventory and related contracts will fluctuate due to changes in market prices. A change in price will have a direct affect on the value of inventory. As a grain and pulse commodity trading company, the Company has significant exposure to changes in various agricultural commodity prices. Prices for these commodities are volatile and are influenced by numerous factors beyond the Company’s control, such as supply and demand fundamentals, as well as the weather. A substantial change in prices may affect the Company’s comprehensive income and operating cash flows, if not properly managed.

To mitigate the risks associated with the fluctuations in the market price for agricultural commodities, the Company has a policy that grains be managed, when possible, through the use of purchase and sales contracts. The Company may employ derivative commodity instruments (primarily futures and options) for the purpose of managing its exposure to commodity price risk. The Company’s actual exposure to these price risks is constantly changing as the Company’s inventories and commodity contracts change. The fair value of derivative contracts outstanding at January 31, 2024, resulted in the recognition of a commodity futures contract asset of $15,187,459 (January 31, 2023 – $14,030,350), a foreign exchange forward contract asset of $359,973 (January 31, 2023 – $542,862), a foreign exchange forward contract liability of $1,346,133 (January 31, 2023 – $3,124,828), as well as a commodity forward contract liability of $3,250,260 (January 31, 2023 – $977,331).

F-18

Liquidity risk

Liquidity risk is the risk that the Company cannot meet its financial obligations associated with financial liabilities in full. The Company’s main sources of liquidity are its operations, its credit facility and other debt financing. The funds are primarily used to finance working capital and capital expenditure requirements and are adequate to meet the Company’s financial obligations associated with financial liabilities. Risk associated with debt financing is mitigated by having negotiating terms over several years and renegotiating terms before they are due.

3.	Recent Accounting Pronouncements

Accounting pronouncements issued and adopted

On February 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which introduces a new accounting model, referred to as the current expected credit losses (“CECL”) model, for estimating credit losses on certain financial instruments and expands the disclosure requirements for estimating such credit losses. Under the new model, an entity is required to estimate the credit losses expected over the life of an exposure (or pool of exposures). The guidance also amends the current impairment model for debt securities classified as available-for-sale securities.

The Company has identified the following types of financial assets that are within the scope of ASU 2016-13:

•	Accounts receivable

•	Loan receivable

The adoption of ASU 2016-13 did not have a material impact on our consolidated financial statement presentation or disclosures.

Accounting pronouncements issued but not yet adopted

ASU 2021-08, Business Combinations

In October 2021, the Financial Accounting Standards Board (“FASB”) issued ASU 2021-08 – Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). Under current accounting standards, contract assets and contract liabilities acquired in a business combination are to be recorded at fair value using the ASC 805 measurement principle. ASU 2021-08 requires the acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606: Revenue from Contracts with Customers as if the acquirer had originated the contracts rather than at fair value. ASU 2021-08 is effective for Emerging Growth Companies (“EGCs”) in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

ASU 2020-06, Convertible Debt

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt –Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging –Contracts in Entity’s Own Equity (Subtopic 815 –40)”(“ASU 2020-06”). ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. ASU 2020-06 is effective for Emerging Growth Companies (“EGCs”) in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

F-19

ASU 2023-09, Improvements to Income tax disclosures (Topic 740)

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The new requirements apply to all entities subject to income taxes and will be effective for annual periods beginning after December 15, 2024. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively and early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

ASU 2023-07, Segment Reporting – Improvements to Reportable Segment Disclosures (Topic 280)

In November 2023, the FASB issued ASU 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures (Topic 280). The standard requires incremental disclosures related to reportable segments, including disaggregated expense information and the title and position of the company’s chief operating decision maker (“CODM”), as identified for purposes of segment determination. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Entities must adopt the changes to the segment reporting guidance on a retrospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

4.	Acquisitions and dispositions

Business combinations

Wood & Water Foods Inc.

On July 13, 2021, the Company obtained control of Wood & Water Foods Inc., operating as Culcherd, a dairy alternative company (see Note 2). The consideration payable of $3,250,000 (which was reduced by a working capital adjustment of $16,590) was payable in shares of the Company, the number of which was based on the value of the Company at the time of issuance and subject to further adjustment if they were released as a result of a going public transaction. Taking into account the probability of a going public transaction, the share restrictions, and the working capital adjustment, the fair value on the acquisition date of the consideration was determined to be $2,901,494 on acquisition and revalued to be $2,753,761 as at January 31, 2022, with a resulting gain on revaluation of $147,733 recorded in consolidated statements of operations and comprehensive loss for the year ended January 31, 2022.

On April 13, 2022, the Company issued 1,616,705 voting common shares to settle the consideration liability, and the total consideration paid on that date reclassified to additional paid-in capital.

Effective July 13, 2021, results from Culcherd’s operations have been included in the consolidated statements of operations and comprehensive loss. For the year ended January 31, 2022, $111,887 of revenue and $65,139 of net loss were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $30,003 and $2,066 of acquisition-related costs, including advisory, legal, accounting, valuation and other professional and consulting fees, which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the years ended January 31, 2022 and 2023, respectively. Goodwill in the acquisition is recorded in the Culcherd reporting unit (part of the CPG reporting segment) and was attributable to the assembled workforce and the expected benefits of the synergies of the Company’s scale and vertically integrated strategy and the supply chain of customer-facing dairy free products. No goodwill is deductible for tax purposes. During the year ended January 31, 2023, the goodwill in Culcherd reporting unit was fully impaired.

F-20

On a pro forma basis, if the Company had consolidated Wood & Water Foods Inc. starting February 1, 2021, the revenue and earnings of the combined entity would be as follows for the year ended January 31, 2022:

	Year ended January 31, 2022
	Wood & Water Foods Inc. historical (unaudited)	Combined entity pro forma (unaudited)
Revenue	$172,134	$198,917,960
Net loss	(142,363)	(5,854,462)

The supplemental pro forma earnings for the combined entity were adjusted for depreciation and amortization of differences between the historical carrying value and the estimated fair value of tangible and intangible assets and the related deferred tax recovery on the differences.

Northern Quinoa Production Corporation

On May 18, 2022 the Company entered into a contract (“the Purchase Agreement”) to acquire 100% of the issued and outstanding common shares of Northern Quinoa Production Corporation (“NorQuin”), for $3,163,610 (“Purchase Price”). The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price by issuing 1,565,595 voting common shares with an estimated value of $2,672,790 and 682,061 warrants with a total estimated fair value of $490,820. In determining the fair value of the Purchase Price, the Company considered the restrictions that were imposed on the shares and warrants.

NorQuin’s acquisition is aligned with the Company’s approach to becoming a distinguished vertically integrated plant-based food company.

The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:

Working capital	$826,146
Property, plant, and equipment	5,927,331
Intangible assets other than goodwill	725,000
Long-term liabilities	(3,768,857)
Lease liability	(546,010)
Net assets acquired and aggregate consideration	$3,163,610

The following table sets forth the fair values and the useful lives of the intangible assets acquired:

	Useful lives
Brand and trademark	10 Years	$275,000
Plant breeders’ rights	5 Years	450,000
Total intangible assets acquired		$725,000

Effective May 15, 2022, results from NorQuin’s operations have been included in the consolidated statements of operations and comprehensive loss. For the year ended January 31, 2023, $3,946,676 of revenue and $2,032,983 of net loss were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $47,726 of acquisition-related costs which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended January 31, 2023.

F-21

Farmer Direct Organic Ltd.

On June 3, 2022 the Company acquired 100% of the issued and outstanding common shares of Farmer Direct Organic Foods Ltd. (“FDO”), a supplier of Regenerative Organic CertifiedTM grains, in exchange for 1,065,304 voting common shares of the Company. Of these shares, 432,780 were placed in escrow pending meeting certain milestones based on a combination of revenue and EBITDA as defined within the contract. As of the date of acquisition, management has estimated that revenue and EBITDA milestones will not be achieved, and as a result, no value has been assigned to the 432,780 shares. The shares will be cancelled at each milestone date that the related milestones are not met. The acquisition of control was considered to be a business combination and accounted for using the acquisition method. In determining the fair value of the purchase price, the Company considered the restrictions that were imposed on the shares and warrants.

The acquisition of FDO complements the Company’s preexisting brand strategy. Goodwill in the acquisition is recorded in the FDO reporting unit and attributable to the expected benefits from the synergies of gaining increased control over the supply chain of the Company’s organic plant protein and ancient grain product portfolios. No goodwill is deductible for tax purposes. During the year ended January 31, 2023, the goodwill in the FDO reporting unit was fully impaired. In addition, during the year ended January 31, 2023, the intangible asset relating to customer relationships was impaired by $854,377, while the intangible asset relating to brand and trademarks was impaired by $197,150.

The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:

FDO
Working capital	$1,251,916
Property, plant, and equipment	235,122
Intangible assets other than goodwill	2,782,000
Long-term liabilities	(190,862)
Goodwill	1,526,171
Net assets acquired and aggregate consideration	$5,604,347

Consideration paid	FDO
Common shares issued	1,057,819
Accounts payable settled by the Company	418,761
Loan receivable due from FDO	4,127,767
Aggregate consideration	$5,604,347

The following table sets forth the fair values and the useful lives of the intangible assets acquired:

	Useful lives	FDO
Customer relationships	5 Years	$2,280,000
Brand and trademark	10 Years	502,000
Total intangible assets acquired		$2,782,000

Effective June 3, 2022, results from FDO’s operations have been included in the consolidated statements of operations and comprehensive loss. For the year ended January 31, 2023, $1,660,286 of revenue and $3,579,613 of net loss were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $114,251 and $17,123 of acquisition-related costs which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended January 31, 2022 and 2023 respectively.

F-22

On a pro forma basis, if the Company had consolidated FDO and NorQuin starting February 1, 2021, the revenue and earnings of the combined entity would be as follows for the year ended January 31, 2023 and January 31, 2022:

	Year ended January 31, 2023		Year ended January 31, 2022
	FDO/NQ historical (unaudited)	Combined entity pro forma (unaudited)	FDO/NQ historical (unaudited)	Combined entity pro forma (unaudited)
Revenue	$10,297,487	$401,155,029	$19,096,376	$217,954,089
Net income (loss)	(9,214,998)	(49,086,932)	(7,399,846)	(13,177,084)

The supplemental pro forma earnings for the combined entity were adjusted for depreciation and amortization of differences between the historical carrying value and the estimated fair value of tangible and intangible assets.

Discovery Seed Labs Ltd.

On March 23, 2023 the Company entered into a contract (“the Purchase Agreement”) to acquire 100% of the issued and outstanding common shares of Discovery Seed Labs Ltd. (“Discovery”), for $3,213,563 (“Purchase Price”). The acquisition of control was considered to be a business combination and accounted for using the acquisition method. The Company paid the Purchase Price via a cash payment of $2,000,000 and issuing 502,088 voting common shares with an estimated value of $1,213,563. In determining the fair value of the Purchase Price, the Company considered the restrictions that were imposed on the shares.

Discovery’s acquisition is aligned with the Company’s approach to becoming a vertically integrated plant-based food company.

The aggregate consideration of this acquisition has been allocated to the fair values of the acquired assets and assumed liabilities as follows:

Discovery
Working capital	$545,891
Property, plant, and equipment	93,852
Intangible assets other than goodwill	549,719
Deferred tax liability	(247,073)
Goodwill	2,271,174
Net assets acquired and aggregate consideration	$3,213,563

The following table sets forth the fair values and the useful lives of the intangible assets other than goodwill acquired:

	Useful lives	Discovery
Customer relationships	5 Years	$315,407
Brand	10 Years	56,452
Favourable lease terms	4 Years	134,567
Other intangibles	3 Years	43,293
Total intangible assets acquired		$549,719

Effective March 23, 2023, results from Discovery’s operations have been included in the consolidated statements of operations and comprehensive loss. For the year ended January 31, 2024, $1,007,795 of revenue and $1,420,704 of net loss were included in the consolidated statements of operations and comprehensive loss. In conjunction with the acquisition, the Company incurred $35,949 of acquisition-related costs which were recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended January 31, 2024. Additionally, on January 31, 2024 the Company conducted goodwill impairment testing, and subsequently recognized goodwill impairment of $1,400,000 relating to Discovery in the year ended January 31, 2024.

F-23

On a pro forma basis, if the Company had consolidated Discovery starting February 1, 2022, the revenue and earnings of the combined entity would be as follows for the years ended January 31, 2024 and 2023:

	Year ended January 31, 2024		Year ended January 31, 2023
	Discovery historical (unaudited)	Combined entity pro forma (unaudited)	Discovery historical (unaudited)	Combined entity pro forma (unaudited)
Revenue	$1,313,721	$368,729,324	$1,286,884	$397,751,388
Net income (loss)	(1,197,159)	(53,539,952)	(82,602)	(45,567,132)

The supplemental pro forma earnings for the combined entity were adjusted for depreciation and amortization of differences between the historical carrying value and the estimated fair value of tangible and intangible assets.

5.	Inventory

	January 31, 2024	January 31, 2023
Commodity inventories carried at fair value	$22,648,381	$36,522,144
Commodity inventories carried at cost	1,936,101	4,851,694
Finished goods carried at cost	1,424,956	6,545,753
Inventory	$26,009,438	$47,919,591

6.	Investment in affiliate

	January 31, 2024		January 31, 2023
	Membership interest	Carrying amount	Membership interest	Carrying amount
Equity method investment in Atlantic Natural Foods LLC	33.06%	5,873,574	33.06%	$9,541,713

Atlantic Natural Foods, LLC (“ANF”) produces various branded foods under its proprietary labels. Effective September 7, 2021, Above entered into a Membership Interest Purchase and Option Agreement (“Agreement”) with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests of ANF in four separate tranches. The Company accounts for its interest in ANF using the equity method of accounting as ANF is an LLC which maintains specific ownership accounts for each investor.

As part of the first tranche, on September 7, 2021, Above purchased 51.86 units of ANF representing 5.0% of the membership interests, for $1,500,566 (USD $1,185,000). On December 31, 2021, under the second tranche, Above increased its membership interests of ANF to 13.40% by purchasing 87.54 units representing 8.4% membership interests, for $2,550,479 (USD $2,000,000).

On January 20, 2023, under the third tranche, Above increased its membership interests of ANF to 33.06% by purchasing 203.53 units representing 19.66% membership interests, for $6,255,400 ($USD $4,650,000).

No amounts have been paid to date of these financial statements to purchase the remaining 66.94% of ANF under the fourth tranche.

The Company’s current ownership interest of ANF as well as future purchases of ANF have been pledged as security to Lexington Capital (see Note 13).

The approximate $9.4 million (USD $7 million) difference in value between the consideration paid to acquire ANF and the Company’s share of underlying carrying value of the net assets of ANF relates to incremental fair market value of inventory which is recorded as the inventory is sold, identifiable intangible assets (customer relationships and brand) with definite lives amortized over the related assets’ remaining useful lives, and equity method goodwill that is not amortized.

F-24

During the year ended January 31, 2024, Above recognized an equity method investment loss of $3,787,927 (2023 – loss of $812,669) attributable to its investment in ANF. During Q4 of the year ended January 31, 2024, the Company identified potential indicators of other than temporary impairment in the investment in ANF, as revenue and EBITDA targets used in formulating the fair values at acquisition were not being met. As such, the Company determined the fair values based on management’s estimate of ANF’s enterprise value. This resulted in the recognition of impairment of $3,349,250 relating to the investment in ANF, which is presented within the equity method investment loss and impairment.

The Company did not receive distributions from ANF during the years ended January 31, 2024 and 2023.

The changes in the carrying value of investments in affiliates during the years ended January 31, 2024 and 2023 are as follows:

Balance, January 31, 2022	$4,051,045
Acquisition	6,255,400
Equity method loss	(812,669)
Foreign currency translation adjustment, net of tax	47,937
Balance, January 31, 2023	$9,541,713
Equity method loss	(438,677)
Foreign currency translation adjustment, net of tax	119,788
Impairment	(3,349,250)
Balance, January 31, 2024	$5,873,574

7.	Other current assets

	January 31, 2024	January 31, 2023
Prepaid expenses	$1,227,012	$1,967,126
Note receivable due from Sonic Milling Systems Ltd., at an interest rate of prime rate + 2%, repayable by January 15, 2024	-	1,491,579
	$1,227,012	$3,458,705

8.	Other non-current assets

	January 31, 2024	January 31, 2023
Deferred stock issuance costs	$675,717	$946,087
Deposits	35,287	109,606
	$711,004	$1,055,693

9.	Loans receivable

	January 31, 2024	January 31, 2023
Loan receivable due from Atlantic Natural Foods, LLC., bearing simple interest at a rate of 7% per annum, payable monthly	$671,500	$552,003

10.	Property, plant and equipment

The following table outlines the cost and accumulated depreciation of property, plant and equipment as at January 31, 2024:

	Cost	Accumulated Depreciation	Net book value
Equipment	$11,249,698	$2,093,584	$9,156,114
Buildings	16,498,489	1,469,565	15,028,925
Railcar	1,199,416	118,821	1,080,594
Rail	2,021,489	190,552	1,830,937
Hopper Bins	62,508	4,750	57,758
Land	95,000	-	95,000
Total	$31,126,600	$3,877,272	$27,249,328

F-25

The following table outlines the cost and accumulated depreciation of property, plant and equipment as at January 31, 2023:

	Cost	Accumulated Depreciation	Net book value
Equipment	$8,181,177	$796,312	$7,384,865
Vehicles	492,342	114,638	377,704
Buildings	16,014,315	865,423	15,148,892
Railcar	1,207,574	69,874	1,137,700
Rail	2,014,000	123,078	1,890,922
Hopper Bins	361,876	19,059	342,817
Land	95,000	-	95,000
Total	$28,366,284	$1,988,384	$26,377,900

The Company recognized depreciation expense of $1,989,674 during the year ended January 31, 2024 (January 31, 2023 - $1,415,744, January 31, 2022 – $471,377).

11.	Goodwill and intangible assets

Goodwill relates to the Discovery reporting unit. The changes in the carrying amount of goodwill during the period ended January 31, 2024 as follows:

	Gross	Accumulated impairment losses	Net book value
Balance, January 31, 2022	$2,537,303	$-	$2,537,303
Acquisition (Note 4)	1,526,171	-	1,526,171
Impairment loss (Culcherd)	-	(2,537,303)	(2,537,303)
Impairment loss (FDO)	-	(1,526,171)	(1,526,171)
Balance, January 31, 2023	4,063,474	(4,063,474)	-
Acquisition (Note 4)	2,271,174	-	2,271,174
Impairment loss (Discovery)	-	(1,400,000)	(1,400,000)
Balance, January 31, 2024	$6,334,648	$(5,463,474)	$871,174

The goodwill impairment loss is recorded for the amount by which the carrying value of the reporting unit exceeds the fair value of the reporting unit and is presented as Impairment of goodwill and other intangible assets in the Consolidated Statements of Operations and Comprehensive Loss.

During the year ended January 31, 2023, the Company identified that the Culcherd and FDO reporting units’ cash flows were below budget, and as part of its goodwill impairment test for the quarter ended October 31, 2022, recorded goodwill impairment of $4,063,474. The Company determined fair values for both the Culcherd and FDO reporting units using an income approach, whereby fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate.

During the year ended January 31, 2024, the Company identified that the Discovery reporting unit’s cash flows were below budget, and as part of its annual goodwill impairment test, recorded goodwill impairment of $1,400,000. The Company determined fair values for the Discovery reporting unit using an income approach, whereby fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate.

F-26

The following table sets forth the intangible assets other than goodwill:

	Website development	Customer relationships	Brand and trademarks	Breeder rights	Favourable lease terms	Non-compete Agreement	Total
Useful Life (years)	5	5	10	5	4	3
Cost:
Balance, January 31, 2021	$-	$-	$-	$-	$-	$-	$-
Acquisitions (Note 4)	-	72,000	391,000		-	-	463,000
Additions	139,507	-	-	-	-	-	139,507
Balance, January 31, 2022	$139,507	$72,000	$391,000	$-	$-	$-	$602,507
Acquisitions (Note 4)	-	2,280,000	777,000	450,000	-	-	3,507,000
Additions	285,413	2,015,385	23,632	-	-	-	2,324,430
Balance, January 31, 2023	424,920	4,367,385	1,191,632	450,000	-	-	6,433,937
Acquisitions (Note 4)	-	315,407	56,452	-	$134,567	$43,293	549,719
Additions	33,121	-	27,375	-	-	-	60,496
Balance, January 31, 2024	$458,041	$4,682,792	$1,275,459	$450,000	$134,567	$43,293	$7,044,152
Accumulated amortization and impairment loss:
Balance, January 31, 2021	$-	$-	$-	$-	$-	$-	$-
Amortization	13,690	7,200	19,550	-	-	-	40,440
Balance, January 31, 2022	$13,690	$7,200	$19,550	$-	$-	$-	$40,440
Amortization	54,027	414,136	93,978	90,369	-	-	652,510
Impairment	-	2,605,497	197,150	-	-	-	2,802,647
Balance, January 31, 2023	67,717	3,026,833	310,678	90,369			3,495,597
Amortization	83,199	385,895	94,563	90,001	28,035	12,036	693,729
Impairment	63,580	39,570	303,187	-	-	-	406,337
Balance, January 31, 2024	$214,496	$3,452,298	$708,428	$180,370	$28,035	$12,036	$4,595,663
Carrying amounts:
Balance, January 31, 2022	$125,817	$64,800	$371,450	$-	$-	$-	$562,067
Balance, January 31, 2023	$357,203	$1,340,552	$880,954	$359,631	$-	$-	$2,938,340
Balance, January 31, 2024	$243,545	$1,230,494	$567,031	$269,630	$106,532	$31,257	$2,448,489

The estimated future aggregate amortization expense over the next five years ended January 31, is as follows:

$
2025	663,863
2026	663,863
2027	650,848
2028	164,402
2029	80,196

12.	Short-term debt and credit facilities

The Company’s short-term borrowings are typically sourced from various banking institutions. The weighted-average interest rates on short-term borrowings at January 31, 2024, and January 31, 2023, were 7.25% and 6.95% respectively.

	January 31, 2024	January 31, 2023
Revolving credit loan	$36,000,000	$47,500,000

The Company holds a revolving credit loan, via Purely Canada Food Corp. (“PCFC”), with the Royal Bank of Canada (“RBC”) with a limit of $36,000,000 (January 31, 2023 - $50,000,000) and a term that matures July 31, 2024. Subsequent to January 31, 2024 the limit has been reduced to $35,000,000. The interest rate on the loan is Royal Bank Prime rate plus 0.25% (January 31, 2023 – 0.25%) per annum and secured by inventory and accounts receivable. This revolving credit loan is secured by the present and future assets of PCFC, Purely Canada Kindersley Inc. (“PCKI”) and Purely Canada Land Corp. (“PCLC”), with RBC having priority over inventory and accounts receivables, with secondary priority over other assets.

The borrowing base is a certain percentage of sales accounts and inventory of the Company, minus a percentage of accounts payable reserves.

In accordance with the debt agreement with RBC, the Company must maintain a) fixed charge coverage ratio of 1.1:1.0 or greater, and b) a tangible net worth equal or greater than $11,000,000, both of which are tested monthly. The Company has violated this covenant (as well as the requirement to provide audited financial statements by the required deadline) and therefore the debt is presented as short-term.

F-27

At January 31, 2024, the prime rate was 7.20% (January 31, 2023 – 6.70%). The bank indebtedness balances reflected on the balance sheet includes overdrawn chequing accounts of $12,304,272 (January 31, 2023 - $5,745,489).

13.	Long-term debt

	January 31, 2024		January 31, 2023
	Book value	Fair value Level 2	Book value	Fair value Level 2
Loan payable to Battle River Railway NGC Inc., with interest at the ATB Financial prime rate plus 0.20%, repayable in thirty-six equal monthly instalments commencing July 2, 2021	$333,334	$333,334	$1,000,000	$1,000,000

Loan payable to Business Development Bank of Canada (BDC) with interest at 7.18%, repayable in sixty equal monthly instalments commencing January 10, 2021 and matures December 10, 2025.	23,000	22,269	35,000	33,687

Loan payable to Bank of Montreal pursuant to the Canada Emergency Business Account (CEBA) program, with no interest and matured December 31, 2023. The Company is in default of the repayment terms as the loan was not repaid by December 31, 2023.	40,000	40,000	70,000	65,432

Demand note payable to Ingredion Inc. with interest at 5%, maturing at the date of Above’s business combination with Bite (Note 1)	3,988,319	3,988,319	3,911,464	3,907,909

Government contribution through the Business Scale-up and Productivity (BSP) program, with no interest and repayable in sixty equal monthly instalments commencing April 1, 2023	230,400	184,753	276,480	224,630

Banker’s Acceptance from Bank of Nova Scotia (“BNS”), with interest at the prevailing rate plus 1.75%, maturing on June 13, 2024. The Company must maintain a) fixed charge coverage ratio of 1.1:1.0 or greater, and b) a tangible net worth equal or greater than $11,000,000, both of which are tested monthly. This loan is secured by the present and future assets of PCFC, PCKI and PCLC, with BNS having priority over all assets except for inventory and accounts receivable, for which BNS has secondary priority after RBC. The Company is in violation of these covenants (as well as the requirement to provide audited financial statements by the required deadline).	9,910,000	9,910,000	10,698,000	10,679,118

Convertible subordinated loan payable to Lexington Capital, denominated in US Dollars, with interest of 10% (if paid in cash) or 18% (if paid in shares), secured by the Company’s interest in ANF (see Note 6). Principal and interest maturing and payable at the earlier of the consummation of the Business Combination or 1 year from the initial advance of the loan (January 3, 2024), subsequently extended to June 30, 2024. As a result of the covenant violations under the lending agreements with RBC and BNS, the Company is in default of the terms of this agreement as well (as well as the requirement to provide audited financial statements by the required deadline).	3,838,709	3,838,709	2,607,304	2,607,304

F-28

	January 31, 2024		January 31, 2023
	Book value	Fair value Level 2	Book value	Fair value Level 2
Convertible subordinated loan payable to Grupo Vida Canada, denominated in US Dollars, with interest of 18% in shares (or in cash if the Business Combination is not consummated 1 year from the initial advance of the loan). Principal and interest maturing and payable at the earlier of the consummation of the Business Combination or 1 year from the initial advance of the loan (January 27, 2024), subsequently extended to July 31, 2024. As a result of the covenant violations under the lending agreements with RBC and BNS, the Company is in default of the terms of this agreement as well (as well as the requirement to provide audited financial statements by the required deadline).	6,370,063	6,370,063	5,238,495	5,238,495

Convertible subordinated loan payable to SmartDine LLC, denominated in US Dollars, with interest of 18% in shares (or in cash if the Business Combination is not consummated 1 year from the initial advance of the loan). Principal and interest maturing and payable at the earlier of the consummation of the Business Combination or 1 year from the initial advance of the loan (May 3, 2024), subsequently extended to July 31, 2024. As a result of the covenant violations under the lending agreements with RBC and BNS, the Company is in default of the terms of this agreement (as well as the requirement to provide audited financial statements by the required deadline).	3,485,406	3,485,406	-	-

Convertible subordinated loan payable to Orionsea Enterprises, denominated in US Dollars, with interest of 18% in shares (or in cash if the Business Combination is not consummated 1 year from the initial advance of the loan). Principal and interest maturing and payable at the earlier of the consummation of the Business Combination or 1 year from the initial advance of the loan (June 30, 2024). As a result of the covenant violations under the lending agreements with RBC and BNS, the Company is in default of the terms of this agreement as well (as well as the requirement to provide audited financial statements by the required deadline).	743,076	743,706	-	-

F-29

	January 31, 2024		January 31, 2023
	Book value	Fair value Level 2	Book value	Fair value Level 2
Banker’s Acceptance from Bank of Nova Scotia (“BNS”), with interest at the prevailing rate plus 1.75%, maturing on June 17, 2024. The Company must maintain a) fixed charge coverage ratio of 1.1:1.0 or greater, and b) a tangible net worth equal or greater than $11,000,000, both of which are tested monthly. This loan is secured by the present and future assets of PCFC, PCKI and PCLC, with BNS having priority over all assets except for inventory and accounts receivable, for which BNS has secondary priority after RBC. The Company is in violation of these covenants (as well as the requirement to provide audited financial statements by the required deadline)	2,007,000	2,007,000	-	-

Total long-term debt, including current portion	30,969,307		23,836,743
Less current portion	30,783,203		23,259,226
Long-term debt	$186,104		$577,517

F-30

The Lexington Capital, Grupo Vida Canada, SmartDine LLC, and Orionsea Enterprises loans are convertible to common shares at $10USD per common share if the business combination with Bite is successfully consummated. Lexington Capital has general security over the property of the Company, subordinated to RBC and BNS.

At January 31, 2024, the ATB Financial prime rate was 7.20% (January 31, 2023 – 6.70%) and BNS prime rate was 7.20%.

Principal payments due in future years are as follows:

$
2025	30,783,203
2026	66,296
2027	55,296
2028	55,296
2029	9,216
$30,969,307

During the period ended January 31, 2024, the Company and Ingredion agreed to extend the maturity of the note payable until the Company’s next financing transaction.

The outstanding principal and interest of the convertible subordinated loan payable to Lexington Capital and Grupo Vida Canada are automatically converted into common shares of TopCo (as defined in Note 1) at a price of $10.00 per share upon the closing of the business combination contemplated in the Agreement (as defined in Note 1), which may occur in the period ending January 31, 2025. If the Company does not complete the go public transaction pursuant to the Agreement, the portion of the loan held by Grupo Vida Canada is due to be repaid in cash, and the portion of the loan held by Lexington Capital may be converted into the Company’s shares at the option of the holder on or after the maturity date.

F-31

14.	Derivative instruments

The Company’s derivative instruments have not been designated as hedging instruments. The Company uses exchange-traded futures and exchange-traded and OTC options contracts to manage its net position of merchandisable agricultural product inventories and forward cash purchase and sales contracts in an attempt to reduce price risk caused by market fluctuations in agricultural commodities and foreign currencies. The Company also uses exchange-traded futures and exchange-traded and OTC options contracts as components of merchandising strategies designed to mitigate fluctuations in the prices of commodities. The results of these strategies can be significantly impacted by factors such as the correlation between the value of exchange-traded commodities futures contracts and the value of the underlying commodities, counterparty contract defaults, and volatility of freight markets.

Effective May 11, 2022, the Company entered into an interest swap contract with an aggregate notional amount of $5,220,000 as of January 31, 2024 to manage variability in the amount of cash payments related to portions of its variable rate debt. The Company pays a fixed rate of 3.9% to the counterparty and receives floating interest payments based on 3-month Bank Acceptance’s Canadian Dollar Offered Rate.

Derivatives, including exchange traded contracts and physical purchase or sale contracts, and inventories of merchandisable agricultural products, which include amounts acquired under deferred pricing contracts, are stated at fair value. Inventory is not a derivative and therefore fair values of and changes in fair values of inventories are not included in the tables below.

The following table sets forth the fair value of derivatives not designated as hedging instruments as of January 31, 2024 and January 31, 2023.

	January 31, 2024		January 31, 2023
	Assets	Liabilities	Assets	Liabilities
Commodity forward contracts	$15,157,459	$3,250,260	$14,030,350	$977,331
Foreign exchange forward contracts	359,973	1,346,133	542,862	3,124,828
Interest swap contract (included in Accounts payable and accrued liabilities)		21,105	-	144,283
Balance, end of period	$15,547,432	$4,617,498	$14,573,212	$4,246,442

The following tables set forth the gains (losses) on derivatives not designated as hedging instruments as of January 31, 2024 and January 31, 2023:

	For year ended January 31, 2024
	Cost of sales	Interest expense	Total gain (loss) recognized in earnings
Commodity forward contracts	$(1,427,442)	-	$(1,427,442)
Commodity futures contracts	(932,541)	-	(932,541)
Foreign exchange forward contracts	2,697,103	-	2,697,103
Interest swap contract	-	123,178	123,178
Total gain (loss) recognized in earnings	$337,120	123,178	$460,298

	For year ended January 31, 2023
	Cost of sales	Interest expense	Total gain (loss) recognized in earnings
Commodity forward contracts	$(3,831,421)	-	$(3,831,421)
Commodity futures contracts	(1,343,603)	-	(1,343,603)
Foreign exchange forward contracts	(2,365,050)	-	(2,365,050)
Interest swap contract	-	(144,283)	(144,283)
Total gain (loss) recognized in earnings	$(7,540,074)	(144,283)	$(7,684,357)

	For year ended January 31, 2022
	Cost of sales	Interest expense	Total gain (loss) recognized in earnings
Commodity forward contracts	$14,381,486	-	$14,381,486
Commodity futures contracts	(3,318,737)	-	(3,318,737)
Foreign exchange forward contracts	(1,807,302)	-	(1,807,302)
Interest swap contract	-	-	-
Total gain (loss) recognized in earnings	$9,255,447	-	$9,255,447

F-32

15.	Leases

Lessee Accounting

The following table sets forth the amounts relating to the Company’s total lease cost and other information.

	Year ended January 31, 2024	Year ended January 31, 2023	Year ended January 31, 2022
Operating lease cost:
Operating lease cost(1)	$1,420,890	$943,331	$640,185
Non-Lease components(1)	-	-	13,387
	$1,420,890	$943,331	$653,572
Short-term lease cost(3)	-	$3,600	$25,447
Finance lease cost:
Amortization	$916,636	$890,763	$854,257
Interest on lease liabilities	1,149,459	1,186,716	1,212,634
	$2,066,095	$2,077,479	$2,066,891
Total lease cost	$3,486,985	$3,024,410	$2,745,910
Other information:
Sublease income (2)	$1,026,800	$405,741	$539,757
Lease liability principal payments:
Finance leases	$1,202,509	$1,197,395	$338,576
Operating leases	1,238,270	772,275	526,693
	$2,440,779	$1,969,670	$865,269
Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$-	$189,505	$-
Operating leases	2,288,534	3,734,640	127,104
	$1,851,287	$3,924,145	$127,104
Weighted-average remaining lease term (in years)	6.87	7.96	8.75
Weighted average discount rate	3.60%	3.58%	3.57%

(1)	Operating lease expenses comprising interest on operating lease liabilities and amortization, are reported under Selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss.

(2)	Sublease income is reported under Revenue on the Consolidated Statements of Operations and Comprehensive Loss.

(3)	Short-term leases are expensed and are reported under Selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss.

The maturity analysis of the lease liabilities at January 31, 2024 is as follows:

	Operating Leases	Finance Leases
2025	1,537,837	2,296,408
2026	1,475,675	2,313,717
2027	1,441,175	2,176,719
2028	1,378,892	2,133,766
2029	347,783	2,090,861
Thereafter	1,677,872	27,378,439
Total lease payments(1)	7,859,234	38,389,910
Less impact of discounting(2)	1,244,913	6,771,185
Lease liability	6,614,321	31,618,725

(1)	Minimum lease payments have not been reduced by minimum sublease income receipts of $4.0 million due in future periods under non-cancelable subleases as of January 31, 2024. Non-cancelable subleases primarily relate to agreements with third parties for the use of land with remaining sublease terms of approximately five years.

(2)	Calculated using the implicit rate of the lease, if available, or the incremental borrowing rate that is appropriate for the tenor and geography of the lease.

F-33

The Company subleases land that it leased in 2018. The following table sets out a maturity analysis of the lease receivables, showing the undiscounted lease payments to be received after the reporting date:

$
2025	1,001,754
2026	1,001,754
2027	1,001,754
2028	1,001,754
Total undiscounted lease payments receivable	4,007,016

16.	Share capital

Authorized share capital

At January 31, 2024 and January 31, 2023, the Company had authorized an unlimited number of common shares and preferred shares. The Company has no preferred shares issued and outstanding.

Private placement

On January 19, 2021, the Company completed its brokered and non-brokered private placement of 20,216,656 Units, at a price of $2.00 per Unit for gross proceeds of $40,433,312 of which $200,000 was received after January 31, 2021 and recorded in the year ended January 31, 2022. Each unit consists of one common share of the Company and one-half of one common share purchase warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. The issue price allocated to the share portion of the Unit was $1.50 and $0.50 was allocated to each half warrant and recorded within common stock (in additional paid in capital) and warrants respectively.

Marketing Rights

On February 1, 2022, the Company issued 997,835 voting common shares rto secure an arrangement whereby the Company would act as the marketing agent for WestOak Naturals Inc. (“WestOak”) products and be entitled to commissions on sales to third parties. In contemplation of this arrangement, the Company recognized $1,995,670 in other intangible assets on its balance sheet on the date of the share issuance. On November 15, 2022, WestOak entered receivership and the Company recognized an impairment loss of $1,751,120, equal to the remaining unamortized intangible asset, and is presented as Impairment of goodwill and other intangible assets in the Consolidated Statements of Operations and Comprehensive Loss.

F-34

Warrants

The Company has issued two types of warrants:

Share warrants entitling the holder to acquire additional common shares of the Company at a fixed ratio of one for one (the “Warrants”); and

Broker warrants entitling holders to acquire additional Units of the Company at a fixed ratio of one for one (the “Broker Warrants”).

A summary of the status of the Warrants outstanding is as follows:

	Number	Weighted Average Exercise Price
Outstanding at January 31, 2021	10,561,244	$3.75
Warrants issued	50,000	$3.75
Outstanding at January 31, 2022	10,611,244	$3.75
Warrants issued (Note 4)	682,061	$3.75
Outstanding at January 31, 2023	11,293,305	$3.75
Outstanding at January 31, 2024	11,293,305	$3.75

On January 19, 2021, between the private placement Units of 10,108,328 and corporate finance fee Units of 502,916, the Company issued 10,611,244 Warrants pursuant to the Private Placement. Each warrant entitles the holder to purchase one common share at $3.75 per share until the date (the “Expiry Date”) that is the earlier of: (i) the three year anniversary of the date of a liquidity event; and (ii) the five year anniversary of the date of issuance of the Warrants. The Company may elect to accelerate the Expiry Date to the date that is thirty days following the date on which the Company issues a news release announcing the acceleration of the Expiry Date upon the ten consecutive trading day volume weighted average price of the common shares on a recognized exchange being equal to or exceeding $5.00, and within ten days of the end of such period.

Pursuant to the Private Placement on January 19, 2021, the Company also has outstanding at January 31, 2024, 1,609,332 Broker Warrants to acquire Units for $2.00 per Unit (2023 – 1,609,332 units at $2.00), which were issued 1,609,332 Broker Warrants to intermediaries as compensation for the Unit placement. Each unit consists of one common share of AFC and one-half of one common share purchase warrant with an exercise price of $3.75 per share and a term of the earlier of three years following a liquidity event or five years from the closing of the financing. The Company may elect to accelerate the Expiry Date to the date that is thirty days following the date on which the Company issues a news release announcing the acceleration of the Expiry Date upon the ten consecutive trading day volume weighted average price of the common shares on a recognized exchange being equal to or exceeding $5.00, and within ten days of the end of such period. These Broker Warrants are separate from the Warrants and not included in the table above.

F-35

The following tables summarize the warrants that remain outstanding as at January 31, 2024:

Warrants	Exercise Price	Expiry
11,293,305	$3.75	The earlier of: (i) the three year anniversary of the date of a liquidity event; and (ii) the five year anniversary of the date of issuance of the Warrants of January 19, 2021 (10,611,244 warrants) and May 15, 2022 (682,061 warrants) as further outlined in Note 4.

Broker Warrants	Exercise Price	Expiry
1,609,332	$2.00	The earlier of: (i) the three year anniversary of the date of a liquidity event; and (ii) the five year anniversary of the date of issuance of the Warrants

17.	Stock Compensation

The Company’s employee stock compensation plans provide for the granting of options to employees to purchase common stock of the Company pursuant to the Company’s 2021 Stock Option Plan.

During the year ended January 31, 2023, 7,975,000 options were granted with an exercise price of $5.00 (“Tranche 2”). These options vest over three-year period starting the grant date and expire five years after the grant date. The grant date fair value for the Company’s Tranche 2 stock options for the year ended January 31, 2024 were based on the following assumptions used within the Black-Scholes option pricing model:

Expected dividend yield	0%
Expected volatility	73%
Risk-free interest rate	2.13%
Expected term	2.9 years
Weighted average grant date fair value	$0.51

The average expected life represents the period of time that option grants are expected to be outstanding, calculated using the simplified method (see Note 2).

A summary of Tranche 2 activity during the year ended January 31, 2024 is presented below:

Options	Shares	Weighted Average Exercise Price
Outstanding as of January 31, 2023	7,825,000	$5.00
Granted	-	-
Exercised	-	-
Forfeited or expired	1,225,000	5.00
Outstanding as of January 31, 2024	6,600,000	5.00
Exercisable as of January 31, 2024	2,199,995	5.00

The weighted-average remaining contractual term of options outstanding as of January 31, 2024, is 2 years.

For the year ended January 31, 2024, stock compensation expense of $1,103,152 (2023 - $1,328,866) has been recorded related to Tranche 2. As of January 31, 2024, the total unrecognized compensation expense related to Tranche 2 granted was $1.1 million. The Company expects to recognize these unrecognized compensation expense over a remaining weighted average period of 1.0 years.

F-36

In the year ended January 31, 2022, 7,450,000 options were granted with an exercise price of $2.00 (“Tranche 1”). The original vesting terms for the Tranche 1 options were to commence vesting on the date upon which the Company’s common shares begin to trade on a stock exchange in Canada or the United States. During the year ended January 31, 2023, the Company modified the vesting start date for Tranche 1 to the original grant date. The Tranche 1 options vested over two- or three-year periods after the grant date and expire five years after the date of grant. The modification date fair value for the Company’s Tranche 1 stock options for the year ended January 31, 2024 were based on the following assumptions used within the Black-Scholes option pricing model:

Expected dividend yield	0%
Expected volatility	73%
Risk-free interest rate	0.7%
Expected term	2.7 years
Weighted average modification date fair value	$0.91

The average expected life represents the period of time that option grants are expected to be outstanding, calculated using the simplified method (see Note 2).

As a result of the modification, the Company recognized additional compensation expense of $5.4 million for the year ended January 31, 2023. In the year ended January 31, 2024, stock compensation expense of $1,451,705 has been recorded related to Tranche 1. As of January 31, 2024, the total unrecognized compensation expense related to Tranche 1 granted was $0.1 million. The Company expects to recognize these unrecognized compensation expense over a remaining weighted average period of 0.1 years.

A summary of Tranche 1 activity during the period ended January 31, 2024 is presented below:

Options	Shares	Weighted Average Exercise Price
Outstanding as of January 31, 2023	7,450,000	$2.00
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Outstanding as of January 31, 2024	7,450,000	2.00
Exercisable as of January 31, 2024	6,716,667	2.00

The weighted-average remaining contractual term of options outstanding and exercisable as of January 31, 2024, is 2 years.

In the year ended January 31, 2023, 600,000 options were granted with an exercise price of $7.63 (“Tranche 3”). The Tranche 3 options vest over a period of three years that is triggered upon a listing on an exchange. In the years ended January 31, 2024 and 2023, no stock compensation expense has been recorded related to the Tranche 3 options as the vesting period is conditional upon the Company’s common shares trading on a stock exchange in Canada or the United States.

During the year ended January 31, 2024, 1,375,000 options were granted with an exercise price of $5.00 (“Tranche 4”). These options vest over a 1.1 year period, beginning on the grant date and expire 2.1 years after the grant date. The grant date fair value for the Company’s Tranche 4 stock options for the year ended January 31, 2024 were based on the following assumptions used within the Black-Scholes option pricing model:

Expected dividend yield	0%
Expected volatility	80%
Risk-free interest rate	3.99%
Expected term	1.3 years
Weighted average grant date fair value	$0.55

A summary of Tranche 4 activity during the year ended January 31, 2024 is presented below:

Options	Shares	Weighted Average Exercise Price
Outstanding as of January 31, 2023	-	$-
Granted	1,375,000	5.00
Exercised	-	-
Forfeited or expired	-	-
Outstanding as of January 31, 2024	1,375,000	5.00
Exercisable as of January 31, 2024	458,333	5.00

F-37

The weighted-average remaining contractual term of options outstanding as of January 31, 2024, is 2 years.

For the year ended January 31, 2024, stock compensation expense of $505,083 has been recorded related to Tranche 4. As of January 31, 2024, the total unrecognized compensation expense related to Tranche 4 granted was $0.3 million. The Company expects to recognize these unrecognized compensation expense over a remaining weighted average period of 1.0 years.

The Company’s Restricted Share Unit Plan provides for the granting of restricted stock and restricted stock units (Restricted Stock Awards) at no cost to certain officers and key employees. During the year ended January 31, 2024, no Restricted Stock Awards were granted (2023 – no Restricted Stock Awards). The Restricted Stock Awards were made in common stock or stock units over a vesting period of two years that is triggered upon a listing on an exchange. In the years ended January 31, 2024 and 2023, no stock compensation expense has been recorded related to the restricted stock awards as the vesting period is conditional upon the Company’s common shares trading on a stock exchange in Canada or the United States.

18.	Income taxes

Income tax recovery comprises of:

	Year ending
	January 31, 2024	January 31, 2023	January 31, 2022
Current tax recovery	$-	$(15,370)	$-
Deferred tax recovery	-	(78,681)	-
Origination and reversal of temporary differences	-	-	(95,088)
Income tax recovery	$-	$(94,051)	$(95,088)

The income tax expense differs from the amount computed by applying Canadian statutory rates to income before taxes for the following reasons:

	Year ending January 31, 2024	Year ending January 31, 2023	Year ending January 31, 2022
Loss after Equity method investment loss before income taxes	$(53,312,282)	$(45,578,581)	$(5,872,326)
At the Company’s statutory income tax rate of 27%	(14,394,316)	(12,306,217)	(1,585,528)
Tax effect of the following:
Change in valuation allowance	13,510,293	9,519,156	1,566,355
Permanent differences and others	884,023	2,693,010	(75,915)
Income tax recovery	$-	$(94,051)	$(95,088)

Deferred income tax assets and liabilities are made up of the timing differences on the following items:

	January 31, 2024	January 31, 2023
Property, plant and equipment	$(932,028)	$(523,041)
Intangibles	66,261	(24,451)
Non-capital loss carry forward	39,338,679	26,265,308
Share issue costs	43,990	248,323
Investment under significant influence	1,129,068	138,670
Forward contracts	(2,956,780)	(2,827,185)
Inventory	(431,682)	(283,336)
Valuation allowance	(36,504,581)	(22,994,288)
Net deferred tax liabilities	$(247,073)	$-

F-38

As of January 31, 2024, and January 31, 2023, management assessed the realizability of deferred tax assets and evaluated the need for an amount of a valuation allowance for deferred tax assets on a jurisdictional basis. This evaluation utilizes the framework contained in ASC 740, Income Taxes, pursuant to which management analyzed all positive and negative evidence available at the balance sheet date to determine whether all or some portion of the deferred tax assets will not be realized. Under this guidance, a valuation allowance must be established for deferred tax assets when it is more likely than not (a probability level of more than 50%) that they will not be realized. Based upon available evidence, it was concluded on a more-likely-than-not basis that certain deferred tax assets were not realizable as of January 31, 2023. Accordingly, a valuation allowance of $36,504,581 has been recorded to offset these deferred tax assets.

As at January 31, 2024, the Company has Canadian non-capital loss carry-forwards of approximately $145,698,811 (January 31, 2023 – $97,094,450) which may be carried forward to apply against future income tax for Canadian income tax purposes. These non-capital loss carry-forwards begin to expire in 2040. Deferred tax assets have been recognized on these non-capital loss carry-forwards to the extent that they eliminate deferred tax liabilities. Deferred tax assets on the remaining non-capital loss carry-forwards in respect of these items have been fully provided for because it is unknown as to what future taxable profit will be available which the Company can utilize the benefits therefrom.

Description	Balance at Beginning of Fiscal Year	Additions Charged to Costs and Expenses	Acquisitions, Divestitures, and Others	Balance at End of Fiscal Year
Fiscal Year 2024:
Valuation allowance on DTA	22,994,288	13,757,366	(247,073)	36,504,581
Fiscal Year 2023:
Valuation allowance on DTA	5,206,457	9,519,156	8,268,675	22,994,288
Fiscal Year 2022:
Valuation allowance on DTA	3,640,102	1,566,355	-	5,206,457

19.	Segment information

For the Company’s reportable operating segments during the year ended January 31, 2024, revenue and net loss are as follows:

January 31, 2024	Disruptive Agriculture & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Revenue	$362,730,828	$15,391,498	$4,428	$(9,703,356)	$368,423,398
Net loss for the year	$(20,400,376)	$(12,901,140)	$(19,960,094)	$(50,672)	$(53,312,282)
Assets	$134,359,310	$17,910,208	$10,653,780	$(19,035,343)	$143,887,955

For the Company’s reportable operating segments during the year ended January 31, 2023, net earnings (loss) are as follows:

January 31, 2023	Disruptive Agriculture & Rudimentary Ingredients	CPG	Corporate and Other	Inter-segment Eliminations	Consolidated
Revenue	$392,430,824	$9,579,047	$941	$(5,546,308)	$396,464,504
Net loss for the year	$(16,051,802)	$(14,924,353)	$(14,508,375)	$-	$(45,484,530)
Assets	$149,336,997	$23,176,014	$14,114,352	$(5,737,987)	$180,889,376

F-39

For the Company’s reportable operating segments during the year ended January 31, 2022, net earnings (loss) are as follows:

January 31, 2022	Disruptive Agriculture & Rudimentary Ingredients	CPG	Corporate and Other	Consolidated
Revenue	$198,654,751	$202,962	$-	$198,857,713
Net loss for the year	$(1,715,505)	$(1,249,470)	$(2,812,263)	$(5,777,238)
Assets	$155,969,937	$4,006,528	$11,342,006	$171,318,471

Intersegment sales have been recorded at cost plus a margin. Net loss for each segment is based on revenue less identifiable expenses. Note that prior to the 2023 fiscal year, there were no intersegment transactions/balances to eliminate.

Geographic area information for net sales to external customers, determined based on the location of the customers to which the Company made the sales follows:

For the Years Ended	Year ended January 31, 2024	Year ended January 31, 2023	Year ended January 31, 2022
Canada	141,040,609	159,191,812	98,245,468
United States	72,650,287	87,691,635	36,690,542
Mexico	38,284,772	37,436,222	26,807,762
China	49,630,336	33,545,954	1,319,079
France	15,377,435	15,284,057	8,334,567
Turkey	5,134,907	11,981,465	7,255,828
Rest of the world	46,305,052	51,333,359	20,204,467
Total	368,423,398	396,464,504	198,857,713

As at January 31, 2024 and 2023 all long-lived assets other than the investment in affiliate are located in Canada.

20.	Revenue

The following tables present revenues from external customers disaggregated by timing of recognition and segment for the years ended January 31, 2024 and 2023.

	Year Ended January 31, 2024
	Revenue from contracts with customers (Topic 606 Revenue, point in time)	Commodity contracts (Topic 815 Revenue)	Land rent (Topic 842 Revenue)	Total Revenue
Disruptive Agriculture & Rudimentary Ingredients
Durum	-	105,245,392	-	105,245,392
Peas	-	59,339,111	-	59,339,111
Lentils	-	71,370,483	-	71,370,483
Wheat	-	26,275,606	-	26,275,606
Canary Seed	-	59,608,200	-	59,608,200
Canola	-	21,208,747	-	21,208,747
Other	-	12,773,612	1,026,800	13,800,412
Total Disruptive Agriculture & Rudimentary Ingredients	-	355,821,151	1,026,800	356,847,951
Total CPG	11,571,019	-	-	11,571,019
Total Corporate and Other	4,428	-	-	4,428
Total Revenue	11,575,447	355,821,151	1,026,800	368,423,398

F-40

	Year Ended January 31, 2023
	Revenue from contracts with customers (Topic 606 Revenue, point in time)	Commodity contracts (Topic 815 Revenue)	Land rent (Topic 842 Revenue)	Total Revenue
Disruptive Agriculture & Rudimentary Ingredients
Durum	-	99,918,425	-	99,918,425
Peas	-	54,915,488	-	54,915,488
Lentils	-	82,460,004	-	82,460,004
Wheat	-	34,137,384	-	34,137,384
Canary Seed	-	56,904,224	-	56,904,224
Canola	-	44,816,622	-	44,816,622
Other	-	13,473,085	405,741	13,878,826
Total Disruptive Agriculture & Rudimentary Ingredients	-	386,625,231	405,741	387,030,972
Total CPG	9,432,591	-	-	9,432,591
Total Corporate and Other	941	-	-	941
Total Revenue	9,433,532	386,625,231	405,741	396,464,504

	Year Ended January 31, 2022
	Revenue from contracts with customers (Topic 606 Revenue, point in time)	Commodity contracts (Topic 815 Revenue)	Land rent (Topic 842 Revenue)	Total Revenue
Disruptive Agriculture & Rudimentary Ingredients
Durum	-	26,594,259	-	26,594,259
Peas	-	29,568,660	-	29,568,660
Lentils	-	41,820,787	-	41,820,787
Wheat	-	20,369,584	-	20,369,584
Canary Seed	-	41,708,979	-	41,708,979
Canola	-	22,206,864	-	22,206,864
Other	-	15,845,861	539,757	16,385,618
Total Disruptive Agriculture & Rudimentary Ingredients	-	198,114,994	539,757	198,654,751
Total CPG	202,962	-	-	202,962
Total Corporate and Other	-	-	-	-
Total Revenue	202,962	198,114,994	539,757	198,857,713

21.	Fair value measurements

The Company’s various financial instruments include certain components of working capital such as trade accounts receivable and trade accounts payable. Additionally, the Company uses short and long-term debt to fund operating requirements. Trade accounts receivable, trade accounts payable, and short-term debt are each stated at their carrying values. As these financial instruments have maturities of less than twelve-months, the carrying values are reasonable proxies of fair value. The Company’s financial instruments also include derivative instruments, which are stated at fair value. For a definition of fair value and the associated fair value levels, refer to Note 1- Nature of Business, Basis of Presentation and Significant Accounting Policies.

F-41

The following tables set forth, by level, the Company’s assets and liabilities that were accounted for at fair value on a recurring basis:

	Fair Value Measurements at January 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Inventories carried at fair value	$-	$13,249,169	$9,399,212	$22,648,381
Unrealized derivative gains:
Commodity contracts	-	-	15,187,459	15,187,459
Foreign exchange contracts	-	359,973	-	359,973
Total Assets	$-	$13,609,142	$24,586,671	$38,195,813
Liabilities:
Unrealized derivative losses:
Commodity contracts	$-	$-	$3,250,260	$3,250,260
Foreign exchange contracts	-	1,346,133	-	1,346,133
Interest swap contract	-	21,105		21,105
Total Liabilities	$-	$1,367,328	$3,250,260	$4,617,498

	Fair Value Measurements at January 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Inventories carried at fair value	$-	$32,268,912	$4,253,232	$36,522,144
Unrealized derivative gains:
Commodity contracts	-	-	14,030,350	14,030,350
Foreign exchange contracts	-	542,862	-	542,862
Total Assets	$-	$32,811,774	$18,283,582	$51,095,356
Liabilities:
Unrealized derivative losses:
Commodity contracts	$-	$-	$977,331	$977,331
Foreign exchange contracts	-	3,124,828	-	3,124,828
Interest swap contract	-	144,283	-	144,283
Total Liabilities	$-	$3,269,111	$977,331	$4,246,442

Estimated fair values for inventories carried at fair value and forward commodity purchase and sale contracts are based on exchange-quoted or broker-quoted prices (observable inputs), adjusted for differences in local markets and quality, referred to as basis (unobservable inputs). Market valuations for the Company’s inventories and forward commodity purchase and sale contracts are adjusted for location and quality (basis) because the exchange-quoted prices represent contracts that have standardized terms for commodity, quantity, future delivery period, delivery location, and commodity quality or grade. The basis adjustments are generally determined using inputs from broker or dealer quotations or market transactions in either listed or over the counter (OTC) markets and are considered observable. In some cases, the basis adjustments are unobservable because they are supported by little to no market activity. When observable inputs are available for the commodity it is classified in Level 2. When unobservable inputs have a significant impact (more than 10%) on the measurement of fair value, the inventory or forward commodity purchase and sale contracts are classified in Level 3. Changes in the fair value of inventories and forward commodity purchase and sale contracts are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of sales.

Derivatives also include contracts for foreign currencies and interest rate swaps. Foreign currency contracts are valued based on broker-quotes for foreign currencies and interest rate swaps are based on swap curves. As observable inputs are available for these derivatives they have been classified in Level 2. Changes in the fair value of foreign currency-related derivatives are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of sales and changes in the fair value of interest rate swap derivatives are recognized in the consolidated statements of operations and comprehensive loss as a component of interest expense.

F-42

The following tables present a roll forward of the activity of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended January 31, 2024 January 31, 2023:

	Fair Value Measurements at January 31, 2024
	Inventories Carried at Fair Value	Commodity Derivative Contracts, Net	Total
Balance, January 31, 2023	$4,253,232	$13,053,019	$17,306,251
Total increase (decrease) in net realized/ unrealized gains included in cost of products sold	1,382	(1,700,758)	(1,699,376)
Purchases	90,681,045	-	90,681,045
Sales	(93,760,509)	-	(93,760,509)
Settlements	-	584,938	584,938
Transfer into Level 3	8,224,062	-	8,224,062
Transfer out of Level 3	-	-	-
Ending balance, January 31, 2024	$9,399,212	$11,937,199	$21,336,411

	Fair Value Measurements at January 31, 2023
	Inventories Carried at Fair Value	Commodity Derivative Contracts, Net	Total
Balance, January 31, 2022	$15,755,973	$14,790,708	$30,546,681
Total increase (decrease) in net realized/ unrealized gains included in cost of products sold	(2,542,916)	(3,649,531)	(6,192,447)
Purchases	241,575,075	-	241,575,075
Sales	(242,016,500)	-	(242,016,500)
Settlements	-	1,911,842	1,911,842
Transfer into Level 3	2,089,634	-	2,089,634
Transfer out of Level 3	(10,608,034)	-	(10,608,034)
Ending balance, January 31, 2023	$4,253,232	$13,053,019	$17,306,251

	Fair Value Measurements at January 31, 2022
	Inventories Carried at Fair Value	Commodity Derivative Contracts, Net	Total
Balance, January 31, 2021	$4,696,097	$409,222	$5,593,058
Total increase (decrease) in net realized/ unrealized gains included in cost of products sold	452,501	14,381,486	15,243,209
Purchases	54,240,073	-	54,240,073
Sales	(45,635,791)	-	(45,635,791)
Settlements	-	-	(409,222)
Transfer into Level 3	4,859,554	-	4,859,554
Transfer out of Level 3	(2,856,461)	-	(2,856,461)
Ending balance, January 31, 2022	$15,755,973	$14,790,708	$30,546,681

Transfers into Level 3 of assets and liabilities previously classified in Level 2 were due to a significant increase in the relative value of unobservable inputs to the total fair value measurement of certain inventories. Transfers out of Level 3 were primarily due to a significant decrease in the relative value of unobservable inputs to the total fair value measurement of certain inventories and thus permitting reclassification to Level 2.

F-43

The following table outlines the weighted average percentage of the unobservable price components included in the Company’s Level 3 valuations as of January 31, 2024 and 2023. The Company’s Level 3 measurements for inventory and forward commodity purchase and sale contracts include adjustments for differences in market zones which are unobservable inputs and are impacted by location, local markets and quality. In some cases the commodity prices are considered unobservable because they are supported by little to no market activity.

	Market zone adjustments as weighted average % of total fair value
	January 31, 2024		January 31, 2023		January 31, 2022
Description	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Inventories carried at fair value	14.5%	--%	14.5%	--%	11.3%	--%
Commodity contracts	7.8%	11.2%	13.3%	10.5%	31.0%	16.7%

If the Company used different methods or inputs to determine fair values, amounts reported as unrealized gains and losses on derivative contracts and inventories carried at fair value in the consolidated balance sheets and consolidated statements of operations and comprehensive loss could differ. Factors such as the ability to substitute products, weather, fuel costs or contract specific terms could impact the judgments of the unobservable market zone adjustments. Additionally, if market conditions change subsequent to the reporting date, amounts reported in future periods as unrealized gains and losses on derivative contracts and inventories carried at fair value in the consolidated balance sheets and consolidated statements of operations and comprehensive loss could differ.

22.	Related Party transactions and balances

Related party transactions include transactions with corporate investors who have representation on the Company’s Board.

Kambeitz Agri Inc. (“Agri”) is considered a related party due to one common director. At January 31, 2024, there are amounts owing of $178,500 (January 31, 2023 – $178,500) included in due to related parties. In the absence of set repayment terms on the amount due to Agri, there is no term that prevents Agri from demanding repayment. Accordingly, the amount has been classified as a current liability.

KF Kambeitz Farms Inc. (“KF Farms”) is considered a related party due to one common director. Commodity purchases and grain handling service provided by KF Farms during the year ended January 31, 2024 was $12,879,861 (January 31, 2023 – $19,224,028, January 31, 2022 - $13,764,246) and are recognized in the consolidated statements of operations and comprehensive loss as a component of cost of sales. KF Farms provided selling, general and administrative services amounting to $62,625 (January 31, 2023 – $28,895, January 31, 2022 - $117,557). Commodity sales to KF Farms during the year ended January 31, 2024 amounted to $689,283 (January 31, 2023 – $271,170, January 31, 2022 - $2,403,633). At January 31, 2024 there are amounts receivable of $nil (January 31, 2023 – $159,960) and payable of $5,907,681 (January 31, 2023 – $8,302,016) included in due from or to related parties. While there is no set repayment term on the amount due from KF Farms, these are not expected to be collected within twelve months of year-end. Accordingly, the amount has been classified within non-current assets.

KF Capital Corp (“KF Capital”) is considered a related party due to one common director. During the year ended January 31, 2024, the Company purchased $87,226 of property, plant and equipment assets from KF Capital. At January 31, 2024, this amount is included in due to related parties.

KF Hemp Corp (“KF Hemp”) is considered a related party due to one common director. During the year ended January 31, 2024, the Company had no transactions with KF Hemp. At January 31, 2024, there is an amount receivable of $159,960 relating to sales in previous years. This amount is included in due to related parties.

Purely Canada Terminal Corp (“PCTC”) is considered a related party to due to one common director. Prior to leasing the terminal as described below, Above utilized grain handling, storage, and project management services provided by PCTC. As a result of the lease, during the years ended January 31, 2024 and 2023, grain handling, storage, and project management services in the amount $nil were provided by PCTC. At January 31, 2024 there is an amount receivable of $nil (January 31, 2023 – $142,446) that is included in due from related parties. While there is no set repayment term on the amount due from PCTC, these are not expected to be collected within twelve months of year-end. Accordingly, the amount has been classified within non-current assets.

F-44

Above also has a lease with PCTC for use of the Grain Terminal at Lajord for a period of ten (10) years which commenced November 30, 2020 and may be renewed for an additional three ten (10) year terms. Basic rent is equal to the exact monthly BDC mortgage payment payable of principal, and interest as well as the monthly RBC prime rate of interest multiplied by the shareholder loan balance of $12,800,000. There is an option to purchase the Grain Terminal at the conclusion of the first ten (10) year term for a purchase price of $34,850,000 minus all principal payments made as part of the basic rent. Lease and utilities payments made to PCTC during year ended January 31, 2024 was $3,109,578 (January 31, 2023 – $2,647,497). At January 31, 2024 the lease liability remaining was equal to $31,500,445 (January 31, 2023 – $32,665,304).

23.	Selling, general and administrative expenses

	January 31, 2024	January 31, 2023	January 31, 2022
Depreciation and amortization	$2,333,969	$1,817,286	$511,816
Wages and salaries (including stock compensation expense)	14,115,663	15,627,230	3,947,636
Professional services	8,068,129	4,567,076	4,379,672
Advertising and promotions	742,617	1,534,451	551,863
Insurance	2,174,446	1,552,871	494,789
Rent	2,490,718	1,067,331	117,670
Supplies and utilities	1,977,222	1,491,994	834,794
Repairs and maintenance	475,807	477,845	151,915
Bad debt	409,556	879,205	777
Meals and entertainment	330,990	293,710	36,281
Bank charges	384,535	221,742	147,496
Business fees and licenses	81,174	117,950	54,775
Contracts and development fees	174,418	157,791	48,675
Courier and postage	159,824	162,932	100,554
Motor vehicle expenses	247,768	238,944	56,602
Subscription and memberships	174,522	131,277	45,642
Travel	207,976	187,385	95,854
Property taxes	271,901	71,168	50,412
Other expense (income)	(598,711)	509,216	66,384
Selling, general and administrative	$34,222,524	$31,107,404	$11,693,607

24.	Commitments and Contingencies

In the ordinary course of business, the Company may be involved in various legal proceedings and subject to claims that arise. The results of litigation and claims are inherently unpredictable and uncertain, the Company is not currently a party to any legal proceedings which may have a probable or estimatable outflow of economic resources.

25.	Loss per share

The Company computes basic loss per share using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common shares and common share equivalents of potentially dilutive securities that are outstanding during the year, except in years in which the Company incurs a net loss. The Company’s potentially dilutive securities consist of warrants, stock options, and restricted stock units.

F-45

The weighted average share impact of warrants, broker warrants, restricted stock units, stock options, and convertible loans that were excluded from the calculation of diluted shares outstanding, because they are anti-dilutive for the years ended January 31, 2024 and 2023, are as follows:

Anti-dilutive common share equivalents	January 31, 2024	January 31, 2023	January 31, 2022
Warrants	11,293,305	11,293,305	10,611,244
Broker warrants	1,609,332	1,609,332	1,609,332
Restricted stock units	7,200,000	7,200,000	7,200,000
Stock Options	16,025,000	16,025,000	7,450,000
Convertible debt	5,504,566	2,842,825	-
	41,632,203	38,970,462	26,870,576

26.	Subsequent events

On August 28, 2023, Above entered into an asset-purchase agreement pursuant to which Above will purchase certain AI-based genomic assets, intellectual property, and trait development technology licensing rights from NRGene Technologies Ltd. (“NRGene”). NRGene will receive a combination of $2.5 million cash and $10 million in common shares of TopCo, calculated as of the date of the IPO, as well as royalties from commercialization of specific projects. By July 9, 2024, the entire consideration was settled in shares.

On May 14, 2024, Above Food Ingredients Corp. (USA), a wholly owned subsidiary of Above Food Corp., entered into an asset purchase agreement with Arcadia Biosciences, Inc. (“Arcadia”), and their wholly owned subsidiary, Arcadia Wellness, LLC. The acquired assets were comprised primarily of cash, commodity inventory and intangible assets (trademarks and patents). In exchange for these assets, the Company issued a promissory note for USD $6.0 million. The promissory note is repayable by the third anniversary, payable in yearly installments of USD $2.0 million with interest payable on each anniversary of the effective date at the prime rate. Arcadia also has the right to obtain publicly traded TopCo common shares in the amount of USD $2.0 million until the second anniversary of the promissory note, instead of receiving one of the installment payments in cash.

On June 19, 2024, Above issued 2,377,082 common shares in exchange for cash proceeds of USD $5 million to Grupo Empresarial Enhol, S.L (“Enhol”). Concurrently, Above issued 6,180,413 common shares to Enhol as consideration for 100% of Brotalia, S.L., a majority owned subsidiary of Enhol.

On June 28, 2024, the Business Combination with Bite (Note 1) was finalized. Concurrent with the Business Combination with BITE:

a) TopCo and Bite entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which the PIPE investors agreed to purchase common shares of TopCo at a purchase price of USD $10 per share. TopCo issued 530,000 common shares to the shareholders of Veg House Holdings Inc. for cash proceeds of USD $5.3 million. In addition, 1,533,456 common shares of Above Food were issued to the same group of shareholders prior to the Business Combination as a deposit for a future transaction, which shares were converted into 322,550 Common Shares on a one-for-0.2103419 basis as part of the Business Combination.

b) The convertible subordinated loans payable to Lexington Capital, SmartDine LLC, and Orionsea enterprises were converted into 1,097,385 common shares of TopCo.

c) TopCo issued 1,604,253 common shares to acquire the remaining interest of ANF. Upon closing, ANF became a wholly owned subsidiary of TopCo.

d) TopCo assumed USD $2.0 million of convertible debt payable to Smart Dine, LLC. TopCo promised to pay Smart Dine, LLC USD $2.0 million in principle on the maturity date of June 27, 2026, with interest accruing on the unpaid principal amount at a rate equal to six percent per quarter, compounded quarterly. The entire principle amount is convertible into TopCo Common Shares at Smart Dine, LLC’s election.

Report of Independent Registered Public Accounting Firm

To the shareholder and Board of Directors of Above Food Ingredients Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Above Food Ingredients Inc. (the “Company”), as of January 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2024 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2024.

Saskatoon, Canada

March 13, 2024

ABOVE FOOD INGREDIENTS INC.

(formerly 2510169 Alberta Inc.)

CONSOLIDATED BALANCE SHEET

(Actual Canadian dollars)	January 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$14
Total assets	$14

LIABILITIES
Current liabilities:
Due to Above Food Corp., non-interest bearing with no specific repayment terms	$13
Total liabilities	$13

Commitments and contingencies (Note 4)

STOCKHOLDER’S EQUITY
Common shares, par value $1 per share, unlimited shares authorized, 1 share issued and outstanding	$1
Total stockholder’s equity	$1
Total liabilities and stockholder’s equity	$14

ABOVE FOOD INGREDIENTS INC.

(formerly 2510169 Alberta Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Basis of Presentation

Above Food Ingredients Inc. (originally known as 2510169 Alberta Inc.) (“New Above Food”, or the “Company”) was incorporated in the province of Alberta on April 18, 2023. On May 16, 2023, 2510169 Alberta Inc.’s name was changed to the Above Food Ingredients Inc. New Above Food is a wholly owned subsidiary of Above Food Corp. (“Above Food”). On April 29, 2023, Bite Acquisition Corp. (“Bite”) and Above Food entered into a business combination agreement (the “Business Combination Agreement”) which was amended on March 12, 2024, pursuant to which Bite and Above Food agreed to combine in a business combination that will result in each of Bite and Above Food becoming a wholly owned subsidiary of New Above Food. Upon the closing of the transactions contemplated by the Agreement, New Above Food’s common shares and warrants will be listed on the New York Stock Exchange. On the date of the closing, Above Food’s shareholders will effect a share exchange pursuant to which the Above Food’s shareholders will contribute to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food common shares, New Above Food class A earnout shares and New Above Food class B earnout shares, resulting in Above Food becoming a direct, wholly owned subsidiary of New Above Food. As a result of this share exchange, a number of New Above Food common shares equal to USD $206,000,000 divided by USD $10.00, will be issued to the Above Food’s shareholders or allocated to holders of the Above Food’s stock options, restricted share units and warrants for issuance upon exercise thereof. There can be no assurance however that the foregoing transaction will be successfully consummated.

During 2023, the Company incorporated Above Merger Sub, Inc. and wholly owns Above Merger Sub, Inc. Above Merger Sub, Inc. has had no activities other than its formation.

The accompanying consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of income and comprehensive income , stockholders’ equity and cash flows have not been presented because New Above Food has not engaged in any business or other activities except in connection with its formation.

2.	Significant Accounting Policies

Functional Currency and Presentation Currency

These financial statements are presented in Canadian dollars, which is the Company’s functional currency.

Consolidation

The Company consolidates all entities that it controls either through a majority voting interest or as the primary beneficiary of VIEs. The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary. New Above Food consolidates its subsidiary, Above Merger Sub, Inc., a wholly owned subsidiary.

Cash

Cash includes cash on hand. The fair value of cash approximates the carrying amount shown in the consolidated financial statements.

Underwriting Commissions and Offering Costs

Underwriting commissions and offering costs incurred in connection with the transactions contemplated by the Business Combination Agreement common share offering will be reflected as a reduction of additional paid-in capital. Such costs are not recorded in the Company’s balance sheet because such costs are not the Company’s liability until the completion of the transactions contemplated by the Business Combination Agreement.

3.	Stockholders’ Equity

New Above Food’s authorized capital consists of the following classes of equity:

Common Shares

New Above Food is authorized to issue an unlimited number of common shares with the following rights:

Voting Rights

Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food common shares, the holders of the New Above Food common shares shall be entitled to vote at any meeting of New Above Food’s shareholders.

Dividend Rights

Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food common shares, the holders of New Above Food common shares are entitled to receive dividends at such times and in such amounts as the New Above Food Board may determine from time to time.

Liquidation

Subject to the rights of any other shares of New Above Food which are expressed to rank prior to the New Above Food common shares in respect of return of capital on dissolution, the holders of the New Above Food common shares shall be entitled to receive the remaining property of New Above Food on dissolution.

4.	Commitments and Contingencies

New Above Food may be subject to legal proceedings that arise in the ordinary course of business. There are currently no material proceedings to which New Above Food is a party, nor does New Above Food have knowledge of any proceedings threatened against it.

5.	Subsequent Events

The Company performed an evaluation of subsequent events through March 13, 2024. No material subsequent events were noted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Bite Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bite Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2023 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. In addition, the Company has until August 17, 2024 to consummate a business combination and it is uncertain that the Company will be able to      consummate a business combination by this time. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
March 11, 2024

BITE ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$947	$86,517
Prepaid expenses	7,946	38,905
Prepaid income taxes	36,795	—
Deferred business combination costs	41,318	—
Total current assets	87,006	125,422
Investment held in Trust Account	30,834,520	30,293,789
Total assets	$30,921,526	$30,419,211
Liabilities, redeemable shares and stockholders’ deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,278,597	$258,394
Excise tax payable	12,598	—
Franchise tax payable	146,800	—
Income taxes payable	—	426,867
Due to related party	347,857	227,857
Convertible promissory note at fair value – related party	923,945	332,553
Total current liabilities	3,709,797	1,245,671
Deferred tax liability	357,642	50,914
Private warrant liability	8,250	16,500
Total liabilities	4,075,689	1,313,085
Commitments
Common stock subject to possible redemption, 2,878,178 and 2,998,815 shares outstanding at December 31, 2023 and 2022, respectively, at redemption value	30,591,264	29,866,922
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,640,000 shares issued and outstanding at both December 31, 2023 and 2022 (excluding shares subject to possible redemption of 2,878,178 and 2,998,815, respectively)	564	564
Additional paid-in capital	1,660,980	3,657,675
Accumulated deficit	(5,406,971)	(4,419,035)
Total stockholders’ deficit	(3,745,427)	(760,796)
Total liabilities, redeemable shares and stockholders’ deficit	$30,921,526	$30,419,211

The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Operating expenses:
Formation and operating costs	$2,859,519	$1,124,171
Franchise tax	146,800	206,050
Loss from operations	(3,006,319)	(1,330,221)
Other income
Investment income from Trust	1,044,842	2,428,142
Change in fair value of private warrants	8,250	129,250
Change in fair value of convertible promissory notes	1,460,608	242,448
Total other income	2,513,700	2,799,840
Net (loss) income before provision for income taxes	(492,619)	1,469,619
Provision for income taxes	495,317	477,781
Net (loss) income after taxes	$(987,936)	$991,838
Basic and diluted weighted average Common Stock subject to redemption	2,951,221	19,254,743
Basic and diluted net (loss) income per Common Stock	$(0.11)	$0.04
Basic and diluted weighted average Common Stock	5,640,000	5,640,000
Basic and diluted net (loss) income per Common Stock	$(0.11)	$0.04

The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance as of January 1, 2022	5,640,000	$564	$5,269,208	$(5,410,873)	$(141,101)
Remeasurement of shares subject to possible redemption	—	—	(1,611,533)	—	(1,611,533)
Net income	—	—	—	991,838	991,838
Balance as of December 31, 2022	5,640,000	$564	$3,657,675	$(4,419,035)	$(760,796)
Excise tax on redemptions of shares	—	—	(12,598)	—	(12,598)
Remeasurement of shares subject to possible redemption	—	—	(1,984,097)	—	(1,984,097)
Net loss	—	—	—	(987,936)	(987,936)
Balance as of December 31, 2023	5,640,000	$564	$1,660,980	$(5,406,971)	$(3,745,427)

The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(987,936)	$991,838
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on cash and investment held in Trust Account	(1,044,842)	(2,428,142)
Change in fair value of warrants	(8,250)	(129,250)
Change in fair value of convertible promissory note	(1,460,608)	(242,448)
Changes in current assets and current liabilities:
Prepaid expenses	30,959	371,417
Accounts payable and accrued expenses	2,020,203	(12,091)
Franchise tax payable	146,800	(128,085)
Deferred tax liability – non-current	306,728	50,914
Income taxes payable	(463,662)	426,867
Due to related party	120,000	120,000
Net cash used in operating activities	(1,340,608)	(978,980)
Cash Flows from Investing Activities:
Deposits to Trust Account for Extensions	(1,274,644)	—
Withdrawals from Trust Account for tax payments	519,000	401,104
Partial liquidation of Trust Account	1,259,755	171,744,610
Net cash provided by investing activities	504,111	172,145,714
Cash Flows from Financing Activities:
Payments for deferred business combination costs	(41,318)	—
Partial redemption of common stock subject to possible redemption	(1,259,755)	(171,744,610)
Proceeds from issuance of promissory note to related party	2,052,000	575,000
Net cash provided by (used in) financing activities	750,927	(171,169,610)
Net Change in Cash	(85,570)	(2,876)
Cash – Beginning of the year	86,517	89,393
Cash – end of the year	$947	$86,517
Supplemental Disclosure of Non-cash Financing Activities:
Excise tax payable on Public Shares redeemed	$12,598	$—
Remeasurement of shares subject to possible redemption	$1,984,097	$1,611,533
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$652,251	$—

The accompanying notes are an integral part of these financial statements.

BITE ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Note 1 — Organization, Business Operations and Going Concern

Bite Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on September 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”).

The Company has selected December 31 as its fiscal year end.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from September 29, 2020 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (“IPO”) and, subsequent to the IPO, identifying a target company for a business combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

On April 29, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (“Above Food”), 2510169 Alberta Inc., an Alberta Corporation (“TopCo”) and a direct, wholly owned Subsidiary of Above Food, and Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of TopCo (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company and Above Food agreed to combine in a business combination that will result in each of the Company and Above Food becoming a wholly-owned subsidiary of TopCo. Upon the closing of the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), TopCo’s common shares and warrants are expected to be listed on the New York Stock Exchange.

On the date of the closing of the Proposed Transactions and pursuant to a court-approved plan of arrangement, Above Food’s shareholders will effect a share exchange (the “Share Exchange”), pursuant to which, among other things, Above Food’s shareholders will contribute to TopCo all of the issued and outstanding equity of Above Food in exchange for newly issued TopCo common shares, TopCo Class A earnout shares and TopCo Class B earnout shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of TopCo.

Pursuant to the Share Exchange, a number of TopCo Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. All of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for TopCo Common Shares.

Charter Amendments

On December 15, 2022, the Company’s stockholders approved, among other proposals, an amendment to the amended and restated certificate of incorporation (the “First Extension Amendment”). The First Extension Amendment extended the date by which the Company must consummate its initial business combination from February 17, 2023 to August 17, 2023 by one-month extensions or such earlier date as determined by its board of directors (the “Board”), provided that Smart Dine, LLC (the “Sponsor”) (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, unless the closing of the Company’s initial business combination shall have occurred, and permit holders of public shares to redeem their shares for their pro rata portion of the Trust Account. In connection with the stockholder vote to approve the First Extension Amendment, the holders of 17,001,185 shares of Common Stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $171.7 million, leaving approximately $30.3 million in the trust account.

On August 10, 2023, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Second Extension Amendment”) to allow the Company to extend the date by which the Company must consummate its initial business combination (the “Termination Date”) by monthly election to extend such date in one-month increments up to a total of six months from August 17, 2023 (each, an “Extension”), until February 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Second Extended Date”). In connection with the stockholder vote to approve the Second Extension Amendment, the holders of 120,637 shares of common stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $1.2 million, leaving approximately $30.0 million in the trust account.

As discussed in Note 10, on February 13, 2024, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Third Extension Amendment”) to allow the Company to extend the Termination Date (the date by which it must consummate an initial business combination) in one-month increments up to a total of six months from February 17, 2024 (each monthly election referred to herein as an “extension”), or until August 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Third Extended Date”). In connection the Third Extension Amendment, the holders of 518,880 shares of the Company’s common stock subject to redemption exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $5.55 million, leaving approximately $25.25 million in the trust account.

Financing

The registration statement for the Company’s IPO was declared effective on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the IPO of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO the Company consummated the private placement (the “Private Placement”) of an aggregate of 500,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital, Inc., (“EarlyBirdCapital”) generating total gross proceeds of $5,000,000.

On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees

Trust Account

Following the closing of the IPO, on February 17, 2021, $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was held in a Trust Account (“Trust Account”), and may only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000. Upon closing of the IPO, the Private Placement, and the sale of the Units, in connection with the underwriters’ partial exercise of their over-allotment, a total of $200,000,000 ($10.00 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest to occur of the completion of the Company’s initial business combination or the redemption of the Company’s public shares if the Company is unable to complete the initial business combination on or before the Second Extended Date (as defined in above).

During the years ended December 31, 2023 and 2022, the Company withdrew $519,000 and $401,104, respectively, from the Trust Account for the payment of tax obligations. Pursuant to the First Extension Amendment and Second Extension Amendment, the Sponsor deposited $1,274,644 and $0, respectively, into the Trust Account during the years ended December 31, 2023 and 2022. The Company may withdraw an additional $133,251 for reimbursement to operating account for funds used to pay taxes in 2023.

On December 15, 2022 and August 25, 2023, the Company had partial liquidations of the funds in the Trust Account of $171,744,610 and $1,259,755, respectively. The remaining proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which would have higher priority than the claims of the Company’s public stockholders.

Initial Business Combination

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

As discussed in Note 10, the Company will have until the Third Extended Date to consummate a business combination (the “Combination Period”). However, if the Company is unable to complete a business combination within the Combination Period, the Company will cease all operations except for the purpose of winding up, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, initial stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, any private shares and any public shares held by them in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares, any private shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if the Company fails to complete the initial business combination within the Combination Period.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that its Sponsor would be able to satisfy those obligations.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had $947 in its operating bank account and a working capital deficit, excluding taxes prepaid and taxes payable from the Trust Account, of $3,379,535. As discussed in Note 5, the Sponsor has agreed to provide the Company with the necessary financial support through working capital loans, equity financing, or a combination thereof, to enable the Company to meet its financial obligations as they become due. Management believes that the Company will have sufficient borrowing capacity from the Sponsor to meet its obligations until the earlier of the consummation of a business combination or August 17, 2024, the date in which the Company is required to liquidate if a business combination has not been consummated. However, the Company cannot provide any assurance that, if needed, additional financing will be available to the Company on commercially acceptable terms, if at all.

Management has determined that Company’s liquidity position and the uncertainty as to whether the Company will consummate a business combination or be required to liquidate by August 17, 2024 (see Note 10), raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements have been issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 17, 2024.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or ability to consummate an initial business combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for annual financial information and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash Held in Trust Account

At December 31, 2023, the assets held in the Trust Account were held in cash. As disclosed in Note 1, on December 15, 2022 and August 10, 2023, the Company had Public Share redemptions in which approximately $171.7 million and $1.2 million, respectively, was withdrawn from the Trust Account and paid to investors. During years ended December 31, 2023 and 2022, the Sponsor deposited $1,274,644 and $0, respectively, into the Trust Account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

In connection with the stockholder vote to approve the First Extension Amendment on December 15, 2022, 17,001,185 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $171.7 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on December 21, 2022, approximately $30.3 million in cash remained in the trust account and 2,998,815 shares of the Company’s common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.

In connection with the stockholder vote to approve the Second Extension Amendment on August 10, 2023, 120,637 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $1.2 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on August 10, 2023, approximately $30 million in cash remained in the Trust Account and 2,878,178 shares of Class A common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.

The Company is subject to a non-deductible 1% excise tax on the fair market value of any redemptions of the Company’s common stock made on or after January 1, 2023 under the Inflation Reduction Act of 2022. In connection with the redemptions exercised on August 10, 2023, the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares.

The common stock subject to possible redemption reflected on the balance sheet is reconciled as follows:

Common stock subject to possible redemption at December 31, 2021	200,000,000
Less: Redemption of shares	(171,744,610)
Plus: Remeasurement to shares subject to possible redemption	1,611,532
Common stock subject to possible redemption at December 31, 2022	$29,866,922
Less: Redemption of shares	(1,259,755)
Plus: Remeasurement to shares subject to possible redemption	1,984,097
Common stock subject to possible redemption at December 31, 2023	$30,591,264

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO.

Accordingly, as of December 31, 2023, cash offering costs in the aggregate of $4,611,738 have been charged to stockholders’ equity (consisting of $4,000,000 of underwriting discount and $611,738 of other cash offering costs). The Company also issued 90,000 representative shares in connection with the offering (see Note 5).

Fair Value Measurements

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Convertible promissory note

The Company has elected the fair value option to account for its non-interest bearing promissory note to the Sponsor with a maximum principal value not to exceed $2,750,000 (“Convertible Note”) which is fully described in Note 5. As a result of applying the fair value option, the Convertible Note is recorded at its initial fair value at issuance, and at each balance sheet date thereafter. Subsequent changes in fair value are recorded as change in the fair value of convertible promissory note on the statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 275,000 common stock warrants issued in connection with its Private Placement as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Net income (loss) per share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 10,275,000 shares of common stock in the aggregate.

The Company’s statements of operations include a presentation of income (loss) per share for Common Stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for redeemable Common Stock is calculated by dividing its proportional amount of net income (loss), by the weighted average number of redeemable Common Stock outstanding since original issuance. Net income (loss) per common stock, basic and diluted, for non-redeemable and Common Stock is calculated by dividing the net income (loss), adjusted for income attributable to redeemable Common Stock, by the weighted average number of non-redeemable and Common Stock outstanding for the periods. Non-redeemable Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

	Years Ended December 31,
	2023	2022
Common stock subject to possible redemption
Numerator: Net (loss) income attributable to common stock subject to possible redemption	$(339,372)	$767,133
Denominator: Weighted average redeemable common stock
Basic and diluted weighted average shares outstanding, common stock subject to redemption	2,951,221	19,254,743
Basic and diluted net (loss) income per share, common stock subject to redemption	$(0.11)	$0.04
Non-Redeemable Common Stock
Numerator:
Net (loss) income	$(987,936)	$991,838
Less: Net (loss) income attributable to common stock subject to possible redemption	339,372	(767,133)
Net (loss) income attributable to non-redeemable common stock	$(648,564)	$224,705
Denominator: Weighted average non-redeemable common stock
Basic and diluted weighted average shares outstanding, non-redeemable common stock	5,640,000	5,640,000
Basic and diluted net (loss) income per share, common stock	$(0.11)	$0.04

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

In connection with the redemptions exercised on August 10, 2023 (see Note 1), the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares. As of December 31, 2023 and 2022, the Company’s excise tax liability related to the share redemptions was $12,598 and $0, respectively.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information. ASU 2016-13 was effective for SEC filers, excluding smaller reporting companies, for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. As an emerging growth company, the Company was permitted to adopt the new standard for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted ASU 2016-13 using a modified retrospective transition method. There were no effects on the Company’s financial position, results of operations, or cash flows upon adoption of ASU 2016-13.

Recently Issued Accounting Standards

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). This update requires companies to disclose specific categories in the income tax rate reconciliation and requires additional information for certain reconciling items. For public business entities, ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt the standards required under ASU 2023-09 as of January 1, 2025. The Company is currently evaluating the impact of ASU 2023-09 on its financial statements.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Out-of-Period Item

During the third quarter of 2022, the Company recorded an adjustment to correct a prior period understatement of prepaid expenses in the amount of $13,500. The correction was primarily caused by an error in booking the amortization for a prepaid annual fee with one of the Company’s vendors. Management concluded that the out-of-period adjustment was not material to the Company’s annual and interim financial statements.

Note 3 — Initial Public Offering

On February 17, 2021, the Company sold 17,500,000 Units pursuant the IPO, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one warrant to purchase one share of common stock (“Public Warrant”).

On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.

Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial business combination and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.

Public Warrants

The Company has outstanding warrants to purchase an aggregate of 10,000,000 shares of the Company’s common stock issued in connection with the Initial Public Offering and the Private Placement (including warrants issued in connection with the underwriters’ partial exercise of their over-allotment option).

Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of its initial business combination and will expire five years after the completion of the Company’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant-holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holders that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital, the underwriters of the IPO, purchased an aggregate of 500,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,000,000. Each private unit consists of one share of common stock and one-half of one warrant (for a total outstanding 275,000 private warrants). Among the Private Units, 470,000 Units were purchased by the Sponsor and 30,000 Units were purchased by EarlyBirdCapital.

On February 25, 2021, simultaneously with the closing of the over-allotment the Company consummated the private placement (the “Private Placement”) of an aggregate of 50,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital, generating total gross proceeds of $500,000.

Each Private Unit will be identical to the Units sold in the IPO, except as described below. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private shares or private warrants, which will expire worthless if the Company does not consummate a business combination within the Combination Period. The Sponsor has agreed to waive redemption rights with respect to the private shares (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the Company’s obligations with respect to conversion rights as described in this prospectus or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) if the Company fails to consummate a business combination within Combination Period or if the Company liquidates prior to the expiration of the Combination Period. However, the initial stockholders will be entitled to redemption rights with respect to any public shares held by them if the Company fails to consummate a business combination or liquidate within the Combination Period.

Note 5 — Related Party Transactions

Founder Shares

On October 30, 2020, the Sponsor purchased 4,312,500 shares of common stock for an aggregate purchase price of $25,000, or approximately $0.0058 per share. On February 11, 2021, as part of an upsizing of the IPO, the Company effected a stock dividend of 718,750 shares with respect to the common stock, resulting in the initial stockholders holding 5,031,250 shares of common stock. All shares and associated amounts have been retroactively restated to reflect the stock dividend. Up to 656,250 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On February 25, 2021, the underwriters exercised the over-allotment option in part, of the 656,250 Founder Shares subject to forfeiture, 31,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell their founder shares until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, the Company consummates a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide non-interest-bearing loans to the Company as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit at the option of the lender. The Units would be identical to the Private Units.

Convertible Promissory Note — On February 20, 2022, the Company issued the Convertible Note, through which the Sponsor may make advances to the Company under the Convertible Note up to an aggregate of $350,000. On June 21, 2022, the Convertible Note was amended to increase the maximum principal value to $700,000. On March 23, 2023 and October 4, 2023, the Convertible Note was amended to increase the maximum principal value to $2,000,000 and $2,750,000, respectively.

The principal balance may be prepaid at any time but matures on the date at which the Company consummates its initial business combination. Upon the consummation of its initial business combination, the Sponsor may elect to convert up to $1,500,000 of the outstanding principal to a number of units equal to the outstanding balance at conversion divided by $10.00, rounded up to the nearest whole number (“Working Capital Units”). The Working Capital Units have the same terms as the Private Placement. As of December 31, 2023 and 2022, the Company had a principal balance of $2,627,000 and $575,000, respectively, outstanding under the Convertible Note.

The Company has elected the fair value option to account for the Convertible Note. The Convertible Note was initially recognized at fair value. Subsequent changes in fair value are recognized as “Changes in the fair value of convertible note” in the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (see Note 7).

Administrative Service Fee

Commencing on February 16, 2021, the Company has agreed to pay an affiliate of the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s business combination or its liquidation, the Company will cease paying these monthly fees. For each the years ended December 31, 2023 and 2022, the Company incurred $120,000 in fees for these services. As of December 31, 2023 and 2022, the Company’s administrative service fee payable was $347,857 and $227,857, respectively, which is included in Due to Related Party on the accompanying balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the founder shares, Private Units, and Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders are entitled to make up to two demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriters Agreement

The underwriters had a 45-day option from the date of the prospectus to purchase up to an additional 2,625,000 Units to cover over-allotments, if any. The underwriters were entitled to a cash underwriting discount of two percent (2.0%) of the gross proceeds of the IPO, or $3,500,000.

On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.

Business Combination Marketing Agreement

Additionally, the Company has engaged EarlyBirdCapital as an advisor in connection with our business combination to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with our initial business combination, assist us in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of our initial business combination in an amount up to 3.5% of the gross proceeds of this offering (exclusive of any applicable finders’ fees which might become payable).

Representative Shares

On February 17, 2021, the Company issued to designees of EarlyBirdCapital 90,000 shares of common stock (the “representative shares”). The Company estimated the fair value of the stock to be $859,500 and was treated as underwriters’ compensation and charged directly to stockholders’ equity.

The holders of the representative shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial business combination. In addition, the holders of the representative shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial business combination within the Combination Period. Furthermore, the Company may, in its sole discretion, force the forfeiture of 20,000 of the representative shares upon the consummation of the initial business combination.

Note 7 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured on a recurring basis as of December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$8,250
Convertible promissory note	—	—	923,945
Total	$—	$—	$932,195

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$16,500
Convertible promissory note	—	—	332,553
Total	$—	$—	$349,053

Investment Held in Trust Account

At December 31, 2023 and 2022, all of the funds in the Trust Account were held in cash in an interest-bearing demand deposit account. At December 31, 2023 and 2022, the Company had $110,005 and $426,867, respectively, in franchise taxes payable and income taxes payable, net of prepayments, that were eligible for payment out of proceeds from the Trust Account.

Warrant Liability

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of IPO. Accordingly, the Company has classified each Private Warrant as a liability at its fair value determined by the Monte Carlo simulation model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

The change in fair value of the private warrant liabilities is summarized as follows:

Private warrant liabilities at December 31, 2021	$145,750
Change in fair value of private warrant liabilities	(129,250)
Private warrant liabilities at December 31, 2022	16,500
Change in fair value of private warrant liabilities	(8,250)
Private warrant liabilities at December 31, 2023	$8,250

The estimated fair value of the private warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies’ common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero.

There were no transfers between Levels 1, 2 or 3 during either of the years ended December 31, 2023 or 2022.

The following table provides quantitative information regarding Level 3 fair value measurements for the private warrant liability as of December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Share price	$10.59	$10.07
Volatility	1.10%	1.20%
Expected life of the options to convert (in years)	1.63	3.10
Risk-free rate	4.39%	4.21%
Dividend yield	—%	—%

Convertible Note

The following table provides quantitative information regarding Level 3 fair value measurements for the Convertible Note as of December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Conversion price	$10.00	$10.00
Share price	$10.59	$10.07
Volatility	1.10%	1.20%
Expected life of the debt to convert (in years)	0.29	0.58
Risk-free rate	5.31%	4.70%

Note 8 — Stockholders’ Equity (Deficit)

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. As of both December 31, 2023 and 2022, there were no shares of preferred shares issued or outstanding.

Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. As of both December 31, 2023 and 2022, there were 5,640,000 shares of common stock issued and outstanding, excluding shares of common stock subject to redemption of 2,878,178 and 2,998,815, respectively.

Note 9 — Income Taxes

The Company’s net deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets:
Organizational costs/Startup expenses	$794,285	$394,521
Total deferred tax assets	794,285	394,521
Deferred tax liabilities:
Change in fair value of note	(357,642)	(50,914)
Total deferred tax liability	(357,642)	(50,914)
Valuation allowance	(794,285)	(394,521)
Total net deferred tax assets	$(357,642)	$(50,914)

The income tax provision consists of the following.

	December 31, 2023	December 31, 2022
Federal:
Current	$188,589	$426,867
Deferred	(93,036)	(145,389)
Change in valuation allowance	399,764	196,303
Income tax provision	$495,317	$477,781

As of both December 31, 2023 and 2022, the Company did not have any U.S. federal net operating loss carryovers or state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2023 and 2022, the change in the valuation allowance was $399,764 and $196,303, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Federal taxes	21.00%	21.00%
Merger and acquisition costs	(40.75)%	—%
Change in fair market value – private warrants	0.35%	(1.85)
Change in valuation allowance	(81.15)%	13.36%
Total	(100.55)%	32.51%

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the date of the balance sheet through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or additional disclosure in the financial statements.

On January 22, 2024, the Convertible Note was amended to increase the maximum principal value from $2,750,000 to $3,250,000.

On February 13, 2024, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Third Extension Amendment”) to extend the Termination Date (the date by which it must consummate an initial business combination) by allowing the Company to elect to further extend such date in one-month increments up to a total of six months from February 17, 2023 (each monthly election referred to herein as an “extension”), or until August 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Third Extended Date”). In connection with the stockholder vote to approve the Third Extension Amendment, the holders of 518,880 shares of the Company’s common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $5.55 million, leaving approximately $25.25 million in the Trust Account.

On February 20, 2024, the Company received a letter from the NYSE American LLC (“NYSE American” or the “Exchange”) stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s Common Stock, Units and Warrants (collectively, the “Securities”) pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the Company specified in its registration statement. At this time, the Securities have not been suspended and will continue to trade. As indicated in the letter, the Company has a right to a review of the delisting determination by a Committee of the Board of Directors of the Exchange, provided a written request for such review is requested no later than February 27, 2024. The Company provided such written request for hearing on February 26, 2024.

BITE ACQUISITION CORP.
FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2023

BITE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	(Unaudited)
	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$720	$86,517
Prepaid expenses	21,250	38,905
Prepaid income taxes	50,106	—
Total current assets	72,076	125,422
Investment held in Trust Account	30,304,791	30,293,789
Total assets	$30,376,867	$30,419,211
Liabilities, redeemable shares and stockholders’ deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,190,052	$258,394
Excises taxes payable	12,598	—
Franchise tax payable	108,600	—
Income taxes payable	—	426,867
Due to related party	317,857	227,857
Convertible promissory note at fair value – related party	844,783	332,553
Total current liabilities	3,473,890	1,245,671
Deferred tax liability	269,686	50,914
Private warrant liability	16,500	16,500
Total liabilities	3,760,076	1,313,085
Commitments
Common stock subject to possible redemption, 2,878,178 and 2,998,815 shares outstanding at September 30, 2023 and December 31, 2022, respectively, at redemption value	30,246,297	29,866,922
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,640,000 shares issued and outstanding at both September 30, 2023 and December 31, 2022 (excluding shares subject to possible redemption of 2,878,178 and 2,998,815, respectively)	564	564
Additional paid-in capital	2,005,948	3,657,675
Accumulated deficit	(5,636,018)	(4,419,035)
Total stockholders’ deficit	(3,629,506)	(760,796)
Total liabilities, redeemable shares and stockholders’ deficit	$30,376,867	$30,419,211

The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Formation and operating costs	$458,193	$199,261	$2,496,215	$738,046
Franchise tax	35,800	50,000	108,600	150,000
Loss from operations	(493,993)	(249,261)	(2,604,815)	(888,046)
Other income
Investment income from Trust	361,609	885,025	686,112	1,159,936
Change in fair value of private warrants	5,500	8,250	—	129,250
Change in fair value of convertible promissory notes	363,121	142,690	1,041,770	197,325
Total other income	730,230	1,035,965	1,727,882	1,486,511
Net income (loss) income before provision for income taxes	236,237	786,704	(876,933)	598,465
Provision for income taxes	144,676	164,977	340,050	172,323
Net income (loss)	$91,561	$621,727	$(1,216,983)	$426,142
Basic and diluted weighted average Common Stock subject to redemption	2,930,629	20,000,000	2,975,837	20,000,000
Basic and diluted net income (loss) income per Common Stock	$0.01	$0.02	$(0.14)	$0.02
Basic and diluted weighted average Common Stock	5,640,000	5,640,000	5,640,000	5,640,000
Basic and diluted net income (loss) income per Common Stock	$0.01	$0.02	$(0.14)	$0.02

The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	For the Three and Nine Months Ended September 30, 2023
	Common Stock		Additional		Total
			Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	5,640,000	$564	$3,657,675	$(4,419,035)	$(760,796)
Remeasurement of shares subject to possible redemption	—	—	(267,064)	—	(267,064)
Net loss	—	—	—	(748,117)	(748,117)
Balance as of March 31, 2023	5,640,000	$564	$3,390,611	$(5,167,152)	$(1,775,977)
Remeasurement of shares subject to possible redemption	—	—	(814,736)	—	(814,736)
Net loss	—	—	—	(560,427)	(560,427)
Balance as of June 30, 2023	5,640,000	$564	$2,575,875	$(5,727,579)	$(3,151,140)
Excise tax on redemptions of shares	—	—	(12,598)	—	(12,598)
Remeasurement of shares subject to possible redemption	—	—	(557,329)	—	(557,329)
Net income	—	—	—	91,561	91,561
Balance as of September 30, 2023	5,640,000	$564	$2,005,948	$(5,636,018)	$(3,629,506)

	For the Three and Nine Months Ended September 30, 2022
	Common Stock		Additional		Total
			Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	5,640,000	$564	$5,269,208	$(5,410,873)	$(141,101)
Net loss	—	—	—	(232,763)	(232,763)
Balance as of March 31, 2022	5,640,000	$564	$5,269,208	$(5,643,636)	$(373,864)
Net income	—	—	—	37,178	37,178
Balance as of June 30, 2022	5,640,000	$564	$5,269,208	$(5,606,458)	$(336,686)
Remeasurement of shares subject to possible redemption	—	—	(648,270)	—	(648,270)
Net income	—	—	—	621,727	621,727
Balance as of September 30, 2022	5,640,000	$564	$4,620,938	$(4,984,731)	$(363,229)

The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2023	2022
Cash flows from Operating Activities:
Net (loss) income	$(1,216,983)	$426,142
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and investment held in Trust Account	(686,112)	(1,159,936)
Change in fair value of warrants	—	(129,250)
Change in fair value of convertible promissory note	(1,041,770)	(197,325)
Changes in current assets and current liabilities:
Prepaid expenses	17,655	281,938
Accounts payable and accrued expenses	1,931,658	(114,416)
Franchise tax payable	108,600	(103,485)
Deferred tax liability – non-current	218,772	—
Income tax payable, net	(476,973)	172,323
Due to related party	90,000	90,000
Net cash used in operating activities:	(1,055,153)	(734,009)
Cash flows from Investing Activities:
Deposits into from Trust Account pursuant to Extension Amendment	(1,049,645)	—
Withdrawals from Trust Account	1,724,755	326,104
Net cash provided by investing activities	675,110	326,104
Cash flows from Financing Activities:
Payments for redemptions of Class A Common Stock	(1,259,754)	—
Proceeds from issuance of related party promissory note	1,554,000	575,000
Net cash provided by financing activities	294,246	575,000
Net Change in Cash	(85,797)	167,095
Cash – Beginning of period	86,517	89,393
Cash – End of period	$720	$256,488
Supplemental disclosure of cash flow information
Cash paid for income taxes	$598,251	$—
Non-Cash investing and financing activities:
Redemption costs of Class A Common Stock included in excise tax payable	$12,598	$—
Remeasurement in value of common stock subject to redemption	1,639,129	648,270
Non-Cash investing and financing activities:	$1,651,727	$648,270

The accompanying notes are an integral part of these unaudited condensed financial statements.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Note 1 — Organization, Business Operations and Going Concern

Bite Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on September 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”).

The Company has selected December 31 as its fiscal year end.

As of September 30, 2023, the Company had not commenced any operations. All activity for the period from September 29, 2020 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (“IPO”) and, subsequent to the IPO, identifying a target company for a business combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

On April 29, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (“Above Food”), 2510169 Alberta Inc., an Alberta Corporation (“TopCo”) and a direct, wholly owned Subsidiary of Above Food, and Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of TopCo (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company and Above Food agreed to combine in a business combination that will result in each of the Company and Above Food becoming a wholly-owned subsidiary of TopCo. Upon the closing of the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), TopCo’s common shares and warrants are expected to be listed on the New York Stock Exchange.

On the date of the closing of the Proposed Transactions and pursuant to a court-approved plan of arrangement, Above Food’s shareholders will effect a share exchange (the “Share Exchange”), pursuant to which, among other things, Above Food’s shareholders will contribute to TopCo all of the issued and outstanding equity of Above Food in exchange for newly issued TopCo common shares, TopCo Class A earnout shares and TopCo Class B earnout shares, and after giving effect to the Share Exchange, Above Food will become a direct, wholly owned subsidiary of TopCo.

Pursuant to the Share Exchange, a number of TopCo Common Shares equal to $206,000,000 divided by $10.00 shall be issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. All of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange shall convert, respectively, into options, restricted share units and warrants exercisable for TopCo Common Shares.

Charter Amendments

On December 15, 2022, the Company’s stockholders approved, among other proposals, an amendment to the amended and restated certificate of incorporation (the “First Extension Amendment”). The First Extension Amendment extended the date by which the Company must consummate its initial business combination from February 17, 2023 to August 17, 2023 by one-month extensions or such earlier date as determined by its board of directors (the “Board”), provided that Smart Dine, LLC (the “Sponsor”) (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, unless the closing of the Company’s initial business combination shall have occurred, and permit holders of public shares to redeem their shares for their pro rata portion of the Trust Account. In connection with the stockholder vote to approve the First Extension Amendment, the holders of 17,001,185 shares of Common Stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $171.7 million, leaving approximately $30.3 million in the Trust Account.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements

On August 10, 2023, the Company’s stockholders approved, among other proposals, an amendment to the Company’s amended and restated certificate of incorporation (the “Second Extension Amendment”) to allow the Company to extend the date by which the Company must consummate its initial business combination (the “Termination Date”) by monthly election to extend such date in one-month increments up to a total of six months from August 17, 2023 (each, an “Extension”), until February 17, 2024 (such date, as may be further extended by vote of the Company’s stockholders, the “Second Extended Date”). In connection with the stockholder vote to approve the Second Extension Amendment, the holders of 120,637 shares of Common Stock properly exercised their right to redeem their shares for cash for an aggregate redemption amount of approximately $1.2 million, leaving approximately $30.0 million in the Trust Account.

Financing

The registration statement for the Company’s IPO was declared effective on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the IPO of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO the Company consummated the private placement (the “Private Placement”) of an aggregate of 500,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital generating total gross proceeds of $5,000,000.

On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.

Trust Account

Following the closing of the IPO, on February 17, 2021, $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was held in a Trust Account (“Trust Account”), and may only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000. Upon closing of the IPO, the Private Placement, and the sale of the Units, in connection with the underwriters’ partial exercise of their over-allotment, a total of $200,000,000 ($10.00 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest to occur of the completion of the Company’s initial business combination or the redemption of the Company’s public shares if the Company is unable to complete the initial business combination on or before the Second Extended Date (as defined in above).

During the year ended December 31, 2022 and the nine months ended September 30, 2023, the Company withdrew $401,104 $465,000, respectively, from the Trust Account for the payment of tax obligations. Pursuant to the First Extension Amendment and Second Extension Amendment, the Sponsor deposited $1,049,645 into the Trust Account during the nine months ended September 30, 2023.

On December 15, 2022 and August 25, 2023, the Company had partial liquidations of the funds in the Trust Account of $171,744,610 and $1,259,754, respectively. The remaining proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which would have higher priority than the claims of the Company’s public stockholders.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Initial Business Combination

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will have until the Second Extended Date to consummate a business combination (the “Combination Period”). However, if the Company is unable to complete a business combination within the Combination Period, the Company will cease all operations except for the purpose of winding up, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, initial stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, any private shares and any public shares held by them in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares, any private shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if the Company fails to complete the initial business combination within the Combination Period.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that its Sponsor would be able to satisfy those obligations.

Liquidity, Capital Resources and Going Concern

As of September 30, 2023, the Company had $720 in its operating bank account and a working capital deficit, excluding prepayments and accruals for taxes, of $3,343,320.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Subsequent to the consummation of the IPO and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account. As such, the Company fully paid certain outstanding offering costs and the then outstanding amounts under a promissory note to the Sponsor. The Sponsor will provide all necessary financial support through Working Capital Loans (as defined in Note 5), equity financing, or a combination thereof, to enable the Company to meet its financial obligations as they become due through twelve months from the date the financial statements are issued. Up to $1,500,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit at the option of the lender. The agreement with the Sponsor will be available to the Company until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation. If the Company does not complete a business combination, the Working Capital Loans will be forgiven. As of September 30, 2023, the Company received advances of $2,129,000 under the Working Capital Loan which was memorialized through a convertible promissory note (see Note 5).

Additionally, the Company has engaged EarlyBirdCapital as an advisor in connection with its business combination to assist it in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities in connection with the initial business combination, assist it in obtaining stockholder approval for the business combination and assist with press releases and public filings in connection with the business combination (see Note 6).

Based on the foregoing, management believes that the Company will have sufficient borrowing capacity from the Sponsor to meet its needs through the earlier of the consummation of a business combination or liquidation date. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

However, the Company is within 12 months of its mandatory liquidation as of the time of filing this quarterly report on Form 10-Q. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the mandatory liquidation raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or February 17, 2024, the extended date the Company is required to liquidate.

Risks and Uncertainties

The Company’s ability to consummate an initial business combination may be adversely impacted by various factors that cause economic uncertainty and volatility in the financial markets, such as downturns in the financial markets or in economic conditions, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, and geopolitical instability, such as the military conflicts in the Ukraine and the Middle East. Management continues to evaluate the impacts of the COVID-19 pandemic and the ongoing conflicts in Ukraine and the Middle East and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s annual report on Form 10-K, as filed with the SEC on March 31, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Use of Estimates

The preparation of the condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash Held in Trust Account

At September 30, 2023, the assets held in the Trust Account were held in cash. As disclosed in Note 1, on December 15, 2022 and August 10, 2023, the Company had Public Share redemptions in which approximately $171.7 million and $1.2 million, respectively, was withdrawn from the Trust Account and paid to investors. During the nine months ended September 30, 2023, the Sponsor deposited $1,049,645 into the Trust Account pursuant to the First Extension Amendment and Second Extension Amendment.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

In connection with the stockholder vote to approve the First Extension Amendment on December 15, 2022, 17,001,185 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $171.7 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on December 21, 2022, approximately $30.3 million in cash remained in the trust account and 2,998,815 shares of the Company’s common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.

In connection with the stockholder vote to approve the Second Extension Amendment on August 10, 2023, 120,637 shares of the Company’s common stock subject to redemption were redeemed by stockholders for approximately $1.2 million of the funds held in the Company’s Trust Account. After satisfaction of the redemptions exercised on August 10, 2023, approximately $30 million in cash remained in the trust account and 2,878,178 shares of Class A common stock subject to redemption were outstanding. Warrants previously issued as Units in the initial IPO were segregated and retained by stockholders that redeemed their public shares.

The Company is subject is subject to a non-deductible 1% excise tax on the fair market value of any redemptions of the Company’s common stock made on or after January 1, 2023 under the Inflation Reduction Act of 2022. In connection with the redemptions exercised on August 10, 2023, the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares.

The common stock subject to possible redemption reflected on the accompanying condensed balance sheets is reconciled as follows:

Common stock subject to possible redemption at December 31, 2021	$200,000,000
Less: Redemption of shares	(171,744,610)
Plus: Remeasurement of shares subject to possible redemption	1,611,532
Common stock subject to possible redemption at December 31, 2022	29,866,922
Less: Redemption of shares	(1,259,754)
Plus: Remeasurement to shares subject to possible redemption	1,639,129
Common stock subject to possible redemption at September 30, 2023	$30,246,297

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the condensed balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO.

Accordingly, as of September 30, 2023, cash offering costs in the aggregate of $4,611,738 have been charged to stockholders’ equity (consisting of $4,000,000 of underwriting discount and $611,738 of other cash offering costs). The Company also issued 90,000 representative shares in connection with the offering (see Note 5).

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Fair Value Measurements

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Convertible promissory note

The Company has elected the fair value option to account for its non-interest bearing promissory note to the Sponsor with a maximum principal value not to exceed $2,750,000 (“Convertible Note”) which is fully described in Note 5. As a result of applying the fair value option, the Convertible Note is recorded at its initial fair value at issuance, and at each balance sheet date thereafter. Subsequent changes in fair value are recorded as change in the fair value of convertible promissory note on the statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 275,000 common stock warrants issued in connection with its Private Placement as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements

Net loss per common share

Net loss per common stock is computed by dividing net loss by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 10,275,000 shares of common stock in the aggregate.

The Company’s statements of operations include a presentation of loss per share for Common Stock subject to possible redemption in a manner similar to the two-class method of loss per common stock. Net loss per common stock, basic and diluted, for redeemable Common Stock is calculated by dividing its proportional amount of net loss, by the weighted average number of redeemable Common Stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable and Common Stock is calculated by dividing the net loss, adjusted for income attributable to redeemable Common Stock, by the weighted average number of non-redeemable and Common Stock outstanding for the periods. Non-redeemable Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Common stock subject to possible redemption
Numerator: Net income (loss) allocable to common stock subject to possible redemption	$31,308	$484,966	$(420,336)	$332,404
Denominator: Weighted average redeemable common stock
Redeemable common stock, basic and diluted	2,930,629	20,000,000	2,975,837	20,000,000
Basic and diluted net loss per share, redeemable common stock	$0.01	$0.02	$(0.14)	$0.02

Non-Redeemable Common Stock
Numerator: Net loss minus redeemable net earnings
Net income (loss)	$91,561	$621,727	$(1,216,983)	$426,142
Less: redeemable net income (loss)	(31,308)	(484,966)	420,336	(332,404)
Non-redeemable net income (loss)	$60,253	$136,761	$(796,647)	$93,738
Denominator: Weighted average non-redeemable common stock
Basic and diluted weighted average shares outstanding, common stock	5,640,000	5,640,000	5,640,000	5,640,000
Basic and diluted net loss per share, non-redeemable common stock	$0.01	$0.02	$(0.14)	$0.02

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. Our effective tax rate was 61.24% and 20.97% for the three months ended September 30, 2023 and 2022, respectively. Our effective tax rate was (38.78)% and 28.79% for the nine months ended September 30, 2023 and 2022, respectively.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

In connection with the redemptions exercised on August 10, 2023 (see Note 1), the Company recognized an excise tax liability of $12,598 which was recorded against additional paid-in capital as an incremental cost to repurchase the redeemed shares. As of September 30, 2023 and December 31, 2022, the Company’s excise tax liability related to the share redemptions was $12,598 and $0, respectively.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information. ASU 2016-13 was effective for SEC filers, excluding smaller reporting companies, for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. As an emerging growth company, the Company was permitted to adopt the new standard for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted ASU 2016-13 using a modified retrospective transition method. There were no effects on the Company’s financial position, results of operations, or cash flows upon adoption of ASU 2016-13.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements

Recently Issued Accounting Standards

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020- 06 on its consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

Management continues to evaluate the impacts of the COVID-19 pandemic and the ongoing conflicts in Ukraine and the Middle East and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3 — Initial Public Offering

On February 17, 2021, the Company sold 17,500,000 Units pursuant the IPO, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one warrant to purchase one share of common stock (“Public Warrant”).

On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.

Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial business combination and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.

Public Warrants

The Company has outstanding warrants to purchase an aggregate of 10,000,000 shares of the Company’s common stock issued in connection with the Initial Public Offering and the Private Placement (including warrants issued in connection with the underwriters’ partial exercise of their over-allotment option).

Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

BITE ACQUISITION CORP
Notes to Unaudited Condensed Financial Statements

The warrants will become exercisable 30 days after the completion of its initial business combination and will expire five years after the completion of the Company’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant-holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holders that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital, the underwriters of the IPO, purchased an aggregate of 500,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,000,000. Each private unit consists of one share of common stock and one-half of one warrant (for a total outstanding 275,000 private warrants). Among the Private Units, 470,000 Units were purchased by the Sponsor and 30,000 Units were purchased by EarlyBirdCapital.

On February 25, 2021, simultaneously with the closing of the over-allotment the Company consummated the private placement (the “Private Placement”) of an aggregate of 50,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital, generating total gross proceeds of $500,000.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Each Private Unit will be identical to the Units sold in the IPO, except as described below. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private shares or private warrants, which will expire worthless if the Company does not consummate a business combination within the Combination Period. The Sponsor has agreed to waive redemption rights with respect to the private shares (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the Company’s obligations with respect to conversion rights as described in this prospectus or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) if the Company fails to consummate a business combination within Combination Period or if the Company liquidates prior to the expiration of the Combination Period. However, the initial stockholders will be entitled to redemption rights with respect to any public shares held by them if the Company fails to consummate a business combination or liquidate within the Combination Period.

Note 5 — Related Party Transactions

Founder Shares

On October 30, 2020, the Sponsor purchased 4,312,500 shares of common stock for an aggregate purchase price of $25,000, or approximately $0.0058 per share. On February 11, 2021, as part of an upsizing of the IPO, the Company effected a stock dividend of 718,750 shares with respect to the common stock, resulting in the initial stockholders holding 5,031,250 shares of common stock. All shares and associated amounts have been retroactively restated to reflect the stock dividend. Up to 656,250 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On February 25, 2021, the underwriters exercised the over-allotment option in part, of the 656,250 Founder Shares subject to forfeiture, 31,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell its founder shares until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, the Company consummates a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due to Related Party

As of September 30, 2023 and December 31, 2022, the administrative service fee payable to an affiliate of the Sponsor was $317,857 and $227,857, respectively, which is included due to related party on the accompanying condensed balance sheets.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide non-interest-bearing loans to the Company as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit at the option of the lender. The Units would be identical to the Private Units.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Convertible Promissory Note — On February 20, 2022, the Company issued the Convertible Note, through which the Sponsor may make advances to the Company under the Convertible Note up to an aggregate of $350,000. On June 21, 2022, the Convertible Note was amended to increase the maximum principal value to $700,000. On March 23, 2023 and effective as of October 4, 2023, the Convertible Note was amended to increase the maximum principal value to $2,000,000 and $2,750,000, respectively.

The principal balance may be prepaid at any time but matures on the date at which the Company consummates its initial business combination. Upon the consummation of its initial business combination, the Sponsor may elect to convert up to $1,500,000 of the outstanding principal to a number of units equal to the outstanding balance at conversion divided by $10.00, rounded up to the nearest whole number (“Working Capital Units”). The Working Capital Units have the same terms as the Private Placement. As of September 30, 2023, the Company had a principal balance of $2,129,000 outstanding under the Convertible Note.

The Company has elected the fair value option to account for the Convertible Note. The Convertible Note was initially recognized at fair value. Subsequent changes in fair value are recognized as “Changes in the fair value of convertible note” in the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (see Note 7).

Administrative Service Fee

Commencing on February 16, 2021, the Company has agreed to pay an affiliate of the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s business combination or its liquidation, the Company will cease paying these monthly fees. For each of the nine months ended September 30, 2023 and 2022, the Company incurred $90,000 in fees for these services. As of September 30, 2023 and December 31, 2022, the Company’s administrative service fee payable was $317,857 and $227,857, respectively, which is included in Due to Related Party on the accompanying condensed balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the founder shares, Private Units, and Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders are entitled to make up to two demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriters Agreement

The underwriters had a 45-day option from the date of the prospectus to purchase up to an additional 2,625,000 Units to cover over-allotments, if any. The underwriters were entitled to a cash underwriting discount of two percent (2.0%) of the gross proceeds of the IPO, or $3,500,000.

On February 25, 2021, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating an aggregate of gross proceeds of $25,000,000 and incurred $500,000 in cash underwriting fees.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Business Combination Marketing Agreement

Additionally, the Company has engaged EarlyBirdCapital as an advisor in connection with its business combination to assist it in holding meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial business combination, assist the Company in obtaining stockholder approval for the business combination and assist the Company with our press releases and public filings in connection with the business combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of the initial business combination in an amount up to 3.5% of the gross proceeds of this offering (exclusive of any applicable finders’ fees which might become payable).

Representative Shares

On February 17, 2021, the Company issued to designees of EarlyBirdCapital 90,000 shares of common stock (the “representative shares”). The Company estimated the fair value of the stock to be $859,500 and was treated as underwriters’ compensation and charged directly to stockholders’ equity.

The holders of the representative shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial business combination. In addition, the holders of the representative shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial business combination within the Combination Period. Furthermore, the Company may, in its sole discretion, force the forfeiture of 20,000 of the representative shares upon the consummation of the initial business combination.

Note 7  —  Fair Value Measurements

The following tables present information about the Company’s assets that are measured on a recurring basis as of September 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	September 30, 2023
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$16,500
Convertible promissory note	—	—	844,783
Total	$—	$—	$861,283

	December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant liabilities	$—	$—	$16,500
Convertible promissory note	—	—	332,553
Total	$—	$—	$349,053

Investment Held in Trust Account

At September 30, 2023 and December 31, 2022, all of the funds in the Trust Account were held in cash in an interest-bearing demand deposit account. At September 30, 2023 and December 31, 2022, the Company $58,494 and $426,867, respectively, in franchise taxes payable and income taxes payable, net of prepayments, eligible for payment out of proceeds from the Trust Account.

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

Warrant Liability

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of IPO. Accordingly, the Company has classified each Private Warrant as a liability at its fair value determined by the Monte Carlo simulation model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

The change in fair value of the private warrant liabilities is summarized as follows:

Private warrant liabilities at December 31 2021	$145,750
Change in fair value of private warrant liabilities	(129,250)
Private warrant liabilities at December 31, 2022	16,500
Change in fair value of private warrant liabilities	—
Private warrant liabilities at September 30, 2023	$16,500

The estimated fair value of the private warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies’ common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero.

There were no transfers between Levels 1, 2 or 3 during the nine months ended September 30, 2023 and 2022.

The following table provides quantitative information regarding Level 3 fair value measurements for the private warrant liability as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Share price	$10.41	$10.07
Volatility	1.1%	1.2%
Expected life of the options to convert (in years)	2.0	3.1
Risk-free rate	5.03%	4.21%
Dividend yield	—%	—%

Convertible Note

The following table provides quantitative information regarding Level 3 fair value measurements for the Convertible Note as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Conversion price	$10.00	$10.00
Share price	$10.41	$10.07
Volatility	1.0%	1.2%

BITE ACQUISITION CORP

Notes to Unaudited Condensed Financial Statements

	September 30, 2023	December 31, 2022
Expected life of the debt to convert (in years)	0.38	0.58
Risk-free rate	4.55%	4.70%

Note 8 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. As of both September 30, 2023 and December 31, 2022, there were no shares of preferred shares issued or outstanding.

Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. As of both September 30, 2023 and December 31, 2022, there were 5,640,000 shares of common stock issued and outstanding, excluding shares of common stock subject to redemption of 2,878,178 and 2,998,815, respectively.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the date of the condensed balance sheet through the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or additional disclosure in the condensed financial statements other than described below.

Effective as of October 4, 2023, the Convertible Note was amended to increase the maximum principal value to $2,750,000.

Item 6.	Indemnification of Directors and Officers.

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Above Food to procure a judgment in New Above Food’s favor, New Above Food may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Above Food, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Above Food, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.

Notwithstanding the foregoing, the subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Above Food in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New Above Food, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions. Under subsection 124(3.1) of the ABCA, New Above Food may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the person acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.

As permitted by the ABCA, the New Above Food Articles will require New Above Food to indemnify directors or officers of New Above Food, former directors or officers of New Above Food or other individuals who, at New Above Food’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Above Food is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the New Above Food Articles will require that indemnification be subject to the ABCA, any indemnification that New Above Food provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New Above Food may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Above Food or a related body corporate.

II-1

Item 7.	Recent Sales of Unregistered Securities.

Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

•	On June 19, 2024, we sold an aggregate of 2,377,082 Above Food Common Shares to Grupo Empresarial Enhol, S.L (“Enhol”), which converted into 500,000 New Above Food Common Shares at the Closing of the Business Combination in exchange for cash proceeds of $5,000,000. Concurrently, we issued an aggregate of 6,180,413 Above Food Common Shares to Enhol as consideration for 100% of Brotalia, S.L.;

•	On June 27, 2024, Bite issued a Promissory Note in favor of the Sponsor, and Bite promised to pay Sponsor an interest-free, principle amount of $3,500,000, but Sponsor could elect to convert the outstanding principle into Working Capital Units upon consummation of Bite's initial business combination. Sponsor converted $1,500,000 principal amount into Working Capital Units concurrently with the Closing of the Business Combination;

Concurrently with the Closing of the Business Combination, on June 28, 2024, the Company:

•	sold an aggregate of 530,000 Above Food Common Shares to certain investors, which converted into 530,000 New Above Food Common Shares at the Closing of the Business Combination. In addition, 1,533,456 common shares of Above Food were issued to the same group of shareholders prior to the Business Combination as a deposit for a future transaction, which shares were converted into 322,550 Common Shares on a one-for-0.2103419 basis as part of the Business Combination.

•	issued an aggregate of 1,097,380 New Above Food Common Shares to Lexington Capital, Smart Dine, LLC, and Orionsea enterprises upon conversion of the convertible subordinated loans payable under a convertible lender agreement;

•	On July 3, 2024, we issued an aggregate of 728,120 New Above Food Common Shares to the shareholders of NRGene Technologies Ltd. pursuant to an asset purchase agreement;

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

II-2

Item 8.	Exhibits and Financial Statement Schedules.

(a)            Exhibits.

		Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date
2.1*	Business Combination Agreement, dated as of April 29, 2023, by and among Bite Acquisition Corp., 2510169 Alberta Inc., Above Merger Sub, Inc. and Above Food Corp.	F-4	2.1	3/27/2024
2.2	Amendment No. 1 to Business Combination Agreement, dated as of March 12, 2024, by and among Bite Acquisition Corp., Above Food Ingredients Inc., Above Merger Sub, Inc. and Above Food Corp.	F-4	2.2	3/27/2024
2.3*	Plan of Arrangement
3.1	Articles of Above Food Ingredients Inc.	20-F	1.1	7/8/2024
3.2	Amended and Restated By-law No. 1	20-F	1.2	7/8/2024
4.1	Amended and Restated Warrant Indenture, by and between Above Food Ingredients Inc., Above Food Corp. and Odyssey Trust Company, dated June 28, 2024.	20-F	4.2	7/8/2024
5.1*	Opinion of Gowling WLG (Canada) LLP.
10.1	Stock Escrow Assignment, Assumption and Amendment Agreement, dated June 28, 2024, by and among Bite Acquisition Corp., Above Food Ingredients Inc., Smart Dine, LLC, Continental Stock Transfer & Trust Company, and Odyssey Transfer and Trust Company.	20-F	10.1	7/8/2024
10.2	Stock Escrow Agreement, dated February 11, 2021, among Bite Acquisition Corp., Continental Stock Transfer & Trust Company and certain security holders.	20-F	10.2	7/8/2024
10.3	Registration Rights Agreement, dated June 28, 2024, by and among Above Food Corp., Above Food Ingredients Inc., Smart Dine, LLC and certain other investors set forth therein.	20-F	10.3	7/8/2024
10.4	Form of Indemnification Agreement	20-F	10.4	7/8/2024
10.5	Form of General Security Agreement	F-4	10.6	4/8/2024
10.6	Form of Release to the General Security Agreement	F-4	10.7	4/8/2024
10.7♦	Escrow Agreement, dated December 29, 2022, between Above Food corp., Lexington Capital, S.A.P.I. de C.V. and McDougall Gauley LLP.	F-4	10.13	4/8/2024
10.8	Pledge Agreement, dated December 29, 2022, between Above Food USA Corp. and Lexington Capital, S.A.P.I. de C.V.	F-4	10.14	4/8/2024
10.9▲	Supplier Agreement, between Farmer Direct Organic Foods Ltd. and United Natural Foods, Inc.	F-4	10.15	4/8/2024
10.10	Asset Purchase Agreement, dated August 28, 2023, between NRGene Technologies Ltd., NRGene Canada Inc., and Above Food Corp.	F-4	10.16	4/8/2024

10.11†♦	Amended and Restated Agreement for Lease, dated May 5, 2023, by and among Purely Canada Terminals Corp., Purely Canada Foods Corp. and Kambeitz Agri Inc.	F-4	10.17(a)	4/8/2024
10.12	Amended and Restated Agreement for Lease, dated June 3, 2023, by and among Purely Canada Terminals Corp. and Purely Canada Foods Corp.	F-4	10.17(b)	4/8/2024
10.13	Lease Agreement, dated June 12, 2017, between Matrix Equities Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.	F-4	10.18	4/8/2024
10.14	Amendment of Lease to the Lease Agreement, dated January 13, 2021, between Matrix Equities Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant	F-4	10.19	4/8/2024
10.15	Renewal of Lease to the Lease Agreement, dated October 17, 2022, between Matrix Equities Inc., by its duly authorized agent, Triovest Realty Advisors Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.	F-4	10.20	4/8/2024
10.16†♦	Industrial Lease (Multi-Tenant), dated October 17, 2019, between 1057041 Ontario Inc., as Landlord, and Wood & Water Foods Inc., as Tenant	F-4	10.21	4/8/2024
10.17	First Amending Lease Agreement to the Industrial Lease, dated September 30, 2021, between 1057041 Ontario Inc., as Landlord, and Wood and Water Foods Inc., as Tenant.	F-4	10.22	4/8/2024
10.18	Second Amending Lease Agreement to the Industrial Lease, dated November 30, 2022, between 1057041 Ontario Inc., as Landlord, and Wood and Water Foods Inc., as Tenant, dated November 30, 2022 Tenant.	F-4	10.23	4/8/2024
10.19†▲♦	Lease Agreement, dated December 31, 2021, by and between Midatlantic Warehouse & Storage, LLC, as landlord and Atlantic Natural Foods, LLC, as tenant.	F-4	10.24	4/8/2024
10.20▲♦	Common Share Subscription Agreement, dated June 13, 2024, by and between Above Food Corp. and Grupo Empresarial Enhol, S.L.	20-F	10.23	7/8/2024
10.21▲♦	Form of Common Share Subscription Agreement, dated June 21, 2024, by and between Above Food Corp. and various investors.	20-F	10.24	7/8/2024
10.22†	Shares Sale and Purchase and Exchange Agreement, dated June 13, 2024, by and among Above Food Corp., Grupo Empresarial Enhol, S.L., and Gonzalo Agorreta Preciado.	20-F	10.25	7/8/2024
10.23	Lock-Up Agreement, dated June 19, 2024, by and between Above Food Corp. and Grupo Empresarial Enhol, S.L.	20-F	10.26	7/8/2024
10.24	Nomination Rights Agreement, dated June 19, 2024, by and between Above Food Ingredients Inc. and Grupo Empresarial Enhol, S.L.	20-F	10.27	7/8/2024
10.25	Promissory Note, dated June 27, 2024, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC.	20-F	10.28	7/8/2024
10.26▲♦	Asset Purchase Agreement, dated May 14, 2024, by and among Arcadia Biosciences, Inc., Arcadia Wellness, LLC, Above Food Corp., and Above Food Ingredients Corp.	20-F	10.29	7/8/2024
10.27	Promissory Note, dated May 14, 2024, by and among Arcadia Biosciences, Inc., Arcadia Wellness, LLC, Above Food Corp. and Above Food Ingredients Corp.	20-F	10.30	7/8/2024

10.28†	Amendment to Asset Purchase Agreement, dated June 26, 2024, by and among Above Food Corp., NRGene Technologies Ltd. and NRGene Canada Inc.	20-F	10.31	7/8/2024
10.29	Secured Convertible Promissory Note, dated June 27, 2024, by and between Above Food Ingredients Inc. and Smart Dine, LLC.	20-F	10.32	7/8/2024
10.30	Joinder to Registration Rights Agreement, dated June 19, 2024, by and among Above Food Corp., Above Food Ingredients Inc., Smart Dine, LLC, Grupo Empresarial Enhol, S.L., and Gonzalo Agorreta Preciado.	20-F	10.33	7/8/2024
10.31	Sponsor Support Agreement, dated as of April 29, 2023, by and between Smart Dine, LLC, Bite Acquisition Corp. and Above Food Corp.	F-4	10.4	4/8/2024
10.32	Above Food Ingredients Inc. Equity Incentive Plan	F-4	10.27	3/13/2024
21.1*	List of subsidiaries of Above Food Ingredients Inc.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Gowling WLG (Canada) LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
▲	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the Commission upon request.
♦	Portions of this exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the Commission upon request.

(b)            Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)            to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)            that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)            to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)            that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)            that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)            any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)            any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)            the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)            any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the city of Saskatchewan, Province of Saskatoon, Canada on July 18, 2024.

Above food ingredients inc.

By:	/s/ Lionel Kambeitz
Name:	Lionel Kambeitz
Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints Lionel Kambeitz acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Lionel Kambeitz	Chief Executive Officer and Executive Chairman	July 18, 2024
Lionel Kambeitz

/s/ Jason Zhao	Executive Vice President, Chief Financial Officer and Director	July 18, 2024
Jason Zhao

/s/ Tyler West	Vice President of Origination and Regenerative Agriculture	July 18, 2024
Tyler West

/s/ Martin Williams	Vice President of Consumer Brands	July 18, 2024
Martin Williams

/s/ Felipe Gomez Garcia	Director	July 18, 2024
Felipe Gomez Garcia

/s/ Garth Fredrickson	Director	July 18, 2024
Garth Fredrickson

/s/ Chief Reginald Bellerose	Director	July 18, 2024
Chief Reginald Bellerose

/s/ Alberto Ardura González	Director	July 18, 2024
Alberto Ardura González

/s/ Agustin Tristan Aldave	Director	July 18, 2024
Agustin Tristan Aldave

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Above Food Ingredients Inc. has duly caused this registration statement to be signed by the following duly authorized representative in the United States on July 18, 2024.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.